Exhibit 10.5

CREDIT AGREEMENT

Dated as of December 27, 2013

among

TRIBUNE COMPANY

as the Borrower

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer,

and

The Other Lenders Party Hereto

J.P. MORGAN SECURITIES LLC

CITIGROUP GLOBAL MARKETS INC.

DEUTSCHE BANK SECURITIES INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Bookrunners,

CITIGROUP GLOBAL MARKETS INC.

DEUTSCHE BANK SECURITIES INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

CREDIT SUISSE SECURITIES (USA) LLC,

as Co-Syndication Agents

and

BARCLAYS BANK PLC

GOLDMAN SACHS BANK USA

UBS SECURITIES LLC,

as Co-Documentation Agents

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

1	Guarantors
1.01(a)	Pro Forma Consolidated Financial Statements
2.01	Commitments and Pro Rata Shares
2.03	Existing Letters of Credit
4.01(a)	Jurisdictions of Local Counsel Opinions
5.12(a)	Subsidiaries and Other Equity Investments
5.12(b)	Stations
6.16	Post-Closing Undertakings
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness (Including Existing Letters of Credit)
7.06	Restricted Payments
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.07(b)(v)	Disqualified Lenders
10.07(d)	Ineligible Participants

EXHIBITS

Form of
A-1	Committed Loan Notice
A-2	Request for L/C Credit Extension
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliate Lender Assignment and Assumption
E-3	Administrative Questionnaire
F	Guaranty
G-1	Security Agreement
G-2	Pledge Agreement
H	[Reserved]
I	Solvency Certificate
J	[Reserved]
K	Intercompany Subordination Agreement
L	Intercreditor Agreement
M-1	Increase Supplement
M-2	Lender Joinder Agreement
N	[Reserved]
O	U.S. Tax Compliance Certificate
P	Acceptance and Prepayment Notice

Q	Discount Range Prepayment Notice
R	Discount Range Prepayment Offer
S	Solicited Discounted Prepayment Notice
T	Solicited Discounted Prepayment Offer
U	Specified Discount Prepayment Notice
V	Specified Discount Prepayment Response

This CREDIT AGREEMENT is entered into as of December 27, 2013, among Tribune Company, a Delaware corporation (as further defined in Section 1.01, the “Borrower”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders referred to herein.

PRELIMINARY STATEMENTS

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of June 29, 2013, as amended on July 15, 2013 (together with all exhibits and schedules and other attachments thereto, collectively, the “Purchase Agreement”), among the Borrower, Tribune Broadcasting Company II, LLC, a wholly owned subsidiary of the Borrower, Local TV Holdings, LLC (the “Target”), the sellers party thereto (the “Sellers”), Oak Hill Capital Partners II, L.P., as the seller representative (the “Seller Representative”), the Borrower will directly or indirectly acquire (the “Acquisition”) the Target;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Borrower will (A) enter into this Agreement to borrow Initial Term Loans in an aggregate principal amount of $3,800,000,000, plus an additional amount of Revolving Credit Loans and (B) cause certain letters of credit to be issued;

WHEREAS, the debt outstanding under (i) the Existing Credit Agreement and (ii) the Loan Agreement, dated as of December 31, 2012, among the Borrower and certain of its Subsidiaries, Bank of America, N.A., as agent, and the other lenders party thereto from time to time will be repaid in full and all commitments thereunder shall be terminated (collectively, the “Tribune Refinancing”);

WHEREAS, pursuant to the Purchase Agreement, debt outstanding under each of (i) the Amended and Restated Credit Agreement, dated as of May 7, 2007 and amended and restated as of February 15, 2012, as further amended on September 28, 2012, among Local TV Finance, LLC, Local TV, LLC, the guarantors party thereto, the lenders party thereto, the joint lead arrangers party thereto, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and other agents party thereto, (ii) the Amended and Restated Credit Agreement, dated as of July 14, 2008 and amended and restated as of September 24, 2012, as further amended on March 12, 2013, among FoxCo Acquisition Sub, LLC, FoxCo Acquisition, LLC, the guarantors party thereto, the lenders party thereto, the joint lead arrangers party thereto, Deutsche Bank Trust Company Americas, as issuing bank, administrative agent and collateral agent, and other agents party thereto and (iii) the 9  1⁄4%/ 10% Senior Toggle Notes due 2015, issued under the Indenture, dated as of May 7, 2007, among Local TV Finance, LLC, Local TV Finance Corporation, the guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee, will be repaid, redeemed, defeased or otherwise discharged in full and the commitments thereunder terminated, as applicable (the “Target Debt Refinancing” and, together with the Tribune Refinancing, the “Transaction Refinancings”); and

WHEREAS, the proceeds of the Initial Term Loans and any Initial Revolving Credit Loans made on the Closing Date hereunder will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions and (iii) to consummate the Transaction Refinancings (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

Now, therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(a)(vi)(D)(b).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(vi)(D)(c).

“Acceptance and Prepayment Notice” means a written notice from the Borrower setting forth the Acceptable Discount pursuant to Section 2.05(a)(vi)(D)(b) substantially in the form of Exhibit P.

“Acceptance Date” has the meaning specified in Section 2.05(a)(vi)(D)(b).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” and in each definition embedded therein were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries or Related License Corporations), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquisition” has the meaning specified in the recitals to this Agreement.

“Additional Lender” has the meaning specified in Section 2.14(b).

“Administrative Agent” means JPMCB, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Lender” means any Affiliate of the Borrower that becomes an assignee pursuant to Section 10.07 (other than any Subsidiaries of the Borrower).

“Affiliate Lender Assignment and Assumption” has the meaning specified in Section 10.07(i)(i).

“Affiliate Transaction” has the meaning Specified in Section 7.08.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Syndication Agents and the Co-Documentation Agents.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, supplemented, waived or otherwise modified time to time.

“Anticipated Cure Deadline” has the meaning specified in Section 8.03.

“Applicable Commitment Fee” means a percentage per annum equal to (a) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(b) in respect of the first full Fiscal Quarter ending after the Closing Date, 0.375% per annum, and (b) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Consolidated Total First Lien

Net Debt to Consolidated EBITDA Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Commitment Fee
Pricing Level	Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio	Applicable Commitment Fee
1	Less than or equal to 3.00:1.00	0.25%
2	Greater than 3.00:1.00 but less than or equal to 4.00:1.00	0.375%
3	Greater than 4.00:1.00	0.50%

Any increase or decrease in the Applicable Commitment Fee resulting from a change in the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that, at the option of the Required Lenders, “Pricing Level 3” shall apply without regard to the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) but was not, commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statement is delivered.

“Applicable Discount” has the meaning specified in Section 2.05(a)(vi)(C)(b).

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to the Initial Term Loans, 3.00% per annum for Eurodollar Rate Loans, and 2.00% per annum for Base Rate Loans; and

(b) with respect to the Initial Revolving Credit Facility, (i) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(b) in respect of the first full Fiscal Quarter ending after the

Closing Date, 3.00% per annum for Eurodollar Rate Loans, and 2.00% per annum for Base Rate Loans, and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio	Eurodollar Rate Loans	Base Rate Loans
1	Less than or equal to 2.75:1.00	2.75%	1.75%
2	Greater than 2.75:1.00	3.00%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that at the option of the Required Revolving Lenders, “Pricing Level 2” shall apply without regard to the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) but was not, commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statement is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Appropriate Lenders” means, at any time, (a) with respect to Loans of any Tranche, the Lenders of such Tranche (or in the case of any Revolving Credit Facility, the Lenders that have Commitments or Loans with respect to such Facility), (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders, and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of JPMS, Citi, DBSI, Merrill Lynch and CS Securities in their respective capacities as exclusive joint lead arrangers and bookrunners.

“Asset Swap Consideration” has the meaning set forth in the definition of Asset Swap Transaction.

“Asset Swap Transaction” means a substantially concurrent sale and purchase, or exchange, of any assets of the Borrower or any Restricted Subsidiary (including all of the Equity Interests of a Restricted Subsidiary) for Related Business Assets of another Person or group of affiliated Persons (including all of the Equity Interests of a Person or group of affiliated Persons all or a substantial portion of whose assets constitute Related Business Assets) received or acquired by the Borrower or such Restricted Subsidiary (as applicable) participating therein; provided that no greater than 10% of the aggregate consideration paid by or to the Borrower and such Restricted Subsidiary in connection with any such sale and purchase or exchange, may consist of cash or Cash Equivalents (“Asset Swap Consideration”) (provided that, notwithstanding the foregoing, Asset Swap Consideration in excess of 10% of the aggregate consideration paid by or to the Borrower and such Restricted Subsidiary in connection with any such sale and purchase or exchange shall be permitted if (x) in the case of Asset Swap Consideration paid by the Borrower or any Restricted Subsidiary, the excess cash purchase or sale portion of such Asset Swap Transaction shall otherwise be permitted pursuant to Sections 7.02 hereof or (y) in the case of Asset Swap Consideration paid to the Borrower or any Restricted Subsidiary (other than any Asset Swap Consideration allocable to Excluded Disposition Assets included in any such Asset Swap Transaction), the Net Cash Proceeds from such Asset Swap Transaction shall be applied to prepay Term Loans in accordance with Section 2.05(b)(ii); provided that (a) the Related Business Assets or other consideration received by the Borrower or any applicable Restricted Subsidiary in respect of such Asset Swap Transaction shall be in an amount at least equal to the Fair Market Value of the applicable assets sold or exchanged or other consideration paid by the Borrower or such Restricted Subsidiary, (b) (other than with respect to any Asset Swap Transaction made pursuant to a legally binding commitment entered into when no Event of Default exists) no Event of Default will have occurred and be continuing or will result therefrom and (c) each applicable Loan Party and any newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12 or made arrangements to comply with such Section 6.12 after the effectiveness of such Asset Swap Transaction within the time periods set forth in Section 6.12, as applicable.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Audit Report and Opinion” has the meaning specified in Section 6.01(a).

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Liquidity” means, at any date, the sum of (i) the aggregate amount of Unrestricted Cash as of such date plus (ii) the aggregate amount available to be drawn under the Revolving Credit Facility.

“Bankruptcy Proceedings” means the reorganization proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware pursuant to which the Borrower and certain of its Subsidiaries were debtors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as established from time to time by the Administrative Agent as its “prime rate” at its principal U.S. office and (c) the Eurodollar Rate for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate established by the Administrative Agent shall take effect at the opening of business on the day such change is effective.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BBA LIBOR” means the LIBOR Rate as administered by the British Bankers Association or, in the event it shall no longer administer such rate, by any successor administrator of such rate.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“BofA” means Bank of America, N.A.

“Bona Fide Debt Funds” means, with respect to any Person, any Affiliate of such Person that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement. In the event the Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.04, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Borrower” for all purposes of this Agreement and the other Loan Documents.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.05(a)(vi)(B).

“Borrower Parties” means the collective reference to the Borrower and the Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.05(a)(vi)(C).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Broadcast Property” means each of (a) a Broadcast Station and (b) a Person that owns a Broadcast Station.

“Broadcast Station” means all or substantially all the assets used and useful for operating a full service commercial television, AM or FM broadcast station pursuant to a Station License, including the rights to use such Station License.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (b) all fixed asset additions financed through Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Casualty Event,

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions,

(iv) expenditures that constitute any part of Consolidated Lease Expense,

(v) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary of the Borrower and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary of the Borrower and for which neither the Borrower nor any Restricted Subsidiary of the Borrower has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrower or any Restricted Subsidiary of the Borrower in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(vi) the book value of any asset owned by the Borrower or any Restricted Subsidiary of the Borrower prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vii) any expenditures made as payment of the consideration for a Permitted Acquisition (or similar Investments), or

(viii) any capitalized interest reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Capitalized Lease Obligations” means, as applied to any Person, all obligations of such Person under leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases of such Person, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that any change in GAAP after the Closing Date will not cause any obligation that was not or would not have been a Capitalized Lease Obligation prior to such change to be deemed a Capitalized Lease Obligation following such change.

“CareerBuilder” means CareerBuilder, LLC, and any successor in interest thereto.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender, as applicable (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) Dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary, in each case in the ordinary course of business;

(b) securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;

(c) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(d) [Reserved];

(e) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) time deposits with, or domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof issued by, any Lender or any other bank having combined capital and surplus of not less than $500,000,000;

(g) repurchase agreements with a term of not more than one year for underlying securities of the type described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;

(h) securities of marketable short-term money market and similar highly liquid funds having assets in excess of $250,000,000;

(i) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (h) above; and

(j) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, or (ii) in the case of any Cash Management Agreement in effect on the Closing Date, is, as of the Closing Date, (or becomes within 30 days after the Closing Date) a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CGMI” means Citigroup Global Markets Inc.

“Change of Control” means: the earliest to occur of: (a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Permitted Holders shall become beneficial owner, directly or indirectly, of more than the greater of (x) 35% of the then outstanding voting stock of (i) so long as the Borrower is a Subsidiary of any Parent Holding Company, the Relevant Parent Entity or (ii) if the Borrower is not a Subsidiary of any Parent Holding Company, the Borrower and (y) the percentage of such outstanding voting stock beneficially owned, directly or indirectly, by the Permitted Holders at such time of (i) so long as the Borrower is a Subsidiary of any Parent Holding Company, the Relevant Parent Entity or (ii) if the Borrower is not a Subsidiary of any Parent Holding Company, the Borrower; (b) a “change of control” (or any similar event) shall occur under any Junior Financing or debt securities of the Borrower or any of its Restricted Subsidiaries, in each case in an aggregate outstanding principal amount in excess of the Threshold Amount; and (c) so long as the Borrower is a Subsidiary of any Parent Holding Company, such Parent Holding Company shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower.

“Classified Ventures” means Classified Ventures, LLC, and any successor in interest thereto.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with such Section 4.01 and the initial Loans are advanced.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means Barclays Bank PLC, Goldman Sachs Bank USA and UBS Securities LLC.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means JPMCB, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12 or 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Letter” means the Commitment Letter, dated as of June 29, 2013 among the Borrower, JPMCB, JPMS, CGMI, DBNY, DBSI, BofA, Merrill Lynch, CS and CS Securities, as amended by the Lender Joinder Agreement, dated as of September 3, 2013.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Communications Laws” means the Communications Act of 1934, as amended, and the requests, rules, regulations, policies, guidelines or directives thereunder or issued in connection therewith and any other laws, rules, regulations, policies, guidelines or directives administered, enacted or issued by the FCC, as applicable, regulating the business of the Borrower and its Restricted Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or such other form as may be agreed between the Borrower and the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means for any period:

(a) Consolidated Net Income for such period; plus

(b) without duplication, the sum of the following items (to the extent deducted in the computation of Consolidated Net Income for such period or, in the case of amounts pursuant to clauses (vi), (xv), (xviii), (xix), (xx) or (xxi) below, to the extent not included in Consolidated Net Income):

(i)	depreciation expense,

(ii)	amortization (including amortization of intangible assets and properties),

(iii) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of (A) interest income (other than income attributable to leases) and (B) gains on such Swap Obligations or derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(iv) provision for all taxes (whether paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any),

(v) any extraordinary losses,

(vi) any cash dividends or distributions actually received from any Person accounted for by the Borrower or any of its Subsidiaries on the equity or cost method (it being understood that distributions received by the Borrower or any of its Subsidiaries from Television Food Network in respect of any quarterly period shall be deemed received during the immediately subsequent quarterly period (even if actually received after the last day of such subsequent quarterly period)),

(vii) Non-Cash Charges,

(viii) pension expense for single-employer qualified defined benefit pension plans sponsored by Tribune Company determined in accordance with GAAP,

(ix) [Reserved],

(x) unusual or non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance costs, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, costs associated with tax projects/audits and costs consisting of professional, consulting or other fees relating to any of the foregoing,

(xi) any fees and costs associated with the Bankruptcy Proceedings incurred by the Borrower and its Restricted Subsidiaries,

(xii) actual net losses resulting from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(xiii) any fees, expenses or charges (other than depreciation or amortization expense as described in the preceding clauses (i) and (ii)) related to any completed or proposed issuance of Equity Interests, investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a Permitted Refinancing thereof) (in each case, including any such transaction consummated prior to the Closing Date and whether or not any such transactions is successful), including such fees, expenses or charges related to the Obligations and any amendment or other modification of the Obligations or other Indebtedness,

(xiv) business optimization expenses, special items, acquisition and disposition-related expenses and other restructuring charges, accruals or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, plant closure, facility consolidations, retention, severance, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge or reserve, a Responsible Officer of the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense, charge or reserve,

(xv) the amount of “run rate” cost savings, operating expense reductions, special items and other operating improvements and synergies reasonably projected by the Borrower in good faith to be realized in connection with the Transactions or the implementation of an operational initiative (including the termination, abandonment or discontinuance of operations and product lines or in connection with an acquisition or disposition) after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to subsection 6.02(b), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and factually supportable in the reasonable good faith judgment of the Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, 24 months after the Closing Date and (II) in all other cases, 24 months after the implementation of the operational initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xv) to the extent duplicative of any expenses or charges otherwise added back to Consolidated EBITDA, whether through a Pro Forma Adjustment or otherwise, for such period and (C) the aggregate amount of “run rate” costs savings, operating expense reductions, special items and other operating improvements and synergies included in Consolidated EBITDA pursuant to this paragraph (xv) during any Test Period shall not exceed 20% of Consolidated EBITDA for such Test Period, calculated after giving effect to any adjustment pursuant to this paragraph (xv),

(xvi) any non-cash loss attributable to the mark-to-market movement in the valuation of Swap Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815,

(xvii) any loss for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments,

(xviii) any gain relating to Swap Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA in such period pursuant to clause (c)(vi) below,

(xix) cash receipts in such period (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(xx) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has received notification from the applicable carrier that it intends to indemnify or reimburse such expenses, charges or losses and that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), such expenses, charges or losses,

(xxi) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty event or business interruption, and

(xxii) Transaction Costs,

less

(c) without duplication, the sum of the following items (to the extent included in the computation of Consolidated Net Income for such period):

(i) any extraordinary, unusual or non-recurring gains,

(ii) whether or not recurring, non-cash credits and gains resulting from non-operating items (excluding any such non-cash amount in respect of which cash or other assets were received in a prior period or will be received in a future period or which represents the reversal of an accrual or cash reserve for anticipated cash charges in any prior period);

(iii) the income (or deficit) of any Person accounted for by the Borrower or any of its Subsidiaries on the equity or cost method,

(iv) cash contributions, required to be contributed to the pension per applicable legislation, including, but not limited to the Pension Protection Act of 2006, the Pension Relief Act of 2010, and the Moving Ahead for Progress in the 21st Century Act of 2012, to single-employer qualified defined benefit pension plans sponsored by Tribune Company,

(v) actual net gains resulting from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(vi) any non-cash gain attributable to the mark-to-market movement in the valuation of Swap Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815,

(vii) any income for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments, and

(viii) any loss relating to Swap Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clause (b)(xvi) above, in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries; provided that, to the extent included in Consolidated Net Income,

(i) there shall be excluded in determining Consolidated EBITDA, without duplication, any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830,

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower, any Restricted Subsidiary of the Borrower or any Related License Corporation during such period (other than any Unrestricted Subsidiary or an acquisition by a Related License Corporation from a Borrower Party) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion), and

(iii) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of (other than to a Related License Corporation), closed or classified as discontinued operations (but if operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower, any Restricted Subsidiary of the Borrower or any Related License Corporation during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary of the Borrower that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

Notwithstanding anything to the contrary, Consolidated EBITDA (before giving effect to any pro forma adjustments or other adjustments contemplated in the definitions of Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect, including without limitation the Transactions) shall be deemed to be $138,030,000 for the Fiscal Quarter ended September 29, 2013, $177,730,000 for the Fiscal Quarter ended June 30, 2013, $214,040,000 for the Fiscal Quarter ended March 31, 2013, $300,300,000 for the Fiscal Quarter ended December 30, 2012, $134,440,000 for the Fiscal Quarter ended September 23, 2012, $248,930,000 for the Fiscal Quarter ended June 24, 2012, $181,110,000 for the Fiscal Quarter ended March 25, 2012 and $269,030,000 for the Fiscal Quarter ended December 25, 2011.

“Consolidated Interest Expense” means for any period, the amount of interest expense, both expensed and capitalized (including the interest component attributable to Capitalized Lease Obligations), of the Borrower and its Restricted Subsidiaries for such period on the aggregate principal amount of their Indebtedness determined on a consolidated basis in accordance with GAAP, after giving effect to any payments, if any, made (less any payments, if any, received) pursuant to obligations under Swap Contracts with respect to such Indebtedness but excluding non-cash deferred financing costs (other than for purposes of the definition of the term “Consolidated EBITDA”).

“Consolidated Lease Expense” means, for any period, all rental expenses of the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Consolidated Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to the Transaction and pursuant to a Permitted Acquisition (or similar Investment) or Asset Swap Transaction to the extent that such rental expenses relate to operating leases (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (d) any one time effects at the time of applying purchase accounting.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (to the extent otherwise included therein), without duplication, (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) for purposes of the definition of “Excess Cash Flow” (including, without limitation, the use thereof in the definition of “Cumulative Credit”), the undistributed earnings of any Restricted Subsidiary (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or applicable Law with respect to such Restricted Subsidiary, (c) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (d) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period and (e) for purposes of the definition of “Excess Cash Flow” (including, without limitation, the use thereof in the definition of “Cumulative Credit”), the income of any Related License Corporation except to the extent of payments actually received by the Borrower or its Restricted Subsidiaries from such Related License Corporation in respect of such period.

“Consolidated Total Assets” means, the consolidated total assets of the Borrower and its Restricted Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the most recently ended Test Period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the pro forma consolidated balance sheet of the Borrower for the Fiscal Quarter ended September 29, 2013.

“Consolidated Total First Lien Net Debt” means, as of any date of determination, (a) an amount equal to Consolidated Total Net Debt (without regard to clause (b) of the definition thereof) as of such date that is secured by Liens on the Collateral (other than (i) Liens that are junior or subordinated to the Liens on the Collateral securing the Obligations and (ii) Liens on Collateral consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of the indebtedness secured thereby) as of such date, minus (b) the aggregate amount of Unrestricted Cash as of such date.

“Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total First Lien Net Debt as of the date of determination to (b) (i) Consolidated EBITDA for the applicable Test Period, divided by (ii) two.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition or similar Investment), consisting of indebtedness for borrowed money, obligations in respect of all drawn and unreimbursed letters of credit (including any Unreimbursed Amounts), Capitalized Lease Obligations, purchase money Indebtedness, Related License Guarantees and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of Unrestricted Cash as of such date.

“Consolidated Total Net Debt to Consolidated EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of the date of determination to (b) (i) Consolidated EBITDA for the applicable Test Period, divided by (ii) two.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, to the extent otherwise included therein, (i) the current portion of any Funded Debt, (ii) all Indebtedness (including L/C Obligations) under the Revolving Credit Facility or any other revolving facilities available to the Borrower or any of its Restricted Subsidiaries, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) Non-Cash Compensation Liabilities, (vi) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date and (vii) the effects from applying purchase accounting.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.

“Converted Restricted Subsidiary” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Co-Syndication Agents” means CGMI, DBSI Merrill Lynch and CS Securities.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CS” means Credit Suisse AG.

“CS Securities” means Credit Suisse Securities (USA) LLC.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:

(a) $100,000,000, plus

(b) the Retained ECF Amount, plus

(c) the Net Cash Proceeds of any Permitted Equity Issuance after the Closing Date (other than Excluded Contributions, Cure Amounts and equity contributed to incur Indebtedness pursuant to Section 7.03(u), but including issuances of Indebtedness or Disqualified Equity Issuances after the Closing Date which shall have been subsequently exchanged for or converted into Permitted Equity Issuances) at such time Not Otherwise Applied, plus

(d) in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 7.02(s) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the acquisition of Equity Interests of an Unrestricted Subsidiary or any other Investment, an amount equal to the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and Cash Equivalents from: (i) the sale (other than to the Borrower or any Restricted Subsidiary) of any such Equity Interests of any such Unrestricted Subsidiary or any such Investment, (ii) any dividend or other distribution by any such Unrestricted Subsidiary or received in respect of any such Investment or (iii) returns of principal, repayments and similar payments by any such Unrestricted Subsidiary or received in respect of any such Investment, in each subclause of this clause (d), solely to the extent not included in the determination of clause (b) above, plus

(e) in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 7.02(s) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and such Unrestricted Subsidiary is thereafter redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary, an amount equal to the Fair Market Value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(f) any property or casualty insurance claim or condemnation event the Net Cash Proceeds of which, together with the aggregate amount of Net Cash Proceeds of all other such events, are less than $50,000,000, received by the Borrower or any of its Restricted Subsidiaries, in each case since the Closing Date, plus

(g) any Declined Amount,

as such amount may be reduced from time to time to the extent that all or a portion of the Cumulative Credit is applied to make Investments pursuant to Section 7.02(s), Restricted Payments pursuant to Section 7.06(f) or prepayments, redemptions, purchase, defeasance or other satisfaction of Junior Financing pursuant to Section 7.12(a)(i).

“Cure Amount” has the meaning specified in Section 8.03.

“Cure Right” has the meaning specified in Section 8.03.

“DBNY” means Deutsche Bank AG New York Branch.

“DBSI” means Deutsche Bank Securities Inc.

“Debt Fund Affiliate” means any Affiliate Lender (other than the Borrower and its Subsidiaries) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course, so long as any such Affiliate Lender is managed as to day-to-day investment decisions with respect to the Term Loans (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from any controlling Affiliate of the Borrower which directly holds equity interests of the Borrower or any Parent Holding Company.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal, the applicable interest rate plus 2.00% per annum (provided that with respect to Eurodollar Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurodollar Rate Loans may not be converted to, or continued as, Eurodollar Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, solely with respect to a Revolving Credit Lender, under other syndicated credit agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any equity interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition made pursuant to Section 7.05(s) that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such Fair Market Value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 7.05(s) to the extent the Borrower or any Restricted Subsidiary converts the same to cash or Cash Equivalents within 180 days following the closing of the applicable Disposition).

“Designation Date” has the meaning specified in Section 2.15(f).

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(vi)(B)(b).

“Discount Range” has the meaning specified in Section 2.05(a)(vi)(C)(a).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(vi)(C)(a).

“Discount Range Prepayment Notice” means a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(vi) substantially in the form of Exhibit Q.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit R, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(vi)(B)(a).

“Discount Range Proration” has the meaning specified in Section 2.05(a)(vi)(C)(c).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(vi)(D)(c).

“Discounted Prepayment Effective Date” in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offers, five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Section 2.05(a)(vi)(B), Section 2.05(a)(vi)(C) or Section 2.05(a)(vi)(D), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(a)(vi)(A).

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent Holding Company, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding capital stock of the Borrower or any Parent Holding Company or any options, warrants or other rights in respect of such capital stock.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disposition/Casualty Event Percentage” means 100%; provided that the Disposition/Casualty Event Percentage shall be reduced to 50% if the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio after giving Pro Forma Effect to the applicable Disposition or Casualty Event (but not any prepayment of Indebtedness with respect thereto) on the date of receipt of the Net Cash Proceeds shall be less than or equal to 2.00:1.00.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the

Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of officers, directors, employees, consultants or independent contractors of any Parent Holding Company, the Borrower or any Restricted Subsidiary or by any such plan to any such Person, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or a Restricted Subsidiary or any other Person in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination, death or disability.

“Disqualified Lender” has the meaning specified in Section 10.07(b).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not (a) a Foreign Subsidiary or (b) a FSHCO.

“ECF Percentage” means 50%; provided that the ECF Percentage with respect to any Fiscal Year shall be reduced to 0% if the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio as of the last day of such Fiscal Year is less than or equal to 4.00:1.00.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan to such Person under Section 10.07(b)(iii)).

“Environmental Laws” means any and all federal, state, local or municipal and foreign statutes, laws, including applicable common law, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or governmental restrictions, agreements or requirements relating to pollution, the protection of the environment or human health and safety, the release of Hazardous Materials into the environment or human exposure to Hazardous Materials, including those related to hazardous materials, substances or wastes, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of or relating to any Loan Party or any of their respective

Subsidiaries directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, registration, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under

Sections 4041 or 4041A of ERISA, respectively (other than a standard termination), (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) the imposition of any liability under Sections 4062, 4063, 4064, 4069, 4201 or 4204 upon any Loan Party or any ERISA Affiliate; (g) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (h) any other similar event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in material liability of the Borrower or any Subsidiary.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Base Rate
Eurodollar Rate = 1.00 –	Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means, for purposes of clause (a) of this definition, the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if BBA LIBOR is not available for such Interest Period, the Interpolated BBA LIBOR and (b) for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Base Rate
Eurodollar Rate = 1.00 –	Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means, for purposes of clause (b) of this definition, the rate per annum as of such date equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to such date, for Dollar deposits with a term of one month commencing on that day or (ii) if BBA LIBOR is not available for such Interest Period, the Interpolated BBA LIBOR.

Notwithstanding the foregoing, at no time shall the Eurodollar Rate for any purpose be less than 1.00% per annum with respect to Initial Term Loans.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding. The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means for any Fiscal Year of the Borrower, the excess, if any, of

(a) the sum, without duplication, of

(i) Consolidated Net Income for such Fiscal Year (but excluding, to the extent included in arriving at such Consolidated Net Income, the Net Cash Proceeds of any Recovery Event),

(ii) an amount equal to all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) income tax expense to the extent deducted in arriving at such Consolidated Net Income,

(iv) any cash dividends or distributions actually paid from any Person accounted for by the Borrower or any of its Restricted Subsidiaries on the equity or cost method for such Fiscal Year,

(v) pension expense for qualified defined benefit pension plans sponsored by Tribune Company determined in accordance with GAAP for such Fiscal Year,

(vi) broadcast rights amortization expense determined on a consolidated basis in accordance with GAAP for such Fiscal Year,

(vii) decreases in Consolidated Working Capital for such Fiscal Year (except as a result of the reclassification of items from short-term to long-term or vice versa),

(viii) an amount equal to the aggregate net non-cash loss on the sale, transfer or other Disposition of assets, business units or property by the Borrower and its Restricted Subsidiaries during such period (other than sales, transfers or other Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(ix) cash payments received in respect of Swap Contracts during such period to the extent not included in arriving at such Consolidated Net Income; and

over

(b) the sum, without duplication, of

(i) an amount equal to the aggregate net amount of all non-cash credits and gains included in arriving at such Consolidated Net Income (excluding any such non-cash amount in respect of which cash or other assets were received in a prior period or will be received in a future period or which represents the reversal of an accrual or cash reserve for anticipated cash charges in any prior period) and cash charges included in clauses (a) through (d) of the definition of “Consolidated Net Income”,

(ii) taxes, including penalties and interest, paid in cash during such Fiscal Year,

(iii) the income or loss of any Person accounted for by the Borrower or any of its Subsidiaries on the equity or cost method for such Fiscal Year,

(iv) cash contributions to qualified defined benefit pension plans sponsored by Tribune Company for such Fiscal Year,

(v) without duplication of amounts deducted pursuant to clause (xv) below in prior Fiscal Years, cash paid pursuant to contractual obligations for broadcast rights during such Fiscal Year,

(vi) without duplication of amounts deducted pursuant to clause (xv) below in prior Fiscal Years, the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such Fiscal Year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and except to the extent financed by the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income),

(vii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries made during such Fiscal Year (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 2.05(b)(ii) and any mandatory redemption or prepayment of Indebtedness secured by the Collateral on a pari passu basis with the Obligations, in the case of this clause (B), that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (1) all other prepayments and/or redemptions of Term Loans and such other Indebtedness and (2) all prepayments of revolving credit loans and swingline loans permitted hereunder made during such period (other than in respect of any revolving credit facility other than the Revolving Credit Loans to the extent there is an equivalent permanent reduction in commitments thereunder)), except to the extent financed by the issuance or incurrence of long-term Indebtedness by, or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income,

(viii) increases in Consolidated Working Capital for such Fiscal Year (except as a result of the reclassification of items from short-term to long-term or vice versa),

(ix) an amount equal to the aggregate net non-cash gain on the sale, transfer or other Dispositions of property by the Borrower and its Restricted Subsidiaries during such period (other than a Disposition in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(x) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, except to the extent that such payments were financed by the issuance or incurrence of long-term Indebtedness by, or the issuance of Equity

Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income,

(xi) without duplication of amounts deducted pursuant to clause (xv) below in prior Fiscal Years, the amount of Investments (other than Investments made pursuant to Sections 7.02(a), (c) (excluding subclause (iv)), (h), (i)(i), (l), (q), (r), (s), (v), (z), (cc), (ff), (gg) or (ii)) and acquisitions made in cash during such period, except to the extent that such Investments and acquisitions were financed by the issuance or incurrence of long-term Indebtedness by, or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income,

(xii) the amount of Restricted Payments paid in cash during such period (other than pursuant to Section 7.06(a) (with respect to payments made to the Borrower or any Restricted Subsidiary), (c), (f)(2), (g)(i), (g)(ii), (k), (n) or (o)), except to the extent that such Restricted Payments were financed by the issuance or incurrence of Indebtedness by, or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income,

(xiii) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent that such expenditures were financed by the issuance or incurrence of long-term Indebtedness by, or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income,

(xiv) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, except to the extent that such payments were financed by the issuance or incurrence of long-term Indebtedness by, or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income,

(xv) at the Borrower’s election, without duplication of amounts deducted from Excess Cash Flow in other periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to broadcast rights, Permitted Acquisitions (or similar Investments) or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent that the aggregate amount of cash actually utilized to finance such broadcast right, Permitted Acquisitions (or similar Investments) or Capital Expenditures during such period of four consecutive fiscal quarters (x) is financed by the issuance or incurrence of long-term Indebtedness by, or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income (the “Financed Amount”) or (y) is less than the Contract Consideration, the Financed Amount and/or the amount of such shortfall shall, in each case but without duplication, be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(xvi) cash expenditures made in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income, and

(xvii) to the extent included in arriving at Consolidated Net Income, any income or proceeds, in each case, attributable to a Disposition of Excluded Disposition Assets or any Excluded Disposition Subsidiaries or any transaction consummated pursuant to Section 7.06(n).

For the avoidance of doubt, any amounts received or paid from proceeds of the Escrow Fund (as defined in the Purchase Agreement) in accordance with the Purchase Agreement, shall be disregarded in calculating Excess Cash Flow.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Amount” has the meaning set forth in the definition of Excluded Disposition Assets.

“Excluded Contribution” means a Permitted Equity Issuance (other than Cure Amounts) that is designated as an “Excluded Contribution” in a certificate from a Responsible Officer of the Borrower on the date made and the proceeds of which are irrevocably excluded from the calculation of the Cumulative Credit.

“Excluded Deposit/Securities Account” means (i) any bankruptcy reserve and distribution accounts established in connection with the Plan of Reorganization and (ii) the “Rabbi Trust” accounts, numbers 3800854945 and 3800854953 maintained by the Borrower with Northern Trust Bank.

“Excluded Disposition Assets” means (i) the Equity Interest of and related contractual and other rights in and to CareerBuilder and Classified Ventures and their respective assets, including their respective Subsidiaries, (ii) real property, (iii) any Real Estate Holdco (other than to the extent of any cash or Cash Equivalents held by such Person), (iv) Publishing Assets and (v) if after giving Pro Forma Effect to the Disposition thereof and the use of proceeds in connection therewith, without netting any cash proceeds of such Disposition not actually used to prepay, repay, repurchase or redeem any Indebtedness, the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio is less than or equal to 4.25:1.00, Television Food Network; provided, that in calculating the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio for purposes of determining if Television Food Network constitutes an Excluded Disposition Asset, the Borrower may not net the cash proceeds received by it or any of its Restricted Subsidiaries in connection with any other Disposition of Excluded Disposition Assets, except to the extent the Borrower has made an irrevocable election to exclude such proceeds from the calculation of the Excluded Disposition Credit (such amount, the “Excluded Amount”).

“Excluded Disposition Credit” means an amount equal to the cumulative Net Cash Proceeds of any Disposition pursuant to Section 7.05(w), minus the Excluded Amount.

“Excluded Disposition Subsidiary” means any Person that has no material assets other than Excluded Disposition Assets.

“Excluded Information” has the meaning specified in Section 10.07(k).

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) (subject to the Borrower’s option to designate any such Subsidiary as not “Excluded”) not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries, (e) an Immaterial Subsidiary that is designated as such by the Borrower, (f) established or created pursuant to Section 7.02(x) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (g) a Permitted Receivables Financing Subsidiary, (h) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, in each case so long as the Administrative Agent shall have received a certification from a Responsible Officer of the Borrower as to the existence of such prohibition or consent, approval, license or authorization requirement, (i) a subsidiary that is prohibited from guaranteeing the Facilities by any Contractual Obligation in existence on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), (j) a Subsidiary with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to the Borrower or one of its Subsidiaries (as reasonably determined by the Borrower and notified in writing to the Administrative Agent), (k) a not-for-profit Subsidiary, (l) any Subsidiary to the extent the cost of providing such guarantee is excessive in relation to the value afforded thereby as reasonably agreed by the Borrower and the Administrative Agent, (m) any Subsidiary that is a captive insurance company, (n) [Reserved], (o) (i) Tribune CNLBC, LLC (and any successor in interest thereto), Tribune Sports Network Holdings, LLC (and any successor in interest thereto), Tribune DQ, LLC (and any successor in interest thereto), Tribune DB, LLC (and any successor in interest thereto) and Tribune WFPT, LLC (and any successor in interest thereto), in each case for so long as such entity directly or indirectly owns capital stock in the Chicago Cubs Major League Baseball franchise (or, in the case of Tribune DB, LLC, is a Subsidiary of any such entity), and (ii) Tribune ND, LLC (and any successor in interest thereto) and NBBF, LLC (and any successor in interest thereto), so long as either of them directly owns capital stock in Newsday Holdings, LLC and solely to the extent that, for each of the entities specified in clauses (i) and (ii), such entity acquires no other material property or other assets after the date hereof or (p) any other Subsidiary as may be agreed by the Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) and Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient pursuant to a law in effect on the date on which (i) in the case of a Lender, such Lender acquires the applicable interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) and, in the case of any other Recipient, such Recipient becomes a party hereto or (ii) in the case of any Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the credit agreement, dated as of December 31, 2012, as amended on or prior to the date hereof, among the Borrower, the several lenders from time to time party thereto, and JPMCB, as administrative agent.

“Existing Joint Venture Interests” means the capital stock of and related contractual and other rights in and to any Joint Venture (other than any entity set forth in clause (o) of the definition of Excluded Subsidiary) owned by the Borrower and the Restricted Subsidiaries as of the Closing Date.

“Existing Letters of Credit” means the Letters of Credit issued prior to, and outstanding on, the Closing Date and set forth on Schedule 2.03.

“Existing Loans” has the meaning specified in Section 2.15(a).

“Existing Revolving Loans” has the meaning specified in Section 2.15(a).

“Existing Revolving Tranche” has the meaning specified in Section 2.15(a).

“Existing Term Loans” has the meaning specified in Section 2.15(a).

“Existing Term Tranche” has the meaning specified in Section 2.15(a).

“Existing Tranche” has the meaning specified in Section 2.15(a).

“Extended Loans” has the meaning specified in Section 2.15(a).

“Extended Revolving Commitments” has the meaning specified in Section 2.15(a).

“Extended Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Extended Revolving Commitments in respect of the applicable Extended Revolving Tranche, as the context may require.

“Extended Revolving Tranche” has the meaning specified in Section 2.15(a).

“Extended Term Loans” has the meaning specified in Section 2.15(a).

“Extended Term Tranche” has the meaning specified in Section 2.15(a).

“Extended Tranche” has the meaning specified in Section 2.15(a).

“Extending Lender” has the meaning specified in Section 2.15(b).

“Extension” has the meaning specified in Section 2.15(b).

“Extension Amendment” has the meaning specified in Section 2.15(c).

“Extension Date” has the meaning specified in Section 2.15(d).

“Extension Election” has the meaning specified in Section 2.15(b).

“Extension Request” has the meaning specified in Section 2.15(a).

“Facility” means the Initial Term Loans and the Term Commitments with respect thereto, the Initial Revolving Credit Facility, any New Term Facility and any other facility hereunder, as the context may require.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length, as reasonably determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement.

“FCC” means the Federal Communications Commission or any Governmental Authority substituted therefor.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of June 29, 2013 among the Borrower, JPMCB, JPMS, CGMI on behalf of Citi, DBNY, DBSI, BofA, Merrill Lynch, CS and CS Securities, as amended by the Lender Joinder Agreement, dated as of September 3, 2013.

“Final Order” shall mean that action shall have been taken by the FCC (including action duly taken by the FCC’s staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing or reconsideration, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated.

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(b).

“Fiscal Quarter” means successive 13-week periods (each such period to begin on a Monday and end on a Sunday) beginning on the first day following the end of the Borrower’s prior Fiscal Year; provided that for any 53-week Fiscal Year, the last Fiscal Quarter for such Fiscal Year shall consist of a 14-week period from and including the first day following the end of the third Fiscal Quarter of such Fiscal Year through and including the last day of such Fiscal Year; provided further that, if the Borrower has elected to change its Fiscal Year end to December 31st of each year, “Fiscal Quarter” shall mean the three months ended March 31st, June 30th, September 30th and December 31st, respectively.

“Fiscal Year” means the fiscal year of the Borrower ending on the last Sunday in December of each year; provided that, at any time the Borrower may at its option elect for “Fiscal Year” to mean the fiscal year of the Borrower ending December 31st of each year.

“Foreign Asset Sale” has the meaning specified in Section 2.05(d).

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any benefit plan that, under the applicable Law of any jurisdiction other than the United States, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Recovery Event” has the meaning specified in Section 2.05(d).

“Foreign Subsidiary” means any Subsidiary of the Borrower which is neither (a)(i) organized under the laws of the United States, any state thereof or the District of Columbia nor (ii) a FSHCO or (b) any Subsidiary of a Person described in clause (a).

“FoxCo Audited Financial Statements” has the meaning specified in Section 4.01(j).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof) and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans (other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof).

“FSHCO” means any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) substantially all of the assets of which constitute the equity and/or indebtedness of Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash and Cash Equivalents) incidental thereto.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any such obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1 (such Subsidiaries not to include any Excluded Subsidiary) and each other Subsidiary of the Borrower that shall deliver a guaranty or guaranty supplement pursuant to Section 6.12 or otherwise at the election of the Borrower, in each case, unless and until such time as the respective Guarantor is released from all of its obligations under the Guaranty in accordance with the terms and provisions hereof and thereof.

“Guaranty” means the Guaranty, made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty supplement executed and delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, urea formaldehyde insulation, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant, or words of similar import or for which liability may arise, pursuant to any Environmental Law.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent, or (ii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date (or becomes within 30 days after the Closing Date), a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Swap Contract, in each case, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(vi)(C)(c).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(a)(vi)(D)(c).

“Immaterial Station License” means a Station License necessary for the continued operation of a Broadcast Station, the Consolidated EBITDA attributable to which as of the most recently ended Test Period is less than 10% of the Consolidated EBITDA attributable to the Broadcast Stations (including, for purposes of this definition, WGN America) taken as a whole.

“Immaterial Subsidiary” means any Subsidiary of the Borrower designated as such in writing by the Borrower to the Administrative Agent that, as of the last day of the most recently ended Test Period on or prior to the date of determination for which Section 6.01 financials were required to be delivered, has assets representing less than 5% of Consolidated Total Assets and revenues representing less than 5% of consolidated revenues of the Borrower and its Restricted Subsidiaries for such Test Period; provided that (a) the aggregate assets and aggregate annual consolidated revenues of all Immaterial Subsidiaries shall at no time exceed 7.5% of Consolidated Total Assets or 7.5% of consolidated revenues of the Borrower and its Restricted Subsidiaries for such Test Period, respectively, and (b) the Borrower will designate in writing to the Administrative Agent from time to time the Restricted Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitations.

“Increase Supplement” has the meaning specified in Section 2.14(c).

“Incremental Amount” means, at any time, the greater of (x) $1,000,000,000 minus the aggregate amount of any and all Incremental Commitments and New Incremental Indebtedness incurred or issued pursuant to Section 2.14 and Section 2.17, respectively, at or prior to such time in reliance on this clause (x) and (y) the maximum aggregate principal amount of Indebtedness that can be incurred, at such time, such that after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio of the Borrower is less than or equal to 4.50:1.00 (it being understood that (A) Pro Forma Effect shall be given to the entire committed amount of any such Indebtedness (assuming that the entire committed amount thereof is fully drawn on the effective date thereof) and such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause and (B) for purposes of calculating the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio solely for purposes of this definition, (i) any Indebtedness incurred pursuant to clause (x) or (y), (ii) any outstanding Refinancing Indebtedness, Permitted Debt Exchange Notes and Rollover Indebtedness in respect of such Indebtedness and (iii) in each case any Permitted Refinancing thereof incurred pursuant to Section 7.03(b) shall, in each case, be treated as if such amount is Consolidated Total First Lien Net Debt, regardless of whether such amount is actually secured on a pari passu basis with the Obligations).

“Incremental Commitment Amendment” has the meaning specified in Section 2.14(d).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Loans” has the meaning specified in Section 2.14(d).

“Incremental Revolving Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Incremental Revolving Commitments at such time.

“Incremental Revolving Loan” means Loans made pursuant to Incremental Revolving Commitments.

“Incremental Term Loan” means Loans made pursuant to Incremental Term Loan Commitments.

“Incremental Term Loan Commitments” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property (other than (w) trade accounts payable in the ordinary course of business, (x) any earn-out obligation until and unless the payment of which has been determined by such Person in good faith to be probable (in the amount so determined), (y) expenses accrued in the ordinary course of business and (z) obligations resulting from take-or pay contracts entered into in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all (i) Guarantees of such Person in respect of any of the foregoing, (ii) Related License Guarantees of such Person and (iii) Permitted Disposition Transaction Indebtedness of such Person;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt of such Person and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Lenders” means each of the Lenders party to the Commitment Letter.

“Initial Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Initial Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Initial Revolving Credit Commitment of all Revolving Credit Lenders shall be $300,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Initial Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Initial Revolving Credit Commitments at such time.

“Initial Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Initial Term Commitment” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $3,773,000,000.

“Initial Term Loans” has the meaning specified in Section 2.01(a).

“Intellectual Property Security Agreements” has the meaning given to such term in the Security Agreement.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit K hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means an intercreditor agreement in substantially the form of Exhibit L.

“Intercreditor Agreement Supplement” has the meaning specified in Section 9.14.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter or to the extent consented to by all Appropriate Lenders, twelve months thereafter as selected by the Borrower in a Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.

“Interpolated BBA LIBOR” means, in relation to the Interest Period for any Eurodollar Rate Loan, the rate (rounded upwards to four decimal places) which results from interpolating on a linear basis between:

(a) the applicable BBA LIBOR for the longest period (for which that BBA LIBOR is available) which is less than such Interest Period, and

(b) the applicable BBA LIBOR for the shortest period (for which that BBA LIBOR is available) which exceeds such Interest Period,

each as of approximately 11:00 a.m., London time, two London Banking Days prior to the date of such interpolation.

“Investment” means, as to any Person, any direct or indirect investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any applicable Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Bookrunners” means JPMS, Citi, DBSI, Merrill Lynch and CS Securities.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries and (b) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary, including the Existing Joint Venture Interests.

“JPMCB” has the meaning specified in the introductory paragraph to this Agreement.

“JPMS” means J.P. Morgan Securities LLC.

“Junior Financing” has the meaning specified in Section 7.13.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“known to the Borrower” means the actual knowledge (after reasonable inquiry) of a Responsible Officer of the Borrower.

“Latest Term Loan Maturity Date” means, at any date of determination, the latest maturity date applicable to any Tranche of Term Loans hereunder at such time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date required under Section 2.03(c)(i) or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) JPMCB, in its capacity as an issuer of standby Letters of Credit hereunder (it being understood that JPMCB shall not be obligated to issue any commercial letters of credit hereunder), (b) solely with respect to the Existing Letters of Credit, Bank of America, N.A., and (c) any other Lender reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each lender party to this Agreement from time to time and, as the context requires, includes each L/C Issuer and the Swing Line Lender.

“Lender Joinder Agreement” has the meaning specified in Section 2.14(c).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder (including the Existing Letters of Credit). A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension, substantially in the form of Exhibit A-2 hereto.

“Letter of Credit Expiration Date” means the day that is three Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $125,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition permitted by Section 7.02 whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of an Initial Term Loan, a New Term Loan, an Extended Term Loan, a Specified Refinancing Term Loan, an Initial Revolving Credit Loan, an Incremental Revolving Loan, an Extended Revolving Loan, a Specified Refinancing Revolving Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty and (iv) the Collateral Documents.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Local TV Audited Financial Statements” has the meaning specified in Section 4.01(j)(c).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Group” means directors and members of management of any Parent Holding Company, the Borrower and its Subsidiaries that have ownership interests in Borrower (or such Parent Holding Company) or (in each case) family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Borrower or such Parent Holding Company.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents or (c) a material adverse effect on the rights and remedies of the Lenders or Agents under the Loan Documents.

“Material Guarantor” means any Guarantor which individually constitutes (a) at least 5% of the Borrower’s Consolidated Total Assets as of last day of the most recently ended Test Period on or prior to the date of determination for which Section 6.01 Financials were required to be delivered or (b) at least 5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the most recent Test Period on or prior to the date of determination for which Section 6.01 Financials were required to be delivered.

“Maturity Date” means: (a) with respect to the Initial Revolving Credit Facility, the earlier of (i) December 27, 2018 and (ii) the date of termination in whole of the Initial Revolving Credit Commitments, the Letter of Credit Commitments and the Swing Line Commitments pursuant to Section 2.06(a) or 8.02; and (b) with respect to the Initial Term Loans, the earliest of (i) December 27, 2020 (ii) the date of termination in whole of the Term Commitments pursuant to Section 2.06(a) prior to any Term Borrowing and (iii) the date that the Term Loans are declared due and payable pursuant to Section 8.02.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Exchange Tender Condition” has the meaning specified in Section 2.16(b).

“Minimum Extension Condition” has the meaning specified in Section 2.15(g).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means an amount equal to:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any Restricted Subsidiary and including any proceeds received as a result of unwinding any related Swap Contract in connection with such transaction) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and, if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu or junior to the Lien securing the Obligations), (B) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary or reasonable fees actually incurred in connection therewith), (C) taxes paid or reasonably estimated to be payable in connection with such Disposition or Casualty Event (or any tax distribution the Borrower may be required to make as a result of such Disposition or Casualty Event) and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds, (D) any costs actually incurred associated with unwinding any related Swap Contract in connection with such transaction, (E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by the Borrower or any Restricted Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (F) any customer deposits required to be returned as a result of such Disposition and (G) the pro rata portion of the net cash proceeds of any Disposition or Casualty Event by any non-wholly owned Restricted Subsidiary (calculated without regard to this clause (G)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any noncash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount, or any offsetting other reserve) of any reserve described in clause (E) above;

(b) with respect to the issuance of any Equity Interest by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, other out-of-pocket expenses and other customary or reasonable expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance and any costs actually incurred associated with unwinding any related Swap Contract in connection therewith; and

(c) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, taxes paid or reasonably estimated to be payable or issuance and other out-of-pocket expenses and other customary or reasonable expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and any costs actually incurred associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any

Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“New Incremental Indebtedness” has the meaning specified in Section 2.17(a).

“New Incremental Indebtedness Effective Date” has the meaning specified in Section 2.17(b).

“New Revolving Facility” has the meaning specified in Section 2.14(a).

“New Term Facility” has the meaning specified in Section 2.14(a).

“Non-Cash Charges” means, whether or not recurring, (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) any one time non-cash impact at the time of applying purchase accounting, (e) the non-cash impact of accounting changes or restatements, including changes in underlying methodologies, and (f) other non-operating or special non-cash charges (provided that, in each case, if any non-cash charge represents an accrual or reserve for any potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Cash Compensation Liabilities” means any liabilities recorded in connection with stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Extending Lender” has the meaning specified in Section 2.15(e).

“Not Otherwise Applied” means, with reference to any amount of Excluded Contribution, the Cumulative Credit or the Excluded Disposition Credit that is proposed to be applied to a particular use or transaction, such amount that (a) was not required to prepay Loans pursuant to Section 2.05(b) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction (including any application thereof as a Cure Right pursuant to Section 8.03).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party (or, with respect to the Related License Secured Obligations and solely for purposes of the Guaranty, the applicable Related License Corporation) arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement or Related License Secured Obligations, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party (or Related License Corporation, as applicable) of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that (a) obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement or Related License Secured Obligations shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty, respectively, only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements, any Cash Management Obligations or Related License Secured Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning specified in Section 5.20.

“Offered Amount” has the meaning specified in Section 2.05(a)(vi)(D)(a).

“Offered Discount” has the meaning specified in Section 2.05(a)(vi)(D)(a).

“OID” has the meaning specified in Section 2.14(d).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and, if applicable, any agreement or instrument with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), or sold or assigned an interest in any Loan or Loan document).

“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Outstanding Amount” means: (a) with respect to any Tranche of Loans or Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit

(including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Holding Company” means any Person of which the Borrower becomes a Subsidiary.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning set forth in Section 10.07(m).

“Participating Lender” has the meaning specified in Section 2.05(a)(vi)(C)(b).

“PATRIOT Act” has the meaning specified in Section 10.22.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Additional Debt” means senior secured or senior unsecured, senior subordinated or subordinated Indebtedness of the Borrower or its Restricted Subsidiaries (which Indebtedness, if secured, may, to the extent permitted by Section 7.01(gg), either have the same Lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations) consisting of notes or loans under credit agreements, indentures or other similar agreements or instruments or Related License Guarantees; provided that (A) other than in the case of Related License Guarantees, the terms of such Indebtedness do not provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow on more than a ratable basis with the Term Loans other than, with respect to Indebtedness that is secured on a pari passu basis with the Term Loans, terms of such Indebtedness which may provide for mandatory repayments or redemptions from asset sales, casualty or condemnation events or excess cash flow in a higher percentage than the ECF Percentage or the Disposition/ Casualty Event Percentage or which may not include an analogous provision to Section 2.05(b)(viii), (B) (i) if such Indebtedness (including any Related License Guarantee) is being incurred to finance or otherwise incurred in connection with a Permitted Acquisition, Asset Swap Transaction, other similar Investment permitted hereunder (or, in the case of a Related License Guarantee, Disposition permitted hereunder), (x) the Borrower’s Consolidated Total Net Debt to Consolidated EBITDA Ratio shall be less than or equal to 6.75:1.00 after giving Pro Forma Effect to the incurrence or assumption of such Indebtedness and the use of proceeds thereof or (y) the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Borrower after giving Pro Forma Effect to such incurrence of Indebtedness and the application of proceeds therefrom is less than or equal to the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Borrower immediately prior to such incurrence of Indebtedness or (ii) in connection with any other incurrence of Indebtedness (including any Related License Guarantee), the Borrower’s Consolidated Total Net Debt to Consolidated EBITDA Ratio shall be less than or equal to 6.75:1.00 after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof, it being understood, that in each case, Pro Forma Effect shall be given to the entire committed amount of any such Indebtedness (assuming that the entire committed amount thereof is fully drawn on the determination date thereof) and such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (B), (C) if such Indebtedness is secured, such Indebtedness shall be secured only by the Collateral and subject to the Intercreditor Agreement or an Other Intercreditor Agreement, (D) other than in the case of Related License Guarantees, the final maturity date shall be equal to or later than the final maturity date of, and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of, the latest Tranche of Term Loans at the time of such incurrence (other than an earlier maturity date and/or a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the latest Tranche of Term Loans), (E) other than in the case of a Related License Guarantee, such Indebtedness shall not be guaranteed by any Person that is not a Guarantor and (F) in the case of a Related License Guarantee, such guarantee shall not be provided by any Borrower Party that is not a Loan Party.

“Permitted Debt Exchange” has the meaning specified in Section 2.16(a).

“Permitted Debt Exchange Notes” has the meaning specified in Section 2.16(a)

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.16(a).

“Permitted Disposition Transaction Indebtedness” means an unsecured Guarantee of the Borrower and/or one or more of its Restricted Subsidiaries with respect to Indebtedness incurred by the acquiror of any property (whether by purchase, through receipt of an Investment or other contribution or otherwise) from the Borrower or any Restricted Subsidiary in any disposition transaction permitted under Section 7.05 or Investment permitted under Section 7.02, as applicable, which Indebtedness is incurred in connection with or for the purpose of effecting such applicable disposition (or, to pay a distribution to the Borrower and/or one or more of its Restricted Subsidiaries substantially concurrently with the Investment or contribution of such property), together with any unsecured Guarantee of the Borrower and/or one or more of its Restricted Subsidiaries with respect to any Refinancings of such Indebtedness or earlier Refinancings of such Indebtedness; provided that the principal amount (or if issued with original issue discount, an aggregate issue price) of such Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to accrued and unpaid interest and any premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder.

“Permitted Equity Issuance” means any capital contribution to the Borrower (or any Parent Holding Company) (other than with respect to Disqualified Equity Interests) or sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any Parent Holding Company), the proceeds of which are, in the case of a capital contribution to any Parent Holding Company or issuance of Equity Interests by a Parent Holding Company, contributed to the common equity of the Borrower.

“Permitted Holders” means the collective reference to (i) Oaktree Capital Management, L.P., Angelo, Gordon & Co., L.P., or JPMCB and their respective Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing), (ii) the Management Group; provided that, for purposes hereof and the definition of “Change of Control”, the outstanding voting stock of the Borrower or the Parent Holding Company, as applicable, beneficially owned by the Management Group in excess of 10% of the aggregate amount thereof shall be disregarded solely for purposes of determining the amount deemed to be held by Permitted Holders, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date) of which the Persons described in clauses (i) and (ii) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (i) and (ii), collectively, beneficially own Voting Equity Interests representing more than 50% of the total voting power of the Voting Equity Interests held by such group and (iv) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of capital stock of any Relevant Parent Entity or the Borrower.

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary that meets the following conditions: (a) such Permitted Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Borrower and its Subsidiaries (other than any Permitted Receivables Financing Subsidiary), on the one hand, and the Permitted Receivables Financing Subsidiary, on the other, (b) all sales and/or contributions of Permitted Receivables Financing Assets to the Permitted Receivables Financing Subsidiary shall be made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar transactions and may include Standard Securitization Undertakings; provided that a Responsible Officer of the Borrower shall have provided a certificate to such effect to the Administrative Agent at least five Business Days prior to the incurrence of such Permitted Receivables Financing, together with a reasonably detailed description of the material terms and conditions of such Permitted Receivables Financing or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements set forth in the foregoing clauses (a), (b) and (c), which certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects).

“Permitted Receivables Financing Assets” means the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables, and the proceeds thereof.

“Permitted Receivables Financing Fees” means reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.

“Permitted Receivables Financing Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any of its Restricted Subsidiaries makes an Investment and to which the Borrower or any of its Restricted Subsidiaries transfers Permitted Receivables Financing Assets) that engages in no activities other than in connection with the financing of Permitted Receivables Financing Assets of the Borrower and the Restricted Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower (as determined by the Borrower in good faith) and (c) to which none of the Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, repurchase, exchange or extension (collectively, a “Refinancing” and “Refinance” and “Refinanced” shall have correlative meanings) of any Indebtedness of such Person; provided that (a) the principal amount (or if issued with original issue discount, an aggregate issue price) thereof does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder; (b) other than with respect to a Refinancing of Indebtedness permitted by Section 7.03(f) or (g) or a Related License Guarantee, such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the maturity date of the Indebtedness being Refinanced); (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower in good faith); (d) if the Indebtedness being Refinanced is secured by a junior-priority security interest in the Collateral and/or subject to any intercreditor arrangements for the benefit of the Lenders, such Refinancing is secured and subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower in good faith); (e) such Refinancing is incurred by the Person who is the obligor or guarantor (or any successor thereto) on the Indebtedness being Refinanced and (f) if the Indebtedness being Refinanced is a Related License Guarantee, such Refinancing is a Related License Guarantee.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries pursuant to Section 7.05(e).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Plan of Reorganization” means, the Plan of Reorganization described in, and included as an exhibit to, the Borrower’s Disclosure Statement, the final version which was filed with the United States Bankruptcy Court for the District of Delaware on July 19, 2012 and was confirmed by such court on July 23, 2012.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means, collectively, the Pledge Agreement dated the date hereof executed by the Loan Parties, substantially in the form of Exhibit G-2, together with each other pledge agreement and pledge agreement supplement executed and delivered pursuant to Section 6.12.

“Pledged Shares” has the meaning specified in the Pledge Agreement.

“Post-Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the 24th month immediately following the date on which such Specified Transaction is consummated.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a Fiscal Quarter included in any Post-Acquisition Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, prior to or during such Post-Acquisition Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings and synergies, or (b) any additional costs incurred prior to or during such Post-Acquisition Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the Restricted Subsidiaries; provided that so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period it may be assumed, for the purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings and synergies will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period; provided, further, that (x) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings, synergies or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period and (y) the aggregate amount of “run rate” costs savings, operating expense reductions, special items and other operating improvements and synergies included in Consolidated EBITDA pursuant to any “Pro Forma Adjustment” (or any determination of “Pro Forma Basis,” “Pro

Forma Compliance” or “Pro Forma Effect” for any Test Period, together with any adjustment to Consolidated EBITDA pursuant to paragraph (xv) of the definition thereof, during any such Test Period, shall not exceed 20% of Consolidated EBITDA for such Test Period, calculated after giving effect to any adjustment pursuant to any “Pro Forma Adjustment” (or any determination of “Pro Forma Basis,” “Pro Forma Compliance” or “Pro Forma Effect”) or paragraph (xv) of the definition of Consolidated EBITDA.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Disposition or other disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness, Disqualified Equity Interests, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of twelve (12) months); provided that “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in good faith in a reasonable manner in accordance with the terms of this Agreement and certified by a Responsible Officer of the Borrower; provided, further, that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (i) (x) reasonably identifiable and (y) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment.”

“Pro Forma Entity” has the meaning specified in the definition of “Acquired EBITDA.”

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.19), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the principal amount of Term Loans of such Tranche of such Lender) at such time and the denominator of which is the amount of the Aggregate Commitments (and, in the case of any Term Loan Tranche and without duplication, the principal amount of Term Loans of such Tranche) under the applicable Facility or the Facilities at such time; provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, but excluding, solely for purposes of Section 5.08, intellectual property.

“Public Lender” has the meaning specified in Section 6.02.

“Public Side Information” means information with respect to the Borrower and its Subsidiaries and their respective securities that (i) is publicly available, (ii) is not material for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if the Borrower or such Subsidiaries were public reporting companies (as reasonably determined by the Borrower in good faith).

“Publishing Assets” means, with respect to the Borrower and its Restricted Subsidiaries, any business or line of business (including any minority investments) which is a publishing (including print and digital media) business or a business reasonably related thereto and all assets used and useful for the operation thereof, including Classified Ventures and CareerBuilder. To the extent any assets are used and useful to both the operations of the Publishing Assets and the Broadcast Properties, such assets shall be allocated to one or the other business as determined by the Borrower in good faith.

“Publishing Assets Disposition” means any sale, other disposition or transfer (or series of sales, dispositions and transfers) of Publishing Assets, including by way of a transfer of the Capital Stock of any Person holding no material assets other than Publishing Assets, to a Person other than the Borrower or one of its Restricted Subsidiaries that has resulted in a decrease of Consolidated Total Assets by more than $500,000,000.

“Purchase Agreement” has the meaning specified in the recitals to this Agreement.

“Qualified IPO” means the issuance by the Borrower or any Relevant Parent Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the U.S.

“Qualifying Lender” has the meaning specified in Section 2.05(a)(vi)(D)(c).

“Ratio-Based Debt Baskets” has the meaning specified in Section 1.10(e).

“Ratio-Based Lien Baskets” has the meaning specified in Section 1.10(f).

“Real Estate Holdco” means any Restricted Subsidiary of the Borrower which has no material assets other than interests in real property, leases in respect thereof and assets reasonably necessary for the operation and management thereof.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiary) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of the Borrower or any Restricted Subsidiary.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any L/C Issuer and (d) the Swing Line Lender, as applicable.

“Refinancing”, “Refinance” and “Refinanced” have the meanings specified in the definition of “Permitted Refinancing”.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.20.

“Refinancing Indebtedness” means one or more series of senior unsecured notes or loans, senior secured notes or loans (which Indebtedness, if secured, may either have the same Lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations), in each case issued in respect of a refinancing of outstanding Indebtedness of the Borrower under any one or more Tranches of Term Loans; provided that, (a) if such Refinancing Indebtedness is secured, then such Refinancing Indebtedness shall be secured solely by the Collateral and subject to the Intercreditor Agreement or an Other Intercreditor Agreement; (b) no Refinancing Indebtedness shall mature prior to the maturity date of the Tranche of Term Loans that is being Refinanced; (c) no Refinancing Indebtedness shall have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Tranche of Term Loans that is being Refinanced; (d) the terms of such Refinancing Indebtedness do not provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow on more than a ratable basis with the Term Loans other than, with respect to such Indebtedness that is secured on a pari passu basis with the Term Loans, terms of such Indebtedness which may provide for mandatory repayments or redemptions from asset sales, casualty or condemnation events or excess cash flow in a higher percentage than the ECF Percentage or the Disposition/ Casualty Event Percentage or which may not include an analogous provision to Section 2.05(b)(viii); (e) the Net Cash Proceeds, if any, of such Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Tranche being so refinanced; and (f) such Refinancing Indebtedness shall not be guaranteed by any Person that is not a Guarantor.

“Register” has the meaning set forth in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents or assets which would constitute Excluded Disposition Assets) used or useful in a business substantially similar to the lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

“Related License Corporation Secured Party” means any Person that is a lender in respect of or other holder of Indebtedness for borrowed money incurred by a Related License Corporation that is designated as a Related License Secured Obligation and in favor of which the Loan Parties have issued a Related License Guarantee.

“Related License Corporation” means (a) any Person (other than a natural person) that, directly or indirectly, owns Station Licenses which the Borrower or one or more of its Restricted Subsidiaries manages pursuant to a Related License Corporation Management Agreement or other similar agreements, in each case, which arrangements (including, any such arrangements entered into in connection with a disposition, Permitted Acquisition, Asset Swap Transaction or other Investment) were entered into based on the Borrower’s good faith determination that such arrangements were necessary or advisable in order for the Borrower or such Restricted Subsidiary to comply with the Communications Laws and designated as a Related License Corporation by the Borrower; provided that at the time of designation of any such Person as a Related License Corporation, the Consolidated EBITDA of Related License Corporations in the aggregate as of the most recently ended Test Period (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” and in each definition embedded therein were references to such Related License Corporations and their Subsidiaries) would not be greater than 50% of Consolidated EBITDA as of the most recently ended Test Period and (b) any Related License Management Company.

“Related License Corporation Management Agreement” means any management or other similar or related agreement put in place with a Related License Corporation on or prior to the Closing Date in connection with the Transactions, or management agreements or other similar or related agreements, similar in substance to those agreements or management or other similar or related agreements that are on terms customary in the industry as determined by the Borrower in good faith.

“Related License Guarantees” means a Guarantee of the Borrower and/or one or more of its Restricted Subsidiaries of third-party Indebtedness for borrowed money incurred by a Related License Corporation.

“Related License Management Company” means any Person (x) which is a joint venture owned in part by a Person described in clause (a) of the definition of Related License Corporation and in part by a Borrower Party, (y) whose primary purpose is to employ personnel associated with the broadcast stations owned by such Person described in clause (a) of the definition of Related License Corporation and (z) which has no material assets or liabilities other than in connection with the employment of such personnel.

“Related License Secured Obligations” means the obligations of any Related License Corporation under third-party Indebtedness for borrowed money incurred by such Related License Corporation, that is designated by the Borrower in writing as of the Closing Date or, if later, as of the time of entering into or incurring such obligation to the Administrative Agent as “Related License Secured Obligations” to be secured on a pari passu basis with the other Obligations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Parent Entity” means any Parent Holding Company so long as the Borrower is a Subsidiary thereof and such Parent Holding Company is not a Subsidiary of any other Parent Holding Company.

“Relevant Transaction” has the meaning set forth in Section 2.05(b)(ii).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans (including, without limitation, as may be effected through any amendment, waiver or consent to this Agreement relating to the interest rate for, or weighted average yield of, the Initial Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement, amendment, waiver or consent is (as reasonably determined by the Borrower in good faith) to refinance the Initial Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in BBA LIBOR, but including any BBA LIBOR floor or similar floor that is higher than the then BBA LIBOR), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or consent is effectuated by the incurrence by the Borrower or any subsidiary of new indebtedness, such new indebtedness is first lien secured bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or consent results in first lien secured bank financing having an “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four-

year average life and without present value discount), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in BBA LIBOR, but including any BBA LIBOR floor or similar floor that is higher than the then applicable BBA LIBOR) that is less than the “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, on the same basis) of the Initial Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or consent to this Agreement.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitments of, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or any Affiliate Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party, and, as to any document delivered on the Closing Date (except as otherwise expressly set forth in Section 4.01), any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Foreign Subsidiary” means each Restricted Subsidiary that is also a Foreign Subsidiary.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of a Person that is not an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Borrower.

“Retained ECF Amount” means as at any date of determination, an amount determined on a cumulative basis equal to (a) the amount of Excess Cash Flow for all Fiscal Years of the Borrower in which Excess Cash Flow was a positive number commencing with the Fiscal Year ending December 29, 2014, minus (b) the amount of such Excess Cash Flow required to be offered to prepay the Loans pursuant to Section 2.05(b)(i) during or with respect to such applicable Fiscal Year (without giving effect to any reduction (x) in respect of voluntary prepayments of Indebtedness as provided in clause (B) thereof, (y) as a result of the proviso at the end of Section 2.05(b)(i) or (z) as a result of Section 2.05(d)).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders.

“Revolving Credit Commitment” means an Initial Revolving Credit Commitment, a Supplemental Revolving Commitment, an Incremental Revolving Commitment or an Extended Revolving Commitment, and “Revolving Credit Commitments” means all of them, collectively.

“Revolving Credit Facilities” means all of them collectively.

“Revolving Credit Facility” means the Initial Revolving Credit Facility, any Incremental Revolving Credit Facility, any Extended Revolving Credit Facility and Specified Refinancing Revolving Facility.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” means Initial Revolving Credit Loans (including any Loans made in respect of Supplemental Revolving Commitments which have the same terms as the Initial Revolving Credit Loans), Incremental Revolving Loans, Extended Revolving Loans or Specified Refinancing Revolving Loan, as the context may require.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Rollover Indebtedness” means Indebtedness of the Borrower issued to any Lender in lieu of such Lender’s pro rata portion of any prepayment of Term Loans made pursuant to Section 2.05(a) or 2.05(b)(iii); provided that (other than in connection with a Refinancing in full of the Term Facility) the terms of any such Indebtedness shall comply with the proviso set forth in the definition of “Refinancing Indebtedness.”

“S&P” means Standard & Poor’s Financial Services LLC, a wholly owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any personal property (other than fixtures), whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions” has the meaning specified in Section 5.20.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 2.15 Additional Amendment” has the meaning specified in Section 2.15(c).

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 6.02(b).

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except for any such Cash Management Agreement designated by the Borrower in writing to the Administrative Agent as an “unsecured cash management agreement” as of the Closing Date or, if later, as of the time of entering into such Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank, except for any such Swap Contract designated by the Borrower in writing to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank to the extent it is party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements, the Related License Corporation Secured Parties and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means, collectively, the Security Agreement dated the date hereof executed by certain of the Loan Parties, substantially in the form of Exhibit G-1, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12.

“Significant Subsidiaries” means Restricted Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Single Purpose License Subsidiary” means a Restricted Subsidiary of the Borrower, the sole purpose of which is to hold Station Licenses and that, unless otherwise agreed by the Administrative Agent, does not hold any material property (other than Station Licenses) and does not have any material liabilities (other than its guarantee of the Obligations and any other Indebtedness permitted under Section 7.03).

“Sold Entity or Business” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(vi)(D)(c).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(vi)(D)(a).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to 2.05(a)(vi)(D) substantially in the form of Exhibit S.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit T, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(vi)(D)(a).

“Solvent” and “Solvency” means, with respect to the Borrower and its Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transaction (i) the Fair Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Borrower and its Subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature (all capitalized terms used in this definition other than “Borrower” and “Subsidiary” shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit I).

“SPC” has the meaning specified in Section 10.07(g).

“Specified Condition” means a condition which shall be satisfied if, (i) with respect to Section 7.02, if as of the date of determination the Consolidated Total Net Debt to Consolidated EBITDA Ratio after giving Pro Forma Effect to the relevant Investment, shall be less than or equal to 3.00:1.00, (ii) with respect to Section 7.06, if as of the date of determination the Consolidated Total Net Debt to Consolidated EBITDA Ratio after giving Pro Forma Effect to the relevant Restricted Payment, shall be less than or equal to 2.50:1.00, and (iii) with respect to Section 7.12, if as of the date of determination the Consolidated Total Net Debt to Consolidated EBITDA Ratio after giving Pro Forma Effect to the relevant prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing, shall be less than or equal to 3.00:1.00.

“Specified Discount” has the meaning specified in Section 2.05(a)(vi)(B)(a).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(vi)(B)(a).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(vi)(B) substantially in the form of Exhibit U.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit V, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(vi)(B)(a).

“Specified Discount Proration” has the meaning specified in Section 2.05(a)(vi)(B)(c).

“Specified Existing Tranche” has the meaning specified in Section 2.15(a).

“Specified Purchase Agreement Representations” means the representations made by the Target with respect to the Target and its Subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Affiliates has the right to terminate the obligations of the Borrower or such Affiliate under the Purchase Agreement or to decline to consummate the Acquisition (in each case pursuant to the terms thereof) as a result of a breach of one or more of such representations in the Purchase Agreement.

“Specified Refinancing Debt” has the meaning specified in Section 2.20.

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Representations” means the representations and warranties made in (to the extent relating to the corporate or other organizational existence of the Borrower or the Guarantors) Section 5.01(a), Section 5.01(b)(ii), Section 5.02

(other than clauses (a) - (c) therein), (to the extent the incurrence of the Loans, the provision of guarantees and granting of security hereunder would contravene the Organization Documents of any Loan Party) Section 5.02(a), Section 5.04, Section 5.13, Section 5.17, (subject to the last paragraph of Section 4.01) Section 5.19 and (to the extent the use of proceeds of the Loans on the Closing Date would violate the PATRIOT Act or OFAC) Section 5.20.

“Specified Third Party Transaction” means any transaction constituting an Investment in or Disposition or Restricted Payment to a Person other than an Unrestricted Subsidiary or a wholly owned Subsidiary of the Borrower that is not a Guarantor.

“Specified Transaction” means any incurrence or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Disqualified Equity Interests, any Investment that results in a Person becoming a Subsidiary, any transaction that results in a Person becoming a Related License Corporation, any transaction that results in a Person ceasing to be a Related License Corporation, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any Disposition or other disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person by the Borrower, a Restricted Subsidiary or a Related License Corporation, any Disposition or other disposition of a business unit, line of business or division of the Borrower, a Restricted Subsidiary or a Related License Corporation, any Asset Swap Transaction, the cessation of the operations of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, any operational change, or implementation of initiative not in the ordinary course of business or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires or permits such test or covenant to be calculated on a “Pro Forma Basis” or to be given “Pro Forma Effect.”

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made or provided by the Borrower or any Restricted Subsidiary in connection with a Permitted Receivables Financing that the Borrower has determined in good faith to be reasonable or customary in a Receivables Financing.

“Station Licenses” means (a) with respect to the Borrower or any of its Subsidiaries, all authorizations, licenses or permits issued by the FCC and granted or assigned to the Borrower or any of its Subsidiaries, or under which the Borrower or any of its Subsidiaries has the right to operate any Station, together with any extensions or renewals thereof and (b) with respect to any other Person, all authorizations, licenses or permits issued by the FCC and granted or assigned to such Person, or under which such Person has the right to operate any Broadcast Station, together with any extensions or renewals thereof.

“Stations” means, collectively, the Broadcast Stations owned from time to time by the Borrower and its Subsidiaries.

“Submitted Amount” has the meaning specified in Section 2.05(a)(vi) (C)(a).

“Submitted Discount” has the meaning specified in Section 2.05(a)(vi) (C)(a).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, directly or indirectly through one or more intermediaries, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplemental Revolving Commitments” has the meaning specified in Section 2.14(a).

“Supplemental Term Loan Commitments” has the meaning specified in Section 2.14(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligations” means, with respect to any Person, the obligations of such Person under Swap Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means JPMCB, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate amount of the then available Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Target” has the meaning specified in the recitals to this Agreement.

“Target Material Adverse Effect” means, with respect to the Company, any event, development, change or effect (an “Effect”) that, individually or in the aggregate with any other Effect, (i) materially adversely affects, or would reasonably be expected to materially adversely affect, the business, properties, assets, financial condition or results of operations of the Company, its Subsidiaries and their business and operations, taken as a whole, except that any such Effect to the extent arising out of, resulting from or attributable to any of the following, directly or indirectly, individually or in the aggregate, shall not be considered when determining whether a Target Material Adverse Effect on the

Company has occurred: (a) any Effect affecting the economy of the United States generally, including changes in the United States or foreign credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any region in which the Company or any of its Subsidiaries conducts business, (b) any Effect affecting television sales services or programming services generally or the television broadcast industry generally (including legislative or regulatory matters), including any changes to the FCC’s ownership or attribution rules or policies and any developments relating to the FCC’s incentive auction and “repacking” of the television broadcast spectrum, (c) other than for purposes of the representations and warranties contained in Section 4.4 (No Conflicts) and the condition contained in Section 8.2(a) (Company Representations and Covenants) to the extent related to the representations and warranties contained in Section 4.4 (No Conflicts), any Effect relating to or resulting from the execution and delivery of the Purchase Agreement, the announcement or pendency of the Purchase Agreement and the transactions contemplated thereby, the consummation of the transactions contemplated thereby, the identity of Buyer, the compliance with the terms and conditions of the Purchase Agreement or the taking of any action required by the Purchase Agreement or requested by Buyer (which request is made with the consent of the Arrangers (such consent not to be unreasonably withheld or delayed)), (d) any Effect arising in connection with earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway, (e) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts and circumstances giving rise to such failure may be taken into account to determine whether a Target Material Adverse Effect has occurred), (f) any breach by any Buyer Party of its obligations under the Purchase Agreement or any Ancillary Document (which breach, if intentionally made, is made with the consent of the Arrangers (such consent not to be unreasonably withheld or delayed)), or (g) changes in Law, regulations or GAAP or the interpretation thereof, or any other action by a governmental authority; provided, that any Effect arising out of, or resulting from or attributable to any events described in the foregoing clauses (a), (b), (d) and (g) shall be taken into account in determining whether a Target Material Adverse Effect has occurred, to the extent such events have a disproportionate adverse effect on the Company, its Subsidiaries and their businesses and operations, taken as a whole, relative to other businesses in the industries in which the Company and its Subsidiaries operate, or (ii) with respect to the Company only, materially adversely affects, or would reasonably be expected to materially adversely affect, the ability of any of the Sellers or the Company to perform its obligations under the Purchase Agreement, or to consummate the transactions contemplated by the Purchase Agreement. Capitalized terms used in this definition of “Target Material Adverse Effect” (other than “Purchase Agreement” which has the meaning set forth in this Agreement) shall have the meaning given to them in the Purchase Agreement, and any references to a “Section” shall mean the specified section of the Purchase Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Television Food Network” means Television Food Network, G.P., and any successor in interest thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Facility” means, at any time, (a) prior to the Closing Date, the aggregate Initial Term Commitments of all Term Lenders at such time and (b) thereafter, the aggregate Initial Term Loans of all Term Lenders at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an Initial Term Loan, New Term Loans, Extended Term Loan or Specified Refinancing Term Loan, as the context may require.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.

“Termination Date” means the earliest to occur of (a) the consummation of the Acquisition with or without funding of the Facilities, (b) June 29, 2014, (c) the date on which the Purchase Agreement is terminated and (d) the termination of the Commitments in full pursuant to Section 2.06(a) or 8.02.

“Test Period” means, as of the date of any determination under this Agreement, the eight consecutive Fiscal Quarters of the Borrower then last ended and for which Section 6.01 Financials have been delivered to the Administrative Agent.

“Threshold Amount” means $100,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Tranche” means (a) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans or Initial Term Loan Commitments, (2) New Term Loans with the same terms and conditions made on the same day, (3) Extended Term Loans (of the same Extension Series) or (4) Specified Refinancing Term Loans and (b) with respect to Revolving Credit Loans or commitments, refers to whether such Revolving Credit Loans or commitments are (1) Initial Revolving Credit Commitments or Initial Revolving Credit Loans, (2) Incremental Revolving Credit Loans or Incremental Revolving Commitments with the same terms and conditions made on the same day, (3) Extended Revolving Loans (of the same Extension Series) or (4) Specified Refinancing Revolving Loans.

“Transactions” means any or all of the following: (i) the entry into the Purchase Agreement and the consummation of the Acquisition and the other transactions contemplated thereby, (ii) the entry into this Agreement and the Loan Documents and the incurrence of Indebtedness hereunder, (iii) the Transaction Refinancings and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transaction Costs” means the payment of all fees, costs and expenses incurred in connection with the transactions described in the definition of “Transaction.”

“Tribune Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 30, 2012, and the related consolidated statements of accretion operations, cash flows and equity and total comprehensive income (loss) for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Tribune Financial Statements” means, collectively, (i) the Tribune Audited Financial Statements and (ii) the Tribune Quarterly Financial Statements.

“Tribune Quarterly Financial Statements” has the meaning specified in Section 4.01(j)(e).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of outstanding Swing Line Loans in respect of which any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to Section 2.04(c) and (c) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(c).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Cash” means, as at any date of determination, the lesser of (a) the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower as at such date, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations, other than (i) the Obligations or (ii) any such other Indebtedness permitted hereunder that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement or (b) classified as “restricted” (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing any such other Indebtedness that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Indebtedness that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement) and (b) $750,000,000.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent (it being understood and agreed that in no event may a Single Purpose License Subsidiary be designated an Unrestricted Subsidiary); provided that the Borrower shall only be permitted to so designate an Unrestricted Subsidiary so long as (1) other than in the case of a designation of an Excluded Disposition Subsidiary in contemplation of or in connection with a Specified Third Party Transaction, (i) no Default known to the Borrower or Event of Default has occurred and is continuing or would result therefrom (or, in the case of a designation in connection with a Limited Condition Acquisition, no Default known to the Borrower or Event of Default exists as of the date the definitive acquisition agreement for such Limited Condition Acquisition are entered into), (ii) immediately after giving effect to such designation, either (x) the Borrower’s Consolidated Total Net Debt to Consolidated EBITDA Ratio after giving Pro Forma Effect to such designation shall be less than or equal to 6.75:1.00 or (y) the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Borrower after giving Pro Forma Effect to such designation is less than or equal to the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Borrower and the Restricted Subsidiaries immediately prior to such designation, (iii) other than in the case of an Excluded Disposition Subsidiary, the Fair Market Value of any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02 and (iv) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying compliance with the requirements of preceding clauses (i) through (iii), as applicable, and containing the calculations required by the preceding clause (ii), or (2) in the case of a designation of an Excluded Disposition Subsidiary in contemplation of or in connection with any Specified Third Party Transaction, (i) no Event of Default has occurred and is continuing or would result therefrom (or, in the case of a designation in connection with a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into) and (ii) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying compliance with the requirements of such clause (i), (b) any Subsidiary of an Unrestricted Subsidiary (it being understood and agreed that in no event may a Single Purpose License Subsidiary be an Unrestricted Subsidiary) and (c) any Related License Management Company. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement by written notice to the Administrative Agent (each, a “Subsidiary Redesignation”);

provided that (A) no Default known to the Borrower or Event of Default has occurred and is continuing or would result therefrom (or, in the case of a designation in connection with a Limited Condition Acquisition, no Default known to the Borrower or Event of Default exists as of the date the definitive acquisition agreement for such Limited Condition Acquisition are entered into), (B) any Indebtedness and Liens of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such Subsidiary Redesignation shall be deemed newly incurred or established, as applicable, at such time and (C) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower, to the extent applicable, certifying compliance with the requirements of preceding clause (A).

“U.S. Person” means any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(f)(ii)(C)(3).

“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“WGN America” means, the nationally-distributed television programming service which is distributed by satellite to cable television and satellite television operators and commonly referred to, as of the Closing Date, as WGN America, and any successor in interest thereto.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party, the Administrative Agent and (solely with respect to Participants) any Lender.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(ii) The term “including” is by way of example and not limitation.

(iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(iv) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect for the period to which the Tribune Audited Financial Statements relate, applied in a manner consistent with that used in preparing the Tribune Audited Financial Statements, except as otherwise specifically prescribed herein; provided that any financial data (including financial ratings and other financial calculations) for periods ending on or prior to December 30, 2012 will not be required to give effect to “fresh-start reporting” under Financial Accounting Standards Board Accounting Standards Codification Topic 852 (or other similar or related accounting principles within GAAP).

(b) If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed) (provided that in the case of any change affecting the computation of the ratio set forth in Section 7.11 either the Borrower or the Required Revolving Lenders may make such negotiation request and any amendment affecting the computation of such ratio for purposes of Section 7.11 shall be subject solely to the approval of the Required Revolving Lenders (not to be unreasonably withheld, conditioned or delayed)); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) in the case of any relevant calculation, the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Borrower may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

(c) All references herein to (i) consolidated financial statements of the Borrower and (ii) determinations of any amount or ratio for the Borrower and its Restricted Subsidiaries on a consolidated basis or any similar reference, in each case, shall include each Related License Corporation that the Borrower is otherwise required to consolidate in accordance with GAAP.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

Section 1.09. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.10. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement, the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio and the Consolidated Total Net Debt to Consolidated EBITDA Ratio shall be calculated (including for purposes of Sections 2.14 and 2.17) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable eight quarter period to which such calculation relates, and/or subsequent to the end of such eight quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio and the Consolidated Total Net Debt to Consolidated EBITDA Ratio, as applicable, for purposes of (i) determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b) and (ii) determining actual compliance (but not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenant set forth in Section 7.11, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable eight quarter period shall not be given Pro Forma Effect.

(b) For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with the financial covenant set forth in Section 7.11 or calculation of the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio or the Consolidated Total Net Debt to Consolidated EBITDA Ratio, (x) in the case of any Pro Forma Compliance required after delivery of financial statements for the Fiscal Quarter ending March 30, 2014, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio permitted for the most recently ended Test Period, or (y) in the case of any such Pro Forma Compliance or ratio calculation required prior to the delivery referred to in clause (x) above, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio permitted for the Fiscal Quarter ending March 30, 2014 and, if no Section 6.01 Financials have been delivered to the Administrative Agent at such time, such compliance and ratio shall be calculated based on Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended December 29, 2013.

(c) With respect to any provision of this Agreement (other than the provisions of Section 6.02(a) or Section 7.11) that requires compliance or Pro Forma Compliance with the financial covenant set forth in Section 7.11, such compliance or Pro Forma Compliance shall be required regardless of whether the Borrower is otherwise required to comply with such covenant under the terms of Section 7.11 at such time.

(d) In connection with any Specified Transaction being taken in connection with a Limited Condition Acquisition, for purposes of (x) determining compliance with any provision of this Agreement which requires Pro Forma Compliance with the financial covenant set forth in Section 7.11 or calculation of the Consolidated Total Net Debt to Consolidated EBITDA Ratio or the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio or (y) testing baskets set forth in Article VII of this Agreement (including baskets measured as a percentage of Consolidated Total Assets), the date of determination, incurrence or establishment, as applicable, shall, at the option of the Borrower, be the time the definitive agreements for such Limited Condition Acquisition are entered into after giving effect to the Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period, and, for the avoidance of doubt, if any of such baskets or ratios are exceeded as a result of fluctuations in such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Conditional Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided that if the Borrower has made such an election, in connection with the calculation of any ratio availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments, Restricted Payments, prepayments of Junior Financing, Dispositions, fundamental changes under Section 7.04 or the designation of an Unrestricted Subsidiary (but, for the avoidance of doubt, excluding, for purposes of calculating the financial covenant set forth in Section 7.11) on or following the date of such election and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, any such ratio shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisitions and other Specified Transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated, except to the extent that such calculation would result in a lower Consolidated Total Net Debt to Consolidated EBITDA Ratio or Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio, as applicable, than would apply if such calculation was made without giving Pro Forma Effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof).

(e) For purposes of calculating the principal amount of Indebtedness permitted to be incurred pursuant to (w) either Section 2.14(a) or Section 2.17(a), in each case, in reliance on clause (y) of the definition “Incremental Amount,” (x) Section 7.03(f), (y) Section 7.03(o) or (z) Section 7.03(v) in reliance of the ratio test in clause (B) of the proviso of the definition of Permitted Additional Debt (collectively, the “Ratio-Based Debt Baskets”), any pro forma calculation of the Consolidated Total Net Debt to Consolidated EBITDA Ratio or the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio, as applicable, shall be determined (x) without netting the proceeds thereof and (y) without giving effect to any other incurrence of Indebtedness on the date of determination pursuant to any clause or sub-clause of Section 7.03 other than a Ratio-Based Debt Basket.

(f) For purposes of calculating the amount of Liens permitted to be incurred pursuant to (x) (solely with respect to Indebtedness incurred pursuant to Section 2.14(a) in reliance of clause (y) of the definition of “Incremental Amount”) Section 7.01(a), (y) (solely with respect to Indebtedness incurred pursuant to Section 2.17(a) in reliance of clause (y) of the definition of “Incremental Amount”) Section 7.01(gg)(ii) or (z) Section 7.01(gg)(v)

(collectively, the “Ratio-Based Lien Baskets”), any pro forma calculation of the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio shall be determined without giving effect to any other incurrence of Liens on the date of determination pursuant to any clause or sub-clause of Section 7.01 other than a Ratio-Based Lien Basket.

Section 1.11. Calculation of Baskets.

(a) Unless otherwise specified herein, the baskets set forth in Article VII of this Agreement (or in any defined term used in Article VII) shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets and, for the avoidance of doubt, if any of such baskets are exceeded as a result of fluctuations to Consolidated Total Assets for the most recently completed Test Period after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded as a result of such fluctuations. If any Indebtedness or Liens securing Indebtedness are incurred to Refinance Indebtedness or Liens securing Indebtedness, in each case, initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such Refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such Refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, does not exceed the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, being Refinanced, plus an amount equal to premiums, defeasance costs and fees and expenses in connection therewith.

(b) For purposes of determining whether the incurrence of any Indebtedness or Lien or the making of any Investment, Disposition, Restricted Payment, Sale Leaseback or prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing complies with any basket that is based upon the greater of a specified Dollar amount and a percentage of Consolidated Total Assets, Consolidated Total Assets shall be calculated on a Pro Forma Basis (including the occurrence of a Publishing Asset Disposition).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans.

(a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Initial Term Commitment (the

“Initial Term Loans”). The Term Borrowing shall consist of Initial Term Loans made simultaneously by the Term Lenders in accordance with their respective Initial Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein. In the event that the Closing Date shall not have occurred on or prior to the Termination Date, each Term Lender’s Initial Term Commitment shall automatically expire, and each Term Lender shall have no further obligation to make Initial Term Loans.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, an “Initial Revolving Credit Loan”) to the Borrower from time to time on and after the Closing Date, on any Business Day until and excluding the Business Day preceding the Maturity Date for the Initial Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Initial Revolving Credit Commitment; provided, however, that (x) the aggregate amount of Initial Revolving Credit Loans made on the Closing Date shall not exceed $50,000,000 (excluding drawings to finance any OID or upfront fees or other Transaction Costs) and (y) after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. In the event that the Closing Date shall not have occurred on or prior to the Termination Date, each Revolving Credit Lender’s Initial Revolving Credit Commitment shall automatically expire, and each Revolving Credit Lender shall have no further obligation to make Revolving Credit Loans.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 2:00 p.m. (New York City time) three Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans (provided that with respect to the Term Borrowing consisting of Initial Term Loans on the Closing Date, such notice may be received by the Administrative Agent not later than 9:00 a.m. (New York City time) on the requested date of such Borrowing) and (ii) 12:00 p.m. (New York City time) on the requested date of any Borrowing of Base Rate Loans; provided, however, that (other than in case of any Borrowing of Eurodollar Rate Loans on the Closing Date) if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of Interest Period, the applicable notice must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) five Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m. (New York City time) three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each written notice by the Borrower pursuant to this Section 2.02(a) shall be delivered by the Borrower to the Administrative Agent in the form of a Committed Loan Notice, and each telephone notice shall be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, in each case, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Tranche is to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. (New York City time) (or 2:00 p.m. (New York City time) in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than 15 Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, in the case of Bank of America, N.A., to continue and, for a period of 364 days after the Closing Date (which period may be extended in the sole discretion of Bank of America, N.A.), amend, extend or renew under this Agreement for the account of the Borrower the Existing Letters of Credit issued by it until the scheduled expiration or earlier termination thereof (it being understood and agreed that Bank of America, N.A., shall have no obligation to issue any other Letters of Credit hereunder) and, in the case of each other L/C Issuer, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any Restricted Subsidiary (provided that the Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of any Restricted Subsidiary on a joint and several basis with such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Restricted Subsidiary; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Revolving Credit Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless the Required Revolving Lenders and such L/C Issuer have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders and such L/C Issuer have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;

(E) such Letter of Credit is in an initial stated amount of less than $5,000,000 (or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion, but in no event less than $1,000,000), or such Letter of Credit is to be denominated in a currency other than Dollars; or

(F) any Revolving Lender is at that time a Defaulting Lender, if after giving effect to Section 2.19(a)(iv), any Fronting Exposure remains outstanding, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer with the Borrower or such Lender to eliminate such Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(v) It is agreed that, in the case of a commercial letter of credit, such commercial letter of credit shall in no event provide for time drafts or bankers’ acceptances.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. (New York City time) at least three Business Days (or such shorter period or later time as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than 30 days prior to the Maturity Date of the Revolving Credit Facility, unless the Administrative Agent and the L/C Issuer otherwise agree); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the Person for whose account the requested Letter of Credit is to be issued (which must be a Borrower Party); and (H) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment and (4) such other matters as the applicable L/C Issuer may reasonably request. In the event that any Letter of Credit Application includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such Letter of Credit Application to be the same as the analogous provisions herein.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or any Restricted Subsidiary (as designated in the Letter of Credit Application) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the Revolving Credit Facility multiplied by the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a Business Day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise).

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (B) notify each Revolving Credit Lender of such issuance or amendment and the amount of such Revolving Credit Lender’s Pro Rata Share therein.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Each L/C Issuer shall notify the Borrower on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing no later than on the next succeeding Business Day (and any reimbursement made on such next Business Day shall be taken into account in computing interest and fees in respect of any such Letter of Credit). If the Borrower fails to so reimburse such L/C Issuer on such next Business Day, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including each Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Revolving Credit Loans. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the

Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from any Collateral Document or the Guaranty, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial letter of credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a Letter of Credit fee which shall accrue for each Letter of Credit in an amount equal to the Applicable Rate then in effect for Eurodollar Rate Loans with respect to the Revolving Credit Facility multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account (unless the Borrower has provided Cash Collateral, in which case such fee shall not be due and owing in respect of the portion of the Letter of Credit which has been Cash Collateralized by the Borrower). Such Letter of

Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee at a rate equal to 0.125% per annum of the maximum amount available to be drawn under each outstanding Letter of Credit. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the maximum daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Reporting. To the extent that any Letters of Credit are issued by an L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent a report detailing the daily L/C Obligations outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at less than weekly intervals.

(l) Existing Letters of Credit. Schedule 2.03 contains a schedule of certain letters of credit issued prior to the Closing Date by the financial institutions listed on such schedule for the account of the Borrower. On the Closing Date (i) such letters of credit, to the extent outstanding, shall be deemed to be Letters of Credit issued pursuant to this Section 2.03 for the account of the Borrower, (ii) the face amount of such letters of credit shall be included in the calculation of L/C Obligations and (iii) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations.

Section 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender shall make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day until the Maturity Date in an aggregate amount not to exceed at any time outstanding the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the Revolving Credit Facility multiplied by the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which notice may be by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or a whole multiple of $100,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. The Borrower shall deliver to the Swing Line Lender and the Administrative Agent a written Swing Line Loan Notice, and each telephone notice shall be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, in each case, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of any Revolving Credit Lender) (New York City time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:30 p.m. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on their behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s committed Loan included in the relevant committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05. Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and Eurodollar Rate Loans, absent direction by the Borrower, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.05). The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Tranche). If such notice is given by the Borrower, subject to clause (iii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(iv) and Section 3.05. Subject to Section 2.19, each prepayment of outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the applicable Tranche of Term Loans and to the principal repayment installments thereof as directed by the Borrower (and absent any such direction, in direct order of maturity thereof); and each such prepayment shall be paid to the Appropriate Lenders on a pro rata basis.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. (New York City time) on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, subject to clause (iii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to Section 2.05(a)(i) or (a)(ii) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iv) If the Borrower (A) (x) makes a voluntary prepayment of any Initial Term Loans pursuant to Section 2.05(a) pursuant to a Repricing Transaction or (y) makes a prepayment of Initial Term Loans pursuant to Section 2.05(b)(iii) pursuant to a Repricing Transaction, in each case prior to the six-month anniversary of the Closing Date in connection with any Repricing Transaction, or (B) effects any amendment of this Agreement resulting in a Repricing Transaction prior to the six-month anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders, a prepayment premium (i) in the case of clause (A) above, in an amount equal to 1.0% of the principal amount prepaid or (ii) in the case of clause (B) above, an amount equal to 1.0% of the principal amount of Initial Term Loans outstanding immediately prior to such amendment; provided that if any applicable Lender shall be deemed a Non-Consenting Lender for failing to consent to the amendment referred to in clause (B) above and all or any portion of its Initial Term Loans are assigned to another Lender pursuant to Section 3.07(b) due to such failure, the Borrower shall pay such Non-Consenting Lender a fee equal to 1.0% of the principal amount of the Initial Term Loans so assigned by such Non-Consenting Lender; provided, further, that, for the avoidance of doubt, such fee shall be paid to the Non-Consenting Lender so replaced and not the replacement Lender. Such amounts shall be due and payable on the date of the effectiveness of such Repricing Transactions.

(v) Notwithstanding any other provision of this Section 2.05(a), any Lender may, with the consent of the Borrower, elect to accept Rollover Indebtedness in lieu of all or part of such Lender’s pro rata portion of any prepayment of Term Loans, made pursuant to this Section 2.05(a).

(vi) Notwithstanding anything in any Loan Document to the contrary, so long as no Default known to the Borrower or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.05(a)(vi); provided that the Borrower shall not initiate any action under this Section 2.05(a)(vi) in order to make a Discounted Term Loan Prepayment unless (1) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date, (2) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender pursuant to this Section 2.05(a)(vi) or (3) if any other Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers is then outstanding. Any Term Loans prepaid pursuant to this Section 2.05(a)(vi) shall be immediately and automatically cancelled.

(B) Borrower Offer of Specified Discount Prepayment.

(a) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 and (IV) each such offer shall remain outstanding through the Specified Discount

Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).

(b) Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(c) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this Section 2.05(a)(vi)(B) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (b); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(vi)(F) below (subject to Section 2.05(a)(vi)(J) below).

(C) Borrower Solicitation of Discount Range Prepayment Offers.

(a) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(b) The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.05(a)(vi)(C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Section 2.05(a)(vi)(C)(c)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(c) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three (3) Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment

Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(vi)(F) below (subject to Section 2.05(a)(vi)(J) below).

(D) Borrower Solicitation of Discounted Prepayment Offers.

(a) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted

Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(b) The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any, provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(c) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.05(a)(vi)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this Section 2.05(a)(vi)(D) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(vi)(F) below (subject to Section 2.05(a)(vi)(J) below).

(E) Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.

(F) Payment. If any Term Loan is prepaid in accordance with Section 2.05(a)(vi)(B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 A.M. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(vi) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Section 2.05(a)(vi) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Section 2.05(a)(vi)(F) and (B) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Section 2.05(a)(vi) as if made at par. It is also understood and agreed that prepayments pursuant to this Section 2.05(a)(vi) shall not be subject to Section 2.05(a)(i).

(G) Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(vi), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(vi), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Actions of Administrative Agent. Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Section 2.05(a)(vi) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(vi) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(vi).

(J) Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this Section 2.05(a)(vi) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(K) No Obligation. This Section 2.05(a)(vi) shall not (i) require the Borrower to undertake any prepayment pursuant to this Section 2.05(a)(vi) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.

(b) Mandatory.

(i) Within 10 Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall prepay, subject to Section 2.05(d), an aggregate principal amount of Term Loans in an amount equal to (A) the ECF Percentage of Excess Cash Flow, if any, for such Fiscal Year (commencing with the Fiscal Year ended on December 29, 2014), minus (B) the sum of (1) the amount of any cash prepayments of the Term Loans made pursuant to Section 2.05(a) during such Fiscal Year, including any prepayment at a discount to par pursuant to Section 2.05(a)(vi) in an amount not to exceed the actual cash amount of the repayment (and, in each case, not previously applied by the Borrower in such Fiscal Year pursuant to the following clause (2) to reduce the prepayment required by this Section 2.05(b)(i) for the preceding Fiscal Year), (2) at the Borrower’s election, all or any amount of any cash prepayment of the Term Loans made pursuant to Section 2.05(a) after the end of such Fiscal Year and on or prior to the date of such prepayment, including any prepayment at a discount to par pursuant to Section 2.05(a)(vi) in an amount not to exceed the actual cash amount of the repayment, (3) solely to the extent the Revolving Credit Commitments are reduced pursuant to Section 2.06(a) in connection therewith (and solely to the extent of the amount of such reduction), the amount of any cash prepayments of the Revolving Credit Loans made pursuant to Section 2.05(a) during such Fiscal Year (and not previously applied by the Borrower in such Fiscal Year pursuant to the following clause (4) to reduce the prepayment required by this Section 2.05(b)(i) for the preceding Fiscal Year), and (4) solely to the extent the Revolving Credit Commitments are reduced pursuant to Section 2.06(a) in connection therewith (and solely to the extent of the amount of such reduction), at the Borrower’s election, all or any amount of any cash prepayment of the Revolving Credit Loans made pursuant to Section 2.05(a) after the end of such Fiscal Year and on or prior to the date of such prepayment and (5) the portion of the Excess Cash Flow applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with Excess Cash Flow, in each case in an amount not to exceed the product of (x) the amount of Excess Cash Flow and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and all such other Indebtedness; provided that in each case under clause (B) above, no voluntary prepayment funded with the proceeds of an incurrence of Indebtedness with a maturity date more than twelve months from the date of incurrence thereof (other than Revolving Credit Loans hereunder or loans under any other revolving facility available to the Borrower or any of its Restricted Subsidiaries) may be applied pursuant to clause (B) above to reduce the amount of the prepayment required under this Section 2.05(b)(i); provided, further, that the prepayment set forth in this subsection 2.05(b)(i) shall apply solely to the extent that after giving effect thereto, the Available Liquidity of the Borrower and its Restricted Subsidiaries shall equal or exceed $500,000,000.

(ii) (A) If (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition (1) to a Loan Party or (2) by a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party) pursuant to Section 7.05(e), (p), (s), (t), (u), (v) or (to the extent required pursuant to the definition of “Asset Swap Transaction”) (x) or (y) any Casualty Event occurs, and any transaction or series of related transactions described in the foregoing clauses (x) and (y) results in the receipt by the Borrower or such Restricted Subsidiary of aggregate Net Cash Proceeds in excess of $50,000,000 in any Fiscal Year (any such transaction or series of related transactions resulting in Net Cash Proceeds being a “Relevant Transaction”), subject to Section 2.05(d), the Borrower shall (1) give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Cash Proceeds and (2) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B), prepay an aggregate principal amount of Term Loans in an amount equal to the Disposition/Casualty Event Percentage of the Net Cash Proceeds received from such Relevant Transaction within 15 Business Days of receipt thereof by the Borrower or such Restricted Subsidiary; provided that the Borrower may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and all such other Indebtedness. Notwithstanding anything in the first sentence of this Section 2.05(b)(ii)(A) to the contrary, in no event shall any Net Cash Proceeds received by the Borrower or any Restricted Subsidiary with respect to a Disposition of any Excluded Disposition Assets, the Equity Interests of any Excluded Disposition Subsidiary or an Unrestricted Subsidiary that has no material assets other than Excluded Disposition Assets or the Equity Interests of Excluded Disposition Subsidiaries, be required to be applied to repay the Term Loans.

(B) With respect to any Net Cash Proceeds realized or received with respect to any Relevant Transaction at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in the business of the Borrower and its Restricted Subsidiaries (including to make Investments permitted by Section 7.02) within 540 days following receipt of such Net Cash Proceeds (or, if the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 540 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 720 days following receipt of such Net Cash Proceeds); provided, that if such reinvestment relates to an acquisition by the Borrower or any of its Restricted Subsidiaries (whether as a result of a Permitted Acquisition, an Asset Swap Transaction or otherwise) and as of the last day of such 540 day period or 720 day period, as applicable, (as such period may be extended pursuant to this proviso), the sole unsatisfied condition precedent to closing such acquisition (other than any condition that by its terms cannot be satisfied prior to the closing date thereof and immaterial conditions relating to the delivery of certificates, legal opinions and other closing documentation) is the issuance by the FCC of a Final Order with respect to such acquisition, the period specified above shall be extended by a further 90 days; provided further, however, that if any of such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction (or are not reinvested within such 540 days or 720 days, or such longer period, as applicable), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 2.05(b)(ii).

(iii) Upon the incurrence or issuance by the Borrower or any Restricted Subsidiary of any Refinancing Indebtedness, any Specified Refinancing Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay the Term Loans (or, in the case of the incurrence or issuance of any Refinancing Indebtedness or Specified Refinancing Term Loans, the Tranche of Term Loans being refinanced), in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(iv) Upon the incurrence by the Borrower or any Restricted Subsidiary of any Specified Refinancing Revolving Loans, the Borrower shall prepay an aggregate principal amount of the Tranche of Revolving Credit Loans being refinanced in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(v) If for any reason the sum of the Total Revolving Credit Outstandings at any time exceed the sum of the Revolving Credit Commitments then in effect (including after giving effect to any reduction in the Revolving Credit Commitments pursuant to Section 2.06), the Borrower shall immediately prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the sum of the Total Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments then in effect.

(vi) Subject to Section 2.19, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably among the Term Lenders (or, in the case of a prepayment pursuant to Section 2.05(b)(iii) upon the issuance or incurrence of Refinancing Indebtedness or Specified Refinancing Term Loans, ratably among the Term Lenders of the Tranche of Term Loans being prepaid) to the principal repayment installments of the Term Loans (or Tranche thereof) that are due pursuant to Section 2.07(a) as directed by the Borrower (and absent any such direction, in direct order of maturity thereof). Each prepayment of Term Loans pursuant to Section 2.05(b) shall be applied on a pro rata basis to each Tranche of Term Loans (other than in the case of a prepayment pursuant to Section 2.05(b)(iii) upon the issuance or incurrence of Refinancing Indebtedness or Specified Refinancing Term Loans) and to the then outstanding Base Rate Loans and Eurodollar Rate Loans under such Tranche; provided that, (x) at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis and shall be applied within each Tranche of Term Loans and (y) if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under such Tranche to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.05.

(vii) All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05, and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iv).

(viii) The mandatory prepayments set forth in subsections 2.05(b)(i) and 2.05(b)(ii) above will not apply at any time during which the Borrower’s public corporate family rating issued by Moody’s is Baa3 or better and public corporate credit rating issued by S&P is BBB- or better, in each case with a stable outlook.

(ix) Notwithstanding any other provision of this Section 2.05(b), any Lender may, with the consent of the Borrower, elect to accept Rollover Indebtedness in lieu of all or part of such Lender’s pro rata portion of any prepayment of Term Loans, made pursuant to Section 2.05(b)(iii).

(c) Term Lender Opt-Out. With respect to any prepayment of Term Loans pursuant to Section 2.05(b)(i) or (ii), the Borrower may elect, at its option, to allow the Term Lenders to decline to accept the applicable prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(i) or (ii) at least 10 Business Days prior to the date of such prepayment. Each such notice shall specify the expected date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(i) or (ii) (the “Prepayment Amount”) and whether or not the Borrower has elected to allow the Term Lenders to decline to accept such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). If the Borrower has elected to allow the Term Lenders to decline to accept a prepayment, any Appropriate Lender may decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans owing to Appropriate Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall be retained by the Borrower (such amounts, “Declined Amounts”).

(d) Repatriation Issues. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Restricted Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.05(b)(ii) (a “Foreign Asset Sale”), the Net Cash Proceeds of any Casualty Event from a Restricted Foreign Subsidiary (a “Foreign Recovery Event”) or Excess Cash Flow, are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to

Section 2.05(b) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale, any Foreign Recovery Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds from any Foreign Asset Sale or Foreign Recovery Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.05(b)(ii) (or, in the case of Excess Cash Flow, a date on or before the date that is twelve months after the date such Excess Cash Flow would have so required to be applied to prepayments pursuant to Section 2.05(b)(i) unless previously repatriated in which case such repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 2.05(b)(i)), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary or, in the case of such Net Cash Proceeds, by such Restricted Foreign Subsidiary to make Investments.

Section 2.06. Termination or Reduction of Commitments.

(a) Optional. (i) The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments; provided that (x) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction, (y) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (z) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(ii) Any such notice of termination or reduction of commitments pursuant to Section 2.06(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory.

(i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the earlier to occur of (A) the date of the Term Borrowing and (B) the Termination Date.

(ii) Upon the incurrence by the Borrower or any Restricted Subsidiary of any commitments with respect to Specified Refinancing Revolving Loans, the Revolving Credit Commitments of the Lenders of the Tranche of Revolving Credit Loans being refinanced shall be automatically and permanently reduced on a ratable basis by an amount equal to 100% of the aggregate principal amount of such commitments.

(iii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(iv) The aggregate Initial Revolving Credit Commitments shall automatically and permanently be reduced to zero on the earlier to occur of (A) the Termination Date (unless the Closing Date shall have occurred on or before the Termination Date) and (B) the Maturity Date with respect to the Initial Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Term Commitments, the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s ratable share of the amount by which such Facility is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a) Term Loans. Beginning with March 31, 2014, the Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Initial Term Loans outstanding in consecutive quarterly installments on the dates (or if such day is not a Business Day, the immediately preceding Business Day) as follows (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Initial Term Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Initial Term Loans made as of the Closing Date)):

Date	Amount

Each March 31, June 30, September 30 and December 31 ending prior to the Maturity Date for the Term Facility	0.25% of the aggregate principal amount of the aggregate initial principal amount of the Initial Term Loans on the Closing Date

Maturity Date for the Term Facility	all unpaid aggregate principal amounts of any outstanding Initial Term Loans

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Initial Revolving Credit Facility the aggregate principal amount of all Initial Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date for the Initial Revolving Credit Facility. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay Swing Line Loans in an amount sufficient to eliminate any Fronting Exposure in respect of the Swing Line Loans.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate for Eurodollar Rate Loans under such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under the Initial Revolving Credit Facility.

(b) The Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of the Initial Revolving Credit Facility, a commitment fee equal to the Applicable Commitment Fee multiplied by the actual daily amount by which the aggregate Initial Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Initial Revolving Credit Loans (for the avoidance of doubt, excluding Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.19. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Initial Revolving Credit Facility, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full Fiscal Quarter to end following the Closing Date, and on the Maturity Date for the Initial Revolving Credit Facility.

(b) Other Fees. (i) The Borrower shall pay to the Administrative Agent for its own respective account a fee in the amount and at the times specified in the final paragraph of Section 1 of the Fee Letter.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.10. Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher interest or fees for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and with any such demand by the Administrative Agent being excused), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the applicable L/C Issuer, as the case may be, under Section 2.03(c)(iii), Section 2.03(h) or (i), Section 2.08(b) or under Article VIII. The Borrower’s obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and acceleration of the Loans pursuant to Section 8.02 and the repayment of all other Obligations after an acceleration of the Loans pursuant to Section 8.02. Except in any case where a demand is excused as provided above, any additional interest or fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five Business Days following such demand.

Section 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent pursuant to Section 10.07(c), in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 4:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 p.m.(New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 3:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any

Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) the application of Cash Collateral provided for in Section 2.18, (B) the assignments and participations (including by means of a Dutch auction or similar procedures as set forth in Section 2.05(a)(vi)) described in Section 10.07, (C) the incurrence of any Rollover Indebtedness in accordance with Section 2.05(a)(v) or Section 2.05(b)(ix), any Incremental Term Loans or Incremental Revolving Loans in accordance with Section 2.14, any Specified Refinancing Debt in accordance with Section 2.20, any Extension in accordance with Section 2.15 and any Permitted Debt Exchange Notes in accordance with Section 2.16, (D) any loan modification offer described in Section 10.01 or (E) any applicable circumstances contemplated by Sections 2.19 or 3.07.

Section 2.14. Incremental Facilities.

(a) So long as no Event of Default exists or would arise therefrom (or, in the case of an incurrence of Incremental Loans in connection with a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), the Borrower shall have the right, at any time and from time to time after the Closing Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the commitments thereunder, the “Incremental Term Loan Commitments” and each a “New Term Facility”), (ii) to increase the existing Term Loans by requesting new term loan commitments to be added to an existing Tranche of Term Loans (the “Supplemental Term Loan Commitments”), (iii) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments” and each a “New Revolving Facility”) and (iv) to increase the existing Revolving Credit Facility by requesting new revolving credit commitments to be added to an existing Tranche of Revolving Credit Loans (the “Supplemental Revolving Commitments” and, together with the Incremental Term Loan Commitments, Supplemental Term Loan Commitments and the Incremental Revolving Commitments, the “Incremental Commitments”) by an amount not to exceed the Incremental Amount (at the time of incurrence or establishment of such Incremental

Commitment). Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments and Supplemental Revolving Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Section 2.14 shall be in a minimum aggregate amount of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree).

(b) Each request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (other than any Disqualified Lender) (any such bank or other financial institution, an “Additional Lender”); provided that, if such Additional Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder, to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and (in the case of an Incremental Revolving Commitment only) the consent of any Swing Line Lender or the L/C Issuer (such consent not to be unreasonably withheld or delayed), as the case may be, that may be required pursuant to Section 10.07 (it being understood that any such Additional Lender that is an Affiliate Lender shall be subject to the provisions of Section 10.07(i), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment).

(c) Supplemental Term Loan Commitments and Supplemental Revolving Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Term Loans or Tranche of Revolving Loans, as applicable, to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit M-1 (the “Increase Supplement”) or by each Additional Lender substantially in the form attached hereto as Exhibit M-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register pursuant to which such Lender or Additional Lender agrees to commit to all or a portion of such Incremental Commitment, and in the case of an Additional Lender, to be bound by the terms of this Agreement as a Lender. The Borrower may agree to accept a lesser amount of any Incremental Commitment than originally requested. In the event there are Lenders and Additional Lenders that have committed to an Incremental Commitment in excess of the maximum amount requested (or permitted), then the Borrower shall have the right to allocate such commitments on whatever basis the Borrower determines is appropriate. Upon effectiveness of the Lender Joinder Agreement each Additional Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan and the Supplemental Revolving Commitment shall be an Initial Revolving Credit Commitment, an Incremental Revolving Commitment or Extended Revolving Commitments of a particular Extension Series, as applicable.

(d) Incremental Commitments (other than Supplemental Term Loan Commitments and Supplemental Revolving Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Additional Lender and the Administrative Agent. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.14 (including, without limitation, with respect to any Incremental Commitments to be secured on a junior basis by the Collateral, appropriate modifications, if any, to Sections 2.05(b)(vi), 8.02 and 8.04 of this Agreement and to the Guaranty, the Security Agreement and the Pledge Agreement), provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Loans (so long as any such Incremental Commitments (and related Obligations) are subject to the Intercreditor Agreement or an Other Intercreditor Agreement), (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Loans and (C) no Incremental Commitment Amendment may provide for any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) (a) in the case of a New Term Facility, the maturity date and the Weighted Average Life to Maturity of such Incremental Commitments shall be no earlier than or shorter than, as the case may be, the Maturity Date or the Weighted Average Life to Maturity of the Initial Term Loans, as applicable, and (b) in the case of Incremental Revolving Commitments, the termination date of such Incremental Commitments shall be no earlier than the Maturity Date for the Initial Revolving Credit Commitments and such Incremental Revolving Commitments shall require no scheduled amortization or mandatory commitment reduction prior to the Maturity Date of the Initial Revolving Credit Facility; (iv) the interest rate margins, (subject to Section 2.14(d)(iii)(a)) amortization schedule, original issue discount (“OID”), upfront fees and interest rate floors applicable to the loans made pursuant to the New Term Facilities or New Revolving Facilities shall be determined by the Borrower and the applicable Additional Lenders; provided that in the event that the applicable interest rate margins for any Incremental Term Loans incurred by the Borrower under any New Term Facilities prior to the eighteen-month anniversary of the Closing Date are higher than the applicable interest rate margin for the Initial Term Loans by more than 50 basis points, then the Applicable Rate for the Initial Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Initial Term Loans is equal to the applicable interest rate margins for such New Term Facilities minus 50 basis points; provided, further, that in determining the applicable interest rate margins for the Initial Term Loans and the New Term Facilities, (A) OID or upfront fees payable generally to all participating Additional Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans or any New Term Facilities in the initial primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity); (B) any arrangement, structuring or other fees payable in connection with the New Term Facilities that are not shared with all Additional Lenders providing such New Term Facilities shall be excluded; (C) any amendments to the Applicable Rate on the Initial Term Loans that became effective subsequent to the Closing Date but prior to the time of such New Term Facilities shall also be included in such calculations and (D) if the New Term Facilities include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Rate for the Initial Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to the Initial Term Loans set forth in the last sentence of the definition of Eurodollar Rate and Base Rate, respectively, shall be increased by such amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder and (2) class voting and other class protections for any additional credit facilities; and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower, provided that, to the extent such terms and documentation are not consistent with, the terms and documentation governing the existing Loans (except to the extent permitted by clause (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent and the Borrower.

Section 2.15. Extension of Term Loans and Revolving Credit Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Credit Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Credit Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans”, and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Credit Commitments, as applicable, of such Extended Tranches, the

“Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.15; provided that (i) no Event of Default shall have occurred and be continuing at the time of such extension or would exist after giving effect to such extension, (ii) any such request shall be made by the Borrower to all Lenders with Term Loans or Revolving Credit Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans or on the aggregate Revolving Credit Commitments) and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches shall be extended to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the Weighted Average Life to Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Term Loans or Revolving Credit Commitments, as applicable, set forth in Section 10.07. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its

Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.15 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Request becomes irrevocable (unless otherwise agreed by Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.15(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.15(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.15(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.15 and without limiting the generality or applicability of Section 10.01 to any Section 2.15 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.15 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.15 Additional Amendments do not become effective prior to the time that such Section 2.15 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.15 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for (i) any

Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata or otherwise more favorable basis. Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.15; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.15 Additional Amendment.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.15, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(f) Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extended Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05(a) and (b) and 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

Section 2.16. Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (each of which shall be entitled to agree or decline to participate in such Permitted Debt Exchange Offer in its sole discretion) on a pro rata basis (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche in the form of senior secured or senior unsecured, senior subordinated or subordinated notes (which notes, if secured, may either have the same Lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations) (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall be equal to or less than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the exchange, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) such Permitted Debt Exchange Notes shall have a final maturity no earlier than the Maturity Date applicable to the Tranche of Term Loans being exchanged, (iv) the Weighted Average Life to Maturity of such Permitted Debt Exchange Notes shall not be shorter than that of the Tranche of Term Loans being exchanged, (v) such Permitted Debt Exchange Notes shall be unsecured or secured only by the Collateral and subject to the Intercreditor Agreement or an Other Intercreditor Agreement, (vi) such Permitted Debt Exchange Notes shall not be guaranteed by any Person that is not a Guarantor, (vii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (viii) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (ix) any applicable Minimum Exchange Tender Condition shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.16, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.16; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.

Section 2.17. New Incremental Indebtedness.

(a) The Borrower may from time to time, upon notice to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request to issue or incur one or more series of senior secured or senior unsecured, senior subordinated or subordinated notes or term loans (which, if secured, may either have the same Lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations) (such notes or term loans, collectively, “New Incremental Indebtedness”) in an amount not to exceed the Incremental Amount (at the time of issuance or incurrence of such New Incremental Indebtedness); provided that any such issuance or incurrence of New Incremental Indebtedness shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire amount that may be requested under this Section 2.17.

(b) As a condition precedent to the issuance any New Incremental Indebtedness pursuant to this Section 2.17, (i) the Borrower shall deliver to the Administrative Agent a certificate dated as of the date of issuance of the New Incremental Indebtedness (the “New Incremental Indebtedness Effective Date”) signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower (to the extent the Borrower is an issuer of New Incremental Indebtedness) approving or consenting to the issuance of such New Incremental Indebtedness, and certifying that the conditions precedent set forth in the following clauses (ii) through (v) have been satisfied, (ii) such New Incremental Indebtedness shall not be Guaranteed by any Person that is not a Guarantor, (iii) such New Incremental Indebtedness will be unsecured or secured only by the Collateral and subject to the Intercreditor Agreement or an Other Intercreditor Agreement, (iv) such New Incremental Indebtedness shall have a final maturity no earlier than the Latest Term Loan Maturity Date (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date earlier than the Latest Term Loan Maturity Date), (v) the Weighted Average Life to Maturity of such New Incremental Indebtedness shall not be shorter than that of any Tranche of Term Loans (other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the maturity date of any Tranche of Term Loans), (vi) such New Incremental Indebtedness shall not be subject to any mandatory redemption or prepayment from asset sales, casualty or condemnation events or excess cash flow on more than a ratable basis with the Term Loans other than, with respect to such Indebtedness that is secured on a pari passu basis with the Term Loans, terms of such Indebtedness which may provide for mandatory repayments or redemptions from asset sales, casualty or condemnation events or excess cash flow in a higher percentage than the ECF Percentage or the Disposition/ Casualty Event Percentage or which may not include an analogous provision to Section 2.05(b)(viii) and (vii) if such New Incremental Indebtedness is in the form of loans and secured on a pari passu basis with the Obligations, (A) the terms and conditions (other than interest, fees, premiums, funding discounts and optional prepayment or redemption terms) of such New Incremental Indebtedness, taken as a whole, shall not be materially less favorable to the Borrower than those set forth in this Agreement (as determined by the Borrower in good faith) and (B) in the event that the applicable interest rate margins for any such New Incremental Indebtedness incurred by the Borrower prior to the eighteen-month anniversary of the Closing Date are higher than the applicable interest rate margin for the Initial Term Loans by more than 50 basis points, then the Applicable Rate for the Initial Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Initial Term Loans is equal to the applicable interest rate margins for such New Incremental Indebtedness minus 50 basis points; provided, that in determining the applicable interest rate margins for the Initial Term Loans and the New Incremental Indebtedness, (w) OID or upfront fees payable generally to all participating lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans or the lenders under any New Incremental Indebtedness in the initial primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity); (x) any arrangement, structuring or other fees payable in connection with the New Incremental Indebtedness that are not shared with all lenders providing such New Incremental Indebtedness shall be excluded; (y) any amendments to the Applicable Rate on the Initial Term Loans that became effective subsequent to the

Closing Date but prior to the time of such New Incremental Indebtedness shall also be included in such calculations and (z) if New Incremental Indebtedness includes an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Rate for the Initial Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to the Initial Term Loans set forth in the last sentence of the definition of Eurodollar Rate and Base Rate, respectively, shall be increased by such amount.

Section 2.18. Cash Collateral.

(a) Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of all Fronting Exposure (after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.18(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.18 or Section 2.03, 2.04, 2.05, 2.06, 2.19 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property, as may be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Section 8.01(a), (f) or (g) or an Event of Default (and following application as provided in this Section 2.18 may be otherwise applied in accordance with Section 8.04) and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.19. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the applicable L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a noninterest bearing deposit account and released in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) to Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the applicable L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the applicable L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) All or any part of such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective “Pro Rata Share” (calculated without regard to such Defaulting Lender’s Commitment); provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default under Section 8.01(a), (f) or (g) exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.18.

(b) If the Borrower, the Administrative Agent, Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their ratable shares (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan.

Section 2.20. Specified Refinancing Debt.

(a) The Borrower may, from time to time, and subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld), add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance (i) all or any portion of any Tranche of Term Loans then outstanding under this Agreement and (ii) all or any portion of any Tranche of Revolving Credit Loans (or unused Revolving Credit Commitments) under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not be Guaranteed by any Person that is not a Guarantor; (iii) will be unsecured or secured only by the Collateral on pari passu or junior basis with the Obligations and shall be subject to the Intercreditor Agreement or an Other Intercreditor Agreement, as applicable; (iv) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (v) (x) to the extent constituting revolving credit facilities, will have a maturity date that is not prior to the scheduled Maturity Date of the Tranche of Revolving Credit Commitments being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Tranche of Term Loans being refinanced; (vi) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing and optional and prepayment provisions) that are substantially identical to, or less favorable, taken as a whole to the Lenders providing such Specified Refinancing Debt than, the terms and conditions of the Facilities and Loans being Refinanced (as reasonably determined by the Borrower in good faith, which determination shall be conclusive); and (vi) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and, in the case of Revolving Credit Loans, a corresponding amount of Revolving Credit Commitments shall be permanently reduced), in each case pursuant to Sections 2.05 and 2.06, as applicable; provided however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower Representative and the Lenders thereof and applicable only during periods after the latest maturity date of any of the Loans (and Commitments) that remain outstanding after giving effect to such Specified Refinancing Debt or the date on which all non-refinanced Obligations are paid in full and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (excluding accrued interest, fees, discounts, premiums and expenses).

(b) The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt shall first be requested on a ratable basis from existing Lenders in respect of the Facility and Loans being refinanced. At the time of sending such notice to such Lenders, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days (or such shorter period as consented to by the Administrative Agent in its reasonable discretion) from the date of delivery of such notice). Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in providing such Specified Refinancing Debt and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s ratable share in respect of the applicable Facility) of such Specified Refinancing Debt. Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. Any Lender not responding within such time period shall be deemed to have declined to participate in providing such Specified Refinancing Debt. The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements, including any supplements or amendments to the Guaranty and the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date under Section 4.01. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with this Section 2.20.

(d) Each class of Specified Refinancing Debt incurred under this Section 2.20 shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower or any Restricted Subsidiary, or the provision to the Borrower of Swing Line Loans, pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Revolving Credit Commitments.

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of the Revolving Tranche shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding extended revolving commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then amount so payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section 3.01), the applicable Recipient receives an amount equal to the amount it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01 payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(m) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) If the Administrative Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Administrative Agent or such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent or any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), 3.01(f)(ii)(B), 3.01(f)(ii)(C) and 3.01(f)(ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) The Administrative Agent shall deliver to the Borrower on or prior to the date on which it becomes Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax;

(B) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;

(D) and any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(E) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(F) The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority)

in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 3.01, the term “applicable law” includes FATCA and the term “Lender” includes each L/C Issuer and Swing Line Lender.

Section 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such

Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender in any legal, economic or regulatory aspect.

Section 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (b) by reason of any changes arising on or after the Closing Date affecting the London interbank eurodollar market, adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy.

(a) If as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith,

(i) any Recipient reasonably determines that it will be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount); or

(ii) any Lender reasonably determines that there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing, then within 15 days after demand of such Lender or other Recipient, as the case may be, setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender or other Recipient, as the case may be, such additional amounts as will compensate such Lender or other Recipient, as the case may be, for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) [Reserved].

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts would not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (d) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Sections 3.04(a) or (b).

(e) For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan (other than a Base Rate Loan) on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower; or

(c) any mandatory assignment of such Lender’s Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.

Section 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower contemporaneously with the demand for payment, setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07. Replacement of Lenders under Certain Circumstances.

(a) Mitigation; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04(a) or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04(a), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Subject to Section 3.07(a), if at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.07) (collectively, a “Replaceable Lender”), then the Borrower may, on one Business Day’s prior written notice to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower unless waived by the Administrative Agent in such instance) 100% of its relevant Commitments and the principal of its relevant outstanding Loans plus any accrued and unpaid interest together with all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) so long as no Default known to the Borrower or Event of Default shall have occurred and be continuing, terminate the applicable Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than each L/C Issuer), repay all applicable obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it.

(c) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all Obligations relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender (as defined above) does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one Business Day of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

(d) Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(e) In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the consent, waiver, amendment or modification in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification shall be deemed a “Non-Consenting Lender.”

Section 3.08. Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions to Closing Date. Each Lender’s respective Commitments hereunder shall become effective, on the terms and subject to the other conditions set forth herein, upon the satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “.pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to the Borrower and its Subsidiaries, giving effect to the Transactions):

(i) executed counterparts of (A) this Agreement from the Borrower, (B) the Guaranty from each Guarantor and (C) the Security Agreement from the Borrower and each Guarantor; together with (subject to the last paragraph of this Section 4.01):

(A) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of the Borrower and the Guarantors created under the Security Agreement and the Pledge Agreement, covering the Collateral described in the Security Agreement or the Pledge Agreement, as applicable,

(B) evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of duly executed payoff letters, customary lien searches and UCC-3 termination statements), and

(C) the Pledge Agreement, duly executed by the Borrower and the Guarantors, together with (subject to the last paragraph of this Section 4.01) certificates, if any, representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank,

(ii) such customary certificates of resolutions or other action authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings and other transactions hereunder, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which each of the Borrower and the Guarantors is a party or is to be a party;

(iii) such documents and certifications (including Organization Documents and, if applicable, good standing certificates) as the Administrative Agent may reasonably require to evidence that the Borrower and each Guarantor is duly organized or formed, and that each of them is validly existing and in good standing, except, other than with respect to the Borrower, to the extent that failure to be in good standing could not reasonably be expected to have a Material Adverse Effect;

(iv) a Committed Loan Notice and a Letter of Credit Application, if applicable, in each case relating to the initial Credit Extension;

(v) a solvency certificate from a financial officer of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I;

(vi) an opinion of Debevoise & Plimpton LLP, counsel to the Loan Parties, addressed to each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(vii) opinions of local counsel for the Loan Parties listed on Schedule 4.01(a) hereto, in form and substance reasonably satisfactory to the Administrative Agent; and

(viii) opinions of FCC counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(b) Since (x) December 31, 2012 through the date of the Purchase Agreement, there has not occurred any event, development, change or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect and (y) the date of the Purchase Agreement, there shall not have occurred a Target Material Adverse Effect.

(c) The Borrower and each Guarantor shall have provided the documentation and other information reasonably requested in writing at least ten (10) days prior to the Closing Date by the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three Business Days prior to the Closing Date (or such shorter period as the Administrative Agent shall otherwise agree).

(d) All actions necessary to establish that the Collateral Agent will have a perfected security interest (subject to no Liens other than the Liens permitted under Section 7.01) in the Collateral shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date pursuant to the last paragraph of this Section 4.01.

(e) The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement, without giving effect to any modifications or amendments, or any consents or waivers thereunder by the Borrower that are materially adverse to the Lenders or the Arrangers without the prior consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it is understood and agreed that any change in the purchase price in connection with the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders and the Arrangers; provided that (A) any reduction of the purchase price to the extent resulting in a lower cash funding by the Borrower shall be allocated to a reduction of the Term Facility, and (B) any increase in purchase price may be funded with the Borrower’s cash or the Net Cash Proceeds of any Permitted Equity Issuance.

(f) The Specified Purchase Agreement Representations shall be true and correct in all material respects.

(g) The Specified Representations shall be true and correct in all material respects.

(h) The Transaction Refinancings shall have been, or substantially contemporaneously with the initial borrowing hereunder, shall be consummated.

(i) All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial borrowing under the Facility, have been paid (which amounts may be offset against the proceeds of the Facility).

(j) The Arrangers shall have received (a) audited consolidated balance sheets of the Borrower and related statements of operations, stockholders’ equity and cash flows of the Borrower for the three (3) most recently completed Fiscal Years ended at least 120 days before the Closing Date; provided (i) that the financial statements in respect of the Fiscal Years ended December 2010 and 2011 are not required to be audited and (ii) such audited financial statements may include a disclaimer of opinion arising out of the scope limitation of the audit substantially similar to that set forth in the Report of Independent Auditors dated as of May 31, 2013), (b) unaudited combined balance sheets of the Target and related statements of operations, stockholders’ equity and cash flows of the Target for the three (3) most recently completed fiscal years ended at least 120 days before the Closing Date, (c) audited consolidated balance sheets of Local TV, LLC (“Local”), for the two (2) most recently completed fiscal years ended at least 120 days before the Closing Date and the related consolidated audited statements of operations and cash flows of Local for the three (3) most recently completed fiscal years ended at least 120 days before the Closing Date (such financial statements referenced in this clause (c), the “Local TV Audited Financial Statements”), (d) audited consolidated balance sheets of FoxCo Acquisition, LLC (“FoxCo”), for the two (2) most recently completed fiscal years ended at least 120 days before the Closing Date and the related consolidated audited statements of operations and cash flows of FoxCo for the three (3) most recently completed fiscal years ended at least 120 days before the Closing Date (such financial statements referenced in this clause (d), the “FoxCo Audited Financial Statements”), (e) unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower, for each subsequent fiscal quarter after the most recent completed fiscal year for which financials have been delivered pursuant to clause (a) above ended at least 60 days before the Closing Date (other than any fiscal fourth quarter) (the “Tribune Quarterly Financial Statements”) and (f) unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Target, Local and FoxCo for each subsequent fiscal quarter after the most recent completed fiscal year for which financials have been delivered pursuant to clauses (b), (c) and (d) above ended at least 60 days before the Closing Date (other than any fiscal fourth quarter).

(k) The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Borrower and its Subsidiaries (based on the financial statements of the Borrower and the Target referred to in clause (j) above) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 120 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to any UCC Filing Collateral (as defined below) or the pledge and perfection of the security interest in the Stock Certificates, to the extent any Lien on any Collateral is not or cannot be provided and/or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.01, but instead shall be required to be delivered after the Closing Date in accordance with Sections 6.14 and 6.16; provided that the Borrower shall have delivered all Stock Certificates to the Administrative Agent on or prior to the Closing Date, but with respect to the Target and its Subsidiaries only to the extent received from the Sellers after the Borrower’s use of commercially reasonable efforts to obtain them on the Closing Date. For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement. “Stock Certificates” means Collateral consisting of certificates representing capital stock or other equity interests of the Borrower and its wholly owned Domestic Subsidiaries (including the Target and its Subsidiaries), and any FSHCO (provided that the Borrower shall not be required to deliver Stock Certificates of any FSHCO representing in excess of 65% of the capital stock of such FSHCO) for which a security interest can be perfected by delivering such certificates, together with undated stock powers or other appropriate instruments of transfer executed in blank for each such certificate.

Section 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than (x) on the Closing Date, (y) with respect to Incremental Loans being incurred in connection with a Limited Condition Acquisition, and (z) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans (each, an “Excluded Request”)) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than an Excluded Request) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders (after giving effect to the Transactions) that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower and any other Loan Party that is a Significant Subsidiary), (b) (other than in the case of (b)(ii) with respect to the Borrower and any other Loan Party that is a Significant Subsidiary), (c), (d) and (e), to the extent that any failure to be so or to have such could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (other than for Indebtedness to be repaid on the Closing Date in connection with the Transactions) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law; in each case (except with respect to any violation, breach or contravention or payment with respect to the Borrower and any other Loan Party that is a Significant Subsidiary referred to in clause (a)) except to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except (w) that (i) the Agreement and certain of the Loan Documents may have to be filed with the FCC within thirty (30) days following their execution and (ii) the consent of the FCC will be required prior to the exercise of any rights or remedies under the Agreement or any Loan Document that would constitute a transfer of control of any FCC licensee or an assignment of any FCC license, (x) for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties, (y) for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Tribune Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries (prior to giving effect to the Transactions) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and, in the case of the Tribune Quarterly Financial Statements, for the absence of footnotes.

(b) The Local TV Audited Financial Statements fairly present in all material respects the financial condition of Local and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(c) The FoxCo Audited Financial Statements fairly present in all material respects the financial condition of FoxCo and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(d) The unaudited consolidated financial statements of the Borrower and its Subsidiaries most recently delivered pursuant to Section 6.01(b), if any, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(e) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f) The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries most recently delivered to the Lenders pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Borrowers to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(g) No Default or Event of Default has occurred or is continuing, it being understood that this representation shall not be made on the Closing Date.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiaries, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. Use of Proceeds. The Borrower (a) will only use the proceeds of the Initial Term Loans (and to the extent provided in Section 2.01(b), Revolving Credit Loans) on the Closing Date to finance a portion of the Transactions (including paying any fees, commissions and expenses associated therewith) and (b) will use the proceeds of all other Borrowings after the Closing Date for working capital and any other purposes not prohibited hereunder.

Section 5.08. Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in (or with respect to licensed IP Rights, valid licenses to use), all its material Property, and none of such Property is subject to any Lien except as permitted by Section 7.01, except, in each case, where the failure to have such valid title or such valid leasehold interest could not reasonably be expected to have a Material Adverse Effect.

Section 5.09. Environmental Compliance.

(a) None of the Borrower or any of its Restricted Subsidiaries are subject to, or know of any basis for, any Environmental Liability that could reasonably be expected to have a Material Adverse Effect.

(b) There are no actions, suits, proceedings, claims or disputes pending, or to knowledge of the Borrower, threatened, with respect to any Environmental Liability or non-compliance with Environmental Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) Each of the Borrower and its Restricted Subsidiaries has complied with all Environmental Laws and has obtained, maintained and complied with, all Environmental Permits, except for any failure that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, (ii) there are no and there never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on (A) any property currently owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or (B) any property formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries during the period of ownership, leasehold or operation by the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, at any time other than such period, (iii) there is no asbestos or asbestos-containing material on any property currently owned, leased or operated by the Borrower or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iv) Hazardous Materials have not been released, discharged or disposed of on (A) any property currently owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or (B) any property formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries during the period of ownership, leasehold or operation by the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, at any time other than such period.

(e) None of the Borrower or any of its Restricted Subsidiaries is undertaking, and none has completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any such investigations or assessments or remedial or responsive actions that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, (i) any property currently or formerly owned, leased or operated by the Borrower or any of the Restricted Subsidiaries or (ii) any property formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries during the period of ownership, leasehold or operation by the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, at any time other than such period, in each case of (i) and (ii), have been disposed of in a manner not reasonably expected to result in any Environmental Liability that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10. Taxes. Each of the Borrower and its Restricted Subsidiaries has filed all federal, state, local, foreign and other tax returns and reports required to be filed, and has paid all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets or otherwise due and payable by it, except those (a) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11. Employee Benefit Plans.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance in all material respects with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Foreign Plan, none of the Borrower or any of its Restricted Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any such Subsidiary, directly or indirectly, to any tax or civil penalty.

(c) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d) No ERISA Event or Foreign Benefit Event has occurred and no Loan Party or, to the knowledge of any Loan Party, ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event or Foreign Benefit Event with respect to any Plan, (i) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (ii) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (iii) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vi) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (i) through (vi) of this Section 5.11(d), as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 5.12. Subsidiaries; Equity Interests; Stations.

(a) As of the Closing Date, after giving effect to the Transactions, the Borrower has no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12(a).

(b) As of the Closing Date, after giving effect to the Transactions, the Borrower has no Stations other than those specifically disclosed in Schedule 5.12(b).

Section 5.13. Margin Regulations; Investment Company Act.

(a) Neither the making of any Loan or Letter of Credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the FRB.

(b) None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and the time such information was furnished; it being understood (A) that such projections and forecasts are as to future events and are not to be viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection or forecast will be realized and that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected results and such differences may be material and that such projections and forecast are not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.

Section 5.15. Compliance with Laws. The Borrower and each of its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16. Intellectual Property; Licenses, Etc. The Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the trademarks, domain names, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are used or held for use in or are otherwise necessary for the operation of its respective business, as currently conducted, except to the extent as could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Borrower or any Restricted Subsidiary as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any other Person, except for such infringements, misappropriations and violations which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is filed and presently pending or, to the knowledge of the Borrower, presently threatened against the Borrower or any Restricted Subsidiary, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.17. Solvency. As of the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18. [Reserved]

Section 5.19. Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (a) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the United States Copyright Office and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement or the Pledge Agreement, as applicable), the Liens created by the Collateral Documents shall constitute fully perfected Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

Section 5.20. PATRIOT ACT; Sanctioned Persons. None of the Borrower, any of its Restricted Subsidiaries, or any of the Borrower’s directors or officers, nor, to the knowledge of the Borrower, any director or officer of any of the Borrower’s Restricted Subsidiaries, is the subject of sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the U.S. Department of State (collectively, “Sanctions”). None of the Borrower nor any of its Restricted Subsidiaries is located, organized or resident in a country or territory that is the subject of Sanctions. The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans, for the purpose of financing any activities or business of or with any Person, or in any country or territory, that, at the time of such financing, is restricted under any Sanctions. No part of the proceeds of the Loans shall be used by the Borrower in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Borrower and each of its Restricted Subsidiaries is in compliance, in all material respects, with the PATRIOT Act.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification or other contingent obligations as to which no claim has been asserted, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and Related License Secured Obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within 90 days (or 120 days with respect to the Fiscal Year ending December 29, 2013) after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended December 29, 2013), a consolidated balance sheet of the Borrower as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent certified public accountant of nationally recognized standing (an “Audit Report and Opinion”), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph (other than with respect to, or resulting from, (x) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period, (y) an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such report and opinion are delivered or (z) a disclaimer of opinion arising out of the scope limitation of the audit substantially similar to that set forth in the Report of Independent Auditors dated as of May 31, 2013), together with a customary management’s discussion and analysis of financial information;

(b) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ended March 30, 2014), a consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations and cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information;

(c) within 90 days after the end of each Fiscal Year (or 120 days with respect to the Fiscal Year ending December 29, 2013) of the Borrower (commencing with the Fiscal Year ended December 29, 2013), a detailed consolidated quarterly budget of the Borrower in reasonable detail for that Fiscal Year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 6.01(a) (but including, in any event, a projected consolidated balance sheet of the Borrower as of the end of the following Fiscal Year, and the related consolidated statements of projected cash flow and projected income for such following Fiscal Year) and setting forth the principal assumptions upon which such budget is based; and

(d) upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders not more than once during each Fiscal Quarter following delivery of the applicable Section 6.01 Financials to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent (the expense of conducting such meeting to be borne by the Borrower); provided that (i) each Person shall pay its own travel expenses and the fees and expenses of its advisors, (ii) the Borrower may satisfy its obligations under this Section 6.01(d) by participating in a Lenders-only conference call in lieu of such meeting as otherwise required by Section 6.01(d) and (iii) the Borrower may satisfy its obligations under this Section 6.01(d) by participating in an earnings call open to all Lenders in lieu of such meeting as otherwise required by this Section 6.01(d).

Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for the Borrower (or any Parent Holding Company) on Form 10-K for any Fiscal Year, as filed with the SEC, within 90 days (or 120 days with respect to the Fiscal Year ending December 29, 2013) after the end of such Fiscal Year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section with respect to such Fiscal Year to the extent that the information and report and opinion contained therein satisfy the parameters set forth in paragraph (a) for annual financial statements and Audit Reports and Opinions and such report and opinion does not contain any “going concern” or like qualification, exception or explanatory paragraph (other than with respect to, or resulting from, (x) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period, (y) an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such report and opinion are delivered or (z) a disclaimer of opinion arising out of the scope limitation of the audit substantially similar to that set forth in the Report of Independent Auditors dated as of June 26, 2012) and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for the Borrower (or any Parent Holding Company) on Form 10-Q for any Fiscal Quarter, as filed with the SEC, within 45 days after the end of such Fiscal Quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section with respect to such Fiscal Quarter to the extent that the financial statements contained therein satisfy the parameters for quarterly financial statements set forth in paragraph (b); in each case to the extent that information contained in such Form 10-K or Form 10-Q satisfies the requirements of paragraphs (a) or (b) of this Section, as the case may be.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five days after the delivery of (i) the financial statements referred to in Section 6.01(a), or (ii) an Annual Report on Form 10-K (delivered pursuant to the last paragraph of Section 6.01) for any Fiscal Quarter for which the financial covenant set forth in Section 7.11 is required to be tested, but only to the extent permitted by accounting industry policies generally followed by independent certified public accountants, a certificate or report of the Borrower’s independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default arising from a breach of Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) no later than five days after the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b), or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the final paragraph of Section 6.01), beginning with the Fiscal Quarter ending March 30, 2014, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may be by electronic communication including fax or electronic mail and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) and copies of any statement or report furnished to any holder of debt securities of the Borrower or of any of its Restricted Subsidiaries pursuant to the terms of any such securities in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly following their submission with the FCC, copies of any and all Ownership Reports on FCC Form 323 and such other non-ordinary course reports, applications, or other documents as may be filed from time to time by the Borrower or any of its Restricted Subsidiaries, solely if such filings are publicly available if (i) such filings indicate that a material adverse effect in the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole has occurred or is reasonably likely to occur or (ii) copies thereof are requested by any Lender or the Administrative Agent; and

(f) promptly, such additional financial or other information regarding the Borrower or any of its Restricted Subsidiaries thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 and (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who wish only to receive Public Side Information, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as containing only Public Side Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are marked “PUBLIC” as being suitable for posting on a portion of the Platform designated “Public Side Information” (it being understood the Borrower and its Restricted Subsidiaries shall not be under any obligation to mark any particular Borrower Materials “PUBLIC”). Notwithstanding anything herein to the contrary, (x) the list of Disqualified Lenders and (y) unless the Borrower otherwise notifies the Administrative Agent, financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(b), shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information”. Unless expressly identified as Public Side Information, the Administrative Agent and the Arrangers agree not to make any such Borrower Materials available to Public Lenders.

Section 6.03. Notices. Promptly, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the institution of any material litigation not previously disclosed by the Borrower to the Administrative Agent, or any material development in any material litigation that is reasonably likely to be adversely determined, and could, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect; and

(d) of the occurrence of any ERISA Event or Foreign Benefit Event, where there is any reasonable likelihood of the imposition of liability on the Borrower or any of its Restricted Subsidiaries as a result thereof that could be reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04. Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its tax liabilities and assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; except to the extent the failure to pay, discharge or satisfy the same could not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses (including Station Licenses) and franchises necessary or desirable in the normal conduct of its business, except (i) in the reasonable business judgment of the Borrower or such Restricted Subsidiary, as the case may be, it is in its best economic interest not to preserve such rights, permits, licenses or franchises or (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) use commercially reasonable efforts to preserve, renew and maintain all of its United States registered copyrights, patents, trademarks, trade names, service marks and domain names to the extent permitted by applicable Laws of the United States, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07. Maintenance of Insurance. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrower and its Restricted Subsidiaries. The Borrower shall use commercially reasonable efforts to ensure, subject to the Intercreditor Agreement and any Other Intercreditor Agreement, that at all times the Collateral Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies maintained by the Borrower and each Guarantor and the Collateral Agent for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by the Borrower and each Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower and its Subsidiaries, (B) the Collateral Agent agrees that the Borrower and/or its applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Casualty Event shall be paid to the Borrower.

Section 6.08. Compliance with Laws. Comply with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization).

Section 6.10. Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the Borrower’s expense; provided further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

Section 6.11. [Reserved]

Section 6.12. Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new Subsidiaries by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary (including a FSHCO ceasing to be a FSHCO) shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), and upon the acquisition of any property (other than Excluded Property (other than clause (a) of the definition thereof)) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents), the Borrower shall in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of a Subsidiary that is not an Excluded Subsidiary (or in the case of clause (B) below, is a Subsidiary whose Equity Interests do not constitute Excluded Equity Interests), within 45 days after such formation or acquisition or such longer period as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary to duly execute and deliver to the Administrative Agent a supplement to (1) the Guaranty, substantially in the form of Annex B thereto or a guaranty or a guaranty supplement in such other form reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, (2) the Security Agreement, substantially in the form of Exhibit 1 thereto or a security agreement in such other form reasonably satisfactory to the Administrative Agent, securing the Obligations of such Subsidiary under the Loan Documents and (3) the Pledge Agreement, substantially in the form of Annex A thereto or a pledge agreement in such other form reasonably satisfactory to the Administrative Agent, securing the Obligations of such Subsidiary under the Loan Documents, (B) cause any Loan Party directly holding the Equity Interests in any such Subsidiary to pledge such Equity Interests (other than Excluded Equity Interests (as defined in the Pledge Agreement)), accompanied, to the extent such Equity Interests are certificated, by undated stock powers or other appropriate instruments of transfer executed in blank pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto or pledge agreement in such other form reasonably satisfactory to the Collateral Agent; provided that only 65% of each series of Voting Equity Interests of any Foreign Subsidiary or any FSHCO shall be required to be pledged as Collateral; provided further, that (1) notwithstanding anything to the contrary in this Agreement, no assets owned by any Foreign Subsidiary or any FSHCO, including stock owned by such Foreign Subsidiary or FSHCO in a Domestic Subsidiary, shall be required to be pledged as Collateral and (2) no pledge or security agreements governed by the Law of any non-U.S. jurisdiction shall be required; (C) cause each such Subsidiary to duly execute and deliver to the Collateral Agent Intellectual Property Security Agreements, if applicable, in the form of Exhibit 3 to the Security Agreement or in such other form reasonably satisfactory to the Collateral Agent; and (D) take and cause such Subsidiary to take, whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the Collateral, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions (as defined in the Security Agreement), enforceable against all third parties in accordance with their terms; and

(ii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, supplements to the Guaranty, Security Agreement, Pledge Agreement, Intellectual Property Security Agreements and security agreements.

(b) Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), in each case including fixtures related thereto; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights with a value of less than $5,000,000, letter of credit rights to the extent any Grantor (as defined in the Security Agreement) is required by applicable law to apply the proceeds of such a drawing of such letter of credit for a specified purpose and commercial tort claims with a value of less than $5,000,000; (iii) any asset or property to the extent the grant of a security interest is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law; (iv) Equity Interests in any Person, other than material wholly owned Restricted Subsidiaries (including equity interests in CareerBuilder, Classified Ventures, and Television Food Network); (v) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar Law in any applicable jurisdiction) as reasonably determined by the Borrower in writing in consultation with the Administrative Agent; (vi) any lease, license or other agreement or Contractual Obligation or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or Contractual Obligation or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a wholly owned Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such prohibition; (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (viii) in excess of 65% of the Voting Equity Interests of (A) any Foreign Subsidiary or (B) any FSHCO; (ix) any of the Equity Interests of (A) any Subsidiary of a Foreign Subsidiary, (B) any Immaterial Subsidiary, (C) any Unrestricted Subsidiary, (D) any entity set forth in clause (b), (d), (e), (m), (o) or (p) of the definition of “Excluded Subsidiary”, and (E) any Subsidiary to the extent that the pledge of or grant of any lien on such Equity Interests or other securities for the benefit of any holders of any securities results in the Borrower or any of the Restricted Subsidiaries being required to file separate financial statements for the issuer of such capital stock or securities with the Securities and Exchange Commission (or another governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement; (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (xi) “intent-to-use” trademark or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, or, if filed, has not been deemed in accordance with 15 U.S.C. §1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office to the extent that the grant of the security interest therein prior to such time would result in the invalidity or unenforceability of any such application or resulting registration; (xii) any Station License to the extent that the grant of a security interest on such Station License (x) is prohibited by or would not be effective under applicable law, rule, or regulation or (y) would require a consent, approval, license, or authorization from any Governmental Authority that has not been obtained (it being understood that, to the extent permitted under applicable law, the grant of a security interest in the proceeds of any such Station License, including any proceeds received upon Disposition thereof, shall not be excluded from the Collateral); (xiii) IP Rights arising under the laws of any jurisdiction other than the United States or any state thereof; (xiv) any commercial tort claims held by or assigned to the Litigation Trust (as defined in the Plan of Reorganization; (xv) Excluded Deposit/Securities Accounts; (xvi) any aircraft, airframes, aircraft engines, helicopters or rolling stock, or any other equipment or assets constituting a part thereof; and (xvii) margin stock (within the meaning of Regulation U issued by the FRB).

(c) In no event shall (a) control agreements or control or similar arrangements be required with respect to deposit or securities accounts, (b) notices be required to be sent to account debtors or other contractual third-parties except after the occurrence and during the continuance of an Event of Default, (c) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims, or (d) security documents governed by the laws of a jurisdiction other than the United States or any state thereof be required.

Section 6.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, (ii) obtain, maintain and renew all Environmental Permits necessary for its operations and properties and (iii) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action required under all Environmental Laws and in a timely fashion comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 6.14. Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents.

Section 6.15. Maintenance of Ratings. Use commercially reasonable efforts to maintain a public rating of the Facilities and a public corporate debt rating for the Borrower by each of S&P and Moody’s (but not to obtain or maintain a specific rating).

Section 6.16. Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16.

Section 6.17. Accounting Changes. For financial reporting purposes, cause the Borrower’s fiscal year to end on the last Sunday of December; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention above to (x) a calendar year-end convention or (y) any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the reasonable judgment of the Administrative Agent and the Borrower, to reflect such change in fiscal year.

Section 6.18. Change in Nature of Business. Refrain from engaging in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 6.19. Single Purpose License Subsidiaries. Cause the Station Licenses relating to each Station acquired after the Closing Date to be held in one or more Single

Purpose License Subsidiaries; provided that to the extent the Borrower shall not have received FCC approval with respect to the foregoing at the scheduled closing of the acquisition of such Station, the Borrower shall use commercially reasonable efforts to obtain FCC approval to allow it to comply with the foregoing requirement as soon as practicable following such acquisition and use of such commercially reasonable efforts shall be deemed to satisfy the Borrower’s and its Restricted Subsidiaries’ obligations under this Section 6.19 with respect to such Station Licenses.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification or other contingent obligations as to which no claim has been asserted, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and Related License Secured Obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), the Borrower shall not and shall not permit any Restricted Subsidiary to:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date securing (i) Indebtedness and listed on Schedule 7.01 hereto (or to the extent not listed on such Schedule 7.01, where the Fair Market Value of all property to which such Liens under this clause (b)(i) attach is less than $5,000,000 in the aggregate) or (ii) other obligations constituting current trade payables or accrued expenses incurred in the ordinary course of business or obligations created through the use of purchase cards and credit cards, and, in each case, any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not encumber any property other than (A) property encumbered on the Closing Date, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and (C) proceeds and products thereof and (ii) the Refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness), is permitted by Section 7.03;

(c) Liens for taxes that are not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization);

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, in each case so long as such Liens arise in the ordinary course of business and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or under self-insurance arrangements in respect of such obligations or (iii) securing obligations in respect of letters of credit that have been posted by the Borrower or any of its Restricted Subsidiaries to support the payment of items set forth in clauses (i) and (ii);

(f) Liens to secure the performance of tenders, statutory obligations, bids, trade contracts, governmental contracts, leases and other contracts (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds, performance and completion guarantees and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations, (ii) any obligations or duties affecting any of the property of the Borrower or its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit and any other liens required or requested by any Governmental Authority and (iii) letters of credit issued in lieu of any such bonds (or to support the issuance thereof) incurred in the ordinary course of business;

(g) easements, reservations, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Sections 7.03(f) and (g) (including Liens securing Permitted Refinancing of the Indebtedness secured by such Liens); provided that (i) such Liens (other than any Liens securing any Permitted Refinancing of the Indebtedness secured by such Liens) attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and accessories thereto and (iii) with respect to leases evidencing Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets other than the assets subject to such leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross collateralized to other financings of equipment provided by such Person (or its affiliates) on customary terms;

(j) leases, licenses, subleases, sublicenses, occupancy agreements or assignments granted to others in respect of real property on which facilities owned or leased by Borrower or any of its Subsidiaries are located;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash or Cash Equivalents advances in favor of the seller of any property to be acquired in an Investment (including any Asset Swap Transaction) permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment (including any such Asset Swap Transaction), (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (including any Asset Swap Transaction), in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or (iii) Liens on property which is the subject of a Disposition or Asset Swap Transaction permitted by Section 7.05 relating to such Disposition or Asset Swap Transaction (it being understood that such Liens may not be perfected prior to the completion of such Disposition or Asset Swap Transaction except in the ordinary course of business);

(n) Liens on property of any Restricted Subsidiary that is a Foreign Subsidiary securing (i) Indebtedness in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $25,000,000 and (y) (A) prior to a Publishing Assets Disposition, 0.25% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 0.25% of Consolidated Total Assets and (ii) other obligations of such Foreign Subsidiary;

(o) Liens in favor of the Borrower or any Restricted Subsidiary securing Indebtedness permitted under Section 7.03 (provided, that any such Lien on any Collateral securing Indebtedness shall be expressly junior in priority to the Liens on the Collateral securing the Obligations pursuant to the Intercreditor Agreement or an Other Intercreditor Agreement) or other obligations, other than Indebtedness, owed by the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(p) ((i) Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the date hereof and any Refinancing thereof (including Liens securing Permitted Refinancings of Indebtedness secured by such Liens); provided that (w) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (x)(1) in the case of Liens securing purchase money Indebtedness or Capitalized Lease Obligations or any Refinancing thereof, such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition or such Person becomes a Restricted Subsidiary, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or such Person becoming a Restricted Subsidiary); provided that individual financings of equipment otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross collateralized to other financings of equipment provided by such Person (or its affiliates) on customary terms; and (2) in the case of Liens securing Indebtedness other than purchase money Indebtedness or Capitalized Lease Obligations or Permitted Refinancings thereof, such Liens do not extend to the property of any Person other than such Person, the Person acquired or formed to make such acquisition and the Subsidiaries of such Person, and (y) the Indebtedness secured thereby (or, as applicable, any Refinancing thereof) is permitted under Section 7.03 and (ii) Liens securing Indebtedness of the Borrower or any of its Restricted Subsidiaries assumed in connection with an Asset Swap Transaction; provided that such Liens do not extend to any property other the property subject to such Asset Swap

Transaction (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such Asset Swap Transaction, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such Asset Swap Transaction);

(q) Liens arising from precautionary UCC financing statement (or similar filings under applicable law) filings regarding leases entered into by the Borrower or any Restricted Subsidiary;

(r) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement or secured by a lessor’s, sublessor’s, licensee’s, sublicensee’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement (including software and other technology licenses);

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(t) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02 or Liens in the form of customary seller’s right or option to repurchase, or to cause the purchase or sale of, the capital stock of Restricted Subsidiaries that are not wholly owned Subsidiaries;

(u) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v) Liens on cash or Cash Equivalents incurred to secure Secured Cash Management Agreements or Secured Hedge Agreements with Cash Management Banks or Hedge Banks, respectively, in the ordinary course of business;

(w) Liens on Cash Collateral granted in favor of any Lenders and/or L/C Issuers created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement;

(x) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(y) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Borrower and the Restricted Subsidiaries complies, and (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary taken as a whole;

(z) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(aa) Liens on Equity Interests of Joint Ventures securing obligations of such Joint Venture;

(bb) (i) deposits made in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(cc) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(dd) Liens on cash deposits in an aggregate amount at any time outstanding not to exceed the greater of (i) $20,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 0.20% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 0.20% of Consolidated Total Assets securing any Swap Contract permitted hereunder;

(ee) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ff) Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing;

(gg) Liens on property constituting Collateral pursuant to agreements and documentation in connection with (i) any Refinancing Indebtedness, (ii) any New Incremental Indebtedness, (iii) any Permitted Debt Exchange Notes, (iv) any Rollover Indebtedness and (v) any Permitted Additional Debt, provided that such

Permitted Additional Debt will not be secured on a pari passu basis with the Obligations unless (x) such Permitted Additional Indebtedness (including any Related License Guarantee) is being incurred to finance or otherwise incurred in connection with a Permitted Acquisition, Asset Swap Transaction, or other similar Investment permitted hereunder (or, in the case of a Related License Guarantee, Disposition permitted hereunder) and (y) at the time of incurrence, either (A) after giving Pro Forma Effect to the incurrence of such Permitted Additional Debt (including any Related License Guarantee) and the use of proceeds thereof the Borrower would have a Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio equal to or less than 4.50:1.00 or (B) the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio of the Borrower after giving Pro Forma Effect to the incurrence of such Permitted Additional Debt (including any Related License Guarantee) and the use of proceeds thereof would equal or be less than the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio of the Borrower immediately prior to the incurrence of such Permitted Additional Debt (it being understood, that in each case, Pro Forma Effect shall be given to the entire committed amount of any such Indebtedness, and such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (y)) and, in each case of clauses (i) through (v), any Permitted Refinancing thereof;

(hh) Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Refinancing Indebtedness, any New Incremental Indebtedness, any Permitted Debt Exchange Notes, any Rollover Indebtedness, any Permitted Additional Debt (other than Related License Guarantees) and any Permitted Refinancing of any of the foregoing;

(ii) Liens in respect of Permitted Sale Leasebacks;

(jj) Liens arising out of any license, sublicense or cross license of IP Rights to or from the Borrower or any Restricted Subsidiary permitted under Section 7.05 (excluding Section 7.05(d)(D));

(kk) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(ll) other Liens securing Indebtedness outstanding in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $125,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 1.15% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 1.20% of Consolidated Total Assets; and

(mm) Liens on assets of an Excluded Disposition Subsidiary securing Indebtedness of such Excluded Disposition Subsidiary or its Subsidiaries incurred pursuant to Section 7.03(ee).

Section 7.02. Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower or any Restricted Subsidiary in the form of Cash Equivalents or that were Cash Equivalents when made;

(b) loans or advances to officers, directors, employees, consultants and independent contractors of the Borrower, any Parent Holding Company or any Restricted Subsidiary (i) for travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower or any Parent Holding Company; provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless immediately utilized to consummate such purchase and, in the case of the purchase of Equity Interests of a Parent Entity, promptly contributed to the Borrower in cash as common equity and (iii) for additional purposes not contemplated by clause (i) or (ii) above; provided that the aggregate principal amount outstanding at any time with respect to clause (iii) of this Section 7.02(b) shall not exceed the greater of (x) $15,000,000 and (y) (A) prior to a Publishing Assets Disposition, 0.15% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 0.15% of Consolidated Total Assets;

(c) Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party (including any new Restricted Subsidiary which becomes a Loan Party), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (iv) by the Borrower or any Restricted Subsidiary in any Related License Corporation made on a basis consistent with customary industry practices as determined by the Borrower in good faith, made in the ordinary course of business or made pursuant to a Related License Corporation Management Agreement;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and Investments consisting of prepayments to suppliers in the ordinary course of business;

(e) to the extent constituting Investments, transactions expressly permitted under Sections 7.01, 7.03, 7.04, 7.05 (including the receipt of noncash consideration for the Dispositions of assets permitted thereunder), 7.06 and 7.12;

(f) Investments (i) on the Closing Date and are set forth on Schedule 7.02, (ii) existing on the Closing Date of the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, refinancing, renewal or extension thereof; provided no such modification, replacement, refinancing, renewal or extension shall increase the amount of Investments then permitted under this Section 7.02(f) except pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) Equity Interests, promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05 (including Asset Swap Transactions);

(i) (i) any acquisition or other Investments made in an amount not to exceed the Net Cash Proceeds of any Excluded Contribution Not Otherwise Applied (A) made within 180 days after such Excluded Contribution is made or (B) so long as no Default known to the Borrower or Event of Default shall have occurred and be continuing or would result therefrom (or, in the case of a Limited Condition Acquisition, no Default known to the Borrower or Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) or (ii) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or more than 50% of the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i)(ii):

(A) each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12 or made arrangements to comply with such Section 6.12 after the effectiveness of such Permitted Acquisition within the time periods set forth in Section 6.12, as applicable;

(B) solely in the case of purchases and acquisitions made pursuant to Section 7.02(i)(ii), the total cash and noncash consideration (including the Fair Market Value of all Equity Interests issued or transferred to the sellers thereof, earn-outs and other contingent payment obligations (only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Borrower or its Restricted Subsidiaries to such sellers and all assumptions of Indebtedness in connection therewith) paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or other acquisition of an entity that does not become a Guarantor (including by way of merger) or Property or assets that will not be owned by a Loan Party when aggregated with the total cash and noncash consideration (calculated on the same basis) paid by or on behalf of the Borrower and the other Restricted Subsidiaries for all other purchases and other acquisitions made pursuant to this Section 7.02(i)(ii) of entities that do not become Guarantors (including by way of merger) or Property or assets that will not be owned by a Loan Party, shall not exceed the greater of (x) $325,000,000 and (y) (1) prior to a Publishing Assets Disposition, 2.90% of Consolidated Total Assets and (2) after a Publishing Assets Disposition, 3.05% of Consolidated Total Assets (net of any return or distribution of capital or repayments of principal in respect thereof at any time outstanding);

(C) immediately after giving effect to any such purchase or other acquisition and any incurrence of Indebtedness in connection therewith, no Event of Default shall have occurred and be continuing (or, in the case of a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into); and

(D) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business or reasonably related, ancillary or complementary businesses (including related, complementary, synergistic or ancillary businesses) in which the Borrower and/or its Subsidiaries are then engaged;

(j) (i) Investments by any Restricted Subsidiary that is not a Loan Party in any Joint Venture or Unrestricted Subsidiary, (ii) Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party or in any Joint Venture or Unrestricted Subsidiary, to the extent that the aggregate amount of all Investments made pursuant to clauses (i) and (ii) of this Section 7.02(j), together with the aggregate amount of all Investments made pursuant to Section 7.02(ee), is not in excess of the greater of (x) $325,000,000 and (y) (A) prior to a Publishing Assets Disposition, 2.90% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 3.05% of Consolidated Total Assets (provided that such limitation shall be net of (1) any Investment by any such Person specified in clause (i) or (ii) in any Loan Party and (2) any return or distribution of capital or repayments of principal in respect thereof at any time outstanding (including any return, distribution or repayment received substantially concurrently with the making of such Investment) not to exceed the Fair Market Value of the Investment made), (iii) Investments in Existing Joint Venture Interests (other than CareerBuilder, Classified Ventures and Television Food Network), (iv) Investments of Excluded Disposition Assets and of the Equity Interests of any Excluded Disposition Subsidiary in contemplation of or in connection with a Specified Third Party Transaction and (v) other Investments of Excluded Disposition Assets and of the Equity Interest of any Excluded Disposition Subsidiary; provided that (i) no Event of Default has occurred and is continuing or would result therefrom (or, in the case of an Investment in connection with a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreement for such Limited Condition Acquisition are entered into), and (ii) immediately after giving effect to such Investment, either (x) the Borrower’s Consolidated Total Net Debt to Consolidated EBITDA Ratio after giving Pro Forma Effect to such Investment shall be less than or equal to 6.75:1.00 or (y) the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Borrower after giving Pro Forma Effect to such Investment is less than or equal to the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Borrower and the Restricted Subsidiaries immediately prior to such Investment;

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) the licensing, sublicensing or contribution of IP Rights pursuant to joint marketing arrangements with Persons other than the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(n) loans and advances to any Parent Holding Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments made to such Parent Holding Company), Restricted Payments permitted to be made to such Parent Holding Company in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of the applicable Restricted Payments thereafter permitted under Section 7.06 by a corresponding amount (if the amount of Restricted Payments under such subsection of Section 7.06 is limited to a maximum dollar amount);

(o) other Investments not exceeding the greater of (i) $325,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 2.90% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 3.05% of Consolidated Total Assets, in the aggregate (net of any return or distribution of capital or repayments of principal in respect thereof at any time outstanding (including any return, distribution or repayment received substantially concurrently with the making of such Investment) not to exceed the Fair Market Value of the Investment made);

(p) loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(q) Investments to the extent that payment for such Investments is made by the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower (or Equity Interests of any Parent Holding Company) to the seller of such Investments;

(r) Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 7.02 and/or Section 7.04, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s) Investments made with the portion, if any, of the Cumulative Credit on the date that the Borrower elects to apply all or a portion thereof to this Section 7.02(s); provided that (A) immediately after giving effect to any such Investment, no Event of Default shall have occurred and be continuing (or, in the case of a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) and (B) immediately after giving Pro Forma Effect to any such Investment, the Borrower would have a Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio equal to or less than 4.50:1.00;

(t) any Investments in a Restricted Subsidiary that is not a Loan Party or in a Joint Venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full in cash with a dividend or other distribution from such Restricted Subsidiary or Joint Venture;

(u) the forgiveness or conversion to equity of any Indebtedness owed to a Loan Party and permitted by Section 7.03;

(v) Investments made to consummate the Transactions or in connection with the Transactions;

(w) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(x) additional Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Subsidiary comply with the requirements of Section 6.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 7.02, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it substantially contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(y) (i) Investments in a Permitted Receivables Financing Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing; provided, however, that any such Investment in a Permitted Receivables Financing Subsidiary is in the form of a contribution of additional Permitted Receivables Financing Assets and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary of Permitted Receivables Financing Fees;

(z) Guarantees of the Borrower or any Restricted Subsidiary of leases entered into in the ordinary course of business;

(aa) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, IP Rights, or other rights, in each case in the ordinary course of business;

(bb) Investments made to repurchase or retire Equity Interests of the Borrower (or any Parent Holding Company) owned by any employee stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(cc) Investments arising as a result of Permitted Sale Leasebacks or sale leasebacks that do not otherwise constitute “Sale Leasebacks”;

(dd) Investments in Unrestricted Subsidiaries for the purpose of consummating transactions permitted under Section 7.05(e);

(ee) any Investments in a Restricted Subsidiary or in a Joint Venture, in each case, to the extent that following consummation of such Investment such Person becomes a wholly owned Restricted Subsidiary of the Borrower or a Loan Party; provided that the aggregate amount of Investments made pursuant to this Section 7.02(ee) in Persons that do not become Loan Parties in connection with any such Investment, together with the aggregate amount of all Investments made pursuant to Sections 7.02(j)(i) and (ii), shall not exceed the greater of (i) $325,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 2.90% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 3.05% of Consolidated Total Assets (net of any return or distribution of capital or repayments of principal in respect thereof at any time outstanding (including any return, distribution or repayment received substantially concurrently with the making of such Investment) not to exceed the Fair Market Value of the Investment made);

(ff) Investments consisting of the contribution of Equity Interests of any Foreign Subsidiary or FSHCO to any other Foreign Subsidiary or FSHCO;

(gg) any Investments so long as the Specified Condition is satisfied; provided that immediately after giving effect to any such Investment, no Event of Default shall have occurred and be continuing (or, in the case of a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into);

(hh) Investments constituting Asset Swap Transactions; and

(ii) Investments made using the Excluded Disposition Credit Not Otherwise Applied.

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) [Reserved];

(b) (v) Indebtedness of the Loan Parties under the Loan Documents, (w) any Refinancing Indebtedness, (x) Indebtedness evidenced by New Incremental Indebtedness, (y) Indebtedness evidenced by Permitted Debt Exchange Notes and (z) any Rollover Indebtedness and, in each case, any Permitted Refinancing thereof;

(c) Indebtedness outstanding or committed to be incurred on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(d) Guarantees incurred in respect of any Indebtedness or other obligations of the Borrower or any other Restricted Subsidiary that are permitted to be incurred under this Agreement; provided that if such Indebtedness or other obligation is subordinated to the Obligations, any Guarantee thereof shall be subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms of such Indebtedness or other obligation (as determined by the Borrower in good faith);

(e) Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owed to (1) any other Restricted Subsidiary that is not a Loan Party or (2) any Loan Party. (C) any Loan Party to any Restricted Subsidiary which is not a Loan Party; provided that all such Indebtedness of any Loan Party under this clause (e)(C) must be expressly subordinated to the Obligations on the terms of the Intercompany Subordination Agreement or subject to subordination terms substantially identical to the subordination terms set forth in Exhibit K, in each case within 60 days of the incurrence of such Indebtedness or such later date as the Administrative Agent shall reasonably agree, in each case, to the extent permitted by applicable law and not giving rise to materially adverse tax consequences and (D) Indebtedness of the Borrower or any Restricted Subsidiary to any Related License Corporation; provided that all such Indebtedness of any Loan Party under this clause (D) shall be subject to subordination terms substantially identical to the subordination terms set forth in Exhibit K within 60 days of the incurrence of such Indebtedness or such later date as the Administrative Agent shall reasonably agree;

(f) Capitalized Lease Obligations; provided that the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to the issuance or incurrence of such Indebtedness, with the covenant set forth in Section 7.11 (whether or not such covenant is then in effect), and such Indebtedness is not issued or incurred to acquire Equity Interests of any Person and any Permitted Refinancing in respect thereof;

(g) (i) Capitalized Lease Obligations set forth on Schedule 7.03, (ii) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and (iii) in each case, any Permitted Refinancing in respect thereof; provided that the aggregate principal amount of Indebtedness at any time outstanding under this Section 7.03(g)(ii) (together with the aggregate amount of all Sale Leaseback transactions outstanding pursuant to Section 7.07) shall not exceed the greater of (x) $50,000,000 and (y) (1) prior to a Publishing Assets Disposition, 0.45% of Consolidated Total Assets and (2) after a Publishing Assets Disposition, 0.50% of Consolidated Total Assets;

(h) Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries not to exceed the greater of (i) $25,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 0.25% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 0.25% of Consolidated Total Assets, at any time outstanding;

(i) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(j) [Reserved];

(k) (i) Indebtedness representing deferred compensation or stock-based compensation to directors, officers, employees, consultants or independent contractors of the Borrower and the Restricted Subsidiaries and (ii) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation to their directors, officers, employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted under Section 7.02;

(l) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, directors and employees, consultants, independent contractors, their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Holding Company permitted by Section 7.06;

(m) Indebtedness in respect of indemnification, purchase price adjustments or other similar obligations incurred by the Borrower or any Restricted Subsidiary in a Permitted Acquisition, Disposition or Asset Swap Transaction under agreements which provide for indemnification, the adjustment of the purchase price or for similar adjustments;

(n) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with the Transaction, or any Permitted Acquisition, Asset Swap Transaction or other Investment permitted under Section 7.02;

(o) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is merged or consolidated with or into the Borrower or a Restricted Subsidiary) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary (including any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with any acquisition of any assets or Person), in each case after the Closing Date as the result of a Permitted Acquisition, Asset Swap Transaction or other Investment permitted by Section 7.02 and any Permitted Refinancing thereof; provided that (i) such Indebtedness is not incurred in contemplation of such acquisition and (ii) on the date of determination, either (x) the Borrower’s Consolidated Total Net Debt to Consolidated EBITDA Ratio shall be less than or equal to 6.75:1.00 after giving Pro Forma Effect to the assumption of such Indebtedness and the related Specified Transactions, or (y) the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Borrower after giving Pro Forma Effect to such assumption of Indebtedness and the related Specified Transactions is less than or equal to the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Borrower immediately prior to such assumption of Indebtedness and the related Specified Transactions (it being understood, that in each case, Pro Forma Effect shall be given to the entire committed amount of any such Indebtedness, and such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (ii));

(p) (i) Indebtedness arising under Cash Management Agreements incurred in the ordinary course of business and (ii) Indebtedness in respect of netting services, overdraft protections, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q) Indebtedness in an aggregate principal amount not to exceed the greater of (i) $125,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 1.15% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 1.20% of Consolidated Total Assets, at any time outstanding;

(r) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(s) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary;

(t) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed the amount of cash that is contributed to the common equity of the Borrower (or any Parent Holding Company) after the Closing Date (other than by the Borrower or any Restricted Subsidiary); provided that (i) the cash so contributed to any Parent Holding Company is promptly further contributed to the common equity of the Borrower, (ii) such Indebtedness is incurred within 180 days after such cash contribution to the Borrower is made and (iii) such Indebtedness is designated as “Contribution Indebtedness” in a certificate from a Responsible Officer of the Borrower on the date incurred;

(v) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting Permitted Additional Debt and any Permitted Refinancing in respect thereof; provided that the aggregate principal amount of Indebtedness then outstanding in reliance on this clause (v) in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed the greater of (i) $125,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 1.15% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 1.20% of Consolidated Total Assets;

(w) Indebtedness incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to the Borrower or any other Restricted Subsidiary (other than pursuant to Standard Securitization Undertakings); provided that the aggregate principal amount of Indebtedness at any time outstanding under this Section 7.03(w) shall not exceed the greater of (x) $100,000,000 and (y) (1) prior to a Publishing Assets Disposition, 0.90% of Consolidated Total Assets and (2) after a Publishing Assets Disposition, 0.95% of Consolidated Total Assets;

(x) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(y) Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(z) Guarantees incurred in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries and not in respect of Indebtedness for borrowed money;

(aa) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(bb) Indebtedness incurred in connection with any Permitted Sale Leaseback and any Permitted Refinancing in respect thereof;

(cc) (i) Permitted Disposition Transaction Indebtedness and (ii) Guarantees of Indebtedness or obligations of Related License Corporations, in each case under this clause (ii), incurred in the ordinary course of business and not in respect of Indebtedness for borrowed money;

(dd) [Reserved];

(ee) Indebtedness of an Excluded Disposition Subsidiary incurred in connection with a Disposition, Restricted Payment or, Investment, of all of Equity Interests of such Excluded Disposition Subsidiary to or, in, a Person that is not a Borrower Party; and

(ff) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 7.03.

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as (other than in the case of clause (e)) no Event of Default would result therefrom (or, in the case of any such transaction in connection with a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into):

(a) any Restricted Subsidiary (or any other Person (other than, except as set forth below, any Single Purpose License Subsidiary)) may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States of America); provided that the Borrower shall be the continuing or surviving Person or the surviving Person (which shall be a Person incorporated or organized in any State of the United States of America or the District of Columbia) shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (ii) any one or more other Restricted Subsidiaries; provided that when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party (A) the Guarantor shall be the continuing or surviving Person, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02, respectively and (C) to the extent constituting a Disposition, such Disposition must be permitted hereunder; provided that (i) a Single Purpose License Subsidiary and any Restricted Subsidiary holding the assets and liabilities of any Station may take any actions otherwise prohibited by this clause (a) to the extent such merger or consolidation occurs in contemplation of, and immediately preceding, a sale, transfer or other disposition (including an Asset Swap Transaction) of such Single Purpose License Subsidiary or other Restricted Subsidiary and (ii) any Restricted Subsidiary may take any actions otherwise prohibited by this clause (a) to the extent necessary to comply with the requirements of Section 6.12, Section 6.14 or Section 6.19;

(b) (i) any Restricted Subsidiary that is not a Loan Party (other than, except as set forth below, any Single Purpose License Subsidiary) may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or the Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries taken as a whole and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any liquidation or dissolution of a Restricted Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Guarantor unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder); provided that (i) a Single Purpose License Subsidiary and any Restricted Subsidiary holding the assets and liabilities of any Station may take any actions otherwise prohibited by this clause (b) to the extent such merger or consolidation occurs in contemplation of, and immediately preceding, a sale, transfer or other disposition (including an Asset Swap Transaction) of such Single Purpose License Subsidiary or other Restricted Subsidiary and (ii) any Restricted Subsidiary may take any actions otherwise prohibited by this clause (b) to the extent necessary to comply with the requirements of Section 6.12, Section 6.14 or Section 6.19;

(c) any Restricted Subsidiary (other than, except as set forth below, any Single Purpose License Subsidiary) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be the Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be permitted by Section 7.02; provided that (i) a Single Purpose License Subsidiary and any Restricted Subsidiary holding the assets and liabilities of any Station may take any actions otherwise prohibited by this clause (c) to the extent such merger or consolidation occurs in contemplation of, and immediately preceding, a sale, transfer or other disposition (including an Asset Swap Transaction) of such Single Purpose License Subsidiary or other Restricted Subsidiary and (ii) any Restricted Subsidiary may take any actions otherwise prohibited by this clause (c) to the extent necessary to comply with the requirements of Section 6.12, Section 6.14 or Section 6.19;

(d) any Restricted Subsidiary (other than, except as set forth below, any Single Purpose License Subsidiary) may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12 and (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02; provided that (i) a Single Purpose License Subsidiary and any Restricted Subsidiary holding the assets and liabilities of any Station may take any actions otherwise prohibited by this clause (d) to the extent such merger or consolidation occurs in contemplation of, and immediately preceding, a sale, transfer or other disposition (including an Asset Swap Transaction) of such Single Purpose License Subsidiary or other Restricted Subsidiary and (ii) any Restricted Subsidiary may take any actions otherwise prohibited by this clause (d) to the extent necessary to comply with the requirements of Section 6.12, Section 6.14 or Section 6.19;

(e) the Borrower and the other Restricted Subsidiaries may consummate the Transactions;

(f) subject to Section 7.04(a)(i), the Borrower or any Restricted Subsidiary may merge, amalgamate, consolidate (and in the case of any Restricted Subsidiary, dissolve or liquidate) with or into another Person, engage in an Asset Swap Transaction or Dispose of all or substantially all of its assets order to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(d)(A));

(g) any Investment permitted by Section 7.02 may be structured as a merger, consolidation or amalgamation; and

(h) any Single Purpose License Subsidiary may merge, amalgamate, consolidate with, Dispose all or substantially all of its assets to, or enter into any other transaction described in this Section 7.04 with another Single Purpose License Subsidiary.

Section 7.05. Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, Dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any IP Rights meeting the foregoing requirements to lapse or go abandoned) and Dispositions of discontinued operations in the ordinary course of business;

(b) Dispositions of inventory, goods held for sale and other immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net proceeds of such Disposition is promptly applied to the purchase price of such replacement property;

(d) (A) Dispositions permitted by Section 7.04, (B) Investments permitted by Section 7.02, (C) Restricted Payments permitted by Section 7.06 and (D) Liens permitted by Section 7.01;

(e) Dispositions by the Borrower or any Restricted Subsidiary of property pursuant to Sale Leasebacks permitted by Section 7.07;

(f) Dispositions of cash and Cash Equivalents;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h) licenses, sublicenses or cross-licenses of IP Rights in the ordinary course of business;

(i) sales, Dispositions or contributions of property (A) between Loan Parties, (B) between Restricted Subsidiaries (other than Loan Parties), (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties or (D) by Loan Parties to any Restricted Subsidiary that is not a Loan Party; provided that with respect to Dispositions made pursuant to clause (D) (1) the portion (if any) of any such Disposition made for less than Fair Market Value and (2) any noncash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Restricted Subsidiary;

(j) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of property (other than IP Rights) in the ordinary course of business;

(k) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(l) Dispositions made to consummate the Transactions;

(m) Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is an Investment permitted pursuant to Section 7.02(c), (i)(i), (j), (o) or (s);

(o) the unwinding of Swap Contracts permitted hereunder;

(p) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(q) any Disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 7.05;

(r) the purchase and sale or other transfer, in each case for cash, of Permitted Receivables Financing Assets (including by capital contribution) to a Permitted Receivables Financing Subsidiary;

(s) Dispositions by the Borrower or any Restricted Subsidiary not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition and (ii) at least 75% of the purchase price for such property in excess of $50,000,000 shall be paid to such Borrower or such Restricted Subsidiary, as applicable, in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (s)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition; and (C) any Designated Non-Cash Consideration in respect of such Disposition having an aggregate Fair Market Value, taken together with the Designated Non-Cash Consideration in respect of all other Dispositions, not in excess of the greater of (i) $75,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 0.70% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 0.70% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured as of the time received);

(t) the Disposition of any Unrestricted Subsidiary;

(u) (i) the Disposition of assets acquired pursuant to a Permitted Acquisition, an Asset Swap Transaction or any Investment permitted pursuant to Section 7.02, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries; (ii) the Disposition of assets that are necessary or advisable, in the good faith judgment of the Borrower, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition, Asset Swap Transaction or any Investment permitted by Section 7.02; and (iii) the Disposition of assets that is necessary or advisable in the good faith judgment of the Borrower, in order to comply with orders from or rules and regulations promulgated by the FCC from time to time;

(v) any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than the greater of (i) $50,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 0.45% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 0.50% of Consolidated Total Assets;

(w) (i) Dispositions of Excluded Disposition Assets or the Equity Interests of any Excluded Disposition Subsidiary in contemplation of or in connection with a Specified Third Party Transaction and (ii) other Dispositions of Excluded Disposition Assets or the Equity Interests of any Excluded Disposition Subsidiary; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) no Event of Default has occurred and is continuing or would result therefrom, and (ii) immediately after giving effect to such Disposition (or, as of the date a legally binding commitment for such Disposition is entered into), either (x) the Borrower’s Consolidated Total Net Debt to Consolidated EBITDA Ratio after giving Pro Forma Effect to such Disposition shall be less than or equal to 6.75:1.00 or (y) the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Borrower after giving Pro Forma Effect to such Disposition is less than or equal to the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Borrower and the Restricted Subsidiaries immediately prior to such Disposition; and

(x) Asset Swap Transactions;

provided, however, that any Disposition of any property in excess of $10,000,000 pursuant to Section 7.05(s) shall be for no less than the Fair Market Value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is authorized to and shall take any actions necessary or deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any such other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) the Borrower may make Restricted Payments in an amount not to exceed the Net Cash Proceeds of any Excluded Contribution Not Otherwise Applied, so long as, with respect to any such Restricted Payments, (A) such Restricted Payment is made within 180 days after such Excluded Contribution is made or (B) no Event of Default shall have occurred and be continuing or would result therefrom (or, in the case of a Restricted Payment being made in connection with a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into);

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may take actions expressly permitted by Section 7.02 (other than Section 7.02(e)), 7.04, 7.08 or 7.12;

(e) the Borrower or any Restricted Subsidiary may make Restricted Payments to any Parent Holding Company:

(i) the proceeds of which will be used to pay the income taxes and franchise (and similar) taxes (including minimum taxes) imposed in lieu of income taxes of a Parent Holding Company attributable to the Borrower and its Subsidiaries in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of such Parent Holding Company that include the Borrower and its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately; provided that Restricted Payments under this Section 7.06(e)(i) shall not exceed the income tax liability of the consolidated, combined, unitary or affiliated group that would consist solely of the Borrower and its Subsidiaries;

(ii) the proceeds of which shall be used by such Parent Holding Company to pay (or to make a Restricted Payment to or Investment in a Parent Holding Company to enable it or another Parent Holding Company to pay) (a) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers or employees of any Parent Holding Company, in each case attributable to the operations or ownership of the Borrower and its Subsidiaries or (b) the fees and other amounts described in Sections 7.08(e) to the extent that the Borrower or any Restricted Subsidiary would be then permitted under such Sections 7.08(e) to pay such fees and other amounts directly;

(iii) the proceeds of which shall be used by such Parent Holding Company to pay its (or to make a Restricted Payment to or an Investment in a Parent Holding Company to enable it or another Parent Holding Company to pay) (x) franchise taxes and (y) other taxes imposed on a separate company basis with respect to the Borrower and its Subsidiaries;

(iv) the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of the Borrower (or to make a Restricted Payment to or an Investment in a Parent Holding Company to enable it or another Parent Holding Company to repurchase, retire or otherwise acquire its Equity Interests) from directors, officers, employees or members of management, consultants or independent contractors of the Borrower, any Subsidiary, any Parent Holding Company or any Related License Corporation (or their estate, heirs, family members, spouse and/or former spouse), in each case in connection with the resignation, termination, death or disability of any such directors, officers, employees or members of management, consultants or independent contractors or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements, partnership agreement or equity holders’ agreement in an aggregate amount, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement, partnership agreement or equity holders’ agreement not to exceed for any fiscal year of the Borrower, together with any repurchase of Equity Interests made pursuant to Section 7.06(l)(ii) in such fiscal year, $15,000,000; provided further that the amounts set forth in this clause (e)(iv) may be further increased by (A) the proceeds of any key-man life insurance received by a Parent Holding Company (to the extent contributed to the Borrower), the Borrower or any Restricted Subsidiary (solely with respect to the calendar year in which such proceeds are received and without limiting any carry-over thereof permitted above), plus (B) to the extent contributed in cash to the common equity of the Borrower and not theretofore utilized to make a Restricted Payment under this Section 7.06(e)(iv), the Net Proceeds from the sale of Equity Interests of any Parent Holding Company, in each case to members of management, managers, directors, consultants or independent contractors of the Borrower or any of its Subsidiaries or any Parent Holding Company that occurs after the Closing Date, plus (C) the amount of any cash bonuses otherwise payable to any future, present or former, director, employee or consultant of the Borrower, any Parent Holding Company, any Related License Corporation or any of their Restricted Subsidiaries that are in respect of services rendered to the Borrower and its Restricted Subsidiaries and foregone in return for the receipt of Equity Interests of the Borrower, any Parent Holding Company or any of their Restricted Subsidiaries pursuant to a deferred compensation plan of such entity (provided that in no event shall any such contributed amounts set forth in clause (B) that are so utilized increase the Cumulative Credit);

(v) the proceeds of which are applied to the purchase or other acquisition by any Parent Holding Company of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or more than 50% of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by the Borrower or any Restricted Subsidiary, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 7.02(i); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such purchase or other acquisition and (B) any Parent Holding Company shall, substantially concurrently with the closing thereof, cause (1) all Property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Borrower, any other Loan Party or (to the extent permitted by Section 7.02(i)) any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) into the Borrower, any other Loan Party or (to the extent permitted by Section 7.02(i)) any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition;

(vi) [Reserved];

(vii) the proceeds of which shall be used by the Borrower to pay, or to allow any Parent Holding Company to pay, a portion (which shall not exceed the Borrower’s and its Subsidiaries’ ratable portion of the consolidated assets of such Parent Holding Company) of any customary fees and expenses related to any unsuccessful equity offering by any Parent Holding Company, or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement; and

(viii) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers, employees, consultants and independent contractors of any Parent Holding Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(f) in addition to the foregoing Restricted Payments, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed, together with any prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Financing pursuant to Section 7.12(a)(iv), the sum of (1) the greater of (i) $150,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 1.35% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 1.40% of Consolidated Total Assets plus (2) an amount (which shall not be less than zero) equal to the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.06(f)(2), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that (A) immediately after giving effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing (or, in the case of a Restricted Payment in connection with a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) and (B) in the case of this Section 7.06(f)(2), immediately after giving Pro Forma Effect to any such Restricted Payment, the Borrower shall have a Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio equal to or less than 4.50:1.00;

(g) Restricted Payments made (i) on or after the Closing Date to consummate the Transactions, (ii) in connection with the consummation of the Transactions or as contemplated by the Purchase Agreement, including any payments or loans made to the Borrower or any direct or indirect parent to enable it to make any such payments or (iii) set forth on Schedule 7.06;

(h) the Borrower and any Restricted Subsidiary may (or, may make Restricted Payments to a Parent Holding Company, to allow the Parent Holding Company to) (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(i) the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.06;

(j) after a Qualified IPO, the Borrower may make Restricted Payments (or, may make Restricted Payments to any Parent Holding Company to permit Restricted Payments to the equity holders of such Parent Holding Company or another Parent Holding Company) in an aggregate amount not exceeding 6.0% per annum of the Net Cash Proceeds received by the Borrower from such Qualified IPO;

(k) the Borrower may (or may pay Restricted Payments to permit any Parent Holding Company to) redeem in whole or in part any Equity Interests of the Borrower or any Parent Holding Company in exchange for another class of Equity Interests or rights to acquire Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Equity Interests (which net proceeds in the case of a contribution to or issuance by any Parent Holding Company shall substantially concurrently be further contributed to the common equity of the Borrower); provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests of the Borrower are no more adverse (taken as a whole) to the Lenders than those contained in the Equity Interests redeemed thereby;

(l) the Borrower may repurchase Equity Interests of any Parent Holding Company or the Borrower, as applicable, (i) upon exercise of stock options, warrants or similar equity incentive awards if such Equity Interests represents all or a portion of the exercise price of such options, warrants or similar equity incentive awards, and the Borrower may make Restricted Payments to any Parent Holding Company as and when necessary to enable any Parent Holding Company to effect such repurchases and (ii) other equity securities of the Borrower or any Parent Holding Company from current or former directors, employees or members of the management of the Borrower, any Restricted Subsidiary or any Related License Corporation, at a price not in excess of Fair Market Value, in an aggregate amount under this clause (ii) for any fiscal year of the Borrower not to exceed, together with any repurchase, retirement or acquisition of Equity Interests made pursuant to Section 7.06(e)(iv) in such fiscal year, $15,000,000;

(m) the Borrower may make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, officer, manager, consultant or independent contractor (or their respective Affiliates, estates or immediate family members) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or grant, vesting or delivery of any Equity Interests;

(n) the Borrower may make Restricted Payments (i) of property consisting of Excluded Disposition Assets, (ii) of the Equity Interests of any Excluded Disposition Subsidiary and (iii) with the Excluded Disposition Credit Not Otherwise Applied; provided that immediately after giving effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing

(or, in the case of a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into); and

(o) the Borrower may make Restricted Payments so long as the Specified Condition is satisfied; provided that immediately after giving effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing (or, in the case of a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into).

Section 7.07. Sale Leasebacks. Enter into Sale Leasebacks, except Sale Leasebacks in an aggregate amount not to exceed, together with the aggregate amount of all Indebtedness outstanding pursuant to Section 7.03(g)(ii), the greater of (i) $50,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 0.45% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 0.50% of Consolidated Total Assets at any one time outstanding.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (an “Affiliate Transaction”), whether or not in the ordinary course of business, involving aggregate consideration in excess of $10,000,000 other than (a) transactions among Loan Parties and their Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction), (b) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions, (d) [Reserved], (e) customary fees and indemnities may be paid to any directors of the Borrower and the Restricted Subsidiaries (and, to the extent attributable to the operations or ownership of the Borrower and its Restricted Subsidiaries, to directors of any Parent Holding Company) and reasonable out-of-pocket costs of such Persons may be reimbursed, (f) employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between the Borrower, any Parent Holding Company or any Restricted Subsidiary thereof and their respective directors, officers, employees, managers, consultants or independent contractors (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors, managers, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of any Parent Holding Company or the Borrower or any Restricted Subsidiary, (g) Restricted Payments permitted under Section 7.06 (other than Section 7.06(d)), (h) Investments permitted under Section 7.02, (i) any payments required to be made pursuant to the Purchase Agreement, (j) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment to any such agreement to the extent such an amendment is not materially adverse, taken as a whole, to the Lenders in any material respect, (k) transactions between a Borrower Party and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of any Borrower Party or any Parent Holding Company; provided, however, that such director abstains from voting as a director of such Borrower Party or such Parent Holding Company, as the case may be, on any matter involving such other Person, (l) transactions between a Borrower Party and any Related License Corporation consistent with customary industry practices as determined by the Borrower in good faith, made in the ordinary course of business or made pursuant to a Related License Corporation Management Agreement, (m) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of any direct Parent Holding Company or the Borrower, as the case may be, (n) transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business, (o) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business, (p) Investments by Affiliates in Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries (and/or such Affiliate’s exercise of any permitted rights with respect thereto), so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally and (q) and any agreements entered into in connection with any transaction permitted pursuant to Section 7.02(j)(iv) or Section 7.06(n)(i) or (ii). For purposes of this Section 7.08, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 7.08(b) if (x) such Affiliate Transaction is approved by a majority of Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to the Borrower or any Guarantor, except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09, (ii) any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Borrower, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or of the acquisition of assets from such Person, (iii) any agreement representing Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03, (iv) any agreement in connection with a Disposition permitted by Section 7.05, (v) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.02, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) customary net worth provisions contained in real property leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligations under the Loan Documents, (viii) any restrictions regarding licenses or sublicenses by the Borrower or any Restricted Subsidiary of IP Rights in the ordinary course of business (in which case such restriction shall relate only to such IP Rights), (ix) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (x) customary or reasonable restrictions contained in any agreements or instruments governing (A) Permitted Additional Debt, (B) Refinancing Indebtedness, (C) New Incremental Indebtedness, (D) Permitted Debt Exchange Notes, (E) Rollover Indebtedness and (F) Indebtedness permitted pursuant to Section 7.03 (to the extent applicable only to the Foreign Subsidiaries obligated with respect to such Indebtedness) and, in each case, any Permitted Refinancing thereof, (xi) restrictions contained in agreements and instruments governing Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions are not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries than the covenants contained in this Agreement and the other Loan Documents (as reasonably determined by the Borrower in good faith), (xii) solely to the extent that such restrictions relate to the Subsidiary being acquired or incurring such Indebtedness, restrictions contained in assumed Indebtedness permitted pursuant to Section 7.03(o) and (xiii) restrictions imposed by reason of applicable Law or (b) of the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on Collateral for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09, (ii) any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Borrower, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or of the acquisition of assets from such Person and applies solely to such acquired assets, (iii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (including equipment which is permitted to be cross collateralized pursuant to Section 7.01), (iv) customary or reasonable restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (v) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (vi) customary net worth provisions contained in real property leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligations, (vii) customary or reasonable restrictions contained in agreements and instruments relating to (A) Permitted Additional Debt, (B) Refinancing Indebtedness, (C) New Incremental Indebtedness, (D) Permitted Debt Exchange Notes and (E) Rollover Indebtedness and, in each case, any Permitted Refinancing thereof; provided in each case that such restrictions do not restrict the Liens securing the Obligations or the senior priority status thereof (it being understood that any such Indebtedness shall be permitted to be secured on a pari passu basis or junior with the Obligations to the extent permitted hereunder), (viii) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit, (ix) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (x) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (xi) customary or reasonable provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business relating to the assets and Equity Interests of such Joint Venture, (xii) restrictions imposed by reason of applicable Law and (xiii) restrictions contained in Indebtedness permitted pursuant to Section 7.03(i) to the extent no more restrictive to the Borrower and the other Restricted Subsidiaries than the covenants contained in this Agreement.

Section 7.10. [Reserved].

Section 7.11. Financial Covenant. Solely in respect of the Revolving Credit Facility, so long as the Outstanding Amount of Revolving Credit Loans, Swing Line Loans and Unreimbursed Amounts (to the extent not Cash Collateralized by the Borrower to at least 100% of such Unreimbursed Amount) as of the end of any Fiscal Quarter (commencing with the Fiscal Quarter ending March 30, 2014) exceeds 25.0% of the aggregate amount of all Revolving Credit Commitments in effect as of the Closing Date, permit the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio as of the last day of such Fiscal Quarter to exceed the ratio set forth below opposite such Fiscal Quarter:

Test Period	Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio
March 30, 2014	5.75:1.00
June 29, 2014	5.75:1.00
September 28, 2014	5.75:1.00
December 28, 2014	5.75:1.00
March 29, 2015 and each Fiscal Quarter ended thereafter	5.25:1.00

Section 7.12. Prepayments, Etc. of Indebtedness; Amendments. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness that is expressly subordinated in right of payment to the Obligations (other than intercompany Indebtedness owing to a Restricted Subsidiary that is not a Loan Party to the extent not prohibited by the terms of the Intercompany Subordination Agreement) (collectively “Junior Financing”) (it being understood that payments of regularly scheduled interest and principal shall be permitted), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) a prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing made using the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.12(a)(i); provided that (A) immediately after giving effect to any such prepayment, no Event of Default shall have occurred and be continuing (or, in the case of a prepayment in connection with a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) and (B) immediately after giving Pro Forma Effect to any such prepayment, the Borrower and its Restricted Subsidiaries shall have a Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio that is less than or equal to 4.50:1.00, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) or the prepayment of Junior Financing in an amount not to exceed the Net Cash Proceeds of any Excluded Contribution Not Otherwise Applied so long as with respect to any such prepayment, (A) such prepayment is made within 180 days after such Excluded Contribution is made or (B) no Event of Default shall have occurred and be continuing or would result therefrom (or, in the case of prepayment being made in connection with a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), (iii) the prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Financing with any Permitted Refinancing thereof, (iv) the prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity of any Junior Financing, in an aggregate amount not to exceed, together with any Restricted Payments pursuant to Section 7.06(f), (x) the greater of (i) $150,000,000 and (ii) (A) prior to a Publishing Assets Disposition, 1.35% of Consolidated Total Assets and (B) after a Publishing Assets Disposition, 1.40% of Consolidated Total Assets; provided that immediately after giving effect to any such prepayment, redemption, purchase, defeasance or other satisfaction pursuant to clause (iv), no Event of Default shall have occurred and be continuing (or, in the case of a prepayment being made in connection with a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), (v) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness (1) existing at the time a Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in contemplation of, such Person becoming a Subsidiary or such acquisition, (vi) the prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing with the Excluded Disposition Credit Not Otherwise Applied and (vii) the prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing so long as the Specified Condition is Satisfied; provided that immediately after giving effect to any such prepayment, redemption, purchase, defeasance or other satisfaction pursuant to this clause (vii), no Event of Default shall have occurred and be continuing (or, in the case of a prepayment being made in connection with a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into); (b) amend, modify or change any term or condition of any Junior Financing Documentation relating to the subordination of such Junior Financing in any manner that is, taken as a whole, material and adverse to the interests of the Lenders; or (c) amend, modify or change any term or condition of any Junior Financing Documentation, other than such terms or conditions relating to the subordination of such Junior Financing, if such amendment, modification or change would have resulted in such Indebtedness not being permitted under Section 7.03 if incurred on the date of such amendment, modification or change.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any L/C Obligation or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), (solely with respect to the Borrower) 6.05(a) or in any Section of Article VII (subject to, in the case of the financial covenant contained in Section 7.11, the cure rights contained in Section 8.03 and the proviso at the end of this clause (b)); provided, that a Default by the Borrower under Section 7.11 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Tranche of Term Loan unless and until the Required Revolving Lenders shall have terminated their Revolving Credit Commitments and declared all amounts outstanding under the Revolving Credit Facility to be due and payable; provided however that if the Required Revolving Lenders irrevocably rescind such termination and acceleration in a writing delivered to the Administrative Agent, the Financial Covenant Event of Default shall automatically cease to constitute an Event of Default with respect to any Tranche of Term Loans from and after such date; or

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered pursuant hereto or thereto shall be incorrect in any material respect when made or deemed made (provided that the failure of any representation or warranty to be true and correct on the Closing Date will not constitute a Default or an Event of Default except to the extent such representation or warranty constitutes a Specified Representation or a Specified Purchase Agreement Representation); or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by the Borrower to any Restricted Subsidiary to the Borrower or any Restricted Subsidiary) having an aggregate outstanding principal amount of more than the Threshold Amount; (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than a default or an event of default in respect of the observance of or compliance with any financial maintenance covenant), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity and any applicable grace or cure period therefor shall have expired; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other Disposition (including any Casualty Event) of the property or assets securing such Indebtedness, if permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness or (y)

events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or (C) in the case of any such Indebtedness containing or otherwise requiring observance or compliance with a financial maintenance covenant, the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have caused such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated Maturity ( “Acceleration”); provided however that if such holder or holders (or a trustee or an agent on behalf of such holder or holders or beneficiary or beneficiaries) irrevocably rescind such Acceleration, the Event of Default with respect to this clause (e)(C) shall automatically cease from and after such date; or

(f) Insolvency Proceedings, Etc. The Borrower or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid, and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan or a Foreign Benefit Event occurs with respect to a Foreign Plan which individually or together with any other ERISA Event or Foreign Benefit Event that has occurred, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any material provision of the Guaranty, the Security Agreement or the Pledge Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05, or satisfaction in full of all the Obligations then due and owing (other than contingent indemnification or other obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and Related License Secured Obligations)) ceases to be in full force and effect; (ii) any Loan Party denies in writing that it has any or further liability or obligation under the Guaranty, the Security Agreement, the Pledge Agreement or any other Collateral Document (other than as a result of repayment in full of the Obligations then due and owing (other than contingent indemnification or other obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and Related License Secured Obligations) and termination of the Aggregate Commitments, or as a result of a transaction permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05)); or (iii) with respect to any Collateral, in the aggregate, having a Fair Market Value in excess of the Threshold Amount any of the Liens intended to be created by the Guaranty, the Security Agreement, the Pledge Agreement or any other Collateral Document shall cease to be or shall not be a valid and perfected Lien having the priority contemplated thereby;

(k) Change of Control. There occurs any Change of Control; or

(l) Station Licenses. The principal Station License or any other material Station License of any Station (other than an Immaterial Station License) shall be revoked or canceled or shall expire by its terms without being renewed or extended by statute which has had or could reasonably be expected to result in a Material Adverse Effect, and the Borrower shall have failed to take action within 30 days after the Borrower received notice of such revocation, cancellation or expiration, which could reasonably be expected to remedy such revocation, cancellation or expiration and to restore and maintain such Station License in effect.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing, at the request of, or with the consent of, the Required Revolving Lenders only, and in such case, without limiting Section 8.01(b), only with respect to the Revolving Credit Facility, the Swing Line Facility, and any Letters of Credit, L/C Credit Extensions and L/C Obligations), take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event that the Borrower fails to comply with the requirements of the financial covenant set forth in Section 7.11 at any time when the Borrower is required to comply with such financial covenant, pursuant to the terms thereof, then (A) until the expiration of the tenth Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Sections 6.01(a) or (b) (the last day of such period being the “Anticipated Cure Deadline”), the Borrower shall have the right to issue or obtain a contribution to its equity (which shall be in the form of common equity or otherwise in a form reasonably acceptable to the Administrative Agent) for cash (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise by the Borrower of such Cure Right, the calculation of Consolidated EBITDA as used in the financial covenant set forth in Section 7.11 shall be recalculated giving effect to the following pro forma adjustments:

(a) Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenant set forth in Section 7.11 and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs (including the determination of Cumulative Credit) or determining the Applicable Commitment Fee or the Applicable Rate), by an amount equal to the Cure Amount; provided that no Cure Amount shall reduce Indebtedness (including as Unrestricted Cash) on a Pro Forma Basis for the applicable Fiscal Quarter for which such Cure Amount was contributed for purposes of calculating the financial covenant set forth in Section 7.11 or calculating the Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio and the Consolidated Total Net Debt to Consolidated EBITDA Ratio; and

(b) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 7.11, the Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 7.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant set forth in Section 7.11 that had occurred shall be deemed cured for the purposes of this Agreement; and

(B) upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Borrower intends to exercise the Cure Right in respect of a Fiscal Quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the financial covenant set forth in Section 7.11, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five Fiscal Quarters in respect of which the Cure Right is exercised during the term of the Revolving Credit Facility and (iii) for purposes of this Section 8.03, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the financial covenant set forth in Section 7.11.

Section 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.18 and 2.19, be applied by the Administrative Agent in the following order, subject to the Intercreditor Agreement or an Other Intercreditor Agreement, as applicable:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent, the Swing Line Lender and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

(c) third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Section 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the L/C Borrowings, obligations of the Loan Parties then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and under the Related License Guarantee with respect to the Related License Secured Obligations and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.18, ratably among the Lenders, the L/C Issuers, the Hedge Banks party to such Secured Hedge Agreements, the Cash Management Banks party to such Secured Cash Management Agreements and the Related License Corporation Secured Parties in proportion to the respective amounts described in this clause (e) held by them; provided that (x) any such amounts applied pursuant to the foregoing subclause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(c) and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.04;

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g) last, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authorization of Agents.

(a) Each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank party to a Secured Cash Management Agreement, a potential Hedge Bank party to a Secured Hedge Agreement and a potential Related License Corporation Secured Party) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The

Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct.

Section 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.

Section 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders or the Required Revolving Lenders, as applicable, in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer under this Section 9.07 (which indemnity shall be provided by such Lenders based upon their respective Pro Rata Share of the Revolving Credit Facility). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its pro rata share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08. Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

Section 9.09. Successor Agents.

(a) The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed if such successor is a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000) at all times other than if an Event of Default under Section 8.01(a), (f), or (g) is continuing. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has been appointed and accepted such appointment as the Administrative Agent by the date which is 45 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor or upon the expiration of the 45-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If the Administrative Agent becomes a Defaulting Lender, the Administrative Agent may be removed as the Administrative Agent hereunder by the Borrower or the Required Lenders.

(b) Any resignation by JPMCB as Administrative Agent pursuant to this Section 9.09 shall also constitute its resignation as an L/C Issuer and as Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder or upon the expiration of the 45-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, (i) such successor (if any) shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer (if any) shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make (or the Borrower shall enter into) other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. Each of the Lenders (including in their capacities as potential Hedge Banks party to a Secured Hedge Agreement, potential Cash Management Banks party to a Secured Cash Management Agreement and potential Related License Corporation Secured Parties) and each L/C Issuer irrevocably authorize the Collateral Agent, and the Collateral Agent shall, upon the request of the Borrower,

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations then due and owing (other than (A) contingent indemnification or other contingent obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and Related License Secured Obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), (ii) that is sold, disposed of or distributed or is substantially concurrently sold, disposed of or distributed as part of or in connection with any transaction permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under the Guaranty pursuant to clause (c) below or (v) upon property constituting Excluded Property (other than clause (a) of the definition thereof);

(b) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e) (other than in connection with self-insurance), (f), (g), (i), (m), (p), (r), (s), (u), (w), (z), (aa), (bb), (dd), (ee), (ff), (hh), (ii), (jj), (kk) and (mm);

(c) release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and

(d) establish intercreditor arrangements as contemplated by this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to subordinate any Lien thereon granted to or held by the Administrative Agent, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.

Section 9.12. Secured Cash Management Agreements, Secured Hedge Agreements and Related License Secured Obligations. No Cash Management Bank, Hedge Bank or Related License Corporation Secured Party that obtains the benefits of Section 8.03, the Guaranty, the Security Agreement, the Pledge Agreement or any other Collateral Document by virtue of the provisions hereof or of any Guaranty, the Security Agreement, the Pledge Agreement or any other Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and Related License Secured Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank or Related License

Corporation Secured Party, as the case may be. Each Cash Management Bank, Hedge Bank or Related License Corporation Secured Party not a party to this Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Section 9.13. Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “co-documentation agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.14. Additional Indebtedness. In connection with the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness to be secured by a Lien on any Collateral permitted by Section 7.01 of this Agreement, at the request of the Borrower, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) agrees to enter into the Intercreditor Agreement and/or an Other Intercreditor Agreement, and execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to such agreements (each, an “Intercreditor Agreement Supplement”), and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, the Guaranty or any Collateral Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Loan Documents) pursuant to the Collateral Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. The Lenders and each of the L/C Issuers hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective notwithstanding the provisions of Section 10.01.

Section 9.15. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Sections 3.01 and 10.04, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefore, any and all Taxes and any and all related losses, claims, liabilities, expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document. For the avoidance of doubt, for purposes of this Section 9.15, the term “Lender” shall include any L/C Issuer and the Swing Line Lender.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment, waiver or consent of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent (other than with respect to any amendment or waiver contemplated in clause (h) below, which shall only require the consent of the Required Revolving Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal of, or interest on, any Loan or L/C Borrowing, or any fees or premium payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section), it being understood that the waiver of any obligation to pay interest at the Default Rate, and the amendment or waiver of any mandatory prepayment of Loans under the Term Facility, shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan (provided that, any Lender, upon the request of the Borrower, may extend the maturity date of any Term Loans owing to it without the consent of any other Lender, including the Required Lenders) or L/C Borrowing, or (subject to clause (iii) of the proviso following clause (h) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio or Consolidated Total Net Debt to Consolidated EBITDA Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation to pay interest at the Default Rate;

(d) modify Section 2.06(c) or 2.13 without the written consent of each Lender directly and adversely affected thereby;

(e) change (i) any provision of this Section 10.01 (other than the last two paragraphs of this Section) or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or to make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender, or (ii) the definition of “Required Revolving Lenders,” without the written consent of each Lender under the Revolving Credit Facility;

(f) other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the aggregate guarantees of the Obligations under the Guaranty, without the written consent of each Lender; or

(h) (i) amend or otherwise modify Section 7.11, (ii) waive or consent to any Default or Event of Default resulting from a breach of Section 7.11 or

(iii) solely with respect to the Revolving Facility, waive or consent to the failure of any condition in Section 4.02, without the written consent of the Required Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (h) shall not require the consent of any Lenders other than the Required Revolving Lenders;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Borrower and the Lenders required above, affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Borrower and the Lenders required above, affect the rights or duties of the Swing Line Lender, in its capacity as such, under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (A) any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section if such Lenders were the only Lenders hereunder at the time, and (B) in determining whether the requisite percentage of Lenders have consented to any amendment, modification, waiver or other action, any Defaulting Lenders or Affiliate Lenders (other than Debt Fund Affiliates) shall be deemed to have voted in the same proportion as those Lenders who are not Defaulting Lenders or Affiliate Lenders, except with respect to (x) any amendment, modification or other action or plan of reorganization which by its terms requires the consent of all Lenders or each affected Lender (including without limitation those set forth in Section 10.01(a), (b) and (c)) and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender or Affiliate Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender or Affiliate Lender than it is to, other affected Lenders, in which case the consent of such Defaulting Lender or Affiliate Lender, as applicable, shall be required.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliate Lender (other than a Debt Fund Affiliate) hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliate Lender, such Affiliate Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliate Lender with respect to the Loans held by such Affiliate Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliate Lender to vote, in which case such Affiliate Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliate Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any such Affiliate Lender or the Obligations held by it in a manner that is less favorable in any material respect to such Affiliate Lender than the proposed treatment of similar Lenders and the Obligations held by them that are not Affiliates of the Borrower.

This Section 10.01 shall be subject to any contrary provision of Sections 2.14, 2.15, 2.16, 2.20 or 6.17. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified any ambiguity, mistake, omission, defect or inconsistency, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Guaranty or any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents. Any such amendment agreed by the Borrower and the Administrative Agent, shall become effective without any further action or consent of any other party to any Loan Document.

Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of Required Lenders, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts actually included in determining whether the “Required Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” and a new “Tranche” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, the Swing Line Lender or any L/C Issuer, without its prior written consent.

In connection with any such loan modification, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” or a “Tranche” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any loan modification applicable to the Revolving Credit Facility, the Borrower shall prepay any Revolving Credit Loans, L/C Advances or Swing Line Loans (to the extent participated to Revolving Credit Lenders) outstanding on such effective date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans, L/C Advances or Swing Line Loans (to the extent participated to Revolving Credit Lenders), as the case may be, ratable with any revised Pro Rata Share of a Revolving Credit Lender in respect of the Revolving Credit Facility arising from any nonratable loan modification to the Revolving Credit Commitments under this Section. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received reaffirmation agreements with respect to the Borrower and all Material Guarantors.

Section 10.02. Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including Internet or intranet websites, but excluding electronic mail which is subject to clause (a) of this Section 10.02) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05. All telephonic notes to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

Section 10.04. Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of Davis Polk & Wardwell LLP and, if necessary, any specialist counsel (including FCC counsel) or one local counsel in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel in each relevant jurisdiction for each such affected person)), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary taxes associated with the Facilities), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of any specialist counsel (including FCC counsel) or one local counsel in each relevant jurisdiction (and, in the event of any actual or perceived conflict of interest where the Agent or Lender affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agents subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least five Business Days prior to the Closing Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 10.05. Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each L/C Issuer, each of their respective Affiliates and each of their respective officers, directors, employees, advisors, agents, controlling persons and other representatives (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees, costs and expenses (including the reasonable fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a special counsel acting in multiple jurisdictions) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or thereby, (b) the Transactions, the Acquisition or any of the other transactions contemplated thereby or (c) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that such indemnity shall not, as to any Indemnitee (or any of its Affiliates, or any of its or their respective officers, directors, employees, advisors, agents, controlling persons or other representatives), be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or any of its or their respective officers, directors, employees, advisors, agents, controlling persons or other representatives (in each case, with respect to such person only, and not any other person), (B) from a material breach of the Loan Documents by such Indemnitee or one of its Affiliates or (C) with respect to any claim that did not arise out of any act or omission of the Borrower or its Subsidiaries or any direct or indirect parent or controlling person thereof, any dispute that is among Indemnitees (other than any dispute involving claims against any Agent or Arranger, in its capacity as such); or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by the Loan Parties or any of their respective Subsidiaries, or any violation or noncompliance with any Environmental Law or Environmental Liability related in any way to the Loan Parties or any of their respective Subsidiaries or their respective current or former operations or properties, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any such Indemnitee’s affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (not to be unreasonably withheld or delayed), but if settled with such consent, the Borrower agrees to indemnify each Indemnitee from and against any loss or liability by reason of such settlement. All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Indemnified Taxes other than any Indemnified Taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, to any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than in accordance with Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, in each case unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (x) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) shall be required for any assignment unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is in respect of the Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment in respect of the Term Facility unless it objects thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is in respect of the Term Facility and to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge such assignment) and (C) the consent of each L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) in the case of assignments by any of the Initial Lenders or any of their Affiliates in connection with the primary syndication of the Facilities and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment);

(v) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to any natural person or (C) (i) to any competitors of the Borrower or its Subsidiaries that have been specified to the Administrative Agent by the Borrower in writing from time to time, and any of their Affiliates, (other than Bona Fide Debt Funds), that are clearly identifiable on the basis of such Affiliates’ names or identified in writing by the Borrower from time to time (any such Person, a “Disqualified Lender”), with the list of such Disqualified Lenders as of the Closing Date set forth on Schedule 10.07(b)(v) (it being understood that (i) the Borrower shall not be required to specify Affiliates that are clearly identifiable on the basis of such Affiliates’ names on such schedule, (ii) the Borrower may update such schedule from time to time with respect to Disqualified Lenders meeting the criteria specified above, and the Administrative Agent shall promptly post such updated schedule to the Platform promptly following its receipt thereof, with such updates effective solely upon the posting thereof to the Platform and (iii) in no event shall the Administrative Agent (in its capacity as such) (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Lender or (y) have any liability with respect to any assignment or participation of Loans or Commitments to any Disqualified Lender);

(vi) no Revolving Credit Commitments or Revolving Credit Loans may be assigned to any Affiliate Lender;

(vii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent; and

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits (and to have the obligations) of a Lender under Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and to be subject to the obligations set forth in Section 10.08. Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b), Section 2.15(e) or Section 3.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”); provided that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents. The Administrative Agent shall record in the Register each assignment made pursuant to the terms hereof. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to itself), at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment, and no foreclosure or other enforcement action in respect thereof, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections) to the same extent as if it were a Lender and had assigned its interest by assignment pursuant to Section 10.07(b); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans to any Affiliate Lender (including any Debt Fund Affiliate), but only if:

(i) the assigning Lender and such Affiliate Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(ii) after giving effect to such assignment, Affiliate Lenders (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 25% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase); and

(iii) such Affiliate Lender (other than Debt Fund Affiliates) shall at all times thereafter be subject to the voting restrictions specified in Section 10.01.

(j) Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans to the Borrower or any of its Subsidiaries, but only if:

(i) (x) such assignment is made pursuant to a Dutch auction or similar procedures open to all Term Lenders on a pro rata basis as described in Section 2.05(a)(vi) or (y) such assignment is made pursuant to an open market purchase;

(ii) no Event of Default has occurred and is continuing or would result therefrom;

(iii) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower or any of its Subsidiaries; and

(iv) after giving effect to such assignment, the Available Liquidity of the Borrower and its Restricted Subsidiaries shall equal or exceed $200,000,000.

(k) (i) Notwithstanding anything to the contrary herein, (i) Affiliate Lenders (other than Debt Fund Affiliates) shall not have any right to attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any other Lender to which representatives of the Borrower are not then present, (ii) Affiliate Lenders (other than Debt Fund Affiliates) shall not have any right to receive any information or material prepared by the Administrative Agent or any other Lender or any communication by or among the Administrative Agent and one or more other Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives and (iii) Affiliate Lenders (other than Debt Fund Affiliates) shall not be entitled to receive advice of counsel to the Agents or other Lenders.

(ii) Each Lender making an assignment to an Affiliate Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliate Lender then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to assign the Term Loans (“Excluded Information”), (2) such Lender has independently and, without reliance on the Affiliate Lender, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any

of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(l) Notwithstanding anything to the contrary herein, JPMCB may,

(i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or

(ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer and Swing Line Lender, as applicable, shall have identified a successor L/C Issuer and Swing Line Lender, as applicable, reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer and Swing Line Lender, as applicable, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer and Swing Line Lender, as applicable. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder that is willing to accept its appointment as such; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMCB as L/C Issuer or Swing Line Lender, as the case may be. If JPMCB resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If JPMCB resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

(m) The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors and numbering administration and settlement service providers and other Affiliates, on a need to know basis (it being understood that the Persons to whom such disclosure is made by such Lender or Agent will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 10.08 and such Agent or Lender will be responsible for their compliance herewith); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or prospective direct or indirect controlled counterparties under Swap Contracts to be entered into in connection with the Loans made hereunder; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to the extent that such information is received by an Agent or Lender from a third party that is not, to such Agent’s or Lender’s knowledge, subject to contractual or fiduciary contractual obligations owning to any Loan Party; (j) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (k) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof (including any information relating to their respective businesses and operations), other than any such information that is publicly available to any Agent or any Lender prior to such disclosure other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 10.08 shall survive with respect to the Administrative Agent, each Co-Syndication Agent, each Co-Documentation Agent, each Arranger and each Lender until the second anniversary of such Administrative Agent, Co-Syndication Agent, Co-Documentation Agent, Arranger or Lender ceasing to be an Administrative Agent, Co-Syndication Agent, Co-Documentation Agent, Arranger or Lender, respectively.

Each of the Administrative Agent, the Lenders and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary does not constitute such an asset (and may be pledged to the extent set forth in Section 6.12) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

Section 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.

In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12. Integration; Effectiveness. This Agreement and the other Loan Documents, and those provisions of the Commitment Letter that, by its terms, survive the termination or expiration of the Commitment Letter and/or the execution and delivery of the Facilities Documentation (as defined in the Commitment Letter), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Fee Letter shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and Related License Secured Obligations) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized).

Section 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15. [Reserved].

Section 10.16. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR ANY LETTER OF CREDIT TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE BROUGHT SOLELY IN SUCH NEW YORK COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR

OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR

RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18. Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising the Borrower and its respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and Arranger is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower or any of its Affiliates, and neither any

Agent nor any Arranger has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20. Affiliate Activities. The Borrower acknowledges that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents, (ii) be customers or competitors of the Borrower and its Affiliates or (iii) have other relationships with the Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

Section 10.21. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22. USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.23. FCC COMPLIANCE. Notwithstanding anything to the contrary contained herein or in any other agreement, instrument or document executed in connection herewith, (a) no party hereto shall take any actions hereunder or under the other Loan Documents that would constitute or result in an assignment of any Station License, permit or authorization or a transfer of control over such Station License, permit or authorization requiring the prior approval of the FCC without first obtaining such prior approval of the FCC and (b) all parties hereto shall take all reasonable actions that are necessary or appropriate to enable the parties to comply with all applicable FCC rules, regulations, orders or other requirements.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first written above.

TRIBUNE COMPANY

By:	/s/ Jack Rodden
	Name:	Jack Rodden
	Title:	Vice President and Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender, and a Lender

By:	/s/ John G. Kowalczuk
	Name:	John G. Kowalczuk
	Title:	Executive Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Revolving Credit Lender

By:	/s/ Robert Chen
	Name:	Robert Chen
	Title:	Managing Director

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Revolving Credit Lender

By:	/s/ Ross MacIntyre
	Name:	Ross MacIntyre
	Title:	Vice President

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Revolving Credit Lender

By:	/s/ Judith Smith
	Name:	Judith Smith
	Title:	Authorized Signatory

By:	/s/ Michael D’Onofrio
	Name:	Michael D’Onofrio
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Revolving Credit Lender

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Revolving Credit Lender

By:	/s/ Laura Warner
	Name:	Laura Warner
	Title:	Director

[Signature Page to Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Revolving Credit Lender

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director
Banking Products Services, US

By:	/s/ James Morgan
	Name:	James Morgan
	Title:	Executive Director
Regional Functional Head
Banking Product Services US

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Revolving Credit Lender

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

By:	/s/ Kirk L. Tashjian
	Name:	Kirk L. Tashjian
	Title:	Vice President

[Signature Page to Credit Agreement]

Schedule 1

Guarantors

1.	AL-Huntsville-200 Holmes Avenue, LLC

2.	AR-Fort Smith-318 North 13th Street, LLC

3.	AR-Van Buren-179 Gladewood Road, LLC

4.	Blue Lynx Media, LLC

5.	Builder Media Solutions, LLC

6.	CA-4655 Fruitridge Road, LLC

7.	CA-Olympic Plant, LLC

8.	CA-Orange County Plant, LLC

9.	CA-Los Angeles Times Square, LLC

10.	California Community News, LLC

11.	CastTV Inc.

12.	Chicago Tribune Company, LLC

13.	Chicagoland Publishing Company, LLC

14.	Chicagoland Television News, LLC

15.	Classified Ventures Holdco, LLC

16.	CO-1006 Lookout Mountain Road, LLC

17.	CO-6160 South Wabash Way, LLC

18.	CO-Clear Creek County-Argentine Pass, LLC

19.	CO-Denver-100 East Speer Boulevard, LLC

20.	CO-Golden-21214 Cedar Lake Road, LLC

21.	CT-121 Wawarme Avenue, LLC

22.	CT-285 Broad Street, LLC

23.	CT-WTIC, LLC

24.	FL-633 North Orange Avenue, LLC

25.	FL-Deerfield Plant, LLC

26.	FL-Orlando Sentinel, LLC

27.	ForSaleByOwner.com Referral Services, LLC

28.	forsalebyowner.com, LLC

29.	Hoy Publications, LLC

30.	IA-Alleman Polk County, LLC

31.	IA-Des Moines-1801 Grand Avenue, LLC

32.	IL-11201 Franklin Avenue, LLC

33.	IL-16400 South 105th Court, LLC

34.	IL-2501 West Bradley Place, LLC

35.	IL-3249 North Kilpatrick, LLC

36.	IL-3722 Ventura Drive, LLC

37.	IL-700 West Chicago Avenue, LLC

38.	IL-720 Rohlwing Road, LLC

39.	IL-Freedom Center, LLC

40.	IL-Henry County-Rustic Hill, LLC

41.	IL-Moline-3003 Park 16 Street, LLC

42.	IL-Orion-2880 North 1100 Avenue, LLC

43.	IL-Tribune Tower, LLC

44.	IN-2350 Westlane Road, LLC

45.	IN-6910 Network Place, LLC

46.	IN-Trafalgar WTTV, LLC

47.	IN-Windfall WTTV, LLC

48.	Internet Foreclosure Service, LLC

49.	KDAF, LLC

50.	KIAH, LLC

51.	KPLR, Inc.

52.	KRCW, LLC

53.	KSWB, LLC

54.	KTLA, LLC

55.	KTXL, LLC

56.	KWGN, LLC

57.	Local Pro Plus Realty, LLC

58.	Los Angeles Times Communications LLC

59.	Magic T Music Publishing Company, LLC

60.	MD-10 Hays Street, LLC

61.	MD-10750 Little Patuxent Parkway, LLC

62.	MD-3400 Carlins Park Drive, LLC

63.	MD-North Calvert Street, LLC

64.	MD-Sun Park, LLC

65.	MI-3117 Plaza Drive, LLC

66.	MI-Davis Road, LLC

67.	MO-Kansas City-3020 Summit Street, LLC

68.	MO-St Louis-Emil Avenue, LLC

69.	NC-High Point-2005 Francis Street, LLC

70.	NC-Sofia-4119 Old Courthouse Road, LLC

71.	Oak Brook Productions, LLC

72.	OH-Cleveland-5800 South Marginal Road, LLC

73.	OH-Parma-4501 West Pleasant Valley Road, LLC

74.	OK-Oklahoma City-East Britton Road, LLC

75.	OR-10255 SW Arctic Drive, LLC

76.	Orlando Sentinel Communications Company, LLC

77.	PA-2005 South Queen Street, LLC

78.	PA-5001 Wynnefield Avenue, LLC

79.	PA-550 East Rock Road, LLC

80.	PA-Luzerne County-Penobscot Mountain, LLC

81.	PA-Moosic-16 Montage Mountain Road, LLC

82.	PA-Morning Call, LLC

83.	PA-Ransom, LLC

84.	PA-South Abington-Rt. 11 and Morgan Hwy, LLC

85.	Riverwalk Center I, Joint Venture

86.	Riverwalk Holdco II, LLC

87.	Riverwalk Holdco, LLC

88.	Sun-Sentinel Company, LLC

89.	The Baltimore Sun Company, LLC

90.	The Daily Press, LLC

91.	The Hartford Courant Company, LLC

92.	The Morning Call, LLC

93.	TN-Memphis-803 Channel 3 Drive, LLC

94.	Tower Distribution Company, LLC

95.	Towering T Music Publishing Company, LLC

96.	Tribune (FN) Cable Ventures, LLC

97.	Tribune 365, LLC

98.	Tribune Broadcasting Company, LLC

99.	Tribune Broadcasting Company II, LLC

100.	Tribune Broadcasting Hartford, LLC

101.	Tribune Broadcasting Indianapolis, LLC

102.	Tribune Broadcasting Seattle, LLC

103.	Tribune Content Agency, LLC (f/k/a TMS News and Features, LLC)

104.	Tribune Digital Ventures, LLC

105.	Tribune Direct Marketing, LLC

106.	Tribune Entertainment Company, LLC

107.	Tribune Interactive, LLC

108.	Tribune Investments, LLC

109.	Tribune Media Services London, LLC

110.	Tribune Media Services, LLC

111.	Tribune National Marketing Company, LLC

112.	Tribune Publishing Company, LLC

113.	Tribune Real Estate Holdings, LLC

114.	Tribune Real Estate Holdings II, LLC

115.	Tribune Television New Orleans, Inc.

116.	Tribune Washington Bureau, LLC

117.	TX-7700 Westpark Drive, LLC

118.	TX-8001 John Carpenter Freeway, LLC

119.	UT-Salt Lake City-Amelia Earhart Drive, LLC

120.	VA-216 Ironbound Road, LLC

121.	VA-Daily Press, LLC

122.	VA-Norfolk-720 Boush Street, LLC

123.	VA-Portsmouth-1318 Spratley Street, LLC

124.	VA-Richmond, LLC

125.	VA-Suffolk-5277 Nansemond Parkway, LLC

126.	WA-1813 Westlake Avenue, LLC

127.	WDCW, LLC

128.	WGN Continental Broadcasting Company, LLC

129.	WI-Brown Deer-9001 North Green Bay Road, LLC

130.	WI-Milwaukee-1100 East Capital Drive, LLC

131.	WPHL, LLC

132.	WPIX, LLC

133.	WPMT, LLC

134.	WSFL, LLC

135.	WXMI, LLC

Local TV

1.	Local TV Aircraft, Inc.

2.	Local TV Alabama, LLC

3.	Local TV Alabama License, LLC

4.	Local TV Arkansas, LLC

5.	Local TV Arkansas License, LLC

6.	Local TV Finance Corporation

7.	Local TV Finance, LLC

8.	Local TV Holdings, LLC

9.	Local TV Illinois, LLC

10.	Local TV Illinois, License, LLC

11.	Local TV Iowa, LLC

12.	Local TV Iowa License, LLC

13.	Local TV Norfolk Real Estate, LLC

14.	Local TV Oklahoma, LLC

15.	Local TV Oklahoma License, LLC

16.	Local TV Pennsylvania, LLC

17.	Local TV Tennessee, LLC

18.	Local TV Tennessee License, LLC

19.	Local TV Virginia, LLC

20.	Local TV, LLC

FoxCo

1.	Community Television of Colorado License, LLC

2.	Community Television of Colorado, LLC

3.	Community Television of Missouri License, LLC

4.	Community Television of Missouri, LLC

5.	Community Television of North Carolina License, LLC

6.	Community Television of North Carolina, LLC

7.	Community Television of Ohio License, LLC

8.	Community Television of Ohio, LLC

9.	Community Television of Utah License, LLC

10.	Community Television of Utah, LLC

11.	Community Television of Virginia License, LLC

12.	Community Television of Virginia, LLC

13.	Community Television of Wisconsin License, LLC

14.	Community Television of Wisconsin, LLC

15.	FoxCo Acquisition Finance Corporation
16.	FoxCo Acquisition Sub, LLC
17.	FoxCo Acquisition, LLC
18.	New World Communications of Kansas City, Inc.
19.	WDAF License, Inc.
20.	WDAF Television, Inc.

Schedule 2.01

Commitments and Pro Rata Shares

Lender	Address	Total Initial Term Loan Commitment	Revolving Credit Commitment

JPMorgan Chase Bank, N.A.	383 Madison Avenue New York, NY 10179	$3,773,000,000	$51,000,000

Citigroup Global Markets Inc.	390 Greenwich Street New York, NY 10013	$0	$51,000,000

Deutsche Bank AG New York Branch	60 Wall Street New York, NY 10005	$0	$51,000,000

Bank of America, N.A.	One Bryant Park New York, NY 10036	$0	$51,000,000

Credit Suisse AG, Cayman Islands Branch	Eleven Madison Avenue New York, NY 10010	$0	$36,000,000

Barclays Bank PLC	745 Seventh Avenue New York, NY 10019	$0	$20,000,000

Goldman Sachs Bank USA	200 West Street New York, NY 10282-2198	$0	$20,000,000

UBS Loan Finance LLC	677 Washington Boulevard Stamford, Connecticut 06901	$0	$20,000,000

TOTAL		$3,773,000,000	$300,000,000

Schedule 2.03

Existing Letters of Credit

Letter of Credit Number	Beneficiary	Most Recent Renewal Date	Obligor	Current Expiration Date	Face Amount

68088671	Pacific Employer’s Ins./ACE/Insurance Co. of N.A.	December 31, 2012	Tribune Company	December 31, 2013	$21,600,000.00

68089559	Lumbermens Mutual Casualty	January 25, 2013	Tribune Company	January 25, 2014	$2,260,000.00

68089562	Reliance National Indemnity Co.	January 25, 2013	Tribune Company	January 25, 2014	$500,000.00

68089558	State of California Self Insurance Plans	January 25, 2013	Tribune Company	January 25, 2014	$220,000.00

68089936	Chair, Worker’s Comp. Board State of New York	February 11, 2013	Tribune Company	February 11, 2014	$10,512,000.00

S-350313	Environmental Protection - CA, CT, FL, IL, NY, PA, U.S.	May 27, 2013	Tribune Company	May 27, 2014	$1,000,000.00

68089494	Zurich American Insurance Company	January 25, 2013	Tribune Company	January 25, 2014	$18,401,255.05

68088686	Zurich American Insurance Company	December 31, 2012	Tribune Company	December 31, 2013	$22,500,000.00

Schedule 4.01(a)

Jurisdictions of Local Counsel Opinions

1.	Delaware

Schedule 5.12(a)

Subsidiaries and Other Equity Investments

Tribune Company

Subsidiaries
AL-Huntsville-200 Holmes Avenue, LLC
AR-Fort Smith-318 North 13th Street, LLC
AR-Van Buren-179 Gladewood Road, LLC
Blue Lynx Media, LLC
Bottom Line Aviation LLC
Builder Media Solutions, LLC
CA-4655 Fruitridge Road, LLC
CA-Olympic Plant, LLC
CA-Orange County Plant, LLC
CA-Los Angeles Times Square, LLC
California Community News, LLC
CastTV Inc.
Chicago Tribune Company, LLC
Chicagoland Publishing Company, LLC
Chicagoland Television News, LLC
Classified Ventures Holdco, LLC
CO-1006 Lookout Mountain Road, LLC
CO-6160 South Wabash Way, LLC
CO-Clear Creek County-Argentine Pass, LLC
CO-Denver-100 East Speer Boulevard, LLC
CO-Golden-21214 Cedar Lake Road, LLC
CT-121 Wawarme Avenue, LLC
CT-285 Broad Street, LLC
CT-WTIC, LLC
EPG Systems ApS
FL-633 North Orange Avenue, LLC
FL-Deerfield Plant, LLC
FL-Orlando Sentinel, LLC
ForSaleByOwner.com Referral Services, LLC forsalebyowner.com, LLC
Hoy Publications, LLC
IA-Alleman Polk County, LLC
IA-Des Moines-1801 Grand Avenue, LLC
IL-11201 Franklin Avenue, LLC
IL-16400 South 105th Court, LLC
IL-2501 West Bradley Place, LLC

Subsidiaries
IL-3249 North Kilpatrick, LLC
IL-3722 Ventura Drive, LLC
IL-700 West Chicago Avenue, LLC
IL-720 Rohlwing Road, LLC
IL-Freedom Center, LLC
IL-Henry County-Rustic Hill, LLC
IL-Moline-3003 Park 16 Street, LLC
IL-Orion-2880 North 1100 Avenue, LLC
IL-Tribune Tower, LLC
IN-2350 Westlane Road, LLC
IN-6910 Network Place, LLC
IN-Trafalgar WTTV, LLC
IN-Windfall WTTV, LLC
Internet Foreclosure Service, LLC
KDAF, LLC
KIAH, LLC
KPLR, Inc.
KRCW, LLC
KSWB, LLC
KTLA, LLC
KTXL, LLC
KWGN, LLC
Local Pro Plus Realty, LLC
Los Angeles Times Communications LLC
Magic T Music Publishing Company, LLC
MD-10 Hays Street, LLC
MD-10750 Little Patuxent Parkway, LLC
MD-3400 Carlins Park Drive, LLC
MD-North Calvert Street, LLC
MD-Sun Park, LLC
MI-3117 Plaza Drive, LLC
MI-Davis Road, LLC
MO-Kansas City-3020 Summit Street, LLC
MO-Saint Louis-Emil Avenue, LLC
Multimedia Insurance Company
NBBF, LLC
NC-High Point-2005 Francis Street, LLC
NC-Sofia-4119 Old Courthouse Road, LLC
Norfolk Broadcasting Payroll Company, LLC
Oak Brook Productions, LLC
OH-Cleveland-5800 South Marginal Road, LLC
OH-Parma-4501 West Pleasant Valley Road, LLC

Subsidiaries
OK-Oklahoma City-East Britton Road, LLC
OR-10255 SW Arctic Drive, LLC
Orlando Sentinel Communications Company, LLC
PA-2005 South Queen Street, LLC
PA-5001 Wynnefield Avenue, LLC
PA-550 East Rock Road, LLC
PA-Luzerne County-Penobscot Mountain, LLC
PA-Moosic-16 Montage Mountain Road, LLC
PA-Morning Call, LLC
PA-Ransom, LLC
PA-South Abington-Rt. 11 and Morgan Hwy, LLC
Riverwalk Center I, Joint Venture
Riverwalk Holdco II, LLC
Riverwalk Holdco, LLC
Sun-Sentinel Company, LLC
The Baltimore Sun Company, LLC
The Daily Press, LLC
The Hartford Courant Company, LLC
The Morning Call, LLC
TimeFor.TV ApS
TN-Memphis-803 channel 3 Drive, LLC
Tower Distribution Company, LLC
Towering T Music Publishing Company, LLC
Tribalt Productions, LLC
Tribune (FN) Cable Ventures, LLC
Tribune 365, LLC
Tribune Alternative, LLC
Tribune Broadcasting Company, LLC
Tribune Broadcasting Company II, LLC
Tribune Broadcasting Hartford, LLC
Tribune Broadcasting Indianapolis, LLC
Tribune Broadcasting Seattle, LLC
Tribune CNLBC, LLC
Tribune Content Agency, LLC (f/k/a TMS News and Features, LLC)
Tribune DB, LLC
Tribune Development, LLC
Tribune Digital Ventures, LLC
Tribune Direct Marketing, LLC
Tribune DQ, LLC
Tribune Entertainment Company, LLC
Tribune Hong Kong Limited
Tribune Interactive, LLC

Subsidiaries
Tribune International Holdco, LLC
Tribune Investments, LLC
Tribune Marketing, LLC
Tribune Media Services B.V.
Tribune Media Services London, LLC
Tribune Media Services, LLC
Tribune National Marketing Company, LLC
Tribune, ND, LLC
Tribune Productions, LLC
Tribune Publishing Company, LLC
Tribune Real Estate Holdings, LLC
Tribune Real Estate Holdings II, LLC
Tribune Sports Network Holdings, LLC
Tribune Television New Orleans, Inc.
Tribune Washington Bureau, LLC
Tribune WFPT, LLC
TX-7700 Westpark Drive, LLC
TX-8001 John Carpenter Freeway, LLC
UT-Salt Lake City-Amelia Earhart Drive, LLC
VA-216 Ironbound Road, LLC
VA-Daily Press, LLC
VA-Norfolk-720 Boush Street, LLC
VA-Portsmouth-1318 Spratley Street, LLC
VA-Richmond, LLC
VA-Suffolk-5277 Nansemond Parkway, LLC
WA-1813 Westlake Avenue, LLC
WDCW, LLC
WGN Continental Broadcasting Company, LLC
WI-Brown Deer-9001 North Green Bay Road, LLC
WI-Milwaukee-1100 East Capital Drive, LLC
WNEP Payroll Company, LLC
WPHL, LLC
WPIX, LLC
WPMT, LLC
WSFL, LLC
WXMI, LLC

Local TV

Subsidiaries
Local TV Aircraft, Inc.
Local TV Alabama, LLC
Local TV Alabama License, LLC
Local TV Arkansas, LLC
Local TV Arkansas License, LLC
Local TV Finance Corporation
Local TV Finance, LLC
Local TV Holdings, LLC
Local TV Illinois, LLC
Local TV Illinois, License, LLC
Local TV Iowa, LLC
Local TV Iowa License, LLC
Local TV Norfolk Real Estate, LLC
Local TV Oklahoma, LLC
Local TV Oklahoma License, LLC
Local TV Pennsylvania, LLC
Local TV Tennessee, LLC
Local TV Tennessee License, LLC
Local TV Virginia, LLC
Local TV, LLC
Media Value Investors LLC

FoxCo

Subsidiaries
Community Television of Colorado License, LLC
Community Television of Colorado, LLC
Community Television of Missouri License, LLC
Community Television of Missouri, LLC
Community Television of North Carolina License, LLC
Community Television of North Carolina, LLC
Community Television of Ohio License, LLC
Community Television of Ohio, LLC
Community Television of Utah License, LLC
Community Television of Utah, LLC
Community Television of Virginia License, LLC
Community Television of Virginia, LLC
Community Television of Wisconsin License, LLC
Community Television of Wisconsin, LLC

Subsidiaries
FoxCo Acquisition Finance Corporation
FoxCo Acquisition Sub, LLC
FoxCo Acquisition, LLC
New World Communications of Kansas City, Inc.
WDAF License, Inc.
WDAF Television, Inc.

Schedule 5.12(b)

Stations

STATION
KCPQ(TV)(33894), Tacoma, WA
KDAF(TV)(22201), Dallas, TX
KIAH(TV)(23394), Houston, TX
KPLR-TV (35417), St. Louis, MO
KRCW-TV(10192), Salem, OR
KSWB-TV(58827), San Diego, CA
KTLA(TV)(35670), Los Angeles, CA
KTXL(TV)(10205), Sacramento, CA
KWGN-TV(35883), Denver, CO
KZJO(TV) (formerly KMYQ(TV))(69571), Seattle, WA
WCCT-TV (formerly WTXX(TV)(14050), Waterbury, CT
WDCW(TV)(30576), Washington, DC
WGN(AM)(72114), Chicago, IL
WGN-TV(72115), Chicago, IL
WGNO(TV)(72119), New Orleans, LA
WNOL-TV(54280), New Orleans, LA
WPHL-TV(73879), Philadelphia, PA
WPIX(TV)(73881), New York, NY
WPMT(TV)(10213), York, PA
WTIC-TV(147), Hartford, CT
WSFL-TV(10203), Miami, FL
WTTK(TV) (56526), Kokomo, IN (not a full service station, operates as a satellite of WTTV(TV))
WTTV(TV)(56523), Bloomington, IN
WXIN(TV)(146), Indianapolis, IN
WXMI(TV)(68433), Grand Rapids, MI

Local TV

STATION
KAUT, Oklahoma City, OK
KFOR, Oklahoma City, OK
KFSM, Fort Smith, AR
KXNW, Eureka Springs, AR
WGNT, Norfolk, VA
WHNT, Huntsville, AL
WHO, Des Moines, IA
WNEP, Scranton, PA
WQAD, Moline, IL
WREG, Memphis, TN
WTKR, Norfolk, VA

FoxCo

STATION
KDVR, Denver, CO
KFCT, Denver, CO
KSTU, Salt Lake City, UT
KTVI, St. Louis, MO
WDAF, Kansas City, MO
WGHP, Greensboro, NC
WITI, Milwaukee, WI
WJW, Cleveland, OH
WTVR, Richmond, VA

Schedule 6.16

Post-Closing Undertakings

None.

Schedule 7.01

Existing Liens

1.	Liens securing the Capitalized Lease Obligations set forth on Schedule 7.03.

2.	Liens relating to cash management services provided by PNC Bank, National Association to certain subsidiaries of Local TV Holdings, LLC not in excess of $1,000,000

Schedule 7.02

Existing Investments

1.	Media Value Investors LLC holds approximately $28,900,000 of the 9 1⁄4%/ 10% Senior Toggle Notes due 2015, issued under the Indenture, dated as of May 7, 2007, among Local TV Finance, LLC, Local TV Finance Corporation, the guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee.

2.	Tribune Publishing Company, LLC holds a 50% interest in The McClatchy Company/Tribune Information Services General Partnership.

3.	Tribune Company holds a 33% interest in Journatic, LLC.

Schedule 7.03

Existing Indebtedness

Tribune:

Legal Obligor	General Description

Tribune Direct Marketing, LLC	Automatic Mailing Machines/Meters (Capitalized Lease Obligations)

Orlando Sentinel Communications Company, LLC	Penske Contract Carrier Agreement (Trucks, Tractors, Trailers) (Capitalized Lease Obligations)

Tower Distribution Company, LLC	Satellite and Transponder Capacity (Capitalized Lease Obligations)

Tribune Company	Microsoft Software Enterprise Agreement (Capitalized Lease Obligations)

Tribune Company	The obligations of Chicago Baseball Holdings, LLC, under the Credit Agreement dated October 29, 2009, with JPMorgan Chase Bank, N.A., as administrative Agent

Tribune Company	The obligations of Chicago Baseball Holdings, LLC, under the $150 Million 6.79% Series A Senior Secured Notes due 2018

Tribune Company	The obligations of Chicago Baseball Holdings, LLC, under the $50 Million 7.02% Series B Senior Secured Notes due 2020

Tribune Company	The obligations of Chicago Baseball Holdings, LLC, under the $50 Million 7.17% Series C Senior Secured notes due 2022

Tribune Company	The obligations of Chicago Baseball Holdings, LLC, under the Subordinated Promissory Note dated October 29, 2009 in favor of RAC Education Trust Finance, LLC

Tribune Company	Indemnity in favor of CSC Holdings, LLC, NMG Holdings, Inc. or any successor thereto in connection with any of their or any successor’s guaranty of indebtedness of Newsday LLC and/or Newsday Holdings, LLC, under the Credit Agreement dated as of October 12, 2012 with Barclays Bank PLC, as administrative agent and collateral agent, together with any indemnity by the Tribune Company in favor of a guarantor.

Local TV

None.

FoxCo

None.

Schedule 7.06

Restricted Payments

None.

Schedule 7.08

Transactions with Affiliates

None.

Schedule 7.09

Burdensome Agreements

None.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

To the Borrower:

Tribune Company
435 North Michigan Avenue
Chicago, IL 60611
Facsimile No.:	312-222-4206
Phone No.:	312-222-9100
Attention:	Jack Rodden

with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile No.:	212-909-6000
Phone No.:	212-909-6386
Attention:	Jeffrey E. Ross

To the Administrative Agent:
JPMorgan Chase Bank, N.A.
500 Stanton Christian Road
Ops Building 2, 3rd Floor
Newark, DE 19713-2107
Facsimile No.:	302-634-3301
Phone No.:	302-634-1651
Attention:	George Ionas

with copies to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Facsimile No.:	212-701-5382
Phone No.:	212-450-4382
Attention:	Meyer Dworkin
JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, NY 10179
Facsimile No.:	212-270-5127
Phone No.:	212-270-6782
Attention:	John Kowalczuk

Schedule 10.07(b)(v)

Disqualified Lenders

None.

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans                                        ☐ A conversion or continuation of Loans

1. On                                          (a Business Day).

2. In the amount of $            .

Form of Committed Loan Notice

A-1-1

3. In the form of a                                         1.

4. Comprised of                                         .

                           [Type of Loan requested]

5. For the borrowing of, conversion to, or continuation of Eurodollar Rate Loans: with an Interest Period of          months.

[The Borrowing requested herein complies with the Credit Agreement, including [the proviso to the first sentence of Section 2.01(b) of the Credit Agreement and] Section 4.02 of the Credit Agreement.]

TRIBUNE COMPANY

By:
Name:
Title:

[1]	Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans, or a continuation of Eurodollar Rate Loans.

Form of Committed Loan Notice

A-1-2

EXHIBIT A-2

FORM OF REQUEST FOR L/C CREDIT EXTENSION

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent and [ ], as L/C Issuer

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

[L/C Issuer Address]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby requests an [issuance][amendment][extension] of [a] [standby][commercial] Letter[s] of Credit in the amount of $[        ]. Enclosed herewith is the related Letter of Credit Application, with the information required pursuant to Section 2.03(b) of the Credit Agreement.

The Credit Extension requested herein complies with the Credit Agreement, including Section 4.02 of the Credit Agreement.

Form of Request for L/C Credit Extension

A-2-1

TRIBUNE COMPANY

By:
Name:
Title:

Form of Request for L/C Credit Extension

A-2-2

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Swing Line Lender

JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

Attention:        George Ionas

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby requests a Swing Line Loan:

1. On                                          (a Business Day).

2. In the amount of $            .

Form of Swing Line Loan Notice

B-1

The Swing Line Borrowing requested herein complies with the requirements of the Credit Agreement, including provisos to the first sentence of Section 2.04(a) of the Credit Agreement and Section 4.02 of the Credit Agreement.

TRIBUNE COMPANY

By:
Name:
Title:

Form of Swing Line Loan Notice

B-2

EXHIBIT C-1

FORM OF TERM NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $[        ] ([        ] DOLLARS) or, if less, the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, the Lender and the other lenders from time to time party thereto.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note. This Term Note shall be binding upon the Borrower and its successors and assigns and is for the benefit of the Lender and its successors and assigns, except that the Borrower may not assign or otherwise transfer its rights or obligations under this Term Note except as permitted by the terms of the Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Form of Term Note

C-1-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

TRIBUNE COMPANY

By:
Name:
Title:

Form of Term Note

C-1-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Term Note

C-1-3

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $[        ] ([        ] DOLLARS) or, if less, the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, the Lender and the other lenders from time to time party thereto.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent (or, in the case of Swing Line Loans, to the Swing Line Lender) for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note. This Revolving Credit Note shall be binding upon the Borrower and its successors and assigns and is for the benefit of the Lender and its successors and assigns, except that the Borrower may not assign or otherwise transfer its rights or obligations under this Revolving Credit Note except as permitted by the terms of the Agreement.

Form of Revolving Credit Note

C-2-1

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Form of Revolving Credit Note

C-2-2

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

TRIBUNE COMPANY

By:
Name:
Title:

Form of Revolving Credit Note

C-2-3

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Revolving Credit Note

C-2-4

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

Form of Compliance Certificate

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements include a consolidated balance sheet of the Borrower as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Borrower during such fiscal period.

[select one:]

[To the knowledge of the undersigned during such fiscal period, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, no Default has occurred and is continuing.]

—or—

[The following is a list of each such Default and its nature and status:]

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

4. [Attached hereto as Schedule 3 is the information required in [4.01(c) and 4.01(d)] of the [Security Agreement]]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

Form of Compliance Certificate

TRIBUNE COMPANY

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11 – Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio

	A.	Consolidated EBITDA[1]

		1.	Consolidated Net Income	$

plus

		2.	without duplication, the sum of the following items (to the extent deducted in the computation of Consolidated Net Income for such period or, in the case of amounts pursuant to clauses (vi), (xv), (xviii), (xix), (xx) or (xxi) below, to the extent not included in Consolidated Net Income):

			(i) depreciation expense	$

			(ii) amortization (including amortization of intangible assets and properties)	$

 (iii) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of (A) interest income (other than income attributable to leases) and (B) gains on such Swap Obligations or derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

$

[1]	NTD: To confirm there are no further changes to final definition.

Form of Compliance Certificate

(iv) provision for all taxes (whether paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any)	$

(v) any extraordinary losses	$

 (vi) any cash dividends or distributions actually received from any Person accounted for by the Borrower or any of its Subsidiaries on the equity or cost method (it being understood that distributions received by the Borrower or any of its Subsidiaries from Television Food Network in respect of any quarterly period shall be deemed received during the immediately subsequent quarterly period (even if actually received after the last day of such subsequent quarterly period)),

$

(vii) Non-Cash Charges	$

(viii) pension expense for single-employer qualified defined benefit pension plans sponsored by Tribune Company determined in accordance with GAAP	$

(ix) [Reserved]	$

 (x) unusual or non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance costs, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, costs associated with tax projects/audits and costs consisting of professional, consulting or other fees relating to any of the foregoing

$

(xi) any fees and costs associated with the Bankruptcy Proceedings incurred by the Borrower and its Restricted Subsidiaries	$

Form of Compliance Certificate

 (xii) actual net losses resulting from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of)

$

 (xiii) any fees, expenses or charges (other than depreciation or amortization expense as described in the preceding clauses (i) and (ii)) related to any completed or proposed issuance of Equity Interests, investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a Permitted Refinancing thereof) (in each case, including any such transaction consummated prior to the Closing Date and whether or not any such transactions is successful), including such fees, expenses or charges related to the Obligations and any amendment or other modification of the Obligations or other Indebtedness

$

 (xiv) business optimization expenses, special items, acquisition and disposition-related expenses and other restructuring charges, accruals or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, plant closure, facility consolidations, retention, severance, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge or reserve, a Responsible Officer of the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense, charge or reserve

$

 (xv) the amount of “run rate” cost savings, operating expense reductions, special items and other operating improvements and synergies reasonably projected by the Borrower in good faith to be realized in connection with the Transactions or the implementation of an operational initiative (including the termination, abandonment or discontinuance of operations and product lines or in connection with an acquisition or disposition) after

$

Form of Compliance Certificate

the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(b), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and factually supportable in the reasonable good faith judgment of the Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, 24 months after the Closing Date and (II) in all other cases, 24 months after the implementation of the operational initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies and (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xv) to the extent duplicative of any expenses or charges otherwise added back to Consolidated EBITDA, whether through a Pro Forma Adjustment or otherwise, for such period

 (xvi) any non-cash loss attributable to the mark-to-market movement in the valuation of Swap Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815

$

(xvii) any loss for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments	$

 (xviii) any gain relating to Swap Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA in such period pursuant to clause (c)(vi) below

$

Form of Compliance Certificate

 (xix) cash receipts in such period (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back

 (xx) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has received notification from the applicable carrier that it intends to indemnify or reimburse such expenses, charges or losses and that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), such expenses, charges or losses

 (xxi) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty event or business interruption, and

(xxii) Transaction Costs

Form of Compliance Certificate

2.1	Total	$

minus

3.	without duplication, the sum of the following items (to the extent included in the computation of Consolidated Net Income for such period):	$

(i)	any extraordinary, unusual or non-recurring gains	$

(ii)	whether or not recurring, non-cash credits and gains resulting from non-operating items (excluding any such non-cash amount in respect of which cash or other assets were received in a prior period or will be received in a future period or which represents the reversal of an accrual or cash reserve for anticipated cash charges in any prior period)	$

(iii)	the income (or deficit) of any Person accounted for by the Borrower or any of its Subsidiaries on the equity or cost method	$

(iv)	cash contributions, required to be contributed to the pension per applicable legislation, including, but not limited to the Pension Protection Act of 2006, the Pension Relief Act of 2010, and the Moving Ahead for Progress in the 21st Century Act of 2012, to single-employer qualified defined benefit pension plans sponsored by Tribune Company	$

(v)	actual net gains resulting from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of)	$

(vi)	any non-cash gain attributable to the mark-to-market movement in the valuation of Swap Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815	$

(vii)	any income for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments, and	$

Form of Compliance Certificate

(viii)	any loss relating to Swap Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clause (b)(xvi) above	$

in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries; provided that, to the extent included in Consolidated Net Income

(i)	there shall be excluded in determining Consolidated EBITDA, without duplication, any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830

(ii)	there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower, any Restricted Subsidiary of the Borrower or any Related License Corporation during such period (other than any Unrestricted Subsidiary or an acquisition by a Related License Corporation from a Borrower Party) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion), and

Form of Compliance Certificate

	(iii)	there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of (other than to a Related License Corporation), closed or classified as discontinued operations (but if operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower, any Restricted Subsidiary of the Borrower or any Related License Corporation during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary of the Borrower that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis

	5.	Total Consolidated EBITDA	$

B.	Consolidated Total First Lien Net Debt:

	1.	As of any date of determination an amount equal to Consolidated Total Net Debt (without regard to clause (b) of the definition thereof) as of such date that is secured by Liens on the Collateral (other than (i) Liens that are junior or subordinated to the Liens on the Collateral securing the Obligations and (ii) Liens on Collateral consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of the indebtedness secured thereby) as of such date

Form of Compliance Certificate

minus

	2.	the aggregate amount of Unrestricted Cash as of such date

	3.	Consolidated Total First Lien Net Debt (Line I.B.1 – Lines I.B.2)	$

C.	Consolidated Total First Lien Net Debt to Consolidated EBITDA Ratio (Line I.B.3 ÷ Line I.A.5):		: 1

		Consolidated Total First Lien Net Debt as of the last day of the relevant Test Period	$

Divided by

		Consolidated EBITDA for such Test Period	$

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex I hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:                      [and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrower: TRIBUNE COMPANY, a Delaware corporation

4. Administrative Agent: JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

Form of Assignment and Assumption

E-1-1

5. Credit Agreement: The Credit Agreement, dated as of December [    ], 2013, among the Borrower, JPMorgan Chase Bank, N.A., as the Swing Line Lender, L/C Issuer, Administrative Agent and Collateral Agent and the Lenders from time to time party thereto

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/ Loans

Revolving Credit Facility[1]	$	$		%

Term Loan[2]	$	$		%

7. Trade Date:

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[1]	Refer to appropriate Facility or Tranche of Loans.
[2]	Refer to appropriate Facility or Tranche of Loans.

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Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as L/C Issuer

By:
Name:
Title:

By:
Name:
Title:][3]

[3]	To be added only if the Assignment is in respect of the Revolving Credit Facility.

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[Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Swing Line Lender

By:
Name:
Title:

By:
Name:
Title:][4]

[Consented to and Accepted:

TRIBUNE COMPANY

By:
Name:
Title:][5]

[4]	To be added only if the Assignment is in respect of the Revolving Credit Facility.
[5]	To be added unless an Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing at the time of assignment or such assignment is in respect of the Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund related thereto.

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Affiliate Lender, (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vii) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit E-3 to the Credit Agreement, (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (ix) it is not a “Defaulting Lender” or a “Disqualified Lender”, as such terms are defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the

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Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT E-2

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

This Affiliate Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:                      [and is a Non-Debt Fund Affiliate]

3. Borrower: TRIBUNE COMPANY, a Delaware corporation

4. Administrative Agent: JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

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5. Credit Agreement: The Credit Agreement, dated as of December [    ], 2013, among the Borrower, JPMorgan Chase Bank, N.A., as the Swing Line Lender, L/C Issuer, Administrative Agent and Collateral Agent and the Lenders from time to time party thereto

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/ Loans

Term Loans[1]	$	$		%

7. Trade Date:

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[1]	Specify the applicable Tranche of Term Loans.

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Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:

TRIBUNE COMPANY

By:
Name:
Title:][2]

[2]	To be added unless an Event of Default under Section 8.01 (a), (f) or (g) of the Credit Agreement has occurred and is continuing at the time of assignment.

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ANNEX 1 TO AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document. The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliate Lender and it or its Affiliates may have, and later may come into possession of, information regarding the Loans or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interests (such information, the “Excluded Information”), (2) such Assignor has independently, without reliance on the Assignee or the Borrower, any of the Borrower’s Subsidiaries, the Administrative Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignor’s lack of knowledge of the Excluded Information, (3) none of the Assignee, the Borrower, any of the Borrower’s Subsidiaries, the Administrative Agent, the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims such Assignor may have against the Assignee, the Borrower, any of the Borrower’s Subsidiaries, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or the other Lenders.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Affiliate Lender, (iii) [after giving effect to this Assignment and Assumption, the aggregate principal amount of all Term Loans, held by all Affiliate Lenders (other than Debt Fund Affiliates) constitutes no more than 25% of the aggregate principal amount of all Term Loans then

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outstanding,]1 (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vii) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit E-3 to the Credit Agreement, (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (ix) it is not a “Defaulting Lender” or a “Disqualified Lender”, as such terms are defined in the Credit Agreement; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) (other than Debt Fund Affiliates) shall at all times be subject to the voting restrictions set forth in Section 10.01 of the Credit Agreement. For the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Credit Loans to any Affiliate Lender. The Assignee further acknowledges and agrees that, unless it is a Debt Fund Affiliate, it shall not have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (iii) received advice of counsel to the Agents or other Lenders.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

[1]	To be excluded for any Assignee that is a Debt Fund Affiliate

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3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT E-3

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[On file with the Administrative Agent]

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EXHIBIT F

GUARANTY

GUARANTY

GUARANTY, dated as of December 27, 2013, made among, solely with respect to Related License Secured Obligations and the obligations of the Guarantors under Secured Hedge Agreements and Secured Cash Management Agreements, TRIBUNE COMPANY, a Delaware corporation (as further defined in Section 1(d), the “Borrower”), each of the subsidiaries of the Borrower party hereto from time to time, and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, (a) pursuant to the credit agreement, dated as of the date hereof (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, the Lenders have severally agreed to make Loans to the Borrower, and the L/C Issuers have agreed to issue Letters of Credit for the account of the Borrower or any Restricted Subsidiary, upon the terms and subject to the conditions set forth therein, (b) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with any Loan Party, (c) one or more Cash Management Banks may from time to time provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party and (d) one or more Related License Corporation Secured Parties may from time to time provide financing to a Related License Corporation (clauses (a), (b), (c) and (d), collectively, the “Extensions of Credit”);

WHEREAS, each Guarantor is a Domestic Subsidiary of the Borrower;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Guarantor acknowledges that it will derive a substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, it is a condition precedent to the obligations of the Lenders and the L/C Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty to the Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agents, the Lenders and the L/C Issuers to enter into the Credit Agreement and to induce the Lenders and the L/C Issuers to make their respective Extensions of Credit to the

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Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party, to induce one or more Cash Management Banks pursuant to Secured Cash Management Agreements to provide cash management services to any Loan Party and to induce one or more Related License Corporation Secured Parties to provide financing to a Related License Corporation, as applicable, the Guarantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

Article I. Defined Terms.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein (including terms used in the preamble and recitals hereto) shall have the meanings given to them in the Credit Agreement. Furthermore, unless otherwise defined herein or in the Credit Agreement, terms defined in the Security Agreement and used herein shall have the meanings assigned to them in the Security Agreement.

The rules of construction and other interpretative provisions specified in Sections 1.02, 1.05, 1.06 and 1.07 of the Credit Agreement shall apply to this Guaranty, including terms defined in the preamble and recitals hereto.

As used herein, the term “Adjusted Net Worth” of any Guarantor at any time, shall mean the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Guaranty or any other Loan Document) on such date.

As used herein, the term “Borrower” shall have the meaning assigned to such term in the preamble hereto. In the event the Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.04 of the Credit Agreement, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Borrower” for all purposes of this Guaranty.

As used herein, the term “Exempt Deposit Account” shall mean any Deposit Account owned by or in the name of a Loan Party with respect to which such Loan Party is acting as a fiduciary for another Person who is not a Loan Party.

As used herein, the term “Guarantor” shall mean the Borrower, solely with respect to Related License Secured Obligations and the obligations of the other Guarantors under Secured Hedge Agreements and Secured Cash Management Agreements, and each of the Subsidiaries of the Borrower listed on Annex A hereto and any Subsidiary of the Borrower that becomes a Guarantor pursuant to Section 20, in each case, unless and until such time as the respective Guarantor is released from all of its obligations under this Guaranty in accordance with the terms and provisions hereof and of the Credit Agreement.

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As used herein, the term “Guaranteed Obligations” shall mean the “Obligations” as defined in the Credit Agreement. With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act (as amended from time to time or any successor statue, the “Commodity Exchange Act”) or any rule, regulation or order of the Commodity Futures Trading Commission (or any successor to the Commodity Futures Trading Commission) (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act is or becomes illegal (the “Excluded Swap Obligation”), the Guaranteed Obligations of such Guarantor shall not include any such Excluded Swap Obligation.

As used herein, the term “Guaranty” shall mean this Guaranty , as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

As used herein, the term “Security Agreement” shall have the meaning assigned to the term “Security Agreement” in the Credit Agreement.

As used herein, the term “Release Date” shall have the meaning assigned to the term “Release Date” in the Security Agreement.

Article II. Guarantee.

Subject to the provisions of Section 2(b), the Borrower, solely with respect to Related License Secured Obligations and obligations of the other Guarantors under Secured Hedge Agreements and Secured Cash Management Agreements, and each of the other Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantee, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties, the prompt and complete payment (and not of collection) and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations, whether currently existing or hereafter incurred. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Sections 3 and 5 hereof.

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Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under Laws relating to the insolvency of debtors or an amount unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Guarantor or as the result of any avoidance actions therein.

To the extent required by Section 10.04 of the Credit Agreement, each Guarantor further agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Collateral Agent or any other Secured Party in enforcing any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guaranty.

Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guaranty or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

No payment or payments made by the Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Collateral Agent or any other Secured Party from the Borrower, any Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Guaranteed Obligations or payments received or collected from such Guarantor in respect of the Guaranteed Obligations, remain liable for the Guaranteed Obligations up to the maximum liability of such Guarantor hereunder until the Release Date.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Article III. Right of Contribution. Each Guarantor hereby agrees that to the extent a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by applicable law, on the respective Adjusted Net Worth of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any

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other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Article IV. Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by Law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise), to the maximum extent permitted by applicable law, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) other than deposits held in Exempt Deposit Accounts, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor and irrespective of whether or not such Secured Party shall have made demand under this Guaranty or any other Loan Document; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party shall notify such Guarantor and the Collateral Agent promptly of any such set-off and the appropriation and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and appropriation and application. This Section 4 is subject to the terms and conditions set forth in Section 10.09 of the Credit Agreement.

Article V. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other

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Guarantor in respect of payments made by such Guarantor hereunder, until the Release Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Release Date, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Guaranteed Obligations, whether due or to become due, in accordance with Section 5.04 of the Security Agreement.

Article VI. Amendments, etc. with Respect to the Guaranteed Obligations; Waiver of Rights. Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 24, each Guarantor shall (to the maximum extent permitted by law) remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Guaranteed Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Guaranteed Obligations continued, (b) the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Loan Documents, and any other documents executed and delivered in connection therewith, the Secured Hedge Agreements and any other documents executed and delivered in connection therewith, the Secured Cash Management Agreements and any other documents executed and delivered in connection therewith and Related License Secured Obligations and any other documents executed and delivered in connection therewith, may be amended, waived, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable document and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against any Guarantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any Guarantor or other guarantor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any Guarantor or other guarantor or any release of the Borrower or any Guarantor or other guarantor shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

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Article VII. Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Guaranteed Obligations (including as a result of the incurrence of Incremental Term Loans and/or the provision of any Incremental Revolving Commitment, Supplemental Term Loan Commitments or Supplemental Revolving Commitments), and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon this Guaranty or acceptance of this Guaranty, the Guaranteed Obligations or any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guaranty; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Guarantor waives, to the maximum extent permitted by applicable law, promptness, diligence, presentment, protest, notice of protest, demand for payment and notice of default, acceleration or nonpayment and any other notice to or upon the Borrower or any Guarantor with respect to the Guaranteed Obligations. Each Guarantor understands and agrees that this Guaranty shall (to the maximum extent permitted by law) be construed as a continuing, absolute and unconditional guarantee of payment (and not of collection) without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Loan Document, any Secured Hedge Agreement, any Secured Cash Management Agreement or any Related License Secured Obligations, any of the other Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Collateral Agent or any other Secured Party, (c) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations by the Guarantors or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Obligations, or of such Guarantor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any other Secured Party may elect, but shall be under no obligation, to pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person

8

or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the other Secured Parties against such Guarantor. To the maximum extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement, subrogation, exoneration, contribution or indemnification or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be, or any security. Each Guarantor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Collateral Agent or Lenders to marshal assets. If acceleration of the time for payment of any Guaranteed Obligation by the Borrower or the applicable Guarantor is stayed by reason of the insolvency or receivership of the Borrower or the applicable Guarantor or otherwise, all Guaranteed Obligations otherwise subject to acceleration under the terms of any Secured Debt Document shall nonetheless be payable by the Guarantors hereunder. If acceleration of the time for payment of any Guaranteed Obligation by the Borrower or the applicable Guarantor is stayed by reason of the insolvency or receivership of the Borrower or the applicable Guarantor or otherwise, all Guaranteed Obligations otherwise subject to acceleration under the terms of any Secured Debt Document shall nonetheless be payable by the Guarantors hereunder. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other Secured Parties, and their respective successors, indorsees, transferees and assigns, until the Release Date, notwithstanding that from time to time during the term of the Credit Agreement and any Secured Hedge Agreement, Secured Cash Management Agreement or Secured Related License Guarantee the Loan Parties may be free from any Guaranteed Obligations.

Article VIII. [Intentionally Omitted].

Article IX. Representations and Warranties; Covenants. Each Guarantor hereby (a) represents and warrants that the representations and warranties as to it made by the Borrower in Article V of the Credit Agreement are true and correct in all material respects on each date as required by Section 4.02 of the Credit Agreement; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for purposes of this Section 9, be deemed to be a reference to such Guarantor’s knowledge and (b) agrees to take, or refrain from taking, as the case may be, each action necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor.

Article X. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the

9

Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Article XI. Payments. Each Guarantor hereby agrees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars at the Collateral Agent’s office specified in Section 10.02 of the Credit Agreement.

Article XII. Authority of Agent. Each Guarantor acknowledges that the rights and responsibilities of the Collateral Agent under this Guaranty with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them (including the Intercreditor Agreement), but, as between the Collateral Agent and such Guarantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Article XIII. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.02 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 10.02 of the Credit Agreement.

Article XIV. Counterparts. This Guaranty may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Article XV. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Article XVI. Integration. This Guaranty represents the agreement of each Guarantor and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents (and each other agreement or instrument executed or issued in connection therewith).

Article XVII. Amendments in Writing; No Waiver; Cumulative Remedies.

None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantor(s) and the Collateral Agent in accordance with Section 10.01 of the Credit Agreement; provided, however, that this Guaranty may be supplemented (but no existing provisions may be modified) through agreements substantially in the form of Annex B, respectively, in each case duly executed by each Guarantor directly affected thereby.

Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 17(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or any Secured Party would otherwise have on any future occasion.

The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Article XVIII. Section Headings. The Section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Article XIX. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and assigns permitted

11

hereby and by the Credit Agreement, except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Collateral Agent, except as permitted by the Credit Agreement.

Article XX. Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 6.12 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a Supplement substantially in the form of Annex B hereto or in such other form reasonably satisfactory to the Collateral Agent. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Article XXI. WAIVER OF JURY TRIAL. EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 21 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Article XXII. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Guaranty to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this Guaranty shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other

12

jurisdiction or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 22 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

waives, to the maximum extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (a) of this section;

consents to service of process in the manner provided for notices in Section 13; and

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 22 any special, exemplary, punitive or consequential damages.

Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any court referred to in paragraph (a) above.

Nothing in this Guaranty will affect the right of any party hereto to serve process in any manner permitted by applicable law.

Article XXIII. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Article XXIV. Termination or Release.

This Guaranty shall terminate on the Release Date.

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A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary.

In connection with any termination or release, the Collateral Agent or any other Secured Party, as applicable, shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that the Borrower or such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 24 shall be without recourse to or warranty by the Collateral Agent or such Secured Party.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

Tribune Company, solely with respect to Related License Secured Obligations and the obligations of the Guarantors under Secured Hedge Agreements and Secured Cash Management Agreements,

By:
	Name:	Jack Rodden
	Title:	Treasurer and Vice President

[Tribune - Guaranty]

each as a Guarantor,

By:
Name:
Title:

[Tribune - Guaranty]

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

By:
Name:
Title:

[Tribune - Guaranty]

ANNEX A

TO THE GUARANTY

GUARANTORS

1.	AL-Huntsville-200 Holmes Avenue, LLC

2.	AR-Fort Smith-318 North 13th Street, LLC

3.	AR-Van Buren-179 Gladewood Road, LLC

4.	Blue Lynx Media, LLC

5.	Builder Media Solutions, LLC

6.	CA-4655 Fruitridge Road, LLC

7.	CA-Olympic Plant, LLC

8.	CA-Orange County Plant, LLC

9.	CA-Los Angeles Times Square, LLC

10.	California Community News, LLC

11.	CastTV Inc.

12.	Chicago Tribune Company, LLC

13.	Chicagoland Publishing Company, LLC

14.	Chicagoland Television News, LLC

15.	Classified Ventures Holdco, LLC

16.	CO-1006 Lookout Mountain Road, LLC

17.	CO-6160 South Wabash Way, LLC

18.	CO-Clear Creek County-Argentine Pass, LLC

19.	CO-Denver-100 East Speer Boulevard, LLC

20.	CO-Golden-21214 Cedar Lake Road, LLC

21.	CT-121 Wawarme Avenue, LLC

22.	CT-285 Broad Street, LLC

23.	CT-WTIC, LLC

24.	FL-633 North Orange Avenue, LLC

25.	FL-Deerfield Plant, LLC

26.	FL-Orlando Sentinel, LLC

27.	ForSaleByOwner.com Referral Services, LLC

28.	forsalebyowner.com, LLC

29.	Hoy Publications, LLC

30.	IA-Alleman Polk County, LLC

31.	IA-Des Moines-1801 Grand Avenue, LLC

32.	IL-11201 Franklin Avenue, LLC

33.	IL-16400 South 105th Court, LLC

34.	IL-2501 West Bradley Place, LLC

35.	IL-3249 North Kilpatrick, LLC

36.	IL-3722 Ventura Drive, LLC

37.	IL-700 West Chicago Avenue, LLC

38.	IL-720 Rohlwing Road, LLC

39.	IL-Freedom Center, LLC

40.	IL-Henry County-Rustic Hill, LLC

A-1

41.	IL-Moline-3003 Park 16 Street, LLC

42.	IL-Orion-2880 North 1100 Avenue, LLC

43.	IL-Tribune Tower, LLC

44.	IN-2350 Westlane Road, LLC

45.	IN-6910 Network Place, LLC

46.	IN-Trafalgar WTTV, LLC

47.	IN-Windfall WTTV, LLC

48.	Internet Foreclosure Service, LLC

49.	KDAF, LLC

50.	KIAH, LLC

51.	KPLR, Inc.

52.	KRCW, LLC

53.	KSWB, LLC

54.	KTLA, LLC

55.	KTXL, LLC

56.	KWGN, LLC

57.	Local Pro Plus Realty, LLC

58.	Los Angeles Times Communications LLC

59.	Magic T Music Publishing Company, LLC

60.	MD-10 Hays Street, LLC

61.	MD-10750 Little Patuxent Parkway, LLC

62.	MD-3400 Carlins Park Drive, LLC

63.	MD-North Calvert Street, LLC

64.	MD-Sun Park, LLC

65.	MI-3117 Plaza Drive, LLC

66.	MI-Davis Road, LLC

67.	MO-Kansas City-3020 Summit Street, LLC

68.	MO-St Louis-Emil Avenue, LLC

69.	NC-High Point-2005 Francis Street, LLC

70.	NC-Sofia-4119 Old Courthouse Road, LLC

71.	Oak Brook Productions, LLC

72.	OH-Cleveland-5800 South Marginal Road, LLC

73.	OH-Parma-4501 West Pleasant Valley Road, LLC

74.	OK-Oklahoma City-East Britton Road, LLC

75.	OR-10255 SW Arctic Drive, LLC

76.	Orlando Sentinel Communications Company, LLC

77.	PA-2005 South Queen Street, LLC

78.	PA-5001 Wynnefield Avenue, LLC

79.	PA-550 East Rock Road, LLC

80.	PA-Luzerne County-Penobscot Mountain, LLC

81.	PA-Moosic-16 Montage Mountain Road, LLC

82.	PA-Morning Call, LLC

83.	PA-Ransom, LLC

A-2

84.	PA-South Abington-Rt. 11 and Morgan Hwy, LLC

85.	Riverwalk Center I, Joint Venture

86.	Riverwalk Holdco II, LLC

87.	Riverwalk Holdco, LLC

88.	Sun-Sentinel Company, LLC

89.	The Baltimore Sun Company, LLC

90.	The Daily Press, LLC

91.	The Hartford Courant Company, LLC

92.	The Morning Call, LLC

93.	TN-Memphis-803 Channel 3 Drive, LLC

94.	Tower Distribution Company, LLC

95.	Towering T Music Publishing Company, LLC

96.	Tribune (FN) Cable Ventures, LLC

97.	Tribune 365, LLC

98.	Tribune Broadcasting Company, LLC

99.	Tribune Broadcasting Company II, LLC

100.	Tribune Broadcasting Hartford, LLC

101.	Tribune Broadcasting Indianapolis, LLC

102.	Tribune Broadcasting Seattle, LLC

103.	Tribune Content Agency, LLC (f/k/a TMS News and Features, LLC)

104.	Tribune Digital Ventures, LLC

105.	Tribune Direct Marketing, LLC

106.	Tribune Entertainment Company, LLC

107.	Tribune Interactive, LLC

108.	Tribune Investments, LLC

109.	Tribune Media Services London, LLC

110.	Tribune Media Services, LLC

111.	Tribune National Marketing Company, LLC

112.	Tribune Publishing Company, LLC

113.	Tribune Real Estate Holdings, LLC

114.	Tribune Real Estate Holdings II, LLC

115.	Tribune Television New Orleans, Inc.

116.	Tribune Washington Bureau, LLC

117.	TX-7700 Westpark Drive, LLC

118.	TX-8001 John Carpenter Freeway, LLC

119.	UT-Salt Lake City-Amelia Earhart Drive, LLC

120.	VA-216 Ironbound Road, LLC

121.	VA-Daily Press, LLC

122.	VA-Norfolk-720 Boush Street, LLC

123.	VA-Portsmouth-1318 Spratley Street, LLC

124.	VA-Richmond, LLC

125.	VA-Suffolk-5277 Nansemond Parkway, LLC

126.	WA-1813 Westlake Avenue, LLC

A-3

127.	WDCW, LLC

128.	WGN Continental Broadcasting Company, LLC

129.	WI-Brown Deer-9001 North Green Bay Road, LLC

130.	WI-Milwaukee-1100 East Capital Drive, LLC

131.	WPHL, LLC

132.	WPIX, LLC

133.	WPMT, LLC

134.	WSFL, LLC

135.	WXMI, LLC

A-4

ANNEX B

TO THE GUARANTY

SUPPLEMENT NO. [    ], dated as of [            ], 20[    ] (this “Supplement”), to the GUARANTY, dated as of [—], 2013 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Guaranty”), made among, solely with respect to Related License Secured Obligations and the obligations of the Guarantors under Secured Hedge Agreements and Secured Cash Management Agreements, TRIBUNE COMPANY, a Delaware corporation (as further defined in the Guaranty, the “Borrower”) and each of the subsidiaries of the Borrower party thereto from time to time (the Borrower, solely with respect to Related License Secured Obligations and the obligations of the Guarantors under Secured Hedge Agreements, Secured Cash Management Agreements, and each such subsidiary, individually, a “Guarantor” and, collectively, the “Guarantors”), and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

Reference is made to the Credit Agreement, dated as of [—], 2013 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender, Collateral Agent and L/C Issuer.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty. The rules of construction and other interpretative provisions specified in Section 1(b) of the Guaranty shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

The Guarantors have entered into the Guaranty in order to induce the Agents, the Lenders and the L/C Issuers to enter into the Credit Agreement and to induce the Lenders and the L/C Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party, to induce one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party and to induce one or more Related License Secured Parties to provide financing to a Related License Corporation. Section 6.12 of the Credit Agreement and Section 20 of the Guaranty provide that additional Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders and the L/C Issuers to make additional Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party, to induce one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party and to induce one or more Related License Secured Parties to provide financing to a Related License

Corporation, and as consideration for Extensions of Credit previously made, Secured Hedge Agreements previously entered into, cash management services previously provided and extensions of credit to Related License Corporations previously made.

Accordingly, the Collateral Agent and each New Guarantor agrees as follows:

In accordance with Section 20 of the Guaranty, each New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof (except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date). Each reference to a Guarantor in the Guaranty shall be deemed to include each New Guarantor. The Guaranty is hereby incorporated herein by reference. Notwithstanding anything to the contrary contained in this Supplement or any provision of the Guaranty or any other Loan Document, the Guaranteed Obligations of any New Guarantor shall not extend to or include any Excluded Swap Obligation.

Each New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

This Supplement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Supplement shall be effective as delivery of an original executed counterpart of this Supplement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. This Supplement shall become effective as to each New Guarantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Collateral Agent.

Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guaranty, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

All notices, requests and demands pursuant hereto shall be made in accordance with Section 13 of the Guaranty. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 10.02 of the Credit Agreement.

Each New Guarantor agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket costs and expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Collateral Agent to the extent required by Section 10.04 of the Credit Agreement.

EXHIBIT F

IN WITNESS WHEREOF, each New Guarantor and the Collateral Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NEW GUARANTOR(S)],

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

F-1

EXHIBIT G-1

SECURITY AGREEMENT

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of December 27, 2013, among TRIBUNE COMPANY, a Delaware corporation (as further defined in Section 1(c), the “Borrower”), each of the Subsidiaries of the Borrower party hereto from time to time and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, (1) the Borrower has entered into a Credit Agreement, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), with the lenders from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer pursuant to which the Lenders have severally agreed to make loans to the Borrower and the L/C Issuers have agreed to issue letters of credit for the account of the Borrower or any Restricted Subsidiary upon the terms and subject to the conditions set forth therein, (2) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with any Loan Party, (3) one or more Cash Management Banks may from time to time provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party and (4) one or more Related License Corporation Secured Parties may from time to time provide financing to a Related License Corporation (clauses (1), (2), (3) and (4), collectively, the “Extensions of Credit”);

WHEREAS, pursuant to the Guaranty, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Guaranty”), each of the Grantors have agreed to guarantee, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Subsidiary Grantors in connection with the operation of their respective businesses;

WHEREAS, it is a condition precedent to the obligations of the Lenders and the L/C Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent, for the ratable benefit of the Secured Parties; and

WHEREAS, the Grantors acknowledge that they will derive substantial direct and indirect benefit from the Extensions of Credit and have agreed to secure their obligations with respect thereto pursuant to this Agreement, on a senior priority basis (subject to Liens permitted by the Credit Agreement).

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NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Agents, the Lenders and the L/C Issuers to enter into the Credit Agreement and to induce the Lenders and the L/C Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party, to induce one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party and to induce one or more Related License Corporation Secured Parties to provide financing to a Related License Corporation, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) (i) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein (including terms used in the preamble and the recitals) shall have the meanings given to them in the Credit Agreement and (ii) all terms defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “UCC”) and not defined herein or in the Credit Agreement shall have the meanings specified therein (and if defined in more than one article of the UCC, shall have the meaning specified in Article 9 thereof).

(b) The rules of construction and other interpretive provisions specified in Sections 1.02, 1.05, 1.06 and 1.07 of the Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals hereto.

(c) The following terms shall have the following meanings:

“Additional Agent” shall have the meaning assigned to such term in the Intercreditor Agreement.

“After-Acquired Intellectual Property Collateral” shall have the meaning assigned to such term in Section 4.01(c).

“Agreement” shall mean this Security Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Borrower” shall have the meaning assigned to such term in the preamble hereto. In the event the Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.04 of the Credit Agreement, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Borrower” for all purposes of this Agreement.

“Collateral” shall have the meaning assigned to such term in Section 2.

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“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.01.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commercial Tort Action” shall mean any action, with respect to any Person other than the Grantors, that is commenced by a Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $5,000,000.

“Copyrights” shall mean all (a) copyright rights in any work subject to the copyright laws of the United States, whether registered or unregistered and whether published or unpublished, including copyrights in computer software and the content thereof, and internet web sites and the content thereof, (b) all derivative works, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the tangible medium of fixation, (c) registrations, recordings and applications for registration of any such copyright rights in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, and (d) rights to obtain all renewals thereof.

“Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Excluded Equity Interests” shall mean (i) Equity Interests to the extent the grant of a security interest is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law; (ii) Equity Interests in any Person, other than wholly owned Restricted Subsidiaries (including Equity Interests in CareerBuilder, Classified Ventures, and Television Food Network); (iii) Equity Interests to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar Law in any applicable jurisdiction) as reasonably determined by the Borrower in writing in consultation with the Collateral Agent; (iv) Equity Interests as to which the Collateral Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (v) in excess of 65% of the voting Equity Interests of (A) any Foreign Subsidiaries or (B) any FSHCO; and (vi) Equity Interests of (A) any Subsidiary of a Foreign Subsidiary, (C) any Immaterial Subsidiary, (D) any Unrestricted Subsidiary, (E) any entity set forth in clause (b), (d), (e), (m), (o) or (p) of the definition of Excluded Subsidiary and (F) any Equity Interests or other securities of a Subsidiary to the extent that the pledge of or grant of any lien on such Equity Interests or other securities for the benefit of any holders of any securities would result in the

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Borrower or any of the Restricted Subsidiaries being required to file separate financial statements for the issuer of such capital stock or securities with the Securities and Exchange Commission (or another governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement.

“Excluded Property” shall mean (a) any property included in the definition of “Collateral” in the Pledge Agreement, (b) any Excluded Equity Interest, (c) any fee-owned real property and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), in each case including fixtures related thereto, (d) motor vehicles and other assets subject to certificates of title, Letter of Credit Rights with a value of less than $5,000,000, Letter of Credit Rights to the extent any Grantor is required by applicable law to apply the proceeds of such a drawing of such letter of credit for a specified purpose and Commercial Tort Claims with a value of less than $5,000,000, (e) any asset or property to the extent the grant of a security interest is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law (it being understood that, to the extent permitted by and effective under applicable law, the grant of a security interest in the proceeds of any Station License, including any proceeds received upon Disposition thereof, shall not be excluded), (f) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar Law in any applicable jurisdiction) as reasonably determined by the Borrower in writing in consultation with the Collateral Agent, (g) any lease, license or other agreement or Contractual Obligation or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or Contractual Obligation or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a wholly owned Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction other than Proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such prohibition, (h) those assets as to which the Collateral Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (i) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, (j) “intent-to-use” trademark or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, or, if filed, has not been deemed in accordance with 15 U.S.C. §1051(a) or examined and accepted,

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respectively, by the United States Patent and Trademark Office to the extent that the grant of the security interest therein prior to such time would result in the invalidity or unenforceability of any such application or resulting registration, (k) any Station License to the extent that the grant of a security interest on such Station License (x) is prohibited by or would not be effective under applicable law, rule, or regulation or (y) would require a consent, approval, license, or authorization from any Governmental Authority that has not been obtained (it being understood that, to the extent permitted under applicable law, the grant of a security interest in the proceeds of any such Station License, including any proceeds received upon Disposition thereof, shall not be excluded from the Collateral), (l) any intellectual property arising under the laws of any jurisdiction other than the United States or any state thereof, (m) any commercial tort claims held by or assigned to the Litigation Trust (as defined in the Plan of Reorganization), (n) Excluded Deposit/Securities Accounts, (o) any aircraft, airframes, aircraft engines, helicopters or rolling stock, or any other equipment or assets constituting a part thereof, and (p) margin stock (within the meaning of Regulation U issued by the FRB).

“Exclusive IP Agreements” shall have the meaning assigned to such term in Section 3.02(a).

“Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.

“Grantor” shall mean each Subsidiary Grantor and the Borrower in their individual capacities, and collectively the “Grantors”.

“Guaranteed Obligations” shall have the meaning assigned to such term in the Guaranty. Notwithstanding anything to the contrary contained in this Agreement or any provision of the Credit Agreement or any other Loan Document, the Guaranteed Obligations of any Grantor shall not extend to or include any Excluded Swap Obligation (as defined in the Guaranty).

“Guaranty” shall have the meaning assigned to such term in the recitals hereto.

“Intellectual Property” shall mean the Trade Secrets, Copyrights, Patents, Trademarks and the IP Agreements, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, misappropriation, violation, misuse or other impairment thereof, including the right to receive injunctive relief and all Proceeds and damages therefrom.

“Intellectual Property Collateral” shall mean the Collateral constituting Intellectual Property, including the Intellectual Property set forth in Schedule 3.02(a)(i) and Schedule 3.02(a)(ii) hereto.

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“Intellectual Property Security Agreements” shall have the meaning assigned to such term in Section 4.04(e).

“Intercreditor Agreements” shall mean, (a) the Intercreditor Agreement and (b) any Other Intercreditor Agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by the Borrower and the other Grantors (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time (upon and during the effectiveness thereof).

“IP Agreements” shall mean any and all written United States agreements, now or hereafter in effect, relating to the license, development, use, manufacture, distribution, sale or disclosure of any Copyrights, Patents, Trademarks, Trade Secrets or other Intellectual Property to which any Grantor, now or hereafter, is a party.

“Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Loan Parties” shall mean the Borrower and the Subsidiary Grantors.

“Material Newspapers” means the daily newspaper publications for the following: Chicago Tribune, Los Angeles Times, Sun Sentinel and Baltimore Sun.

“Patents” shall mean (a) all letters patent of the United States, all registrations, recordings and extensions thereof, and all applications for letters patent of the United States, including patent registrations, statutory invention registrations, utility models, recordings and pending applications in the United States Patent and Trademark Office, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and in the case of (a) and (b), all the inventions disclosed or claimed therein and all improvements thereto, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and including, in any event, all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Registered Intellectual Property” shall have the meaning set forth in Section 3.02.

“Release Date” shall mean the date on which the Aggregate Commitments are terminated and all Guaranteed Obligations then due and owing are paid in full (other than (A) contingent indemnification or other contingent obligations as to which no claim has

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been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements, and Related License Secured Obligations) and all Letters of Credit have expired or been terminated (other than Letters of Credit which have been Cash Collateralized).

“Secured Debt Documents” shall mean, collectively, the Loan Documents, each Secured Hedge Agreement entered into with a Hedge Bank, each Secured Cash Management Agreement entered into with a Cash Management Bank and each agreement governing Related License Secured Obligations.

“Security Interest” shall have the meaning assigned to such term in Section 2(a).

“Securities Account” shall mean any “securities account,” as such term is defined in Article 8 of the UCC.

“Subsidiary Grantor” shall mean each of the Subsidiaries of the Borrower listed on Schedule A hereto and each other Subsidiary of the Borrower that becomes a Grantor pursuant to Section 7.13, in each case, unless and until such time as the respective Grantor is released from all of its obligations under this Agreement in accordance with the terms and provisions hereof and of the Credit Agreement.

“Trademarks” shall mean (a) all trademarks, service marks, domain names, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, slogans, other source or business identifiers, now existing or hereafter adopted or acquired, whether registered or unregistered, in each case arising under the laws of the United States or any state thereof, and all registrations, recordings and applications for registration filed in connection with the foregoing, including registrations, recordings and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States and all common-law rights related thereto, (b) all goodwill associated therewith or symbolized thereby and (c) all extensions or renewals thereof.

“Trade Secrets” shall mean all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, in each case arising under the laws of the United States or any state thereof, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“UCC” shall have the meaning assigned to such term in Section 1(a)(ii).

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“Vehicles” shall mean all railcars, cars, trucks, trailers, and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

(d) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

2. Grant of Security Interest.

(a) Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and continuing lien on (the “Security Interest”) all of such Grantor’s right, title and interest in (subject only to Liens permitted under the Credit Agreement) and to all of the following assets and properties now owned or anytime hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations of such Grantor:

(i) all Accounts;

(ii) all cash;

(iii) all Chattel Paper;

(iv) all Commercial Tort Claims with respect to which a Commercial Tort Action was commenced described on  Schedule 2(a)(iv) hereto (together with any Commercial Tort Claims with respect to which a Commercial Tort Action was commenced subject to a further writing provided in accordance with Section 4.01(d));

(v) all Deposit Accounts;

(vi) all Documents;

(vii) all Equipment;

(viii) all Fixtures;

(ix) all General Intangibles (including all rights of such Grantor under or relating to any Station Licenses, including the Proceeds or other consideration upon the sale, assignment, transfer of control, or other disposition of any Station Licenses; provided, however that such security interest does not include any Station Licenses to the extent (but only to the extent) that at such time

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the Collateral Agent may not validly possess a security interest therein pursuant to the Communications Laws, but such security interest does include, to the maximum extent permitted by law, all rights incident or appurtenant to the Station Licenses and the right to receive all Proceeds from or in connection with the sale, assignment, transfer, transfer of control or other disposition of the Station Licenses);

(x) all Instruments;

(xi) all Intellectual Property;

(xii) all Inventory;

(xiii) all Investment Property;

(xiv) all Letter-of-Credit Rights;

(xv) all Money;

(xvi) all Securities Accounts;

(xvii) all books and records pertaining to the Collateral; and

(xviii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing;

provided that notwithstanding anything to the contrary contained in this Agreement, the security interest created by this Agreement shall not extend to, and the term “Collateral” and the other terms defining the components of the Collateral in the foregoing clauses (i) through (xviii), and any term defined by reference to the UCC, shall not include, any Excluded Property (it being understood that such grant will be applicable at such time as any such property or assets ceases to constitute Excluded Property).

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant United States jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto and continuations thereof that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment or continuation, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

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Each Grantor further authorizes the Collateral Agent to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing, protecting or providing notice of the Security Interests granted by such Grantor hereunder.

This Agreement secures the payment of all the respective Guaranteed Obligations of the Grantors. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Guaranteed Obligations, and would be owed to the Collateral Agent or the Secured Parties but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Grantor.

The Security Interests created hereby are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

(c) Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to clause (a) above shall, prior to the Discharge of Additional Obligations (as defined in the Intercreditor Agreement) that are Senior Priority Obligations (as defined in the Intercreditor Agreement), be pari passu and equal in priority to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations that are Senior Priority Obligations (as defined in the Intercreditor Agreement) to secure such Additional Obligations that are Senior Priority Obligations (as defined in the Intercreditor Agreement) pursuant to the applicable Additional Collateral Documents (except as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Secured Parties (as defined in the Intercreditor Agreement) represented thereby). The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent and any Additional Agent shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the Collateral Agent and any Additional Agent, in the case of the Intercreditor Agreement, and (ii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each Grantor may act

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(or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, for so long as any Additional Obligations that are Senior Priority Obligations (as defined in the Intercreditor Agreement) remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be delivered to the applicable Senior Priority Representative (as defined in the Intercreditor Agreement) to be held in accordance with the Intercreditor Agreement.

3. Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

3.01 Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and (b) Liens permitted under the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens. Each Grantor has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement, in each case (except with respect to the Borrower or any Grantor that is a Significant Subsidiary), to the extent that any such failure would not reasonably be expected to have a Material Adverse Effect. To the knowledge of such Grantor, no action or proceeding seeking to limit, cancel or question the validity of such Grantor’s ownership interest in the Collateral, that would reasonably be expected to result in a Material Adverse Effect, is pending or threatened. Such Grantor has not filed or consented to the filing of any (x) security agreement, financing statement or analogous document under the Uniform Commercial Code or any other similar Laws covering any of such Grantor’s Collateral, (y) assignment for security in which such Grantor assigns any of such Grantor’s Collateral or any security agreement or similar instrument covering any of such Grantor’s Collateral with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, which security agreement, financing statement or similar instrument or assignment is still in effect or (z) assignment for security in which such Grantor assigns any of such Grantor’s Collateral or any security agreement or similar instrument covering any of such Grantor’s Collateral with any foreign governmental, municipal or other governmental office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except in the case of each of clauses (x), (y) and (z) above, such as (i) are filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Loan Documents, (ii) are filed in respect of Liens permitted by the Credit Agreement or (iii) are filed in respect of Liens being terminated on the Closing Date.

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3.02 Intellectual Property.

(a) As of the date hereof, the Intellectual Property Collateral set forth on Schedule 3.02(a)(i) hereto is a true and correct list in all material respects of all copyright registrations with respect to Material Newspapers registered with the United States Copyright Office on or after January 1, 2009, issued patents, pending patent applications, federal trademark registrations and pending federal trademark applications, in each case, in the United States (collectively, the “Registered Intellectual Property”), owned in whole or in part by such Grantor and indicates for each such item, as applicable, the title, the application and/or registration number, date and jurisdiction of filing and/or issuance and the identity of the current applicant or registered owner. Schedule 3.02(a)(ii) hereto is a true and correct list in all material respects of all IP Agreements pursuant to which any Grantor, as of the date hereof, is the exclusive licensee of any registered United States Copyright, and indicates for each such IP Agreement, the title of such IP Agreement, the date of such IP Agreement, the parties to such IP Agreement, and the title, registration number, date of filing and the identity of the registered owner of each registered United States Copyright exclusively licensed to any Grantor pursuant to such IP Agreement (collectively, the “Exclusive IP Agreements”).

(b) Except as would not reasonably be expected to result in a Material Adverse Effect:

(i) The Registered Intellectual Property of such Grantor is subsisting and has not been adjudged invalid or unenforceable in whole or in part and there are no pending or, to such Grantor’s knowledge, threatened (in writing) claims challenging the validity or enforceability of the Registered Intellectual Property of such Grantor, and

(ii) To such Grantor’s knowledge, no Person is engaging in any activity that materially infringes, misappropriates or otherwise violates the Intellectual Property Collateral of such Grantor or the Grantor’s rights in or use thereof.

3.03 Perfected Security Interests.

(a) Subject to the Perfection Exceptions and the limitations set forth in clause (b) of this Section 3.03, the Security Interests by such Grantor granted pursuant to this Agreement (i) will attach to each item of Collateral owned by such Grantor on the Closing Date (or, if such Grantor first obtains rights thereto on a later date, on such later date), (ii) will constitute valid perfected (so long as perfection is possible under United States Law) security interests in the Collateral of such Grantor in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Guaranteed Obligations of such Grantor, upon (A) in the case of Collateral of such Grantor in which a security interest may be perfected by filing a financing statement under the Uniform

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Commercial Code of any jurisdiction, the filing of financing statements naming such Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices, (B) in the case of Chattel Paper to be pledged or assigned by such Grantor, the earlier of the delivery thereof to the Collateral Agent and the filing of the financing statements referred to in clause (A) and/or (C) in the case of registered Copyrights, applied for and registered Trademarks, applied for and issued Patents and Exclusive IP Agreements included in the Intellectual Property Collateral of such Grantor, the filing of the financing statements referred to in clause (A) and the filing, registration and recording of fully executed agreements in the form of the Grant of Security Interest in Copyrights, the Notice and Confirmation of Grant of Security Interest in Patents and the Notice and Confirmation of Grant of Security Interest in Trademarks set forth in Exhibit 3-A, 3-B and 3-C hereto in the United States Copyright Office and the United States Patent and Trademark Office, as applicable, and (iii) are prior to all other Liens on the Collateral of such Grantor other than Liens permitted by the Credit Agreement having priority over or being pari passu with the Collateral Agent’s Lien by operation of law or otherwise as permitted under the Credit Agreement.

(b) Notwithstanding anything to the contrary contained herein, no Grantor shall be required to (x) enter into control agreements with respect to, or otherwise perfect any security interest by “control” over, securities accounts, deposit accounts, other bank accounts, cash and Cash Equivalents and accounts related to the clearing, payment proceeding and similar operations of Borrower and its Restricted Subsidiaries, Commercial Tort Claims and Letter-of-Credit Rights, (y) take any action in any jurisdiction (other than the United States of America, any state thereof and the District of Columbia) to perfect any security interest in any Collateral (including Equity Interests of Foreign Subsidiaries) or (z) perfect the security interest in the following other than by the filing of a UCC financing statement: (1) Fixtures, (2) goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person, and (3) uncertificated securities (clauses (x), (y) and (z) collectively, the “Perfection Exceptions”).

(c) It is understood and agreed that the security interests created hereby shall not prevent the Grantors from using the Collateral in the ordinary course of their respective businesses or as otherwise permitted by the Credit Agreement.

(d) As of the date hereof, each Grantor hereby represents and warrants that it holds no Commercial Tort Claims with respect to which a Commercial Tort Action was commenced other than those listed in Schedule 2(a)(iv).

3.04 Accounts. As of the date hereof, no amount payable in excess of $5,000,000 to such Grantor under or in connection with any Account is evidenced by any Instrument or Chattel Paper that has not been delivered to the Collateral Agent, properly endorsed for transfer, to the extent, in the case of any such Instrument, delivery is required by the Pledge Agreement.

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3.05 Names. (a) The exact legal name of the Borrower and each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is as set forth in Schedule 3.05(a). The Borrower and each Grantor is (i) the type of entity disclosed next to its name in Schedule 3.05(a) and (ii) a registered organization except to the extent disclosed in Schedule 3.05(a). Also set forth in Schedule 3.05(a) is the jurisdiction of formation of the Borrower and each Grantor and, if the applicable Grantor is organized in a jurisdiction that requires the organizational identification number or the Federal Taxpayer Identification Number to be included in an effective UCC-1 financing statement, the organizational identification number of such Grantor and the Federal Taxpayer Identification Number of such Grantor.

(b) Set forth in Schedule 3.05(b) is any other corporate or organizational names the Borrower and each Grantor has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 3.05(c) is the information required by Section 3.05 for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past four months. Except as set forth in Schedule 3.05(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

3.06 Current Locations. Current Locations. (a) The chief executive office of the Borrower and each Grantor is located at the address set forth in Schedule 3.06(a) hereto.

3.07 Letter-of-Credit Rights. Set forth in Schedule 3.07 is a true and correct list of all letters of credit issued in favor of the Borrower or any Grantor, as beneficiary thereunder having a maximum available amount in excess of $5,000,000.

3.08 Chattel Paper. Set forth in Schedule 3.08 is a true and correct list of all tangible chattel paper and electronic chattel paper held by the Borrower or any Grantor as of the Closing Date.

4. Covenants.

Each Grantor hereby covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the Release Date:

4.01 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the Security Interests created hereby as perfected security interests (subject to Section 3.03(b)) and subject to no liens, other than any Lien permitted by the Credit Agreement, and shall use commercially reasonable efforts to defend the Security Interests created hereby and the priority thereof against the claims and demands not permitted by the Credit Agreement of all Persons whomsoever.

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(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.

(c) Each Grantor agrees that should it, after the date hereof, obtain an ownership interest in any Registered Intellectual Property that would, had it been owned on the date hereof, be considered a part of the Intellectual Property Collateral, or should it become a party to any IP Agreement that would, had such Grantor been a party to it on the date hereof, be considered an Exclusive IP Agreement (“After-Acquired Intellectual Property Collateral”), such After-Acquired Intellectual Property Collateral shall automatically become part of the Intellectual Property Collateral, subject to the terms and conditions of this Agreement with respect thereto. In addition, on or prior to the date that each annual and quarterly Compliance Certificate is required to be delivered pursuant to Section 6.02(b) of the Credit Agreement, such Grantor shall execute and deliver to the Collateral Agent agreements substantially in the forms of Exhibit 2 and Exhibits 3-A, 3-B or 3-C hereto (collectively, the “Intellectual Property Security Agreements”), as applicable, covering such After-Acquired Intellectual Property Collateral, and shall record each such agreement with the United States Copyright Office (if in the form of Exhibit 3-A), the United States Patent and Trademark Office (if in the form of Exhibit 3-B or Exhibit 3-C) and any other Governmental Authorities located in the United States necessary to perfect the Security Interest hereunder in any such After-Acquired Intellectual Property Collateral.

(d) If any Grantor shall at any time hold or acquire a Commercial Tort Claim with respect to which a Commercial Tort Action was commenced, such Grantor shall on or prior to the date that the Compliance Certificate for the fiscal quarter in which it was commenced is required to be delivered pursuant to Section 6.02(b) of the Credit Agreement, notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

(e) (e) Subject to the Perfection Exceptions, clause (f) below and Sections 3.03(b) hereof, each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under

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any Law, or which the Collateral Agent or the Required Lenders may reasonably request, in order (x) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests created hereby, all at the expense of such Grantor. Without limiting the generality of the foregoing, such Grantor shall comply with Section 6.14 of the Credit Agreement.

(f) Notwithstanding anything in this Section 4.01 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary of the Borrower that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement, and this Section 4.01.

(g) Notwithstanding the foregoing, subject to Section 6.12 of the Credit Agreement, any action required to be taken by any Grantor pursuant to this Section 4.01(other than clause (a) hereof) may be taken by such Grantor, at its option, on or prior to the date the Borrower is required to deliver the Compliance Certificate pursuant to Section 6.02(b) of the Credit Agreement for the fiscal quarter during which the event triggering such action occurred or by such later date permitted by this Agreement.

4.02 Changes in Locations, Name, etc. Each Grantor will furnish to the Collateral Agent prompt written notice (which shall in any event be provided by the earlier of (x) 30 days after such change and (y) 10 days prior to the date on which the perfection of the liens under the Collateral Documents would (absent additional filings or other actions) lapse, in whole or in part, by reason of such change) of any change (i) in its legal name, (ii) in its jurisdiction of incorporation or organization or (iii) in its identity or type of organization or corporate structure. Each Grantor agrees promptly to provide the Collateral Agent after notification of any such change with certified Organizational Documents reflecting any of the changes described in the first sentence of this paragraph. The Borrower also agrees to promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

4.03 Notices.

(a) Each Grantor will advise the Collateral Agent in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby and other Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.

(b) Upon the occurrence and during the continuation of any Event of Default, and after written notice is delivered to the Borrower or the applicable Grantor, all insurance payments in respect of any Equipment of such Grantor shall be paid to and applied by the Collateral Agent as specified in Section 5.04.

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4.04 Intellectual Property.

(a) Subject to Section 4.04(c), with respect to each item of Intellectual Property Collateral owned by each Grantor, such Grantor agrees to take, at its expense, all commercially reasonable steps, including, as applicable, in the United States Patent and Trademark Office, the United States Copyright Office and any other Governmental Authority located in the United States, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, and Copyright registration and application for registration, as applicable, now or hereafter included in such Intellectual Property Collateral of such Grantor, except in each case to the extent failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

(b) Subject to Section 4.04(c), such Grantor shall (and shall use commercially reasonable efforts to cause all its licensees to), as and to the extent appropriate, in such Grantor’s reasonable business judgment, (i) (1) continue to use each Trademark included in the Intellectual Property Collateral in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by Law, (4) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent shall obtain a security interest in such other Trademark pursuant to this Agreement to the extent required herein and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any Patent included in the Intellectual Property Collateral may become forfeited, misused, unenforceable, abandoned or dedicated to the public or (y) any portion of the Copyrights included in the Intellectual Property Collateral may become invalidated or fall into the public domain, except in each case to the extent failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

(c) No Grantor shall discontinue use of or otherwise abandon any owned Intellectual Property Collateral unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable or economically practicable in the conduct of such Grantor’s business, except to the extent that such discontinuance or abandonment would not reasonably be expected to result in a Material Adverse Effect.

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(d) In the event that any Grantor becomes aware after the date hereof that any item of its material Intellectual Property Collateral is being infringed or misappropriated by a third party in any way that would reasonably be expected to have a Material Adverse Effect, such Grantor shall promptly notify the Collateral Agent and take such actions, at its expense, as such Grantor deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, if such Grantor deems it necessary, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(e) With respect to its United States Registered Intellectual Property owned by such Grantor in its own name on the date hereof, and the Exclusive IP Agreements to which it is a party as of the date hereof, each Grantor shall execute or otherwise authenticate an agreement, in substantially the form of the Grant of Security Interest in Copyrights, the Notice and Confirmation of Grant of Security Interest in Patents or the Notice and Confirmation of Grant of Security Interest in Trademarks set forth, respectively, in Exhibits 3-A, 3-B and 3-C hereto (collectively, the “Intellectual Property Security Agreements”), as applicable, for recording the Security Interest granted hereunder to the Collateral Agent in such United States Registered Intellectual Property and Exclusive IP Agreements with the United States Copyright Office (if in the form of Exhibit 3-A) and the United States Patent and Trademark Office (if in the form of Exhibit 3-B or Exhibit 3-C).

5. Remedial Provisions.

5.01 Certain Matters Relating to Accounts.

(a) Subject to the terms of the Intercreditor Agreement, at any time after the occurrence and during the continuation of an Event of Default under Section 8.01(a) or Section 8.01(f) of the Credit Agreement after written notice is delivered to the Grantors, the Collateral Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party; provided that the provisions of Section 10.08 of the Credit Agreement shall apply to such information.

(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and subject to the terms of the Intercreditor Agreement, the Collateral Agent may curtail or terminate said authority at any time upon notice after the occurrence and during the continuation of an Event of Default under Section 8.01(a) or

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Section 8.01(f) of the Credit Agreement. Subject to the terms of the Intercreditor Agreement, at any time after the occurrence and during the continuation of an Event of Default under the Credit Agreement, any payments of Accounts, when collected by any Grantor, (i) if required in writing by the Collateral Agent, shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.04, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) Subject to the terms of the Intercreditor Agreement, at the Collateral Agent’s written request at any time after the occurrence and during the continuation of an Event of Default under the Credit Agreement, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all orders, invoices and shipping receipts.

(d) Upon the occurrence and during the continuation of an Event of Default under the Credit Agreement, and after written notice is delivered to the Grantor, a Grantor shall not (other than in the ordinary course of business) grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed the Grantors in writing not to grant or make any such extension, credit, discount, compromise, or settlement under any circumstances during the continuation of such Event of Default under the Credit Agreement.

5.02 Communications with Obligors; Grantors Remain Liable.

(a) Subject to the terms of the Intercreditor Agreement, upon the written request of the Collateral Agent at any time after the occurrence and during the continuation of an Event of Default under Section 8.01(a) or Section 8.01(f) of the Credit Agreement, each Grantor shall notify obligors on the Accounts of such Grantor that the Accounts have been assigned to the Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent and may enforce such Grantor’s rights against such obligors.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts of such Grantor to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in

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accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto) of such Grantor, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.03 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 5.01 with respect to payments of Accounts, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other Cash Equivalents shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, upon the notice in writing by the Collateral Agent (subject to the terms of the Intercreditor Agreement) to the relevant Grantor (it being understood that the exercise of remedies by the Secured Parties in connection with an Event of Default under the Credit Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Guaranteed Obligations and shall not constitute payment thereof until applied as provided in Section 5.04.

5.04 Application of Proceeds.

(a) Except as expressly provided elsewhere in this Agreement or any other Loan Document, (i) any cash held in the Collateral Accounts and (ii) all proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral shall be applied pursuant to Section 8.04 of the Credit Agreement.

5.05 Code and Other Remedies. If an Event of Default shall occur and be continuing, subject to the terms of the Intercreditor Agreement, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided

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for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) or any other applicable law or in equity and also, to the extent permitted by applicable law, may without demand of performance or other demand, presentment, protest, advertisement or notice of any kind except as specified below, subject to any existing reserved rights or licenses, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold and the Collateral Agent or such Secured Party may, subject to (x) the satisfaction in full in cash of all payments due pursuant to Section 8.04(a) of the Credit Agreement and (y) the ratable satisfaction of the Guaranteed Obligations in accordance with the priorities set forth in Section 8.04 of the Credit Agreement, pay the purchase price by crediting the amount thereof against the Guaranteed Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places and times which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.05 in accordance with the provisions of

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Section 8.04 of the Credit Agreement. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may, subject to the terms of the Intercreditor Agreement, proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

5.06 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Guaranteed Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

5.07 Amendments, etc. with Respect to the Guaranteed Obligations; Waiver of Rights. Each Grantor shall (to the maximum extent permitted by law) remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Guaranteed Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Guaranteed Obligations continued, (b) the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Secured Debt Documents, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable Secured Debt Document and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Grantor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any other Grantor or any release of the Borrower or any other Grantor shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purpose hereof “demand” shall include the commencement and continuance of any legal proceedings.

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5.08 Conflict with Credit Agreement. In the event of any conflict between the terms of this Section 5 and the Credit Agreement, the Credit Agreement shall prevail.

6. The Collateral Agent.

6.01 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Subject to the terms of the Intercreditor Agreement and any Other Intercreditor Agreement, each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon the occurrence and during the continuation of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Agreement, and the other Loan Documents, to take any and all appropriate action and to execute any and all documents and instruments which the Collateral Agent may deem necessary or desirable to accomplish the purposes of this Agreement, and the other Loan Documents and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following at the same time or at different times, in each case after the occurrence and during the continuation of an Event of Default:

(i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against any Collateral;

(iv) execute, in connection with any sale provided for in Section 5.05, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

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(v) obtain, pay and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(vi) solely with respect to events of default pursuant to Sections 8.01(a) and 8.01(f) of the Credit Agreement, send verifications of Accounts to any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account;

(vii) solely with respect to events of default pursuant to Sections 8.01(a) and 8.01(f) of the Credit Agreement, direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(viii) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(ix) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(x) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(xi) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent (not to be unreasonably withheld or delayed) to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral; provided that such consent right shall not limit any other rights or remedies available to the Collateral Agent at law);

(xii) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent (not to be unreasonably withheld or delayed) to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral; provided that such consent right shall not limit any other rights or remedies available to the Collateral Agent at law);

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(xiii) subject to any existing reserved rights and licenses, assign, license or sublicense any Intellectual Property Collateral throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable business discretion determine; and

(xiv) generally, but subject to any existing reserved rights and licenses, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.0l(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.01(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.01, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

6.02 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation

27

of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct.

6.03 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by this Agreement and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.04 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interests created hereby and all obligations of the Grantors hereunder shall (to the maximum extent permitted by law) be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Secured Debt Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Secured Debt Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Guaranteed Obligations, or (d) any other circumstance (other than a defense of payment or performance) that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Guaranteed Obligations or this Agreement.

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6.05 Continuing Security Interest; Assignments Under the Secured Debt Documents; Release.

(a) This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Release Date.

(b) A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interests in the Collateral of such Subsidiary Grantor created hereby shall be automatically released, upon the consummation of any transaction permitted by the Credit Agreement, as a result of which such Subsidiary Grantor ceases to be a Restricted Subsidiary of the Borrower or otherwise becomes an Excluded Subsidiary.

(c) The Security Interests in any Collateral created hereby shall be automatically released and such Collateral sold, free and clear of the Lien and Security Interests created hereby (w) upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than to another Grantor), (x) upon the effectiveness of any written consent to the release of the Security Interests created hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, (y) upon property constituting Excluded Property or (z) as otherwise provided in any applicable intercreditor agreement entered into in accordance with Section 9.14 of the Credit Agreement (including the Intercreditor Agreement).

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release.

6.06 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

7. Miscellaneous.

7.01 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a

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written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 10.01 of the Credit Agreement; provided, however, that this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through agreements substantially in the form of Exhibit 1 and Exhibit 2, respectively, in each case duly executed by each Grantor directly effected thereby.

7.02 Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 10.02 of the Credit Agreement.

7.03 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.01 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof or of any other applicable Secured Debt Document. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any other occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.04 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay any and all reasonable and documented or invoiced expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement.

(b) Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, charges or similar levies which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

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(c) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.05 of the Credit Agreement.

(d) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations secured hereby and by the other Collateral Documents. The agreements in this Section 7.04 shall survive termination of this Agreement, or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Agreement or, any other Loan Document or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.04 shall be payable within 30 days after demand therefor.

7.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and by the Credit Agreement, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except pursuant to a transaction or otherwise as permitted by the Credit Agreement.

7.06 Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

7.07 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.08 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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7.09 Integration. This Agreement together with the other Loan Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Debt Documents (and each other agreement or instrument executed or issued in connection therewith).

7.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.11 Submission to Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Guaranteed Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 7.11 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 7.11 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

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(b) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this section;

(c) consents to service of process in the manner provided for notices in Section 7.02; and

(d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7.11 any special, exemplary, punitive or consequential damages;

Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any court referred to in paragraph (a) above.

Nothing in this Agreement will affect the right of any party hereto to serve process in any manner permitted by applicable law.

7.12 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties; and

(d) upon any Event of Default, the Collateral Agent may proceed without notice, against any Grantor and any Collateral to collect and recover the full amount of any Obligation then due, without first proceeding against any other Grantor, any other Loan Party or any other Collateral and without first joining any other Grantor or any other Loan Party in any proceeding.

7.13 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement shall

33

become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Supplement substantially in the form of Exhibit 1 hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

7.14 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.15 Intercreditor Agreement. Notwithstanding any provision to the contrary in this Agreement, if any Intercreditor Agreement is entered into in accordance with Section 9.14 of the Credit Agreement, in the event of any conflict or inconsistency between the provisions of such Intercreditor Agreement and this Agreement, the provisions of such intercreditor agreement shall prevail.

7.16 FCC COMPLIANCE. Notwithstanding anything to the contrary contained herein or in any other agreement, instrument or document executed in connection herewith,

(a) no party hereto shall take any actions hereunder or under the other Loan Documents that would constitute or result in an assignment of any Station License, permit or authorization or a transfer of control of such Station License, permit or authorization requiring the prior approval of the FCC without first obtaining such prior approval of the FCC;

(b) if an Event of Default under Section 8.01(a) or Section 8.01(f) of the Credit Agreement shall have occurred and be continuing, in connection with the enforcement of its rights hereunder, (i) the Collateral Agent is empowered to seek from the FCC and any other Governmental Authority any required consent to or

34

approval of any involuntary transfer of control of any entity whose Collateral is subject to this Agreement for the purpose of seeking a bona fide purchaser to which control ultimately will be transferred; (ii) each Grantor shall cooperate in the preparation, execution and filing of any applications, providing any information, or taking any other actions, that may be necessary or desirable in obtaining the FCC’s consent to the assignment or transfer of control to such purchaser of the Collateral; (iii) each Grantor shall consent to any such assignment or transfer after and during the continuation of an Event of Default Section 8.01(a) or Section 8.01(f) of the Credit Agreement, without limiting any rights of the Collateral Agent under this Agreement, to authorize the Collateral Agent to nominate a trustee or receiver to assume control of the Collateral, subject only to required judicial, FCC, or other required consents of any Governmental Authority, in order to effectuate the transactions contemplated by this Section 7.16; and (iv) subject to Section 7.16(a) hereof, such trustee or receiver shall have all the rights and powers as provided to it by law or court order, or to the Collateral Agent under this Agreement;

(c) without limiting the obligations of any Grantor hereunder, each Grantor further agrees that (i) if such Grantor, upon or after the occurrence of an Event of Default Section 8.01(a) or Section 8.01(f) of the Credit Agreement should, in violation of its obligations hereunder, fail or refuse for any reason whatsoever to execute any application necessary or appropriate to obtain the consent of the FCC or any other Governmental Authority necessary or appropriate for the exercise of any right granted to the Collateral Agent hereunder, such Grantor agrees that, to the extent permitted by law, such application may be executed on such Grantor’s behalf by the clerk of any court of competent jurisdiction without notice to such Grantor pursuant to court order; (ii) because of the unique nature of its undertaking in this Section 7.16, the same may be specifically enforced, and such Grantor hereby waives, and agrees to waive, any claim or defense that the Secured Parties would have an adequate remedy at law for the breach of this undertaking and any requirement for the posting of bond or other security; provided, however, that Grantor shall not be obligated to execute or certify any document for submission to the FCC or any other Governmental Authority that Grantor has reasonable cause to believe contains any inaccuracy or to make any statements concerning the qualifications of any prospective transferee or assignee; provided further that this Section 7.16 shall not be deemed to limit any other rights of the Secured Parties available under applicable law and consistent with the Communications Laws;

(d) in connection with this Section 7.16, the Collateral Agent shall be entitled to rely in good faith upon an opinion of outside FCC counsel to the Collateral Agent of the Collateral Agent’s choice with respect to any such assignment or transfer, whether or not the advice rendered is ultimately determined to have been accurate; and

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(e) all parties hereto shall otherwise take all reasonable actions that are necessary or appropriate to enable the parties to comply with all applicable FCC rules, regulations, orders or other requirements.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

Tribune Company as a Grantor,

By:
Name:
Title:

[Tribune - Security Agreement]

[each Subsidiary Grantor], each as a Grantor,

By:
Name:
Title:

[Tribune - Security Agreement]

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Tribune - Security Agreement]

SCHEDULE 2(a)(iv) TO THE

SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

[Tribune - Security Agreement]

SCHEDULE 3.02(a)(i) TO THE

SECURITY AGREEMENT

REGISTERED INTELLECTUAL PROPERTY

[Tribune - Security Agreement]

SCHEDULE 3.02(a)(ii) TO THE

SECURITY AGREEMENT

EXCLUSIVE IP AGREEMENT

[Tribune - Security Agreement]

SCHEDULE 3.05(a) TO THE

SECURITY AGREEMENT

LEGAL NAMES, ETC.

[Tribune - Security Agreement]

SCHEDULE 3.05(b) AND SCHEDULE 3.05(c) TO THE

SECURITY AGREEMENT

OTHER CORPORATE NAMES, AND PRIOR NAMES

[Tribune - Security Agreement]

SCHEDULE 3.06(a) TO THE

SECURITY AGREEMENT

CHIEF EXECUTIVE OFFICES

[Tribune - Security Agreement]

SCHEDULE 3.07 TO THE

SECURITY AGREEMENT

LETTER-OF-CREDIT RIGHTS

[Tribune - Security Agreement]

SCHEDULE 3.08 TO THE

SECURITY AGREEMENT

CHATTEL PAPER

[Tribune - Security Agreement]

EXHIBIT 1 TO THE

SECURITY AGREEMENT

SUPPLEMENT NO. [    ], dated as of [                    ] (this “Supplement”), to the Security Agreement, dated as of [—] (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among TRIBUNE COMPANY, a Delaware corporation (as further defined in the Security Agreement, the “Borrower”), each of the subsidiaries of the Borrower party thereto from time to time (each such subsidiary, individually, a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; and, together with the Borrower, collectively, the “Grantors”), and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

A. Capitalized terms used herein and not otherwise defined herein (including terms used in the preamble and the recitals) shall have the meanings assigned to such terms in the Security Agreement.

B. The rules of construction and other interpretive provisions specified in Sections 1.02, 1.05, 1.06 and 1.07 of the Credit Agreement shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

C. Section 7.13 of the Security Agreement provides that each Restricted Subsidiary of the Borrower that is required to become a party to the Security Agreement pursuant to Section 6.12 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned Subsidiary (each, a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement as consideration for the Guaranteed Obligations.

Accordingly, the Collateral Agent and the New Grantors agree as follows:

SECTION 1. In accordance with Section 7.13 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date). In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Guaranteed Obligations, does hereby pledge and grant to the Collateral Agent, for the

1-1

benefit of the Secured Parties, a security interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference. Notwithstanding anything to the contrary contained in this Agreement or any provision of the Credit Agreement or any other Loan Document, the Guaranteed Obligations of any Grantor shall not extend to or include any Excluded Swap Obligation (as defined in the Guaranty).

SECTION 2. Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws affecting creditors’ rights generally and subject to general principles of equity (whether considered in a proceeding in equity or law).

SECTION 3. This Supplement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Supplement shall be effective as delivery of an original executed counterpart of this Supplement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

SECTION 4. Such New Grantor hereby represents and warrants that (a) set forth on Schedule A attached hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization and chief executive officer of such New Grantor and (iii) the identity or type of organization or corporate structure of such New Grantor and (b) as of the date hereof (i) Schedule B hereto sets forth all of the Registered Intellectual Property owned by such New Grantor in its name, and indicates for each such item, as applicable, the title, application and/or registration number, date of filing and/or issuance, and the identity of the current applicant or registered owner, and (ii) Schedule C hereto sets forth all Exclusive IP Agreements that such New Grantor is a party to, and indicates for each such IP Agreement, the title of such IP Agreement, the date of such IP Agreement, the parties to such IP Agreement, and the title, registration number, date of filing and the identity of the registered owner of each registered United States Copyright exclusively licensed to any Grantor pursuant to such IP Agreement.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

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SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 7.02 of the Security Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 10.02 of the Credit Agreement.

SECTION 9. Each New Grantor agrees to reimburse the Collateral Agent for its reasonable and documented or invoiced out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent to the extent required to be reimbursed pursuant to Section 10.04 of the Credit Agreement.

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IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NEW GRANTOR(S)]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

By:
Name:
Title:

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SCHEDULE A

TO SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

CORPORATE INFORMATION

Legal Name	Jurisdiction of Incorporation or Organization	Type of Organization or Corporate Structure

SCHEDULE B

TO SUPPLEMENT NO.     TO THE

SECURITY AGREEMENT

REGISTERED INTELLECTUAL PROPERTY

A.	COPYRIGHTS

Title	Current Owner	Registration Date	Copyright Registration No.

B.	PATENTS AND PATENT APPLICATIONS

Title	Current Owner	Application No.	Filing Date	Patent No.	Issue Date

C.	TRADEMARKS AND TRADEMARK APPLICATIONS

Mark	Current Owner	Application No.	Application Date	Registration Number	Registration Date

SCHEDULE C

TO SUPPLEMENT NO.     TO THE

SECURITY AGREEMENT

Exclusive IP Agreements

[Name, Parties and Date of Agreement]

Registered Copyrights exclusively licensed pursuant to such agreement:

Title	Registered Owner	Reg. No.	Reg. Date

EXHIBIT 2 TO THE

SECURITY AGREEMENT

SUPPLEMENT NO. [    ], dated as of [                    ] (this “Supplement”), to the Security Agreement, dated as of [—] (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”), among TRIBUNE COMPANY, a Delaware corporation (as further defined in the Security Agreement, the “Borrower”), each of the subsidiaries of the Borrower party thereto from time to time (each such subsidiary, individually, a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; and, together with the Borrower, collectively, the “Grantors”), and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

A. Capitalized terms used herein and not otherwise defined herein (including terms used in the preamble and the recitals) shall have the meanings assigned to such terms in the Security Agreement.

B. The rules of construction and other interpretive provisions specified in Sections 1.02, 1.05, 1.06 and 1.07 of the Credit Agreement shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

C. Pursuant to Section 4.01(c) of the Security Agreement, each Grantor has agreed to deliver to the Collateral Agent a written supplement substantially in the form of Exhibit 2 thereto with respect to any After-Acquired Intellectual Property Collateral. The Grantors have identified the additional After-Acquired Intellectual Property Collateral acquired by such Grantors after the date of the Security Agreement set forth on Schedules I and II hereto (collectively, the “Additional Collateral”).

Accordingly, the Collateral Agent and the Grantors agree as follows:

SECTION 1. Schedules 1 and 2 of the Security Agreement are hereby supplemented, as applicable, by the information set forth in Schedules I and II hereto.

SECTION 2. This Supplement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Supplement shall be effective as delivery of an original executed counterpart of this Supplement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

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SECTION 3. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 4. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 5. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. All notices, requests and demands pursuant hereto shall be made in accordance with Section 7.02 of the Security Agreement. All communications and notices hereunder to each Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 10.02 of the Credit Agreement.

SECTION 7. Each Grantor agrees to reimburse the Collateral Agent for its reasonable and documented or invoiced out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent to the extent required to be reimbursed pursuant to Section 10.04 of the Credit Agreement.

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IN WITNESS WHEREOF, each Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[GRANTOR(S)]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

By:
Name:
Title:

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SCHEDULE I

TO SUPPLEMENT NO.     TO THE

SECURITY AGREEMENT

REGISTERED INTELLECTUAL PROPERTY

A.	COPYRIGHTS

Title	Current Owner	Registration Date	Copyright Registration No.

B.	PATENTS AND PATENT APPLICATIONS

Title	Current Owner	Application No.	Filing Date	Patent No.	Issue Date

C.	TRADEMARKS AND TRADEMARK APPLICATIONS

Mark	Current Owner	Application No.	Application Date	Registration Number	Registration Date

SCHEDULE II

TO SUPPLEMENT NO.     TO THE

SECURITY AGREEMENT

Exclusive IP Agreements

[Name, Parties and Date of Agreement]

Registered Copyrights exclusively licensed pursuant to such agreement:

Title	Registered Owner	Reg. No.	Reg. Date

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EXHIBIT 3-A TO THE

SECURITY AGREEMENT

GRANT OF SECURITY INTEREST IN COPYRIGHTS

GRANT OF SECURITY INTEREST IN COPYRIGHTS (the “Agreement”), dated as of             , 2013, made by [Grantor], a [—] corporation (the “Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Agent”) for the Lenders that are parties to the Credit Agreement, dated as of [—], among Tribune Company (the “Borrower”), the Lenders and the Agent (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make a single loan to the Borrower subject to the terms and conditions set forth therein; and

WHEREAS, in connection with the Credit Agreement, the Grantor, the Borrower and the other parties thereto have executed and delivered a Security Agreement, dated as of [—], in favor of the Agent (together with all amendments, supplements, waivers and other modifications, if any, from time to time thereafter made thereto, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Grantor granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in all of its Intellectual Property, including the Copyrights; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantor agrees as follows:

8. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement and the Security Agreement.

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9. Grant of Security Interest. The Grantor hereby grants the Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in (subject only to Liens permitted under the Credit Agreement) and to:

9.01 all Copyrights now owned or anytime hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title and interest, including without limitation those Copyrights set forth on Schedule I hereto;

9.02 all Exclusive IP Agreements that such Grantor is now or anytime hereafter becomes a party to, including all right, title and interest that such Grantor may have in any Copyrights licensed to such Grantor pursuant thereto, including without limitation those Exclusive IP Agreements and those Copyrights set forth on Schedule II hereto; and

9.03 to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing as collateral security for the prompt and complete payment and performance when due (whether as stated maturity, by acceleration or otherwise) of the Guaranteed Obligations; provided, however, that no security interest is granted in any Excluded Property.

10. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest with the United States Copyright Office. This Agreement is expressly subject to the terms and conditions of the Security Agreement. The Security Agreement (and all rights and remedies of the Lenders thereunder) shall remain in full force and effect in accordance with its terms.

11. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Lenders with respect to the security interest in the Copyrights are more fully set forth in the Credit Agreement and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

12. Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an

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original executed counterpart of this Agreement. The Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

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[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the Grantor and the Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

SCHEDULE I

Copyright Registrations

Title	Reg. No.	Reg. Date

SCHEDULE II

Exclusive IP Agreements

[Name, Parties and Date of Agreement]

Registered Copyrights exclusively licensed pursuant to such agreement:

Title	Registered Owner	Reg. No.	Reg. Date

[duplicate as necessary for additional agreements]

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EXHIBIT 3-B TO THE

SECURITY AGREEMENT

NOTICE AND CONFIRMATION OF GRANT OF

SECURITY INTEREST IN PATENTS

NOTICE AND CONFIRMATION OF GRANT OF SECURITY INTEREST IN PATENTS (the “Agreement”), dated as of                     , 2013, made by [Grantor], a [—] corporation (the “Grantor in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Agent”) for the Lenders that are parties to the Credit Agreement, dated as of [—], among Tribune Company (the “Borrower”), the Lenders and the Agent (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make a single loan to the Borrower subject to the terms and conditions set forth therein; and

WHEREAS, in connection with the Credit Agreement, the Grantor, the Borrower and the other parties thereto have executed and delivered a Security Agreement, dated as of [—], in favor of the Agent (together with all amendments, supplements, waivers and other modifications, if any, from time to time thereafter made thereto, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Grantor granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in all of its Intellectual Property, including the Patents; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantor agrees as follows:

1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement and the Security Agreement.

2. Confirmation of Grant of Security Interest. The Grantor hereby confirms that it granted to the Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in (subject only to Liens permitted under the Credit Agreement) and to all Patents now owned or anytime hereafter acquired by such Grantor or in which such Grantor now has or at any time in

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the future may acquire any right, title and interest, including without limitation those Patents set forth on Schedule I hereto, and, to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing as collateral security for the prompt and complete payment and performance when due (whether as stated maturity, by acceleration or otherwise) of the Guaranteed Obligations; provided, however, that no security interest is granted in any Excluded Property.

3. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest with the United States Patent and Trademark Office. This Agreement is expressly subject to the terms and conditions of the Security Agreement. The Security Agreement (and all rights and remedies of the Lenders thereunder) shall remain in full force and effect in accordance with its terms.

4. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Lenders with respect to the security interest in the Patents are more fully set forth in the Credit Agreement and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

5. Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

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[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the Grantor and the Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

SCHEDULE I

Patents

TITLE	App. No.	Filing Date	Patent No.	Issue Date

Patent Applications

TITLE	App. No.	Filing Date

EXHIBIT 3-C TO THE

SECURITY AGREEMENT

NOTICE AND CONFIRMATION OF GRANT OF

SECURITY INTEREST IN TRADEMARKS

NOTICE AND CONFIRMATION OF GRANT OF SECURITY INTEREST IN TRADEMARKS (the “Agreement”), dated as of                     , 2013, made by [Grantor], a [—] corporation (the “Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Agent”) for the Lenders that are parties to the Credit Agreement, dated as of [—], among Tribune Company (the “Borrower”), the Lenders and the Agent (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make a single loan to the Borrower subject to the terms and conditions set forth therein; and

WHEREAS, in connection with the Credit Agreement, the Grantor, the Borrower and the other parties thereto have executed and delivered a Security Agreement, dated as of [—], in favor of the Agent (together with all amendments, supplements, waivers and other modifications, if any, from time to time thereafter made thereto, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Grantor granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in all of its Intellectual Property, including the Trademarks; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantor agrees as follows:

1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement and the Security Agreement.

2. Confirmation of Grant of Security Interest. The Grantor hereby confirms that it granted to the Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in (subject only to Liens permitted under the Credit Agreement) and to all Trademarks now owned or

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anytime hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title and interest, including without limitation those Trademarks set forth on Schedule I hereto and, to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing as collateral security for the prompt and complete payment and performance when due (whether as stated maturity, by acceleration or otherwise) of the Guaranteed Obligations; provided, however, that no security interest is granted in any Excluded Property.

3. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest with the United States Patent and Trademark Office. This Agreement is expressly subject to the terms and conditions of the Security Agreement. The Security Agreement (and all rights and remedies of the Lenders thereunder) shall remain in full force and effect in accordance with its terms.

4. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Lenders with respect to the security interest in the Trademarks are more fully set forth in the Credit Agreement and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

5. Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

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[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the Grantor and the Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

EXHIBIT G-1

SCHEDULE I

Trademark Registrations

TRADEMARK	App. No.	Filing Date	Reg. No.	Reg. Date

Trademark Applications

TRADEMARK	App. No.	Filing Date

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EXHIBIT G-2

PLEDGE AGREEMENT

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of December 27, 2013, among TRIBUNE COMPANY, a Delaware corporation (as further defined in Section 1(c), the “Borrower”), each of the subsidiaries of the Borrower party hereto from time to time and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, (1) the Borrower has entered into a credit agreement, dated as the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), with the lenders from time to time party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, the Collateral Agent, Swing Line Lender and L/C Issuer pursuant to which the Lenders have severally agreed to make loans to the Borrower, and the L/C Issuers have agreed to issue letters of credit for the account of the Borrower or any Restricted Subsidiary, upon the terms and subject to the conditions set forth therein, (2) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with any Loan Party, (3) one or more Cash Management Banks may from time to time provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party and (4) one or more Related License Corporation Secured Parties may from time to time provide financing to a Related License Corporation (clauses (1), (2), (3) and (4), collectively, the “Extensions of Credit”);

WHEREAS, the Borrower and Subsidiary Pledgors are party to the Security Agreement dated as of the date hereof (as the same may be further amended, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among the Borrower and the Subsidiary Pledgors and the Collateral Agent;

WHEREAS, pursuant to the Guaranty, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Guaranty”), each of the Pledgors has agreed to guarantee, for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations;

WHEREAS, each Subsidiary Pledgor is a Domestic Subsidiary of the Borrower;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Subsidiary Pledgors in connection with the operation of their respective businesses;

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WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, it is a condition precedent to the obligations of the Lenders and the L/C Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Pledgors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Secured Parties; and

WHEREAS, as of the Closing Date, (1) the Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 2 next to its name and issued by the entities named therein and (2) each of the Pledgors is the legal and beneficial owner of the promissory notes and instruments evidencing Indebtedness owed to it described in Schedule 2 and issued by the entities named therein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Agents, the Lenders and the L/C Issuers to enter into the Credit Agreement and to induce the Lenders and the L/C Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party, to induce one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party and to induce one or more Related License Corporation Secured Parties to provide financing to a Related License Corporation, the Pledgors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein (including terms used in the preamble and the recitals) shall have the meanings given to them in the Credit Agreement and all terms defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “UCC”) and not defined herein or in the Credit Agreement shall have the meanings specified therein (and if defined in more than one article of the UCC, shall have the meaning specified in Article 9 thereof); the term “instrument” shall have the meaning specified in Article 9 of the UCC. Furthermore, unless otherwise defined herein, in the Credit Agreement or the UCC, terms defined in the Security Agreement and used herein shall have the meanings assigned to them in the Security Agreement.

(b) The rules of construction and other interpretive provisions specified in Sections 1.02, 1.05, 1.06 and 1.07 of the Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals hereto.

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(c) The following terms shall have the following meanings:

“Additional Agent” shall have the meaning assigned to such term in the Intercreditor Agreement.

“After-acquired Debt” shall mean any Indebtedness owed to any Pledgor hereafter and required to be pledged pursuant to Section 9(b) of this Agreement or pledged in accordance with Section 6.12 of the Credit Agreement.

“After-acquired Shares” shall mean any Equity Interests required to be pledged pursuant to Section 9(b) of this Agreement or pursuant to Section 6.12 of the Credit Agreement.

“Agreement” shall mean this Pledge Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Borrower” shall have the meaning assigned to such term in the preamble hereto. In the event the Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.04 of the Credit Agreement, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Borrower” for all purposes of this Agreement.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.

“Guaranteed Obligations” shall have the meaning assigned to such term in the Guaranty.

“Guaranty” shall have the meaning assigned to such term in the recitals hereto.

“Intercreditor Agreements” shall mean, (a) the Intercreditor Agreement and (b) any Other Intercreditor Agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by the Borrower and the other Pledgors (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time (upon and during the effectiveness thereof)).

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“Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Loan Party” shall mean the Borrower and the Subsidiary Pledgors.

“Pledged Debt” “shall mean, with respect to each Pledgor, the promissory notes and instruments evidencing Indebtedness owed to such Pledgor described in Schedule 2 and issued by the entities named therein and the After-acquired Debt, in each case, unless and until such time as the respective pledge of such Indebtedness under this Agreement is released in accordance with the terms and provisions hereof and of the Credit Agreement.

“Pledged Shares” shall mean, with respect to each Pledgor, the Equity Interests owned by such Pledgor described in Schedule 2 and issued by the entities named therein and the After-acquired Shares, in each case, unless and until such time as the respective pledge of such Equity Interests under this Agreement is released in accordance with the terms and provisions hereof and of the Credit Agreement.

“Pledgors” shall mean the Subsidiary Pledgors together with the Borrower.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC.

“Release Date” shall mean the date on which the Aggregate Commitments are terminated and all Obligations then due and owing are paid in full (other than (A) contingent indemnification or other contingent obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements, and Related License Secured Obligations) and all Letters of Credit have expired or been terminated (other than Letters of Credit which have been Cash Collateralized).

“Secured Debt Documents” shall mean, collectively, the Loan Documents, each Secured Hedge Agreement entered into with a Hedge Bank, each Secured Cash Management Agreement entered into with a Cash Management Bank and each agreement governing Related License Secured Obligations.

“Subsidiary Pledgor” shall mean each subsidiary of the Borrower listed on Schedule 1 hereto, and any other Person that becomes a Pledgor pursuant to Section 6.12 of the Credit Agreement, in each case, unless and until such time as the respective Subsidiary Pledgor is released from all of its obligations under this Agreement in accordance with the terms and provisions hereof and of the Credit Agreement.

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(d) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Pledgor, shall refer to such Pledgor’s Collateral or the relevant part thereof.

2. Grant of Security. As security for the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations of such Pledgor, each Pledgor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Pledgor’s right, title and interest in and to all of the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Collateral”):

(a) the Pledged Shares held by such Pledgor and the certificates, if any, representing such Pledged Shares and any interest of such Pledgor, including all interests documented in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Shares;

(b) the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor and all payments of principal or interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt;

(c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2;

(d) subject to Section 8, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and

(e) to the extent not covered by clauses (a), (b), (c), and (d) above, respectively, all Proceeds of any or all of the foregoing Collateral;

provided that notwithstanding anything to the contrary contained in this Agreement, the security interest created by this Agreement shall not extend to, and the terms “Collateral”, “Pledged Shares” and “Pledged Debt”, and any term defined by reference to the UCC, shall not include, any Excluded Equity Interests or other Excluded Property (other than assets included in clause (a) of such definition).

Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to this Section 2 shall, prior to the

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Discharge of Additional Obligations (as defined in the Intercreditor Agreement) that are Senior Priority Obligations (as defined in the Intercreditor Agreement), be pari passu and equal in priority to the Liens granted to any Additional Agent (as defined in the Intercreditor Agreement) for the benefit of the holders of the applicable Additional Obligations that are Senior Priority Obligations (as defined in the Intercreditor Agreement) to secure such Additional Obligations that are Senior Priority Obligations (as defined in the Intercreditor Agreement) pursuant to the applicable Additional Collateral Documents (except as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby). The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent and any Additional Agent shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the Collateral Agent and any Additional Agent, in the case of the Intercreditor Agreement, and (ii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each Pledgor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, for so long as any Additional Obligations that are Senior Priority Obligations (as defined in the Intercreditor Agreement) remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be delivered to the applicable Senior Priority Representative (as defined in the Intercreditor Agreement) to be held in accordance with the Intercreditor Agreement.

TO HAVE AND TO HOLD the Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, for the benefit of the Secured Parties; subject, however, to the terms, covenants and conditions hereinafter set forth.

3. Security for the Obligations. This Agreement secures the payment of all the Guaranteed Obligations. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Guaranteed Obligations and would be owed to the Collateral Agent or the Secured Parties under the

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Secured Debt Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Pledgor. Notwithstanding anything to the contrary contained in this Agreement or any provision of the Credit Agreement or any other Loan Document, the Guaranteed Obligations of any Pledgor shall not extend to or include any Excluded Swap Obligation (as defined in the Guaranty).

4. Delivery of the Collateral. Subject to the terms of the Intercreditor Agreement, all certificates or instruments, if any, representing or evidencing the Collateral (other than instruments evidencing Indebtedness of an aggregate principal amount of less than $5,000,000) shall be promptly delivered (or otherwise delivered within the time periods required by the Credit Agreement with respect to any delivery in connection with the formation or acquisition (within the meaning of Section 6.12 of the Credit Agreement) of any Subsidiary) to and held by or on behalf of the Collateral Agent pursuant hereto to the extent required by Section 6.12 of the Credit Agreement and Section 9(b) of this Agreement (provided that any Collateral required to be delivered other than in connection with the formation or acquisition (within the meaning of Section 6.12 of the Credit Agreement) of any Subsidiary shall not be required to be delivered prior to the end of the fiscal quarter during which such Collateral was acquired by any Pledgor). Such Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall have the right, at any time after the occurrence and during the continuation of an Event of Default and without notice to any Pledgor (except as otherwise expressly provided herein or required by law), to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Shares. Subject to the terms of the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Shares registered in the name of such Pledgor. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to exchange the certificates representing Pledged Shares held by it for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each delivery of Collateral (including any After-acquired Shares and After-acquired Debt) shall be accompanied by a schedule describing the securities theretofor and then being pledged hereunder, which shall be attached hereto as part of Schedule 2 and made a part hereof; provided that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities. Each schedule so delivered shall supplement any prior schedules so delivered.

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5. Representations and Warranties. Each Pledgor represents and warrants to the Collateral Agent and each other Secured Party that:

(a) Schedule 2 hereto (i) correctly represents as of the date hereof (A) the issuer, the issuer’s jurisdiction of formation, the certificate number, if any, the Pledgor and the record owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares, in each case with respect to the Pledged Shares pledged or assigned by such Pledgor and (B) the issuer, the issuer’s jurisdiction, the initial principal amount, the Pledgor and holder, date of issuance and maturity date of all Pledged Debt, in each case pledged or assigned by such Pledgor and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged by such Pledgor pursuant to Section 6.12 of the Credit Agreement and Section 9(b) hereof. Except as set forth on Schedule 2, the Pledged Shares pledged or assigned by such Pledgor represent all of the issued and outstanding Equity Interests of each class of Equity Interests (or 65% of all of the issued and outstanding voting Equity Interests in the case of pledges of voting Equity Interests in Foreign Subsidiaries or any FSHCO in each case held directly by a Loan Party) in the issuer on the date hereof.

(b) Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for the Liens created by this Agreement and Liens permitted under the Credit Agreement.

(c) As of the date of this Agreement, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d) Except for restrictions and limitations imposed or permitted by the Loan Documents or imposed by securities laws or the Communications Laws generally, the Collateral pledged, transferred or assigned by such Pledgor is freely transferable and assignable, and none of the Collateral is subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder.

(e) No material consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect or, such consents or approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect).

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(f) The execution and delivery by such Pledgor of this Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a valid and enforceable security interest in such Collateral and (i) in the case of certificates or instruments representing or evidencing the Collateral, upon the earlier of (x) delivery of such Collateral to the Collateral Agent (or any Additional Agent as defined in and required by the Intercreditor Agreement or an Other Intercreditor Agreement) in accordance with this Agreement and (y) the filing of the applicable Uniform Commercial Code financing statements described in Section 3.03(a) of the Security Agreement and (ii) in the case of all other Collateral, upon the filing of the applicable Uniform Commercial Code financing statements described in Section 3.03(a) of the Security Agreement, (1) shall create a perfected security interest in such Collateral, subject to no liens, other than the liens permitted by the Credit Agreement, prior to all other Liens on the Collateral of such Pledgor other than Liens having priority over or being pari passu with the Collateral Agent’s Lien by operation of law or otherwise as permitted under the Credit Agreement, securing the payment of the Guaranteed Obligations, in favor of the Collateral Agent, for the benefit of the Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) and (2) with respect to any such certificates or instruments representing or evidencing the Collateral, (A) the Collateral Agent will have Control thereof and (B) assuming the Collateral Agent does not have notice of any adverse claim to such Pledged Shares or Pledged Debt (it being understood and agreed that as of the Closing Date, the Collateral Agent does not have notice of any adverse claim to such Pledged Shares or Pledged Debt), the Collateral Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(g) Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Pledgor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally, the Communications Laws and general principles of equity (whether considered in a proceeding in equity or law).

(h) The issuers listed on Schedule 2 include all direct wholly owned Subsidiaries (other than Subsidiaries all of whose Equity Interests are Excluded Equity Interests) of such Pledgor as of the Closing Date.

(i) The Pledged Debt constitutes all of the outstanding Indebtedness owed to such Pledgor as of the Closing Date and required to be pledged pursuant to Section 9(b) of this Agreement.

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6. Certification of Limited Liability Company Interests, Limited Partnership Interests.

(a) Unless otherwise consented to by the Collateral Agent, Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate or (ii) not have elected to be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code and shall not be represented by a certificate; provided that such Pledgor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the Uniform Commercial Code, nor shall such interest be represented by a certificate, unless such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

7. Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, subject to the Perfection Exceptions, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any Law, or which the Collateral Agent may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

8. Voting Rights; Dividends and Distributions; Etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the other Loan Documents;

(ii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends, distributions and redemptions that it is authorized to receive and retain pursuant to Section 8(b).

(b) Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Agreement, any and all dividends, distributions, redemptions, principal and interest made or paid in respect of the Collateral to the extent not prohibited by any Loan Document; provided, however, that, any and all noncash dividends, interest, principal or other distributions that would constitute Pledged

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Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be (to the extent not constituting Excluded Equity Interests), and shall be forthwith delivered to the Collateral Agent to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement); provided further that, subject to Section 6.12 of the Credit Agreement, no such delivery to the Collateral Agent shall be required to be made prior to the end of the fiscal quarter during which any such Pledged Shares or Pledged Debt were received by such Pledgor.

(c) Subject to the terms of the Intercreditor Agreement, upon written notice to the Pledgors by the Collateral Agent following the occurrence and during the continuation of an Event of Default:

(i) all rights of such Pledgor to exercise or refrain from exercising the voting and other rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other rights during the continuation of such Event of Default; provided that, unless otherwise directed by the Required Lenders, subject to the terms of any Intercreditor Agreement, the Collateral Agent shall have the right from time to time following the occurrence and during the continuation of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived or otherwise cease to be continuing and the Borrower has delivered to the Collateral Agent a certificate to that effect, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Collateral Agent under Section 8(a)(ii) shall be reinstated);

(ii) all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuation of such Event of Default. After all Events of Default have been cured or waived or otherwise cease to be continuing and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall repay to each Pledgor

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(without interest) and each Pledgor shall be entitled to receive, retain and use all dividends, distributions and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 8(b);

(iii) all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(c)(ii) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsements); and

(iv) in order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i), and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and (c)(iii), such Pledgor shall from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request.

(d) The Collateral Agent may suspend the rights of one or more of the Pledgors under paragraph (a)(i) or paragraph (b) of this Section 8 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

9. Transfers and Other Liens; Additional Collateral; Etc. Each Pledgor shall:

(a) not (i) except as permitted by the Credit Agreement (including pursuant to waivers and consents thereunder), sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Liens created by this Agreement and the Security Agreement and the Liens permitted under the Credit Agreement; provided that in the event such Pledgor sells or otherwise disposes of assets as permitted by the Credit Agreement (including pursuant to waivers and consents thereunder) and such assets are or include any of the Collateral, the Collateral Agent shall release such Collateral to such Pledgor free and clear of the Lien created by this Agreement concurrently with the consummation of such sale in accordance with Section 9.11 of the Credit Agreement, and with Section 14 hereof;

(b) subject to Section 4 hereof, pledge (i) all Equity Interests (other than Excluded Equity Interests) in its direct wholly-owned Restricted Subsidiaries and

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(ii) all indebtedness (other than Indebtedness constituting Excluded Property (other than clause (a) of the definition thereof)) evidenced by promissory notes or other instruments from time to time owed to such Pledgor, in each case pursuant to a supplement to this Agreement substantially in the form of Annex A hereto or such other form reasonably satisfactory to the Collateral Agent (it being understood that the execution and delivery of such a supplement shall not require the consent of any Pledgor hereunder);

(c) use commercially reasonable efforts to defend its and the Collateral Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than the Liens permitted under the Credit Agreement and the Liens created by this Agreement and the Security Agreement), however arising, and any and all Persons whomsoever and, subject to Section 9.11 of the Credit Agreement and Section 14 hereof, to maintain and preserve the Lien and security interest created by this Agreement until the Release Date.

10. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Collateral Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuation of an Event of Default and subject to the terms of the Intercreditor Agreement, that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11. The Collateral Agent’s Duties. To the extent permitted by law, the powers conferred on the Collateral Agent hereunder are solely to protect its interest and the interests of the Secured Parties in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

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12. Remedies. Subject to the terms of the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code of any applicable jurisdiction and also, to the extent permitted by applicable law, may without notice, except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold and the Collateral Agent or such other Secured Party may, subject to (x) the satisfaction in full of all payments due pursuant to Section 8.04(a) of the Credit Agreement and (y) the satisfaction of the Obligations in accordance with the priorities set forth in Section 8.04 of the Credit Agreement, pay the purchase price by crediting the amount thereof against the Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one

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offeree. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(b) The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral at any time after receipt pursuant to Section 8.04 of the Credit Agreement.

(c) The Collateral Agent may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.

(d) All payments received by any Pledgor after the occurrence and during the continuation of an Event of Default in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

(e) If the Collateral Agent shall determine to exercise its right to sell all or any of the Pledged Shares pursuant to this Section 12, each Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Pledged Shares, by reason of certain prohibitions contained in the Securities Act of 1933, as from time to time amended (the “Securities Act”) and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

(f) If the Collateral Agent determines to exercise its right to sell any or all of the Collateral, upon written request, each Pledgor shall, from time to time, furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of shares and other instruments included in the Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and rules of the SEC, as the same are from time to time in effect.

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13. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Except for the termination of a Pledgor’s obligations hereunder as expressly provided in Section 14, each Pledgor shall (to the maximum extent permitted by law) remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Guaranteed Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Guaranteed Obligations continued, (b) the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Secured Debt Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable Secured Debt Document and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower (to the extent such demand is in respect of any Obligations owing by the Borrower) or any other Pledgor or pledgor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any other Pledgor or pledgor or any release of the Borrower or any other Pledgor or pledgor shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuation of any legal proceedings.

14. Continuing Security Interest; Assignments Under the Secured Debt Documents; Release.

(a) This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Release Date.

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(b) A Subsidiary Pledgor shall automatically be released from its obligations hereunder and the Security Interests in the Collateral of such Subsidiary Pledgor created hereby shall be automatically released as it relates to the Guaranteed Obligations, upon the consummation of any transaction permitted by the Credit Agreement, as a result of which such Subsidiary Pledgor ceases to be a Restricted Subsidiary of the Borrower or otherwise becomes an Excluded Subsidiary.

(c) The Security Interests in any Collateral created hereby shall be automatically released and such Collateral may be sold free and clear of the Lien and Security Interests created hereby (w) upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement (other than to another Pledgor), (x) upon the effectiveness of any written consent to the release of the Security Interests created hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, (y) upon such property constituting Excluded Property (other than clause (a) of the definition thereof) and (z) as otherwise provided in any Intercreditor Agreement entered into in accordance with Section 9.14 of the Credit Agreement.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Collateral Agent.

15. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

16. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 10.02 of the Credit Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed

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counterpart of a signature page to this Pledge Agreement shall be effective as delivery of an original executed counterpart of this Pledge Agreement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. Integration. This Agreement together with the other Loan Documents represents the agreement of each of the Pledgors, the Collateral Agent and the Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Pledgors, the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Debt Documents (and each other agreement or instrument executed or issued in connection therewith).

20. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor(s) and the Collateral Agent in accordance with Section 10.01 of the Credit Agreement; provided, however, that this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through agreements substantially in the form of Annex A, respectively, in each case duly executed by each Pledgor directly effected thereby.

(b) Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof or of any other applicable Secured Debt Document. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion.

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(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

21. Collateral Agent as Agent; Enforcement Expenses; Indemnification; Acknowledgements. Each of Section 6.03, Section 6.04, Section 7.04 and Section 7.12 of the Security Agreement are incorporated herein, mutatis mutandis (to apply to this Agreement rather than to the Security Agreement and to the Pledgors rather than to the Grantors).

22. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

23. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and by the Credit Agreement, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except pursuant to a transaction permitted by the Credit Agreement.

24. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 24 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

25. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York

20

Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Guaranteed Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 25 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 25 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(b) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this section.

(c) consents to service of process in the manner provided for notices in Section 16; and

(d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 25 any special, exemplary, punitive or consequential damages.

Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any court referred to in paragraph (a) above. Nothing in this Agreement will affect the right of any party hereto to serve process in any manner permitted by applicable law.

26. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF

21

THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

27. Intercreditor Agreement. Notwithstanding any provision to the contrary in this Agreement, if any Intercreditor Agreement is entered into in accordance with Section 9.14 of the Credit Agreement, in the event of any conflict or inconsistency between the provisions of such Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall prevail.

28. Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto and continuations thereof that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment or continuation, including whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Pledgor or words of similar effect as being of an equal or lesser scope or with greater detail. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.

29. FCC Compliance. Notwithstanding anything to the contrary contained herein or in any other agreement, instrument or document executed in connection herewith,

(a) no party hereto shall take any actions hereunder or under the other Loan Documents that would constitute or result in an assignment of any Station License, permit or authorization or a transfer of control of such Station License, permit or authorization requiring the prior approval of the FCC without first obtaining such prior approval of the FCC;

(b) to the extent that the consent or approval of the FCC is required for the assignment of or the transfer of control of the voting rights in any Collateral, (i) voting rights in and control of such Collateral, including without limitation the voting rights of the Pledged Equity Interests or other Collateral conferring direct or indirect control over the holder of any Station License, shall remain with the Pledgor even if an Event of Default under Section 8.01(a) or Section 8.01(f) of the Credit Agreement has occurred unless any required prior FCC consent shall have been obtained; (ii) if the Collateral Agent exercises any remedies of foreclosure in

22

respect to such Collateral following the occurrence of an Event of Default under Section 8.01(a) or Section 8.01(f) of the Credit Agreement, there shall be an arm’s length private or public sale of the ownership interests of such Pledgor with respect to such Collateral; (iii) prior to the exercise of any rights of the purchaser at such sale of such Collateral described in clause (ii), any required prior consent of the FCC shall have been obtained; and (iv) until any required consent of the FCC shall have been obtained, each Pledgor agrees, subject to compliance with the Communications Laws, that it shall not exercise voting rights in such Collateral or any other Collateral that confers control over the holder of any Station License in a manner which would be detrimental to the Secured Parties;

(c) if an Event of Default under Section 8.01(a) or Section 8.01(f) of the Credit Agreement shall have occurred and be continuing, in connection with the enforcement of its rights hereunder, (i) the Collateral Agent is empowered to seek from the FCC and any other Governmental Authority any required consent to or approval of any involuntary transfer of control of any entity whose Collateral is subject to this Agreement for the purpose of seeking a bona fide purchaser to which control ultimately will be transferred; (ii) each Pledgor shall cooperate in the preparation, execution and filing of any applications, providing any information, or taking any other actions, that may be necessary or desirable in obtaining the FCC’s consent to the assignment or transfer of control to such purchaser of the Collateral; (iii) each Pledgor shall consent to any such assignment or transfer after and during the continuation of an Event of Default under Section 8.01(a) or Section 8.01(f) of the Credit Agreement, without limiting any rights of the Collateral Agent under this Agreement, to authorize the Collateral Agent to nominate a trustee or receiver to assume control of the Collateral, subject only to required judicial, FCC, or other required consents of any Governmental Authority, in order to effectuate the transactions contemplated by this Section 29; and (iv) subject to Section 29(a) hereof, such trustee or receiver shall have all the rights and powers as provided to it by law or court order, or to the Collateral Agent under this Agreement;

(d) without limiting the obligations of any Pledgor hereunder, each Pledgor further agrees that (i) if such Pledgor, upon or after the occurrence of an Event of Default under Section 8.01(a) or Section 8.01(f) of the Credit Agreement should, in violation of its obligations hereunder, fail or refuse for any reason whatsoever to execute any application necessary or appropriate to obtain the consent of the FCC or any other Governmental Authority necessary or appropriate for the exercise of any right granted to the Collateral Agent hereunder, such Pledgor agrees that, to the extent permitted by law, such application may be executed on such Pledgor’s behalf by the clerk of any court of competent jurisdiction without notice to such Pledgor pursuant to court order; (ii) because of the unique nature of its undertaking in this Section 29, the same may be

23

specifically enforced, and such Pledgor hereby waives, and agrees to waive, any claim or defense that the Secured Parties would have an adequate remedy at law for the breach of this undertaking and any requirement for the posting of bond or other security; provided, however, that Pledgor shall not be obligated to execute or certify any document for submission to the FCC or any other Governmental Authority that Pledgor has reasonable cause to believe contains any inaccuracy or to make any statements concerning the qualifications of any prospective transferee or assignee; provided further that this Section 29 shall not be deemed to limit any other rights of the Secured Parties available under applicable law and consistent with the Communications Laws;

(e) in connection with this Section 29, the Collateral Agent shall be entitled to rely in good faith upon an opinion of outside FCC counsel to the Collateral Agent of the Collateral Agent’s choice with respect to any such assignment or transfer, whether or not the advice rendered is ultimately determined to have been accurate; and

(f) all parties hereto shall otherwise take all reasonable actions that are necessary or appropriate to enable the parties to comply with all applicable FCC rules, regulations, orders or other requirements.

[Signature Pages Follow]

24

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

TRIBUNE COMPANY,
[ ]

each as a Pledgor,

By:
Name:
Title:

[Pledge]

[ ],
each as a Pledgor,

By:
Name:
Title:

[Pledge]

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

By:
Name:
Title:

[Pledge]

ANNEX A

TO THE U.S. PLEDGE AGREEMENT

SUPPLEMENT NO. [    ], dated as of [                    ] (this “Supplement”), to the Pledge Agreement, dated as of [—], 2013 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Pledge Agreement”), among TRIBUNE COMPANY, a Delaware corporation (as further defined in the Pledge Agreement, the “Borrower”), each of the subsidiaries of the Borrower party thereto from time to time (each such subsidiary, individually, a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors” and together with the Borrower, collectively, the “Pledgors”), and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

A. Reference is made to (a) the Credit Agreement, dated as of [—], 2013 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and (b) the Guaranty, dated as of [—], 2013 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Guaranty”), among the Guarantors party thereto from time to time and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Pledge Agreement or the Credit Agreement, as applicable. The rules of construction and the interpretive provisions specified in Section 1(b) of the Pledge Agreement shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

C. The Pledgors have entered into the Pledge Agreement in order to induce the Agents, the Lenders and the L/C Issuers to enter into the Credit Agreement and to induce (a) the Lenders and the L/C Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement, (b) one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party (c) one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party and (d) one or more Related License Corporation Secured Parties to provide financing to a Related License Corporation.

D. [Each][The] undersigned [Pledgor] ([each,] an “Additional Pledgor”) is the legal and beneficial owner of the Equity Interests described [next to its name] under Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with all other Equity Interests required to be pledged under the Credit Agreement or the Pledge Agreement (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”) and (b) the legal and beneficial owner of the promissory notes and instruments evidencing Indebtedness owed to it (the “Additional Pledged Debt”) described [next to its name] under Schedule 1 hereto.

E. [Section 6.12 of the Credit Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement.] Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 6.12 of the Credit Agreement or Section 9(b) of the Pledge Agreement to pledge to the Collateral Agent, for the benefit of the Secured Parties, the Additional Pledged Shares and the Additional Pledged Debt [and to become a Subsidiary Pledgor under the Pledge Agreement] in order to induce (a) the Lenders and the L/C Issuers to make additional Extensions of Credit to the Borrower under the Credit Agreement and as consideration for Extensions of Credit previously made, (b) one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party, (c) one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party and (d) one or more Related License Corporation Secured Parties to provide financing to a Related License Corporation.

Accordingly, the Collateral Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1. In accordance with Section 6.12 of the Credit Agreement or Section 9(b) of the Pledge Agreement, each Additional Pledgor by its signature below hereby pledges and grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and to all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Additional Collateral”):

(a) the Additional Pledged Shares held by such Additional Pledgor and the certificates, if any, representing such Additional Pledged Shares and any interest of such Additional Pledgor, including all interests documented in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;

(b) the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all payments of principal or interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt;

(c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 1;

(d) subject to Section 8 of the Pledge Agreement, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and

(e) to the extent not covered by clauses (a), (b), (c) and (d) above, respectively, all Proceeds of any or all of the foregoing Additional Collateral;

provided that notwithstanding anything to the contrary contained in this Agreement, the security interest created by this Agreement shall not extend to, and the terms “Collateral”, “Pledged Shares” and “Pledged Debt”, and any term defined by reference to the UCC, shall not include, any Excluded Equity Interests or other Excluded Property (other than as set forth in clause (a) of the definition thereof).

TO HAVE AND TO HOLD the Additional Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

For purposes of the Pledge Agreement, (x) the Collateral shall be deemed to include the Additional Collateral, (y) the After-acquired Shares shall be deemed to include the After-acquired Additional Pledged Shares and (z) the After-acquired Debt shall be deemed to include the Additional Pledged Debt.

SECTION 2. [Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.]11

[11]	Include only for Additional Pledgors that are not already signatories to the Pledge Agreement.

SECTION [2][3]. Each Additional Pledgor represents and warrants as follows:

(a) Schedule 1 hereto (i) correctly represents as of the date hereof (A) the issuer, the issuer’s jurisdiction of formation, the certificate number, if any, the Additional Pledgor and the record owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares, in each case pledged or assigned by such Additional Pledgor and (B) the issuer, the issuer’s jurisdiction of formation, the initial principal amount, the Additional Pledgor and holder, date of issuance and maturity date of all Additional Pledged Debt, in each case pledged or assigned by such Additional Pledgor and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged by such Additional Pledgor pursuant to Section 6.12 of the Credit Agreement and Section 9(b) of the Pledge Agreement. Except as set forth on Schedule 1, the Additional Pledged Shares pledged or assigned by such Additional Pledgor represent all of the issued and outstanding Equity Interests of each class of Equity Interests (or 65% of all of the issued and outstanding voting Equity Interests in the case of pledges of voting Equity Interests in Foreign Subsidiaries or any FSHCO in each case held directly by a Loan Party) in the issuer on the date hereof.

(b) Such Additional Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for the Liens created by this Agreement and Liens permitted under the Credit Agreement.

(c) As of the date of this Supplement, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d) Except for restrictions and limitations imposed or permitted by the Loan Documents or imposed by securities laws or the Communications Laws generally, the Additional Collateral pledged by such Additional Pledgor is freely transferable and assignable, and none of the Additional Collateral is subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge or assignment of such Additional Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder.

(e) No material consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect or, with respect to the pledge of Equity Interests in Foreign Subsidiaries, such consents or approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect).

(f) The execution and delivery by such Pledgor of this Supplement and the pledge of the Additional Collateral pledged or assigned by such Pledgor hereunder pursuant hereto create a valid and enforceable security interest in such Additional Collateral and (i) in the case of certificates or instruments representing or evidencing the Additional Collateral, upon the earlier of (x) delivery of such Additional Collateral to the Collateral Agent (or any Additional Agent as defined in and required by the Intercreditor Agreement) in accordance with this Supplement and the Pledge Agreement and (y) the filing of the applicable Uniform Commercial Code financing statements described in Section 3.03(a) of the Security Agreement and (ii) in the case of all other Collateral, upon the filing of the applicable Uniform Commercial Code financing statements described in Section 3.03(a) of the Security Agreement, (1) shall create a perfected security interest in such Additional Collateral, subject to no liens, other than the liens permitted by the Credit Agreement, prior to all other Liens on the Additional Collateral of such Pledgor other than Liens having priority over or being pari passu with the Collateral Agent’s Lien by operation of law or otherwise as permitted under the Credit Agreement, securing the payment of the Guaranteed Obligations, in favor of the Collateral Agent, for the benefit of the Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) and (2) with respect to any such certificates or instruments representing or evidencing the Collateral, (A) the Collateral Agent will have Control thereof and (B) assuming the Collateral Agent does not have notice of any adverse claim to such Pledged Shares or Pledged Debt (it being understood and agreed that as of the Closing Date, the Collateral Agent does not have notice of any adverse claim to such Pledged Shares or Pledged Debt), the Collateral Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(g) Such Additional Pledgor has full power, authority and legal right to pledge or assign all the Additional Collateral pledged or assigned by such Additional Pledgor pursuant to this Supplement and this Supplement constitutes a legal, valid and binding obligation of such Additional Pledgor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally, the Communications Laws and general principles of equity (whether considered in a proceeding in equity or law).

(h) The issuers listed on Schedule 1 include all direct wholly owned Subsidiaries (other than Subsidiaries all of whose Equity Interests are Excluded Equity Interests) of such Additional Pledgor as of the Closing Date.

(i) The Additional Pledged Debt constitutes all of the outstanding Indebtedness owed to such Additional Pledgor as of the date hereof and required to be pledged by such Additional Pledgor pursuant to Section 9(b) of the Pledge Agreement.

SECTION [3][4]. This Supplement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Pledge Agreement shall be effective as delivery of an original executed counterpart of this Pledge Agreement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

SECTION [4][5]. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION [5][6]. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION [6][7]. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION [7][8]. All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 10.02 of the Credit Agreement.

SECTION [8][9]. Subject to Section 10.04 of the Credit Agreement, each Additional Pledgor agrees to reimburse the Collateral Agent for its reasonable and documented or invoiced out-of-pocket expenses in connection with this Supplement, including the reasonable and documented or invoiced fees, other charges and disbursements of counsel for the Collateral Agent. All amounts due under this Section [8][9] shall be payable within 30 days after demand therefor.

IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[NAME OF ADDITIONAL PLEDGOR(S)],

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

By:
Name:
Title:

EXHIBIT G-2

PLEDGED SHARES AND PLEDGED DEBT

Pledged Shares

Pledgor	Issuer	Issuer’s jurisdiction of formation	Class of Equity Interest	Certificate No(s), if any	Number of Units	Percentage of Issued and Outstanding Units

G-1

EXHIBIT H

RESERVED.

EXHIBIT I

SOLVENCY CERTIFICATE

Date:             , 2013

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of Tribune Company, a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(v) of that certain Credit Agreement, dated as of December [    ], 2013, among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A.,, as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transaction, determined in accordance with GAAP consistently applied.

Form of Solvency Certificate

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Transaction is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 6.01 of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transaction, it is my opinion that (i) the Fair Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Borrower and its Subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

Form of Solvency Certificate

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

TRIBUNE COMPANY

By:
Name:
Title:

Form of Solvency Certificate

EXHIBIT J

RESERVED.

J-1

EXHIBIT K

INTERCOMPANY SUBORDINATION AGREEMENT

Dated as of December [    ], 2013

SUBORDINATION

(A) Reference is made to (i) that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto and (ii) any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise. Terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Credit Agreement.

(B) All Indebtedness of each of the undersigned that is a Loan Party (in such capacity for the purposes of this Intercompany Subordination Agreement, an “Obligor”) to each of the other undersigned that is not a Loan Party (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”) now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

(C) This Intercompany Subordination Agreement is delivered pursuant to Section 7.03(e)(C) of the Credit Agreement.

Section 1. Subordination. Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Obligations of any such Obligor now or hereafter existing under the Credit Agreement and the other Loan Documents. For the purposes of this Intercompany Subordination Agreement, the Obligations shall not be deemed to have been paid in full until the latest (such latest date, the “Release Date”) of: (i) the termination of the Aggregate Commitments and the payment in full of all Obligations then due and owing (other than (A) contingent indemnification or other contingent obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Related License Secured Obligations) and

Tribune Company Intercompany Subordination Agreement

the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized) and (ii) the latest date of expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized).

Section 2. Events of Subordination.

(a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Debtor Relief Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the Secured Parties shall be entitled to receive payment in full of the Obligations before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Administrative Agent for the account of the Secured Parties for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations until the Release Date.

(b) In the event that (i) any Event of Default described in the Credit Agreement shall have occurred and be continuing or (ii) any judicial proceeding shall be pending with respect to any Event of Default, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Release Date or (y) such Event of Default shall have been cured or waived.

(c) Except as otherwise set forth in Section 2(a) through (b) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt as permitted by the Credit Agreement.

Section 3. In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a) If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

Tribune Company Intercompany Subordination Agreement

(i) the Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent or the Secured Parties; and

(ii) each Subordinated Creditor shall duly and promptly take such action as the Administrative Agent may request (A) to collect the Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b) All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Administrative Agent for the account of the Secured Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the Credit Agreement.

(c) The Administrative Agent is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not any Obligor shall have complied with any of the provisions hereof applicable to it, at any time when any Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

Section 4. Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Administrative Agent or the Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Release Date.

Tribune Company Intercompany Subordination Agreement

Section 5. Further Assurances. Each Subordinated Creditor and each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent or any Secured Parties to exercise and enforce its rights and remedies hereunder.

Section 6. Agreements in Respect of Subordinated Debt. No Subordinated Creditor will sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made subject to this Intercompany Subordination Agreement.

Section 7. Agreement by the Obligors. Each Obligor agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case, if such payment or other action would be in contravention of the provisions of this Intercompany Subordination Agreement.

Section 8. Obligations Hereunder Not Affected. All rights and interests of the Administrative Agent and the Secured Parties hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(i) any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Obligations or any part thereof;

(ii) any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of any Guaranty or any Obligations;

(iii) the application of security and directing the order or manner of sale thereof as the Administrative Agent and the Secured Parties in their sole discretion may determine;

(iv) the release or substitution of one or more of any endorsers or other guarantors of any of the Obligations;

(v) the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which, but for this Section 8 might operate as a discharge of such Guarantor;

(vi) any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

Tribune Company Intercompany Subordination Agreement

(vii) any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

(viii) the benefit of any statute of limitations affecting such Guarantor’s or Subordinated Creditor’s liability hereunder;

(ix) any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(x) any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

(xi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

Section 9. Waiver. Each Subordinated Creditor and each Obligor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Intercompany Subordination Agreement and any requirement that the Administrative Agent or any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

Section 10. Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, such Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Tribune Company Intercompany Subordination Agreement

Section 11. Addresses for Notices.

(a) Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Obligor, any Subordinated Creditor or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule I hereto; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications provided for hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or any Obligor or Subordinated Creditor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 12. No Waiver; Remedies; Conflict of Terms. No failure on the part of the Administrative Agent or any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any

Tribune Company Intercompany Subordination Agreement

remedies provided by law. In the event of any conflict between the terms of this Intercompany Subordination Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern.

Section 13. Joinder. Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto, each such Restricted Subsidiary shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

Section 14. Governing Law; Jurisdiction; Etc.

(a) THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AND THE OTHER LOAN DOCUMENTS OR ANY LETTER OF CREDIT TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE BROUGHT SOLELY IN SUCH NEW YORK COURTS; PROVIDED THAT NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY

Tribune Company Intercompany Subordination Agreement

JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 14 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS INTERCOMPANY SUBORDINATION AGREEMENT AND ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AND ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT

Tribune Company Intercompany Subordination Agreement

ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Remainder of page left intentionally blank]

Tribune Company Intercompany Subordination Agreement

IN WITNESS WHEREOF, each Subordinated Creditor, each Obligor and the Borrower has caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

TRIBUNE COMPANY

By:
Name:
Title:

[SUBORDINATED CREDITORS]

By:
Name:
Title:

[OBLIGORS]

By:
Name:
Title:

[SIGNATURE PAGE]

Tribune Company Intercompany Subordination Agreement

Agreed and acknowledged as of the date above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE]

Tribune Company Intercompany Subordination Agreement

Schedule I to the Intercompany Subordination Agreement

ADDRESSES FOR NOTICES

1.	All notices sent to any Obligor or Guarantor should be sent to:

Tribune Company[1]
435 North Michigan Avenue
Chicago, IL 60611
Facsimile No.:
Phone No.:	312-222-9100
Attention:	Jack Rodden

with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile No.:	212-909-6000
Phone No.:	212-909-6386
Attention:	Jeffrey E. Ross

2. All notices sent to the Administrative Agent should be sent to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Ops Building 2, 3rd Floor
Newark, DE 19713-2107
Facsimile No.:	302-634-3301
Phone No.:	302-634-1651
Attention:	George Ionas

With a copy to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, NY 10179
Facsimile No.:	(212) 270-5127
Phone No.:	(212) 270-6782
Attention:	John Kowalczuk

[1]	NTD: To be updated pursuant to the Schedules.

Schedule I

Tribune Company Intercompany Subordination Agreement

Loan Operations Administrative Contact:
JPMorgan Chase Bank, N.A.
383 Madison Avenue, 27th Floor
New York, NY 10179
Facsimile No.:
Phone No.:	(212) 270-1173
Attention:	Chelsea Lemon

with copies to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Facsimile No.:	(212) 701-5382
Phone No.:	(212) 450-4382
Attention:	Meyer Dworkin

Schedule I

Tribune Company Intercompany Subordination Agreement

2

EXHIBIT K

Exhibit A to the Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of             , 201[    ] (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of [            ], 20[    ] (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among Tribune Company, a Delaware corporation, the Subordinated Creditors and Obligors from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

1. Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2. Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3. Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[		]

By:
Name:
Title:

K-1

EXHIBIT L

Intercreditor Agreement

EXHIBIT L

[Form of]

INTERCREDITOR AGREEMENT

by and between

[                    ]

as Original First Lien Agent

and

[                    ]

as [            ]1 [First/Second]2 Lien Agent

Dated as of [            ], 20[    ]

		Page

ARTICLE I

DEFINITIONS

Section 1.1	UCC Definitions	2
Section 1.2	Other Definitions	2
Section 1.3	Rules of Construction	21

ARTICLE II

LIEN PRIORITY

Section 2.1	Agreement to Subordinate	21
Section 2.2	Waiver of Right to Contest Liens	24
Section 2.3	Remedies Standstill	26
Section 2.4	Exercise of Rights	27
Section 2.5	No New Liens	29
Section 2.6	Waiver of Marshalling	31

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	31
Section 3.2	Delivery of Control Collateral	32
Section 3.3	Sharing of Information and Access	32
Section 3.4	Insurance	32
Section 3.5	No Additional Rights for the Credit Parties Hereunder	32
Section 3.6	Actions upon Breach	33

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	33
Section 4.2	Specific Performance	36

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	37
Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents	38
Section 5.3	Reinstatement and Continuation of Agreement	42

-i-

-ii-

Page

EXHIBITS:

Exhibit A	Additional Indebtedness Designation
Exhibit B	Additional Indebtedness Joinder
Exhibit C	Joinder of Original First Lien Credit Agreement or [ ][1] [First/Second][2] Lien Credit Agreement

-iii-

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [            ], 20[    ], by and between [            ], in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, and as further defined herein, the “Original First Lien Agent”) for the Original First Lien Lenders referred to below party from time to time to the Original First Lien Credit Agreement referred to below, and [            ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacities, and as further defined herein, the “[            ]1 [First/Second]2 Lien Agent”) for the [            ]1 [First/Second]2 Lien Lenders referred to below party from time to time to the [            ]1 [First/Second]2 Lien Credit Agreement referred to below. Capitalized terms used herein without other definition are used as defined in Article I hereof.

RECITALS

A. Pursuant to the Original First Lien Credit Agreement, the Original First Lien Creditors made certain loans and other financial accommodations to or for the benefit of the Original First Lien Borrower.

B. Pursuant to the Original First Lien Guaranties, the Original First Lien Guarantors unconditionally guaranteed jointly and severally the payment and performance of the Original First Lien Borrower’s obligations under the Original First Lien Facility Documentation, as more particularly provided therein.

C. To secure the obligations of the Original First Lien Borrower and the Original First Lien Guarantors and each other Subsidiary of the Original First Lien Borrower that is now or hereafter becomes an Original First Lien Credit Party, the Original First Lien Credit Parties have granted or will grant to the Original First Lien Agent (for the benefit of the Original First Lien Creditors) Liens on the Collateral, as more particularly provided in the Original First Lien Facility Documentation.

D. Pursuant to that [            ]1 [First/Second]2 Lien Credit Agreement, the [            ]1 [First/Second]2 Lien Lenders have agreed to make certain loans to or for the benefit of the [            ]3 Borrower, as more particularly provided therein.

E. Pursuant to the [            ]1 [First/Second]2 Lien Guaranties, the [            ]1 [First/Second]2 Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the [            ]3 Borrower’s obligations under the [            ]1 [First/Second]2 Lien Facility Documentation, as more particularly provided therein.

F. As a condition to the effectiveness of the [            ]1 [First/Second]2 Lien Credit Agreement and to secure the obligations of the [            ]3 Borrower and the [            ]1 [First/Second]2 Lien Guarantors and each other Subsidiary of the [            ] 3 Borrower that is now or hereafter becomes a [            ]1 [First/Second]2 Lien Credit Party, the [            ]1 [First/Second]2 Lien Credit Parties have granted or will grant to the [            ]1 [First/Second]2 Lien Agent (for the benefit of the [            ]1 [First/Second]2 Lien Lenders) Liens on the Collateral, as more particularly provided in the [            ]1 [First/Second]2 Lien Facility Documentation.

G. Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation, a form of which is attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11, and the holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company), as the case may be, for all purposes under this Agreement.

H. Each of the Original First Lien Agent (on behalf of the Original First Lien Creditors) and the [            ]1 [First/Second]2 Lien Agent (on behalf of the [            ]1 [First/Second]2 Lien Lenders) and, by their acknowledgment hereof, the Original First Lien Credit Parties and the [            ]1 [First/Second]2 Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2 Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Provider” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Collateral Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with, if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of such Additional Indebtedness, whether by the same or any other lender, debt holder or other creditor or group of lenders, debt holders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether in effect or not.

“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.

“Additional Credit Party” shall mean any Additional Borrower and each Affiliate of the Company that is or becomes a party to any Additional Document (other than in the capacity of an Additional Creditor), and any other Person who becomes a guarantor under any of the Additional Guaranties.

“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Providers, Additional Hedging Providers, Additional Related License Corporation Lenders and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Provider, any Secured Related License Guaranties between any

Credit Party and any Additional Related License Corporation Lenders, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Grantor” shall mean any Additional Credit Party that enters into any Additional Collateral Documents.

“Additional Guaranties” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Provider” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as defined below) on Collateral by:

(a) prior to the Discharge of Original First Lien Obligations, Section 7.01 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect;

(b) prior to the Discharge of [            ]1 [First/Second]2 Lien Obligations, Section [            ]4 of the Initial [            ]1 [First/Second]2 Lien Credit Agreement (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other [            ]1 [First/Second]2 Lien Credit Agreement then in effect; and

(c) prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect; and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Original First Lien Obligations, in Section 1.01 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of [            ]1 [First/Second]2 Lien Obligations, in Section [            ]5 of the Initial [            ]1 [First/Second]2 Lien Credit Agreement (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is then in effect), or in any other [            ]1 [First/Second]2 Lien Credit Agreement then in effect (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Providers, Additional Hedging Providers or Additional Related License Corporation Lenders, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Related License Corporation Lender” shall mean any Person who (a) has entered into a Secured Related License Guarantee with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more

Additional Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Secured Related License Guarantee, be at any time a Related License Corporation Lender hereunder with respect to more than one Credit Facility).

“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a) prior to the Discharge of Original First Lien Obligations, Section 7.03 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect;

(b) prior to the Discharge of [            ]1 [First/Second]2 Lien Obligations, Section [            ]6 of the Initial [            ]1 [First/Second]2 Lien Credit Agreement (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other [            ]1 [First/Second]2 Lien Credit Agreement then in effect; and

(c) prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect.

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Original First Lien Obligations, in Section 1.01 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of [            ]1 [First/Second]2 Lien Obligations, in Section [            ]5 of the Initial [            ]1 [First/Second]2 Lien Credit Agreement (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is then in effect), or in any other [            ]1 [First/Second]2 Lien Credit Agreement then in effect (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlling” and “Controlled” have meanings correlative thereto.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Provider” shall mean any Original First Lien Bank Products Provider, any [            ]1 [First/Second]2 Lien Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall mean any of the Original First Lien Borrower, the [            ]1 [First/Second]2 Lien Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Capitalized Lease Obligations” shall have the meaning assigned thereto in the Original First Lien Credit Agreement, the [            ]1 [First/Second]2 Lien Credit Agreement or any Additional Credit Facility, respectively, as applicable.

“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.

“Cash Equivalents” shall mean:

(a) Dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary, in each case in the ordinary course of business;

(b) securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;

(c) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(d) [Reserved];

(e) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) time deposits with, or domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof issued by, any Original First Lien Lender or any other bank having combined capital and surplus of not less than $500,000,000;

(g) repurchase agreements with a term of not more than one year for underlying securities of the type described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;

(h) [securities of marketable short-term money market and similar highly liquid funds having assets in excess of $250,000,000]13;

(i) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (h) above; and

(j) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made.

[13]	NTD: Conform to Credit Agreement definition.

“Collateral” shall mean all Property, whether now owned or hereafter acquired by, any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Agent under any of the Original First Lien Collateral Documents, the [            ]1 [First/Second]2 Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof.

“Company” shall mean Tribune Company, and any successor in interest thereto.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Senior Priority Secured Parties” shall mean (i) at any time when the Original First Lien Agent is the Senior Priority Representative, the Original First Lien Secured Parties, and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.

“Credit Documents” shall mean the Original First Lien Facility Documentation, the [            ]1 [First/Second]2 Lien Facility Documentation and any Additional Documents.

“Credit Parties” shall mean the Original First Lien Credit Parties, the [            ]1 [First/Second]2 Lien Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” shall mean any Party that the Company designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party or the joinder of such Party to this Agreement), as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of [            ]1 [First/Second]2 Lien Obligations” shall mean (a) the payment in full in cash of the applicable [            ]1 [First/Second]2 Lien Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Indebtedness under the applicable [            ]1 [First/Second]2 Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such [            ]1 [First/Second]2 Lien Credit Agreement (which shall not exceed an amount equal to [100]% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the [            ]1 [First/Second]2 Lien Facility Documentation.

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to [        ]% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of [the Discharge of [            ]1 Second Lien Obligations and]7 the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Original First Lien Obligations” shall mean (a) the payment in full in cash of the applicable Original First Lien Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Indebtedness under the applicable Original First Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Original First Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Original First Lien Facility Documentation.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Original First Lien Obligations [, the Discharge of [            ]1 First Lien Obligations]910 and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Dollar” and “$” shall mean lawful money of the United States.

“Event of Default” shall mean an Event of Default under any Original First Lien Credit Agreement, any [            ]1 [First/Second]2 Lien Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a) the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b) the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e) subject to pre-existing rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g) the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h) the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, any Collateral.

For the avoidance of doubt, (i) filing a proof of claim or statement of interest in Insolvency Proceeding, (ii) the imposition of a default rate or late fee, (iii) the cessation of lending pursuant to the provisions of any applicable Senior Priority Documents or Junior Priority Documents, (iv) the consent by any Senior Priority Agent to the disposition by any Grantor of any Collateral under the Senior Priority Documents or (v) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Foreign Subsidiary” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether in effect or not.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantor” shall mean any Grantor as defined in the in Original First Lien Facility Documentation, the [            ]1 [First/Second]2 Lien Facility Documentation or any Additional Grantor.

“Guarantor” shall mean any of the Original First Lien Guarantors, the “[            ] 1 [First/Second] 2 Lien Guarantors or any Additional Guarantor.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Impairment” shall (a) with respect to the Senior Priority Obligations, have the meaning specified in Section 4.1(e), and (b) with respect to the Junior Priority Obligations, have the meaning specified in Section 4.1(g).

“Indebtedness” shall have the meaning assigned thereto in the Original First Lien Credit Agreement, the [            ]1 [First/Second]2 Lien Credit Agreement or any Additional Credit Facility, respectively, as applicable.

“Initial [            ]1 [First/Second]2 Lien Credit Agreement” shall have the meaning given such term in the definition of “[            ]1 [First/Second]2 Lien Credit Agreement”.

“Initial Original First Lien Credit Agreement” shall have the meaning given such term in the definition of “Original First Lien Credit Agreement”.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Intervening Creditor” shall (a) with respect to the Senior Priority Obligations, have the meaning specified in Section 4.1(f), and (b) with respect to the Junior Priority Obligations, have the meaning specified in Section 4.1(h).

“Inventory” shall have the meaning assigned in the Uniform Commercial Code as of the date of this Agreement.

“Investments” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether in effect or not.

“Junior Priority Agent” shall mean [any of the [            ]1 Second Lien Agent and]10 any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean [the [            ]1 Second Lien Collateral Documents and]10 any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Agreement” shall mean [the [            ]1 Second Lien Credit Agreement and]10 any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean [the Second Lien Creditors and]10 any Additional Creditor in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean [:

(1) all [            ]1 Second Lien Obligations; and

(2)]10 any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean [the [            ]1 Second Lien Facility Documentation and]10 any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted [(a) by a [            ]1 Second Lien Collateral Document to the [            ]1 Second Lien Agent or (b)]10 by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean [the [            ]1 Second Lien Obligations and]10 any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent (other than a Designated Agent) designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. [The Junior Priority Representative shall initially be the [            ]1 Second Lien Agent.]10

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Junior Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Lien” shall mean any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the Original First Lien Agent, the Original First Lien Creditors, the [            ]1 [First/Second]2 Lien Agent, the [            ]1 [First/Second]2 Lien Creditors, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.

“Original Bank Products Provider” means any Person that has entered into a Bank Products Agreement with an Original First Lien Credit Party with the obligations of such Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Original First Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under the Original First Lien Credit Agreement.

“Original First Lien Borrower” shall mean the Company.

“Original First Lien Collateral” shall mean all “Collateral” as defined in the Original First Lien Credit Agreement.

“Original First Lien Collateral Documents” shall mean all Collateral Documents as defined in the Original First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the Original First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original First Lien Credit Agreement” shall mean (a) that certain Credit Agreement, dated as of [—], 2013, among the Original First Lien Borrower, the Original First Lien Lenders and the Original First Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial Original First Lien Credit Agreement”), together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Original First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder (it being understood that in connection with the entry by the Company into any Original First Lien Credit Agreement pursuant to clause (b) it shall execute a joinder agreement substantially in the form of Exhibit C hereto and a reasonable time prior to delivery of such joinder, shall have delivered to the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any such Original First Lien Credit Agreement, Original First Lien Guarantees and Original First Lien Collateral Documents with respect to such Original First Lien Credit Agreement upon giving effect to such designation (which may be unexecuted copies of such documents to be executed and delivered concurrently with the effectiveness of such designation).

“Original First Lien Credit Parties” shall mean the Original First Lien Borrower, the Original First Lien Guarantors and each other Affiliate of the Company that is now or hereafter becomes a party to any Original First Lien Facility Documentation.

“Original First Lien Creditors” shall mean the Original First Lien Lenders together with all Original First Lien Bank Products Providers, Original First Lien Hedging Providers and Original First Lien Related License Corporation Lenders, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “First Lien Creditor” under any Original First Lien Credit Agreement.

“Original First Lien Facility Documentation” shall mean the Original First Lien Credit Agreement, the Original First Lien Guaranties, the Original First Lien Collateral Documents, any Bank Product Agreements between any Original First Lien Credit Party and any Original First Lien Bank Products Provider, any Hedging Agreements between any Original First Lien Credit Party, any Original First Lien Hedging Provider and any Secured Related License Guarantee in favor of any Original First Lien Related License Corporation Lender those other ancillary agreements as to which the Original First Lien Agent or any Original First Lien Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Original First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original First Lien Agent, in connection with any of the foregoing or any Original First Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original First Lien Guaranties” shall mean the Guaranty, as defined in the Original First Lien Credit Agreement, and all other guaranties executed under or in connection with any Original First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original First Lien Guarantors” shall mean each direct and indirect Subsidiary of the Original First Lien Borrower that at any time is a guarantor under any of the Original First Lien Guaranties.

“Original First Lien Hedging Provider” shall mean any Person that is a party to a Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more Original First Lien Collateral Documents.

“Original First Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the Original First Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“Original First Lien Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Original First Lien Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Original First Lien Credit Party from time to time owed to the Original First Lien Agent, the Original First Lien Lenders, any Original First Lien Bank

Products Providers, any Original First Lien Hedging Providers or any Original First Lien Related License Corporation Lenders or any of them, under any Original First Lien Facility Documentation, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Original First Lien Credit Party, would have accrued on any Original First Lien Obligation, whether or not a claim is allowed against such Original First Lien Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Original First Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Original First Lien Secured Parties” shall mean the Original First Lien Agent and the Original First Lien Creditors.

“Original First Lien Related License Corporation Lenders” shall have the meaning assigned to “Related License Corporation Lender” in the Original First Lien Credit Agreement, together with their successors assigns, transferees and replacements thereof.

“Party” shall mean any of the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent or any Additional Agent, and “Parties” shall mean all of the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any Additional Agent.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a wholly owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Secured Related License Guarantee” shall have the meaning assigned to such term in the Original First Lien Credit Agreement.

“Senior Priority Agent” shall mean any of the Original First Lien Agent[, the [            ] First Lien Agent] 11 or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral Documents” shall mean the Original First Lien Collateral Documents [, the [            ] First Lien Collateral Documents]11 and the Additional Collateral Documents relating to any Senior Priority Debt.

“Senior Priority Credit Agreement” shall mean any of the Original First Lien Credit Agreement, [, the [            ] First Lien Credit Agreement]11 and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the Original First Lien Creditors [, the [            ] First Lien Creditors]11 and any Additional Creditor in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1) all Original First Lien Obligations; and

[(2) all [            ] First Lien Obligations]11

[(2/3)] any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Original First Lien Facility Documentation [, the [            ] First Lien Facility Documentation] 11 and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Lien” shall mean a Lien granted (a) by an Original First Lien Collateral Document to the Original First Lien Agent, [, (b) a [            ]1 First Lien Collateral Document to the [            ]1 First Lien Agent ]11 or [(b/c)] by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Original First Lien Obligations [, the [            ] First Lien Obligations]11 and any Additional Obligations constituting Senior Priority Debt.

[“Senior Priority Representative” shall mean the Original First Lien Agent acting for the Senior Priority Secured Parties, until the Discharge of Original First Lien Obligations, and thereafter (unless otherwise agreed in writing between [the First Lien Agent and]12 any Additional Agents under any Senior Priority Documents), [the [            ]13 First Lien Agent]14 [any Additional Agent under any Senior Priority Documents (or, if there are then in effect Senior Priority Documents with respect to more than one Series of Senior Priority Debt, the Senior Priority Documents under which the greatest principal amount of Senior Priority Obligations is outstanding at the time) acting for the Senior Priority Secured Parties.]14

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

[14]	Subject to Tribune review.

“Series of Junior Priority Debt” shall mean, severally, [(a) the Indebtedness outstanding under the [            ]1 Second Lien Credit Agreement and (b)]10 the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Initial Original First Lien Credit Agreement, [[(b)] the Indebtedness outstanding under the [            ] First Lien Credit Agreement,]11 [(b/c)] the Indebtedness under each other Original First Lien Credit Agreement and [(c/d)] the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Original First Lien Borrower.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

“[            ]1 [First/Second]2 Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under any [            ]1 [First/Second]2 Lien Credit Agreement.

“[            ]1 [First/Second]2 Lien Bank Products Provider” shall mean any Person that (a) is a party to a Bank Products Agreement with a Credit Party with the obligations of such Credit Party being secured by one or more [            ]1 [First/Second]2 Lien Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, at any time be a Bank Products Provider hereunder with respect to more than one Credit Facility).

“[            ]1 [First/Second]2 Lien Borrower” shall mean [            ], together with its successors and assigns.

“[            ]1 [First/Second]2 Lien Collateral Documents” shall mean all “Collateral Documents” as defined in the [            ]1 [First/Second]2 Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any [            ]1 [First/Second]2 Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“[            ]1 [First/Second]2 Lien Credit Agreement” shall mean (a) the [            ], dated as of the date hereof, among the [            ]1 [First/Second]2 Lien Borrower, [            ], the [            ]1 [First/Second]2 Lien Lenders and the [            ]1 [First/Second]2 Lien Agent, as such agreement may be amended, supplemented, restated or otherwise modified from time to time (the “Initial [            ]1 [First/Second]2 Lien Credit Agreement”), together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the [            ]1 [First/Second]2 Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder (it being understood that in connection with the entry by the Company into any [            ]1 [First/Second]2 Lien Credit Agreement pursuant to clause (b) it shall execute a joinder agreement substantially in the form of Exhibit C hereto a reasonable period of time prior to delivery of such joinder, shall have delivered to the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any such [            ]1 [First/Second]2 Lien Credit Agreement, [            ]1 [First/Second]2 Lien Guaranties and [            ]1 [First/Second]2 Lien Collateral Documents with respect to such [            ]1 [First/Second]2 Lien Credit Agreement upon giving effect to such designation (which may be unexecuted copies of such documents to be executed and delivered concurrently with the effectiveness of such designation).

“[            ]1 [First/Second]2 Lien Credit Parties” shall mean the [            ]1 [First/Second]2 Lien Borrower, the [            ]1 [First/Second]2 Lien Guarantors and each other Affiliate of the Company that is now or hereafter becomes a party to any [            ]1 [First/Second]2 Lien Facility Document.

“[            ]1 [First/Second]2 Lien Creditors” shall mean the “[            ]1 [First/Second]2 Lien Lenders together with all [            ]1 [First/Second]2 Lien Bank Products Providers, [            ]1 [First/Second]2 Lien Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “[First/Second]2 Lien Creditor” under any [            ]1 [First/Second]2 Lien Credit Agreement. 12

“[            ]1 [First/Second]2 Lien Facility Documentation” shall mean the [            ]1 [First/Second]2 Lien Credit Agreement, the [            ]1 [First/Second]2 Lien Guaranties, the [            ]1 [First/Second]2 Lien Collateral Documents, any Bank Products Agreement between any [            ]1 [First/Second]2 Lien Credit Party and any [            ]1 [First/Second]2 Lien Bank Products Provider, any Hedging Agreement between any [            ]1 [First/Second]2 Lien Credit

Party and any [            ]1 [First/Second]2 Lien Hedging Providers, those other ancillary agreements as to which the [            ]1 [First/Second]2 Lien Agent or any [            ]1 [First/Second]2 Lien Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any [            ]1 [First/Second]2 Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the [            ]1 [First/Second]2 Lien Agent, in connection with any of the foregoing or any [            ]1 [First/Second]Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[            ]1 [First/Second]2 Lien Guaranties” shall mean the guarantee agreement dated as of the date hereof, and all other guaranties executed under or in connection with any [            ]1 [First/Second]2 Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[            ]1 [First/Second]2 Lien Guarantors” shall mean the collective reference to each direct and indirect Subsidiary of the [            ]1 [First/Second]2 Lien Borrower that at any time is a guarantor under any of the [            ]1 [First/Second]2 Lien Guaranties.

“[            ]1 [First/Second]2 Lien Hedging Provider” shall mean (a) any Person that is a party to a Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more [            ]1 [First/Second]2 Lien Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more [            ]1 [First/Second]2 Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, at any time be a Hedging Provider hereunder with respect to more than one Credit Facility).

“[            ]1 [First/Second]2 Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the [            ]1 [First/Second]2 Lien Credit Agreement, together with their successors, assigns, transferees and replacements thereof.

“[            ]1 [First/Second]2 Lien Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any [            ]1 [First/Second Lien]2 Lien Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each [            ]1 [First/Second]2 Lien Credit Party from time to time owed to the [            ]1 [First/Second]2 Lien Agent, [            ]1 [First/Second]2 Lien Lenders, any [            ]1 [First/Second] Lien Bank Products Providers, any [            ]1 [First/Second] Lien Hedging Providers or any of them, under any [            ]1 [First/Second]2 Lien Facility Documentation, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such [            ]1 [First/Second]2 Lien Credit Party, would have accrued on any [            ]1 [First/Second]2 Lien Obligation, whether or not a claim is allowed against such [            ]1 [First/Second]2 Lien Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the [            ]1 [First/Second]2 Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“[            ]1 [First/Second]2 Lien Secured Parties” shall mean the [            ]1 [First/Second]2 Lien Agent and the [            ]1 [First/Second]2 Lien Creditors.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1 Agreement to Subordinate.

(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in such Collateral to secure all or any portion of the Senior Priority Obligations;

(ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in such Collateral to secure all or any portion of the Junior Priority Obligations;

(iii) except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv) except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, and subject to Section 4.1(g) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, subject to Section 4.1(e) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c) Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties (subject, however, to Section 4.1(e) hereof), and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties (subject, however, to Section 4.1(g) hereof) with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

(d) The Original First Lien Agent, for and on behalf of itself and the Original First Lien Creditors, acknowledges and agrees that (x) concurrently herewith, the [            ]1 [First/Second]2 Lien Agent, for the benefit of itself and the [            ]1 [First/Second]2 Lien Lenders, has been granted [Senior/Junior]14 Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto.

(e) The [            ]1 [First/Second]2 Lien Agent, for and on behalf of itself and the [            ]1 [First/Second]2 Lien Lenders, acknowledges and agrees that (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the [            ]1 [First/Second]2 Lien Agent has been granted [Senior/Junior]15 Priority Liens, and the [            ]1 [First/Second]2 Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the [            ]1 [First/Second]2 Lien Agent has been granted [Senior/Junior]14 Priority Liens, and the [            ]1 [First/Second]2 Lien Agent hereby consents thereto.

(f) Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the [            ]1 [First/Second]2 Lien Agent, for the benefit of itself and the [            ]1 [First/Second]2 Lien Lenders, has been granted [Senior/Junior]14 Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(g) The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

Section 2.2 Waiver of Right to Contest Liens.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b) Except as may separately otherwise be agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding

(including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Creditors represented by such other Senior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that none of such Senior Priority Agent and Senior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent under any applicable Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, hereby waives any and all rights it or such Senior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Creditor is not prohibited from taking such action under this Agreement.

(c) Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, parity, enforceability, or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Creditors represented by such other Junior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent under any applicable Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(d) The assertion of priority rights established under the terms of this Agreement or in any separate written agreement contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3 Remedies Standstill.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i) will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of each Senior Priority Agent; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that (x) an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder, (y) the Junior Priority Obligations are currently due and payable in full (whether as a result of the acceleration thereof or otherwise) in accordance with the terms of the Junior Priority Documents and (z) stating its intention to Exercise Any Secured Creditor Remedies (the “Junior Standstill Period”), and then only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and, in each case, such Junior Priority Agent has notice thereof; and

(ii) will not take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(b) Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority

Creditors will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding the equal priority of the Liens securing each Series of Senior Priority Debt, the Senior Priority Representative may deal with the Collateral as if the Senior Priority Representative had a senior and exclusive Lien on such Collateral to the extent not in contravention of this Agreement. The Senior Priority Representative or any other Senior Priority Secured Party shall not be liable for any action taken or omitted to be taken by the Senior Priority Representative in accordance with the provisions of this Agreement.16

(c) Nothing in this Agreement shall prohibit the receipt by any Junior Priority Secured Party of the required payments of interest, principal and other amounts owed in respect of the Junior Priority Obligations, so long as such receipt is not the direct or indirect result of the exercise by any Junior Priority Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it.

Section 2.4 Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with and not in contravention of the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority

Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b) Release of Liens by Junior Secured Parties. In the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, which release under this clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clause (B) and clause (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1, such sale or release will be free and clear of the Liens on such

Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 No New Liens.

(a) Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, hereby agrees that:

(i) no Junior Priority Secured Party shall acquire or hold (x) any guaranty of Junior Priority Obligations by any Person unless such Person also provides a guaranty of the Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii) if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any guaranty of Junior Priority Obligations by any Person who does not also provide a guaranty of Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guaranty or Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(b) Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, on behalf of itself and any Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that:

(i) no such Senior Priority Secured Party shall knowingly acquire or hold (x) any guaranty of any Senior Priority Obligations by any Person unless such Person also provides a guaranty of all the other Senior Secured Obligations, or (y) any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii) if any such Senior Priority Secured Party shall nonetheless acquire or hold any guaranty of any Senior Priority Obligations by any Person who does not also provide a guaranty of all other Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Senior Priority Agent (or the relevant First Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such guaranty or Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(c) Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i) no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guaranty of any Junior Priority Obligations by any Person unless such Person also provides a guaranty of all the other Junior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(ii) if any such Junior Priority Secured Party shall nonetheless acquire or hold any guaranty of any Junior Priority Obligations by any Person who does not also provide a guaranty of all other Junior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held guaranty or such Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such Lien.

(d) No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party.

Section 2.6 Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1 Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against the Company or any other Credit Party, the Junior Priority Agent or the Junior Priority Creditors may file a proof of claim or statement of interest with respect to the Junior Priority Obligations, (c) the Junior Priority Creditors shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Creditors, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) the Junior Priority Creditors shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) the Junior Priority Creditors shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral and (f) the Junior Priority Agent or any Junior Priority Creditor may exercise any of its rights or remedies with respect to the Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 2.3 above.

Section 3.2 Delivery of Control Collateral.

(a) Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b) In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1. The Senior Priority Representative shall not have any obligation whatsoever to the other Secured Parties to assure that such Control Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person therein. The duties or responsibilities of the Senior Priority Representative under this Section 3.2 are and shall be limited solely to holding or maintaining control of such Control Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Secured Parties. The Senior Priority Representative is not and shall not be deemed to be a fiduciary of any kind for any Secured Party or any other Person.

Section 3.3 Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. The Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. All proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5 No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6 Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Parties represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Revolving Nature of Certain First Lien Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) the Original First Lien Credit Agreement [and the [            ] [First/Second] Lien Credit Agreement]17 includes (and future Additional Credit Facilities may include) a revolving commitment, that in the ordinary course of business the Original First Lien Agent [and] certain Original First Lien Lenders [, the [            ] Agent and certain [            ] Lenders]18 will (and any Additional Agent and Additional Creditors may) apply payments and make advances thereunder; (ii) the amount of the Original First Lien Obligations [, [            ] Obligations]19 or Additional Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Original First Lien Obligations [, [            ] [First][Second] Lien Obligations]19 or Additional Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Original First Lien Obligations [, [            ] Obligations]19 or Additional Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which the Original First Lien Agent [or] any Original First Lien Creditor [, the [            ] Agent or any [            ] Lenders]18 (or any Additional Agent or Additional Creditor) commences the Exercise of Secured Creditor Remedies, all amounts received by the Original First Lien Agent [or] any such Original First Lien Creditor [, the [            ] Agent or any [            ] Lenders]18 (or any such Additional Agent or

Additional Creditor) shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Original First Lien Obligations, the [            ]1 [First/Second]2 Lien Obligations, or any Additional Obligations, or any portion thereof.

(b) Application of Proceeds of Collateral. Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by any Agent in connection with any Exercise of Secured Creditor Remedies shall be applied subject to clause (e) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement (as determined in good faith by the Senior Priority Representative), which costs and expenses shall be payable in accordance with paragraph third of this clause (b) to the extent that such costs and expenses constitute Junior Priority Obligations), second, to the payment, on a pro rata basis, of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred,

third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(d) Turnover of Cash Collateral After Discharge. Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Original First Lien Borrower [, the [        ] First Lien Borrower]10 or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(e) Impairment of Senior Priority Debt. Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the Senior Priority Creditors of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for such Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”). In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior Priority Debt are borne solely by the holders of the Series of such Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.

(f) Senior Intervening Creditor. Notwithstanding anything in Sections 4.1(b) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party, a “Senior Intervening Creditor”), the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment of Series of Senior Priority Debt exists.

(g) Impairment of Junior Priority Debt. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for such Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”). In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of such Junior Priority Debt subject to such Impairment.

(h) Junior Intervening Creditor. Notwithstanding anything in Sections 4.1(b) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party, a “Junior Intervening Creditor”), the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment of Series of Junior Priority Debt exists.

Section 4.2 Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a) All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.

(b) None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2 Modifications to Senior Priority Documents and Junior Priority Documents.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii) otherwise manage and supervise the Senior Priority Obligations, as the applicable Senior Priority Agent shall deem appropriate.

(b) Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, but in each case, to the extent not prohibited under any Senior Priority Document, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii) subject to Section 2.5(a) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) subject to Section 2.5(a) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii) otherwise manage and supervise the Junior Priority Obligations, as the Junior Priority Agent shall deem appropriate.

(c) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among [            ], in its capacities as administrative agent and collateral agent for the Original First Lien Lenders to the Original First Lien Credit Agreement, [            ], in its capacities as [administrative agent and collateral agent] for the [            ]1 [First/Second]2 Lien Lenders to the Second Lien Credit Agreement, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d) Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, but in each case, to the extent not prohibited under any Senior Priority Document, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii) subject to Section 2.5(b) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) subject to Section 2.5(b) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii) otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e) Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii) subject to Section 2.5(c) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) subject to Section 2.5(c) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii) otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f) The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company), the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, to the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3 Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1 DIP Financing.

(a) If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent or Senior Priority Creditors shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and, to the extent the Liens securing the Senior Priority Obligations are subordinated to or pari passu with the Liens securing such DIP Financing, will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Agents and the Senior Priority Creditors on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) such Liens in favor of such Senior Priority Agent and such Junior Priority Agent shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent or Junior Priority Creditor from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b) All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing.

Section 6.2 Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3 No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4 Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5 Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and any other Agent, on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.

Section 6.6 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7 Senior Priority Obligations Unconditional. All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;

(d) the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Junior Priority Obligations Unconditional. All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Junior Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(d) the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9 Adequate Protection. Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations; (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby).

Section 6.10 Reorganization Securities and Other Plan-Related Issues.

(a) If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) Each Junior Priority Agent and the other Junior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126(d) of the Bankruptcy Code.

(c) Each Senior Priority Agent and the other Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

Section 6.11 Certain Waivers.

(a) Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

(b) Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(c) So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition Interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, default interest, premiums, fees, or expenses.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at the expense of the Company and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3 Representations. The Original First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original First Lien Facility Documentation to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original First Lien Creditors. The [            ]1 [First/Second]2 Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the [            ]1 [First/Second]2 Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the [            ]1 [First/Second]2 Lien Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

Section 7.4 Amendments.

(a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent.

Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “Original First Lien Credit Agreement” or “[            ]1 [First/Second]2 Lien Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party. Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “Original First Lien Credit Agreement” and “[            ]1 [First/Second]2 Lien Credit Agreement” shall not be given effect except pursuant to a written instrument executed by the Company.

(b) In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, the Senior Priority Creditors represented thereby, or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors represented thereby; provided, that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Junior Priority Collateral Document, except to the extent that a release of such Lien is permitted by the terms hereof, or (ii) such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral. The applicable Senior Priority Agent shall, at the Company’s request and expense, give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5 Addresses for Notices Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile, upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Original First Lien Agent:

[ ] [ ] Attention: [ ] Facsimile: [ ] Telephone: [ ] Email: [ ]

with a copy (which copy shall not constitute notice) to:
[ ] [ ] Attention: [ ] Facsimile: [ ] Telephone: [ ] Email: [ ]

[ ][1] [First/Second][2] Lien Agent:

[ ] [ ] Attention: [ ] Facsimile: [ ] Telephone: [ ] Email: [ ]

with a copy (which copy shall not constitute notice) to:
[ ] [ ] Attention: [ ] Facsimile: [ ] Telephone: [ ] Email: [ ]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.11. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and, except for purposes of Section 3.6, 7.4(b), and 7.11, the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Agents.

(a) The Company may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i) one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement;

(ii) a reasonable period of time prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii) the Company shall have executed and delivered to the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and

(iv) all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b) Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c) In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Original First Lien Collateral Documents, [            ]1 [First/Second]2 Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12 Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees at the Company’s request and expense to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay any Original First Lien Obligations, any [            ]1 [First/Second]2 Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16 Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17 VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE BROUGHT SOLELY IN SUCH NEW YORK COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A

CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING

(b) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.17(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

Section 7.18 Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the Original First Lien Credit Agreement, the [            ]1 [First/Second]2 Lien Credit Agreement and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19 No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Original First Lien Facility Document, any other [            ]1 [First/Second]2 Lien Facility Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Original First Lien Facility Document, any [            ]1 [First/Second]2 Lien Facility Document or any Additional Document, the provisions of this Agreement shall govern.

Section 7.21 Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the Original First Lien Obligations, the [            ]1 [First/Second]2 Lien Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.22 Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Property” (other than set forth in clause (a) of definition thereof) or “Excluded Equity Interests” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the Original First Lien Agent, for and on behalf of itself and the Original First Lien Creditors, and the [            ]1 [First/Second]2 Lien Agent, for and on behalf of itself and the [            ]1 [First/Second]2 Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ], in its capacity as Original First Lien Agent

By:
Name:
Title:

[ ], in its capacity as [ ][1] [First/Second][2] Lien Agent

By:
Name:
Title:

S-1

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Original First Lien Agent, the Original First Lien Creditors, the [            ]1 [First/Second]2 Lien Agent, the [            ]1 [First/Second]2 Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

TRIBUNE COMPANY

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

S-2

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of              , 20    , by Tribune Company, a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [            ], 20[    ], between [            ], in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “Original First Lien Agent”) for the Original First Lien Creditors, and [            ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacity, the “[            ]1 [First/Second]2 Lien Agent”) for the [            ]1 [First/Second]2 Lien Lenders.20 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of             , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].21

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent, and any Additional Agent that:

(1) The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2) all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

TRIBUNE COMPANY

By:
Name:
Title:

Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of             , 20    , among Tribune Company, a Delaware corporation, [                    ], in its capacities as administrative agent (together with its successors and assigns in such capacities, the “Original First Lien Agent”)22 for the Original First Lien Creditors, [                    ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacities, the “[            ]1 [First/Second]2 Lien Agent”)23 for the [            ]1 [First/Second]2 Lien Lenders, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agent, [and] the [            ]1 [First/Second]2 Lien Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of              , 20     (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].24

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]25 hereby agrees with the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]26 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2. Recognition of Claims. The Original First Lien Agent (for itself and on behalf of the Original First Lien Lenders), the [            ]1 [First/Second]2 Lien Agent (for itself and on behalf of the [            ]1 [First/Second]2 Lien Lenders) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including without limitation

Ex. B-1

any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Original First Lien Agent, the [            ]1 [First/Second]2 Lien Agent, any Additional Agent or any Creditor may be entitled or subject. The Original First Lien Agent (for itself and on behalf of the Original First Lien Creditors), the [            ]1 [First/Second]2 Lien Agent (for itself and on behalf of the [            ]1 [First/Second]2 Lien Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the Original First Lien Obligations represented by the Original First Lien Credit Agreement and the existence and validity of the [            ]1 [First/Second]2 Lien Obligations represented by the [            ]1 [First/Second]2 Lien Credit Agreement27 and (b) agree[s] to refrain from making or asserting any claim that the Original First Lien Credit Agreement, the [            ]1 [First/Second]2 Lien Credit Agreement or other Original First Lien Facility Documentation or [            ]1 [First/Second]2 Lien Facility Documentation,27 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

Ex. B-2

EXHIBIT L

EXHIBIT C

[ORIGINAL FIRST LIEN CREDIT AGREEMENT][[     ]1 [FIRST/SECOND LIEN]2 CREDIT AGREEMENT] JOINDER

JOINDER, dated as of             , 20    , among [    ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original First Lien Agent”)xxviii for the Original First Lien Secured Parties, [            ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[    ]1 [First/Second]2 Lien Agent”)xxix for the [    ]1 [First/Second]2 Lien Secured Parties, [list any previously added Additional Agent] [and insert name of additional Original First Lien Secured Parties, Original First Lien Agent, [    ]1 [First/Second]2 Lien Secured Parties or [    ]1 [First/Second]2 Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [    ], 20[    ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agentxxx, [and] the [    ]1 [First/Second]2 Lien Agentxxxi [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of              , 20     (the “Joining [Original First Lien Credit Agreement][ [    ]1 [First/Second]2 Lien Credit Agreement]”), among [list any applicable Credit Party], [list any applicable new Original First Lien Secured Parties or new [    ]1 [First/Second]2 Lien Secured Parties, as applicable (the “Joining [Original First][ [    ]1 [First/Second]2] Lien Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Original First][ [            ]1 [First/Second]2] Lien Agent”)].xxxii

The Joining [Original First][ [    ]1 [First/Second]2] Lien Agent, for itself and on behalf of the Joining [Original First][ [            ]1 [First/Second]2]xxxiii Lien Secured Parties, hereby agrees with the Company and the other Grantors, the [Original First][ [    ]1 [First/Second]2] Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [Original First][ [            ]1 [First/Second]2] Lien Agent, for itself and on behalf of the Joining [Original First][ [            ]1 [First/Second]2] Lien Secured Parties,]xxxiv hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Original First][ [    ]1 [First/Second]2] Lien Agent. As of the date hereof, the Joining [Original First Lien Credit Agreement][ [    ]1 [First/Second]2] Lien Credit Agreement] shall be deemed [the][a] [Original First Lien Credit Agreement][ [    ]1 [First/Second]2] Lien Credit Agreement] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

L-1

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Original First][ [    ]1 [First/Second]2] Lien Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

Ex. B-2

EXHIBIT M-1

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [                    ], to the Credit Agreement, dated as of December [    ], 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto.

1. Pursuant to Section 2.14 of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate [Term Commitment] [Revolving Credit Commitment]15 from [$        ] to [$        ].

2. Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its [Term Commitment] [Revolving Credit Commitment]16 as follows:

Name of Lender	[Term] [Revolving Credit][17] Commitment	Supplemental [Term Loan] [Revolving] Commitment (after giving effect hereto)

	$	$

	$	$

	$	$

3. Pursuant to Section 2.14 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate [Term] [Revolving Credit]18 Commitment and Supplemental [Term Loan] [Revolving] Commitment in the amount equal to the amount set forth above next to its name.

[Remainder of Page Intentionally Left Blank]

[15]	Specify relevant Facility or Tranche of Loans.
[16]	Specify relevant Facility or Tranche of Loans.
[17]	Specify relevant Facility or Tranche of Loans.
[18]	Specify relevant Facility or Tranche of Loans.

M-1-1

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:
[INCREASING LENDER]

By:
Name:
Title:

TRIBUNE COMPANY, as Borrower

By:
Name:
Title:

M-1-2

EXHIBIT M-2

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [                    ] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Lender”), TRIBUNE COMPANY, a Delaware corporation (together with its successors and assigns, the “Borrower”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

RECITALS:

WHEREAS, reference is made to that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer and the Lenders from time to time party thereto and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add Supplemental [Term Loan] [Revolving] Commitments of one or more Additional Lenders by entering into one or more Lender Joinder Agreements provided that after giving effect thereto the aggregate amount of all Supplemental [Term Loan] [Revolving]19 Commitments shall not exceed the Incremental Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	The Additional Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other

[19]	Specify relevant Facility or Tranche of Loans.

M-2-2

Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Lender as a Lender contained in Section 9.06 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 9.07 of the Credit Agreement.

2.	The Additional Lender hereby agrees to make its Supplemental [Term Loan] [Revolving] Commitment on the following terms and conditions on the Effective Date set forth on Schedule A (the “Effective Date”) pertaining to such Additional Lender attached hereto:

1.	Additional Lender to Be a Lender. Such Additional Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the Tranche of Term Loans or Tranche of Revolving Credit Loans indicated on Schedule A, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Loans on the Effective Date as the Administrative Agent may instruct.

2.	Certain Delivery Requirements. Such Additional Lender has delivered or shall deliver herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Section 3.01(f) of the Credit Agreement.

3.	Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Supplemental [Term Loan] [Revolving] Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.	Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Lender shall be as set forth below its signature below.

5.	Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Supplemental [Term Loan] [Revolving] Commitments made by such Additional Lender in the Register.

M-2-3

6.	Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

7.	Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

8.	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.	Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Counterparts. This Lender Joinder Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Lender Joinder Agreement shall be effective as delivery of an original executed counterpart of this Lender Joinder Agreement. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

[Remainder of Page Intentionally Left Blank]

M-2-4

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

TRIBUNE COMPANY,
as Borrower

By:
Name:
Title:

M-2-5

SCHEDULE A

to

EXHIBIT M-2

SUPPLEMENTAL [TERM LOAN] [REVOLVING] COMMITMENTS

Additional Lender	Supplemental [Term Loan] [Revolving][20] Commitment	Principal Amount Committed	Aggregate Amount of All Supplemental [Term Loan] [Revolving] Commitments	Maturity Date
		$	$

Effective Date of Lender Joinder Agreement:

[20]	Indicate relevant Facility or Tranche of Loans.

M-2-6

EXHIBIT N

RESERVED.

N-1

EXHIBIT O

EXHIBIT O-1

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loans(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in the calendar year in which each payment is to be made to the undersigned, in either of the two calendar years preceding such payments or at such times are as reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT O

EXHIBIT O-2

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in the calendar year in which each payment is to be made to the undersigned, in either of the two calendar years preceding such payments or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT O

EXHIBIT O-3

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in the calendar year in which each payment is to be made to the undersigned, in either of the two calendar years preceding such payments or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT O

EXHIBIT O-4

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Term Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned or its partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in the calendar year in which each payment is to be made to the undersigned, in either of the two calendar years preceding such payments or at such times are as reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT P

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to Section 2.05(a)(vi)(D)(b) of that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to Section 2.05(a)(vi)(D)(b) of the Credit Agreement, the Borrower hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [—]% (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees with this Acceptance and Prepayment Notice and is subject to the provisions of Section 2.05(a)(vi) of the Credit Agreement.

EXHIBIT P

The Borrower hereby represents and warrants to the Administrative Agent [,][and] [the Lenders of the Initial Term Loans] [[and]] the Lenders of the [—, 20—]21 Tranche[s]] as follows:

1. [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]22[No other Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offer are outstanding.]

2. No Default known to the Borrower or Event of Default has occurred and is continuing.

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[21]	List multiple Tranches if applicable.
[22]	Insert applicable representation.

EXHIBIT P

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

TRIBUNE COMPANY

By:
Name:
Title:

EXHIBIT Q

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(vi) of that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to Section 2.05(a)(vi) of the Credit Agreement, the Borrower hereby requests that each [Lender of the Initial Term Loans] [[and] each Lender of the [—, 20—]23 Tranche[s]] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [—, 20—]24 Tranche[(s)]].

[23]	List multiple Tranches if applicable.
[24]	List multiple Tranches if applicable.

EXHIBIT Q

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[—] of Initial Term Loans] [[and] $[—] of the [—, 20—]25 Tranche[(s)] of Incremental Term Loans] (the “Discount Range Prepayment Amount”)26

3. The Borrower is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [—]% but less than or equal to [—]% (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York time on the date that is three Business Days following the date of delivery of this notice pursuant to Section 2.05(a)(vi)(B)(a) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent and the [Lenders] [[and the] Lenders of the [—, 20—]27 Tranche[s]] as follows:

1. [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]28 [No other Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offer are outstanding.]

2. No Default known to the Borrower or Event of Default has occurred and is continuing.

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

[25]	List multiple Tranches if applicable.
[26]	Minimum of $5.0 million and whole increments of $1.0 million.
[27]	List multiple Tranches if applicable.
[28]	Insert applicable representation.

EXHIBIT Q

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT Q

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

TRIBUNE COMPANY

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT R

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto and (b) that certain Discount Range Prepayment Notice, dated             , 20    , from the Borrower (the “Discount Range Prepayment Notice”). Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(vi) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on the [Initial Term Loans] [[and the] [—, 20—]29 Tranche[s]] held by the undersigned.

[29]	List multiple Tranches if applicable.

EXHIBIT R

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Initial Term Loans - $[—]]

[[—, 20—]30 Tranche[s] - $[—]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [—]% (the “Submitted Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [—, 20—]31 Tranche[s]] indicated above pursuant to Section 2.05(a)(vi) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate Outstanding Amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Borrower may have, and may come into possession of information regarding the Initial Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (the “Excluded Information”), (2) such Lender independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[30]	List multiple Tranches if applicable.
[31]	List multiple Tranches if applicable.

EXHIBIT R

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT S

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(vi)(D) of that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to Section 2.05(a)(vi)(D) of the Credit Agreement, the Borrower hereby requests that [each Lender of the Initial Term Loans] [[and] each Lender of the [—, 20—]32 Tranche[s]] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [—, 20—]33 Tranche[s]].

[32]	List multiple Tranches if applicable.
[33]	List multiple Tranches if applicable

EXHIBIT S

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):34

[Initial Term Loans - $[—]]

[[—, 20—]35 Tranche[s] - $[—]]

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three Business Days following delivery of this notice pursuant to Section 2.05(a)(vi)(D)(a) of the Credit Agreement.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[34]	Minimum of $5.0 million and whole increments of $1.0 million.
[35]	List multiple Tranches if applicable.

EXHIBIT S

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

TRIBUNE COMPANY

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT T

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the Borrower (the “Solicited Discounted Prepayment Notice”). Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York City time on the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(vi)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Initial Term Loans][[and the] [—, 20—]36 Tranche[s]] held by the undersigned.

[36]	List multiple Tranches if applicable.

EXHIBIT T

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Initial Term Loans - $[—]]

[[—, 20—]37 Tranche[s] - $[—]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [—]% (the “Offered Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [—, 20—]38 Tranche[s]] pursuant to Section 2.05(a)(vi) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate Outstanding Amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Representative may have, and may come into possession of information regarding the Initial Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (the “Excluded Information”), (2) such Lender independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[37]	List multiple Tranches if applicable.
[38]	List multiple Tranches if applicable.

EXHIBIT T

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT U

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(vi)(B) of that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to Section 2.05(a)(vi)(B) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to each [Lender of the Initial Term Loans] [[and to each] Lender of the [—, 20—]39 Tranche[s]] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only to each [Lender of the Initial Term Loans] [[and to each] Lender of the [—, 20—]40 Tranche[s]].

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[—] of the [Initial Term Loans] [[and $[—] of the] [—, 20—]41 Tranche[(s)] of Incremental Term Loans] (the “Specified Discount Prepayment Amount”).42

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [—]% (the “Specified Discount”).

[39]	List multiple Tranches if applicable.
[40]	List multiple Tranches if applicable.
[41]	List multiple Tranches if applicable.
[42]	Minimum of $5.0 million and whole increments of $1.0 million.

EXHIBIT U

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 2.05(a)(vi)(B)(a) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [and the Lenders] [[and] each Lender of the [—, 20—]43 Tranche[s]] as follows:

1. [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]44 [No other Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offer are outstanding.]

2. No Default known to the Borrower or Event of Default has occurred and is continuing.

The Borrower acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[43]	List multiple Tranches if applicable.
[44]	Insert applicable representation.

EXHIBIT U

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

TRIBUNE COMPANY

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT U

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: George Ionas

(T) 302-634-1651

(F) 302-634-3301

(E) george.d.ionas@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

(T) (212) 270-6782

(F) (212) 270-5127

(E) john.kowalczuk@jpmorgan.com

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement dated as of December [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Company, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto and (b) that certain Specified Discount Prepayment Notice, dated             , 20    , from the Borrower (the “Specified Discount Prepayment Notice”). Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(vi)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Tranches of] Term Loans held by such Lender at the Specified Discount in an aggregate Outstanding Amount as follows:

[Initial Term Loans - $[—]]

[[—, 20—]45 Tranche[s] - $[—]]

[45]	List multiple Tranches if applicable.

EXHIBIT U

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans][[and its] [—, 20—]46 Tranche[s]] pursuant to Section 2.05(a)(vi)(B) of the Credit Agreement at a price equal to the Specified Discount in the aggregate Outstanding Amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Representative may have, and may come into possession of information regarding the Initial Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (the “Excluded Information”), (2) such Lender independently and, without reliance on the Borrower, and any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[46]	List multiple Tranches if applicable.

EXHIBIT U

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

[1]	Insert month and year when this agreement is initially entered into (i.e., December 2013).

EXHIBIT U

[2]	Insert (i) “First,” if this Agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the Original First Lien Credit Agreement or (ii) “Second,” if this agreement is initially entered into in connection with the incurrence of debt with Junior Lien Priority to the Original First Lien Credit Agreement.
[3]	Describe the applicable Borrower.
[4]	Insert the section number of the negative covenant restricting Liens in the Initial [ ][1] [First/Second][2] Lien Credit Agreement.
[5]	Insert the section number of the definitions section in the Initial [ ][1] [First/Second][2] Lien Credit Agreement.
[6]	Insert the section number of the negative covenant restricting Indebtedness in the Initial [ ][1] [First/Second][2] Lien Credit Agreement
[7]	[Reserved].
[8]	[Reserved].
[9]	Include if this agreement is initially entered into in connection with the incurrence of Junior Priority Debt.
[10]	[Reserved].
[11]	Include if this agreement is initially entered into in connection with the incurrence of Senior Priority Debt.
[12]	Discuss designation mechanic.
[13]	Insert month and year when this agreement is initially entered into (i.e., December 2013).
[14]	Discuss designation mechanic.
[15]	Insert (i) “Senior,” if this agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the Original First Lien Credit Agreement or (ii) “Junior,” if this agreement is initially entered into in connection with the Junior Lien Priority to the Original First Lien Credit Agreement.
[16]	Discuss senior standstill.
[17]	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined term for such facility here.
[18]	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined terms for the parties to such agreement.
[19]	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined term for the Obligations with respect to such facility.
[20]	Revise as appropriate to refer to any successor Original First Lien Agent or [ ]1 [First/Second]2 Lien Agent and to add reference to any previously added Additional Agent.
[21]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.
[22]	Revise as appropriate to refer to any successor Original First Lien Agent.
[23]	Revise as appropriate to refer to any successor [ ]1 [First/Second]2 Lien Agent.

EXHIBIT U

[24]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.
[25]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.
[26]	Revise references throughout as appropriate to refer to the party or parties being added.
[27]	Add references to any previously added Additional Credit Facility and related Additional Obligations as appropriate.
xxviii	Revise as appropriate to refer to any successor Original First Lien Agent.
xxix	Revise as appropriate to refer to any successor [ ][1] [First/Second]2] Lien Agent.
xxx	Revise as appropriate to describe predecessor Original First Lien Agent or Original First Lien Secured Parties, if joinder is for a new Original First Lien Credit Agreement.
xxxi	Revise as appropriate to describe predecessor [ ][1] [First/Second]2] Lien Agent or [ ] [First/Second]] Lien Secured Parties, if joinder is for a new [ ][1] [First/Second]2] Lien Credit Agreement.
xxxii	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
xxxiii	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
xxiv	Revise references throughout as appropriate to refer to the party or parties being added.